Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-170977

PROSPECTUS

$500,000,000

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Offer to Exchange Our 7¾% Senior Notes Due 2016, Which Have Been
Registered Under the Securities Act of 1933, as Amended, for Any
and All of Our Outstanding 7¾% Senior Notes Due 2016

Offer to Exchange Our 8% Senior Notes Due 2018, Which Have Been
Registered Under the Securities Act of 1933, as Amended, for Any
and All of Our Outstanding 8% Senior Notes Due 2018

MATERIAL TERMS OF THE EXCHANGE OFFER

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, (i) $200,000,000 in aggregate principal amount of our 7¾% senior exchange notes due 2016 for $200,000,000 in aggregate principal amount of our issued and outstanding 7¾% senior notes due 2016 and (ii) $300,000,000 in aggregate principal amount of our 8% senior exchange notes due 2018 for $300,000,000 in aggregate principal amount of our issued and outstanding 8% senior notes due 2018. In this prospectus, the term “exchange notes” refers collectively to our 7¾% senior exchange notes due 2016 and our 8% senior exchange notes due 2018 and the term “existing notes” refers collectively to our existing issued and outstanding 7¾% senior notes due 2016 (CUSIP Nos. 451102 AJ6 and U44927 AC2) and 8% senior notes due 2018 (CUSIP Nos. 451102 AM9 and U44927 AD0) that were issued on November 12, 2010. The existing notes do, and the exchange notes will, constitute the same series of securities as our outstanding aggregate principal amount of $850,000,000 7¾% Senior Notes due 2016 and $1,150,000,000 8% Senior Notes due 2018 issued on January 15, 2010 for purposes of the indenture governing the notes, and will vote together on all matters with such series.

•	The terms of the exchange notes are substantially identical to the existing notes, except that the transfer restrictions and registration rights relating to the existing notes will not apply to the exchange notes and the exchange notes will not provide for the payment of special interest under circumstances related to the timing and completion of the exchange offer.
•	The exchange offer expires at 5:00 p.m., New York City time, on February 2, 2011, unless extended.
•	Subject to the satisfaction or waiver of specified conditions, we will exchange your validly tendered unregistered existing notes that have not been withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that have been registered under the Securities Act of 1933, as amended, or the Securities Act.
•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC, and other customary conditions.
•	You may withdraw your tender of notes at any time before the exchange offer expires.
•	The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•	Any outstanding existing notes not validly tendered will remain subject to existing transfer restrictions.
•	The exchange notes will not be traded on any national securities exchange and, therefore, we do not anticipate that an active public market in the exchange notes will develop.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker-dealer that is issued exchange notes for its own account in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities may use this prospectus, as supplemented or amended, for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Please refer to “Risk Factors” beginning on page 11 of this prospectus for certain important information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus December 29, 2010

ICAHN ENTERPRISES L.P.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Investor Relations Department, Icahn Enterprises L.P., 767 Fifth Avenue, Suite 4700, New York, New York 10153; (212) 702-4300. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, in order to obtain timely delivery, you must request this information prior to January 26, 2011, which is five business days before the expiration date of the exchange offer. Our website address is http://www.ielp.com. Our website is not a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 270 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer, at such broker-dealer’s request, for use in connection with any such resale. See “Plan of Distribution.”

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data, if any, included or incorporated by reference herein, from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and neither we nor the initial purchaser make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include these factors and the risks and uncertainties described in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Part II, Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, as well as those risk factors included under “Risk Factors” in this prospectus. Among these risks are:

•	risks related to economic downturns (including the global recession and volatility and disruption in the global financial markets), substantial competition and rising operating costs;
•	risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees;
•	risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries;
•	risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation and substantial competition;
•	risks related to our railcar operations, including the highly cyclical nature of the railcar industry;
•	risks related to our food packaging operations, including the cost of raw materials and fluctuations in selling prices;
•	risks related to our scrap metals activities, including potential environmental exposure and volume fluctuations;
•	risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies;
•	risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times;
•	our ability to service our indebtedness and pay distributions on our depositary units, which in turn depends on our ability to generate cash which may be subject to factors beyond our control;
•	our status as a holding company and our dependence on the business of our subsidiaries to satisfy our obligations;

•	the outcome of litigation to which we or one of our subsidiaries is a party from time to time;
•	the cyclical nature of the markets in which some of our segments operate;
•	risks associated with international operations, including currency risks; and
•	other risks and uncertainties detailed from time to time in our filings with the SEC.

Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. We do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. To understand this exchange offer fully, you should carefully read this entire prospectus and should consider, among other things, (i) the matters set forth in “Risk Factors” in this prospectus, (ii) the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, or fiscal 2009, (iii) the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, (iv) our amended and adjusted financial statements for the fiscal years ended December 31, 2007, 2008 and 2009, and amended section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to reflect our acquisitions of controlling interests in American Railcar Industries, Inc., or ARI, and Viskase Companies Inc., or Viskase, contained in our Current Report on Form 8-K filed with the SEC on June 9, 2010, (v) the pro forma financial information relating to our acquisition of controlling interest in Tropicana Entertainment Inc., or Tropicana, contained in our Current Report on Form 8-K/A filed with the SEC on December 3, 2010 and (vi) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, each of which is incorporated by reference herein. Except where the context otherwise requires or indicates, in this prospectus, (i) “Icahn Enterprises,” “the Company,” “we,” “us” and “our” refer to Icahn Enterprises L.P. and its subsidiaries and, with respect to acquired businesses, Mr. Icahn and his affiliates prior to our acquisition, (ii) “Holding Company” refers to the unconsolidated results and financial position of Icahn Enterprises and Icahn Enterprises Holdings and (iii) “fiscal year” refers to the twelve-month period ended December 31 of the applicable year.

OUR COMPANY

We are a diversified holding company owning subsidiaries that are engaged in various operating businesses. Our primary business strategy is to continue to grow our core business segments. Our core business segments include Investment Management, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. On November 15, 2010, we acquired, through our Investment Management segment, an additional 668,000 shares of common stock of Tropicana or the Tropicana Shares (which now comprises our Gaming segment). As a result of this purchase, the Investment Management segment holds, in the aggregate, 13,538,446 Tropicana Shares, representing approximately 51.5% of the outstanding Tropicana Shares. In addition, we seek to acquire undervalued assets and companies that are distressed or in out-of-favor industries. As of September 30, 2010, we had approximately $19.3 billion of total assets. For fiscal 2009 and the nine months ended September 30, 2010, our total consolidated revenues were $8.6 billion and $6.6 billion, respectively.

Icahn Enterprises is a master limited partnership formed in Delaware on February 17, 1987. We own a 99% limited partner interest in Icahn Enterprises Holdings. Substantially all of our assets and liabilities are owned through Icahn Enterprises Holdings and substantially all of our operations are conducted through Icahn Enterprises Holdings and its subsidiaries. Icahn Enterprises G.P. Inc., or Icahn Enterprises GP, our sole general partner, owns a 1% general partnership interest in both Icahn Enterprises Holdings and us, representing an aggregate 1.99% general partnership interest in Icahn Enterprises Holdings and us. Icahn Enterprises GP is owned and controlled by Mr. Carl C. Icahn.

The following is a summary of our core holdings:

Investment Management.  Our Investment Management segment provides investment advisory services to a family of funds (collectively referred to as the Private Funds), the interests in which are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. This business derives revenues from three sources, namely (1) special profits interest allocations (which approximates an average of 2.25% of fee-paying assets under management, or AUM, per annum as and when profits are earned), (2) incentive allocations (which range from 15% to 25% of net profits generated by fee-paying investors, subject to certain high-water marks) and (3) gains and losses from our investments in the Private Funds. Fee-paying investors are subject to certain withdrawal terms. Certain fee-paying investors are permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other fee-paying investors are subject to three-year rolling lock-up periods. Certain fee-paying investors who withdraw early are permitted to do so at certain times subject to certain redemption fees. Our financial performance is driven by a combination of the Private Funds’ AUM and the investment performance of the Private Funds. As of September 30, 2010, total AUM was approximately $6.6 billion, of which approximately $1.9 billion were fee-paying assets. During the third quarter of fiscal 2010, based on values at September 30, 2010, the Private Funds have received redemption notices of approximately 4.7% of AUM payable as of December 31, 2010. In addition, gross returns for the nine months ended September 30, 2010 were 11.2%. For fiscal 2009 and the nine months ended September 30, 2010, our Investment Management segment generated revenues of $1.6 billion and $688 million, respectively.

Automotive.  We conduct our Automotive segment through our 75.7% public equity ownership in Federal-Mogul Corporation, or Federal-Mogul, which is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers, or OEMs, of automotive, light commercial, heavy-duty, industrial, agricultural, aerospace, marine, rail and off-road vehicles, as well as the worldwide aftermarket. Federal-Mogul’s leading technology, innovation and lean manufacturing expertise, as well as marketing and distribution, deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul has established a global presence and conducts its operations through various manufacturing, distribution and technical centers that are wholly owned subsidiaries or partially owned joint ventures, organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket. Federal-Mogul believes that its sales are well balanced between OEM and aftermarket (62% and 38%, respectively, for the nine months ended September 30, 2010), as well as domestic and international markets (40% and 60%, respectively, for the nine months ended September 30, 2010). For fiscal 2009 and the nine months ended September 30, 2010, our Automotive segment generated revenues of $5.4 billion and $4.6 billion, respectively.

Gaming.  We conduct our Gaming segment through Tropicana, our indirect majority-owned subsidiary, which is owned by our Investment Management segment. On March 8, 2010, Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment Holdings, LLC, or Tropicana LLC, and certain subsidiaries and affiliates thereof (together, referred to as the Predecessors) and certain assets of Adamar of New Jersey, Inc., or Adamar, including the Tropicana Resort and Casino-Atlantic City, or Tropicana AC. Such transactions, referred to as the Restructuring Transactions, were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment Holdings, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended, or the Plan.

As described elsewhere in this prospectus, on November 15, 2010, we acquired an additional 668,000 Tropicana Shares. As a result of this purchase, the Investment Management segment holds, in the aggregate, 13,538,446 Tropicana Shares, representing approximately 51.5% of the outstanding Tropicana Shares. Prior to this acquisition, the Investment Management segment held a 48.9% equity interest in Tropicana.

Tropicana currently owns and operates a diversified, multi-jurisdictional collection of casino gaming properties. The nine casino facilities it operates feature approximately 435,000 feet of gaming space and 5,866 hotel rooms with three casino facilities located in Nevada, three in Mississippi and one in each of Indiana, Louisiana and New Jersey.

Railcar.  We conduct our Railcar segment through our 54.3% public equity ownership in ARI. ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar repair and maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing, LLC, or ARL. In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars. For fiscal 2009 and the nine months ended September 30, 2010, our Railcar segment generated total revenues of $444 million and $175 million, respectively.

Food Packaging.  We conduct our Food Packaging segment through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of its total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. For fiscal 2009 and the nine months ended September 30, 2010, our Food Packaging segment generated revenues of $296 million and $240 million, respectively.

Metals.  We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals, Inc., or PSC Metals. PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers, which include electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings, cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. PSC Metals sold 983,000 gross ferrous tons and 88,261,000 gross non-ferrous pounds for the nine months ended September 30, 2010. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets. For fiscal 2009 and the nine months ended September 30, 2010, our Metals segment generated revenues of $384 million and $550 million, respectively.

Real Estate.  Our Real Estate segment consists of rental real estate, property development and resort activities. As of September 30, 2010, we owned 30 rental real estate properties, which primarily consist of retail, office and industrial properties leased to single-user corporate tenants. Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development properties in Vero Beach, Florida each include land for future residential development of approximately 327 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well. For fiscal 2009 and the nine months ended September 30, 2010, our Real Estate segment generated revenues of $96 million and $69 million, respectively.

Home Fashion.  We conduct our Home Fashion segment through our majority ownership in WestPoint International, Inc., or WPI, a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, designing, marketing and distributing home fashion consumer products. WPI markets a broad range of manufactured and sourced bed, bath, basic bedding and kitchen textile products, including sheets, pillowcases, comforters, flocked blankets, woven blankets and throws, heated blankets, quilts, bedspreads, duvet covers, bed pillows, mattress pads, bath and beach towels, bath rugs, kitchen towels and kitchen accessories. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks. For fiscal 2009 and the nine months ended September 30, 2010, our Home Fashion segment generated revenues of $382 million and $308 million, respectively.

Risk Factors

Investment in our exchange notes involves substantial risks. See “Risk Factors” starting on page 11.

Our Corporate Information

Our principal executive offices are located at 767 Fifth Avenue, Suite 4700, New York, New York 10153 and our telephone number is (212) 702-4300. Our internet address is www.ielp.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this prospectus.

Summary of the Exchange Offer

The Offering of the Exchange Notes
On November 12, 2010, we issued $200,000,000 in aggregate principal amount of our 7¾% senior notes due 2016 and $300,000,000 in aggregate principal amount of our 8% senior notes due 2018 in an offering not registered under the Securities Act. The existing notes do, and the exchange notes will, constitute the same series of securities as our outstanding aggregate principal amount of $850,000,000 7¾% Senior Notes due 2016 and $1,150,000,000 8% Senior Notes due 2018 issued on January 15, 2010 for purposes of the indenture governing the notes, and will vote together on all matters with such series. At the time that the offering was consummated on November 12, 2010, we entered into a registration rights agreement in which we agreed to offer to exchange the existing notes for exchange notes that have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation.
The Exchange Offer
We are offering to exchange the exchange notes that have been registered under the Securities Act for the existing notes. As of this date, there is an aggregate of $500,000,000 of our existing notes issued on November 12, 2010 outstanding.
Required Representations
In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:
• any exchange notes will be acquired by you in the ordinary course of your business;
• you have not engaged in and do not intend to engage in, and do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and
• you are not an “affiliate” of our company or any of our subsidiaries, as that term is defined in Rule 405 of the Securities Act.
Resale of Exchange Notes
We believe that, subject to limited exceptions, the exchange notes may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and
• you are not an “affiliate” of our company or any of our subsidiaries, as that term is defined in Rule 405 of the Securities Act.

If our belief is inaccurate and you transfer any new note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the SEC would make the same determination with respect to this exchange offer as it has in other circumstances.
Each broker-dealer that is issued exchange notes for its own account in exchange for existing notes that were acquired by such broker-dealer as a result of market-making or other trading activities also must acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer.
We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on February 2, 2011, unless extended, in which case the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer
The exchange offer is subject to certain customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of existing notes being tendered.
Procedures for Tendering Existing Notes
If you wish to tender outstanding notes, you must (a)(1) complete, sign and date the letter of transmittal, or a facsimile of it, according to its instructions and (2) send the letter of transmittal, together with your outstanding notes to be exchanged and other required documentation, to the Exchange Agent (as defined below) at the address provided in the letter of transmittal; or (b) tender through DTC pursuant to DTC’s Automated Tender Offer Program, or ATOP system. The letter of transmittal or a valid agent’s message through ATOP must be received by the Exchange Agent by 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Procedures for Tendering,” and “— Book-Entry Tender.” By executing the letter of transmittal, you are representing to us that you are acquiring the exchange notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of exchange notes, and that you are not an “affiliate” of ours. See “The Exchange Offer — Procedures for Tendering,” and “— Book-Entry Tender.”
Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the Exchange Agent. See “The Exchange Offer — Procedures for Tendering” for more information.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offer — Procedure if the Outstanding Notes Are Not Registered in Your Name,” and “— Beneficial Owner Instructions to Holders of Outstanding Notes.” The transfer of registered ownership may take considerable time and may not be possible to complete before the expiration date.
Guaranteed Delivery Procedures
If you wish to tender existing notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your existing notes according to the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”
Acceptance of Existing Notes and Delivery of Exchange Notes
Subject to the conditions described under “The Exchange Offer — Conditions,” we will accept for exchange any and all existing notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.
Interest on Existing Notes
Interest will not be paid on existing notes that are tendered and accepted for exchange in the exchange offer.
Withdrawal Rights
You may withdraw your tender of existing notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer — Withdrawal of Tenders.”

U.S. Federal Income Tax Consequences
For a discussion of the material U.S. federal income tax considerations relating to the exchange of existing notes for the exchange notes as well as the ownership of the exchange notes, see “Material U.S. Federal Income Tax Consequences.”
Exchange Agent
Wilmington Trust Company is serving as the exchange agent (the “Exchange Agent”). The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent.”
Consequences of Failure to Exchange the Existing Notes
If you do not exchange existing notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the existing notes and in the indenture governing the existing notes. In general, the unregistered existing notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
In addition, after the consummation of the exchange offer, it is anticipated that the outstanding principal amount of the existing notes available for trading will be significantly reduced. The reduced float will adversely affect the liquidity and market price of the existing notes. A smaller outstanding principal amount at maturity of existing notes available for trading may also tend to make the price more volatile.
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the existing notes.
Fees and Expenses
We will pay all fees and expenses related to this exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms described below are subject to important limitations and exceptions. See the section entitled “Description of Notes” of this prospectus for a more detailed description of the terms of the exchange notes and the indenture governing the exchange notes (referred to as the Indenture). In this subsection, except as otherwise noted, “we,” “us” and “our” refer only to Icahn Enterprises and Icahn Enterprises Finance Corp., or Icahn Enterprises Finance, as co-issuers of the exchange notes, and not to any of our subsidiaries.

Issuers
Icahn Enterprises L.P., a Delaware master limited partnership, and Icahn Enterprises Finance Corp., a Delaware corporation.
Notes Offered
$200,000,000 aggregate principal amount of 7¾% Senior Notes due 2016 and $300,000,000 aggregate principal amount of 8% Senior Notes due 2018.
The exchange notes will evidence the same debt as the existing notes and will be issued under, and will be entitled to the benefits of, the same indenture. The existing notes do, and the exchange notes will, constitute the same series of securities as our outstanding aggregate principal amount of $850,000,000 7¾% Senior Notes due 2016 and $1,150,000,000 8% Senior Notes due 2018 issued on January 15, 2010 (the “January 2010 Notes”) for purposes of the indenture governing the notes (the “Indenture”), and will vote together on all matters with such series. The terms of the exchange notes are the same as the terms of the existing notes in all material respects except that the exchange notes:
• have been registered under the Securities Act;
• bear different CUSIP numbers from the existing notes;
• do not include rights to registration under the Securities Act; and
• do not contain transfer restrictions applicable to the existing notes.
Maturity
7¾% Senior Notes due 2016: January 15, 2016
8% Senior Notes due 2018: January 15, 2018
Interest Rate
We will pay interest on the 7¾% Senior Notes due 2016 at an annual rate of 7¾%, and will pay interest on the 8% Senior Notes due 2018 at an annual rate of 8%.
Interest Payment Dates
We will make interest payments on the exchange notes semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2011.
Guarantee
The exchange notes and our obligations under the Indenture will be fully and unconditionally guaranteed by Icahn Enterprises Holdings. Other than Icahn Enterprises Holdings, none of our subsidiaries will guarantee payments on the exchange notes.

Ranking
The exchange notes and the guarantee will rank equally with all of our and the guarantor’s existing and future senior unsecured indebtedness, including the January 2010 Notes, and will rank senior to all of our and the guarantor’s existing and future subordinated indebtedness. The exchange notes and the guarantee will be effectively subordinated to all of our and the guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The exchange notes and the guarantee also will be effectively subordinated to all indebtedness and other liabilities, including trade payables, of all our subsidiaries other than Icahn Enterprises Holdings. As of September 30, 2010, our subsidiaries (not including Icahn Enterprises Holdings) had approximately $3.4 billion of debt and approximately $763 million of accounts payable to which the notes would have been structurally subordinated.
Optional Redemption
On or after January 15, 2013, we may redeem some or all of the 7¾% Senior Notes due 2016 at the redemption prices set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. On or after January 15, 2014, we may redeem some or all of the 8% Senior Notes due 2018 at the redemption prices set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. On or prior to January 15, 2013, we may, at our option, redeem up to 35% of the aggregate principal amount of each series of exchange notes at the premiums set forth under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings.
Redemption Based on Gaming Laws
The exchange notes are subject to mandatory disposition and redemption requirements following certain determinations by applicable gaming authorities. See “Description of Notes — Mandatory Disposition Pursuant to Gaming Laws.”
Change of Control Offer
If we experience certain change-of-control events, the holders of the exchange notes will have the right to require us to purchase their exchange notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”
Certain Covenants
We will issue the exchange notes under the Indenture that was established in connection with the January 2010 Notes. The Indenture, among other things, restricts our ability to:
• incur additional debt;
• pay dividends and make distributions;

• repurchase equity securities;
• create liens;
• enter into transactions with affiliates; and
• merge or consolidate.
These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants.”
Our subsidiaries other than Icahn Enterprises Holdings are not restricted by the Indenture in their ability to incur debt, create liens or merge or consolidate.
Absence of Established Market for Exchange Notes
The exchange notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the exchange notes will develop or be maintained.

RISK FACTORS

Participating in the exchange offer and investing in the registered notes involves a high degree of risk. You should read and consider carefully each of the following factors, and the section entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2009 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, each of which are incorporated by reference herein, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer. If any of these risks actually occurs, it could have a material adverse effect on our business. These risks are not the only ones faced by us. Additional risks not known or which are presently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. Each of the risks could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Relating to the Exchange Offer

Holders who fail to exchange their existing notes will continue to be subject to restrictions on transfer.

If you do not exchange your existing notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your existing notes described in the legend on your existing notes. The restrictions on transfer of your existing notes arise because we issued the existing notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the existing notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the existing notes under the Securities Act. The restrictions on transferability may adversely affect the price that third parties would pay for such notes.

Broker-dealers or holders of notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that:

•	exchanges its existing notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or
•	resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its existing notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

You may suffer adverse consequences if you do not exchange your existing notes.

The existing notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the existing notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of existing notes exchanged for exchange notes, the liquidity of the existing notes may be adversely affected, which may have an adverse affect on the price of the existing notes.

Your existing notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue the exchange notes pursuant to this exchange offer only after a timely receipt of your existing notes, a properly completed and duly executed letter of transmittal or a valid agent’s message through DTC’s Automatic Tender Offer Program (“ATOP”) and all other required documents. Therefore, if you want to tender your existing notes, please allow sufficient time to ensure timely delivery. If we do not receive the required documents by the expiration date of the exchange offer, we will not accept your existing notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of existing notes for exchange. If there are defects or irregularities with respect to your tender of existing notes, we will not accept your existing notes for exchange.

Risks Relating to the Exchange Notes

Our failure to comply with the covenants contained under any of our debt instruments, including the Indenture (including our failure as a result of events beyond our control), could result in an event of default which would materially and adversely affect our financial condition.

Our failure to comply with the covenants under any of our debt instruments may trigger a default or event of default under such instruments. If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments, including the exchange notes. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities.

To service our indebtedness, we will require a significant amount of cash. Our ability to maintain our current cash position or generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes and the January 2010 Notes, and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Our current businesses and businesses that we acquire may not generate sufficient cash to service our debt, including the exchange notes. In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the exchange notes, on commercially reasonable terms or at all.

We and Icahn Enterprises Holdings are holding companies and depend on the businesses of our subsidiaries to satisfy our obligations.

We and Icahn Enterprises Holdings are holding companies. In addition to cash and cash equivalents, U.S. government and agency obligations, marketable equity and debt securities and other short-term investments, our assets consist primarily of investments in our subsidiaries. Moreover, if we make significant investments in operating businesses, it is likely that we will reduce our liquid assets and those of Icahn Enterprises Holdings in order to fund those investments and the ongoing operations of our subsidiaries. Consequently, our cash flow and our ability to meet our debt service obligations and make distributions with respect to depositary units likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of dividends, distributions, loans or otherwise.

The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, credit facilities for Federal-Mogul and WPI, our majority owned subsidiaries, and notes outstanding for ARI and Viskase restrict dividends, distributions and other transactions with us. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on our debt and to make distributions on our depositary units will be limited.

We or our subsidiaries may be able to incur substantially more debt.

We or our subsidiaries may be able to incur substantial additional indebtedness in the future. Under the Indenture, we and Icahn Enterprises Holdings may incur additional indebtedness if we comply with certain financial tests contained in the Indenture. However, our subsidiaries other than Icahn Enterprises Holdings are not subject to any of the covenants contained in the Indenture, including the covenant restricting debt incurrence. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we, and they, now face could intensify. In addition, certain important events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture.

The exchange notes will be effectively subordinated to any secured indebtedness, and all the indebtedness and liabilities of our subsidiaries other than Icahn Enterprises Holdings.

The exchange notes will be effectively subordinated to our and Icahn Enterprises Holding’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. As of September 30, 2010, we did not have any secured indebtedness outstanding and Icahn Enterprises Holdings had $71 million of secured indebtedness outstanding. We and Icahn Enterprises Holdings may be able to incur substantial additional secured indebtedness in the future. The terms of the Indenture permit us and Icahn Enterprises Holdings to do so, subject to the covenants described under “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Limitation on Liens.” The exchanges notes will also be effectively subordinated to all the indebtedness and liabilities, including trade payables, of all of our subsidiaries, other than Icahn Enterprises Holdings. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, other than Icahn Enterprises Holdings, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 30, 2010, our subsidiaries (not including Icahn Enterprises Holdings) had $3.4 billion of debt and approximately $763 million of accounts payable to which the exchange notes would have been structurally subordinated.

We may not have sufficient funds necessary to finance the change of control offer required by the Indenture.

Upon the occurrence of certain specific kinds of change of control events, as defined in the Indenture, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of repurchase. Mr. Icahn, through affiliates, currently owns 100% of Icahn Enterprises GP and approximately 92.6% of our outstanding depositary units as of the date of this prospectus. If Mr. Icahn were to sell or otherwise transfer some or all of his interests in us to unrelated parties, a change of control could be deemed to have occurred under the terms of the Indenture. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.

Since we are a limited partnership, you may not be able to pursue legal claims against us in U.S. federal courts.

We are a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court on claims other than those based solely on federal law, because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may not be possible for you to sue us in a federal court because we have citizenship in all 50 U.S. states and operations in many states. Accordingly, you will be limited to bringing any claims in state court. Furthermore, Icahn Enterprises Finance, our corporate co-issuer for the exchange notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in federal court, you are not likely to be able to realize on any judgment rendered against it.

We are subject to the risk of possibly becoming an investment company.

Because we are a holding company and a significant portion of our assets may, from time to time, consist of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940, as amended (or the Investment Company Act). Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

In order not to become an investment company required to register under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, or adverse developments with respect to our ownership of certain of our subsidiaries, such as our loss of control of WPI, one of our majority owned subsidiaries, could result in our inadvertently becoming an investment company.

If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

We may become taxable as a corporation.

We believe that we have been and are properly treated as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. However, the Internal Revenue Service, or the IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Code. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income, which includes interest, dividends, oil and gas revenues, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income, at a federal rate of up to 35% plus possible state taxes. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act, we would be treated as a corporation for U.S. federal income tax purposes. The cost of paying federal and possibly state income tax, either for past years or going forward, could be a significant liability and would reduce our funds available to make distributions to holders of units, and to make interest and principal payments on our debt securities. To meet the qualifying income test we may structure transactions in a manner which is less advantageous than if this were not a consideration, or we may avoid otherwise economically desirable transactions.

Legislation has been introduced into Congress which, if enacted, could have a material and adverse effect on us. These proposals include legislation which would tax publicly traded partnerships engaged in the investment management segment, such as us, as corporations. Other proposals, including a proposal in H.R. 4213, the American Jobs and Closing Tax Loopholes Act (the “Bill”), that was passed by the House of Representatives on May 28, 2010, if eventually enacted and applied to us, would treat the income from carried interests, when recognized for tax purposes, as ordinary income and not qualifying as investment income for purposes of the 90% investment income test that publicly traded partnerships must meet to be classified as partnerships. Under the Bill as currently drafted, this treatment would not apply to a partnership that is publicly traded on the date of enactment for any taxable year of the partnership that begins before the date 10 years after the date of enactment. It is unclear whether any such legislation will be enacted, and if enacted, what specific provisions will be included in such legislation and what the effective date will be and, accordingly, what any such legislation’s impact will be on us. It is possible that if any such legislation were enacted we would be treated as an association, taxable as a corporation, which would materially increase our taxes. As an alternative, we might be required to restructure our operations, including by conducting a portion of our business through a corporation, which would materially increase our taxes, or possibly dispose of certain businesses in order to avoid or mitigate the impact of any such legislation.

The exchange notes impose significant operating and financial restrictions on us and Icahn Enterprises Holdings.

Subject to a number of important exceptions, the Indenture may limit our and Icahn Enterprises Holdings’ ability to, among other things:

•	incur additional debt;
•	pay dividends and make distributions;
•	repurchase equity securities;
•	create liens;
•	enter into transactions with affiliates; and
•	merge or consolidate.

The restrictions contained in the Indenture may prevent us from taking actions that we believe would be in the best interest of our business. A breach of any of these covenants could result in a default under the exchange notes, or the Indenture, as applicable. If any such default occurs, the holders of our notes may elect to declare all of their respective outstanding debt, together with accrued interest and other amounts payable thereunder, to be immediately due and payable.

Our subsidiaries, other than Icahn Enterprises Holdings, will not be subject to any of the covenants in the Indenture and only Icahn Enterprises Holdings will guarantee the exchange notes. We may not be able to rely on the cash flow or assets of our subsidiaries to pay our indebtedness.

Our subsidiaries, other than Icahn Enterprises Holdings, will not be subject to the covenants under the Indenture. We may form additional subsidiaries in the future that will not be subject to the covenants under the Indenture. Of our existing and future subsidiaries, only Icahn Enterprises Holdings is required to guarantee the exchange notes. Our existing and future non-guarantor subsidiaries may enter into financing arrangements that limit their ability to make dividends, distributions, loans or other payments to fund payments in respect of the exchange notes. Accordingly, we may not be able to rely on the cash flow or assets of our subsidiaries to pay the exchange notes.

A court could void the exchange notes or the guarantee under fraudulent conveyance laws.

Under the U.S. bankruptcy law and comparable provisions of the state fraudulent transfer laws, the exchange notes and the guarantee could be voided, or claims in respect to the exchange notes and the guarantee could be subordinated to all of our existing debt or our guarantor’s other debts if, among other things, we, at the time of the issuance of the exchange notes, our guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or
•	received less than reasonably equivalent value and/or fair consideration for the issuance of the exchange notes or the incurrence of the guarantee; and
•	were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantee; or
•	were engaged in a business or transaction for which our, our guarantors’ remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that we or our guarantor would incur, debts beyond our or our guarantor’s ability to pay such debts as they mature.

Moreover, any payments made by us on the exchange notes or by our guarantor pursuant to its guarantee could be voided and required to be returned to us or our guarantor, or to a fund for the benefit of our creditors or our guarantor’s creditors. To the extent that the exchange notes or the guarantee are voided as a fraudulent conveyance, the claims of holders of the exchange notes would be adversely affected.

In addition, a legal challenge of the exchange notes or the guarantee on fraudulent transfer grounds will focus on, among other things, the benefits, if any, realized by us or our guarantor as a result of the issuance of the exchange notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the governing law. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;
•	be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that the exchange notes are being issued and the guarantee is being incurred for proper purposes, in good faith, and for fair consideration and reasonably equivalent value, and that we, after giving effect to the issuance of the exchange notes, and the guarantor, after giving effect to its guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged, and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations, or that a court would agree with our conclusions in this regard.

Active trading markets may not develop for the exchange notes, which may affect your ability to resell your exchange notes.

There is no existing public market for the exchange notes. The exchange notes are not listed on any securities exchange or other market, and we do not intend to apply for listing of the exchange notes offered hereby on any securities exchange or other market. The exchange notes will constitute new issues of securities with no established trading market, and there is a risk that:

•	liquid trading markets for the exchange notes may not develop;
•	holders may not be able to sell their exchange notes; or
•	the price at which the holders would be able to sell their exchange notes may be lower than anticipated and lower than the principal amount or original purchase price.

An active trading market may not exist for either series of the exchange notes, and any trading market that does develop may not be liquid. Even if the registration statement becomes effective, which will generally allow resales of the exchange notes, the exchange notes will constitute new issues of securities with no established trading markets. If a trading market for either series of exchange notes were to develop, the trading price of the exchange notes will depend on many factors, including prevailing interest rates, the market for similar debt and our financial performance. In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The markets for the exchange notes may be subject to similar disruptions that could adversely affect their value and liquidity.

Although the initial purchaser of the existing notes advised us that it intends to make a market in the notes, it is not obligated to do so and it may discontinue any market-making at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In addition, any holder who purchases in the offering for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Under the terms of the Indenture, we are permitted to pay dividends, principal or interest on our variable rate notes due 2013, and we may purchase, redeem, defease or otherwise acquire for value our variable rate notes.

Nothing in the Indenture prohibits us from paying dividends, principal or interest on our variable rate notes due 2013 in accordance with the terms of the indenture governing such notes, or from purchasing, redeeming, defeasing or otherwise acquiring for value any of our variable rate notes, that will otherwise mature in 2013.

As a noteholder, you may be required to comply with licensing, qualification or other requirements under gaming laws and could be required to dispose of the exchange notes.

We have held and anticipate that we will hold the equity of subsidiaries that hold the licenses for certain hotels and casinos. Through the Private Funds, we currently hold a 51.5% equity interest in Tropicana Entertainment Inc., a hotel and casino company. We continue to explore investment opportunities in many areas and could make additional significant investments in gaming entities in the future.

We could be required to disclose the identities of the holders of the Notes to the New Jersey, Nevada or other gaming authorities upon request. The New Jersey Casino Control Act and the Nevada Gaming Commission impose substantial restrictions on the ownership of certain gaming companies, could require holders of the exchange notes to apply for qualification or suitability to hold the exchange notes and could require you to dispose of your interest in the exchange notes. Application and investigation costs for licensing, qualifications and findings of suitability must generally be paid by the applicant. If any applicable gaming authority determines that a holder or beneficial owners of the exchange notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner either refuses to file such an application or is unable to obtain the requisite license, qualification or finding of suitability, the exchange notes will be subject to mandatory disposition and redemption and certain of your rights under the exchange notes will be eliminated. See “Description of Notes — Mandatory Disposition Pursuant to Gaming Laws.”

We have engaged, and in the future may engage, in transactions with our affiliates.

We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates, and such purchases or investments have been and may in the future be significant. Although Icahn Enterprises GP has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. We cannot give you any assurance that any potential transactions that we consider will be completed.

Risks Relating to our Gaming Segment

Our Gaming segment has a limited operating history.

While the Predecessors historically operated Tropicana’s casino gaming properties, Tropicana has a limited operating history upon which to base an evaluation of its business and prospects. As a corporation newly formed to acquire the assets of Tropicana Entertainment Holdings, LLC and certain of its subsidiaries and affiliates, there are substantial risks, uncertainties, expenses and difficulties to which our Gaming segment would be subject. To address these risks and uncertainties, Tropicana must do the following, among other things:

•	Successfully execute its business strategy;
•	Respond to competitive developments; and
•	Attract, integrate, retain and motivate qualified personnel.

There can be no assurance that at this time Tropicana will be profitable or that there will be adequate working capital to meet its obligations as they become due. We cannot be certain that Tropicana’s business strategy will be successful, that it will successfully address its business risks or that it will be able to access capital markets if the need arises. In the event that Tropicana does not successfully address these risks, our Gaming segment could be materially and adversely affected.

Tropicana may be unable to achieve projected financial results as contained in the Plan which could prevent it from servicing its debt obligations.

Tropicana may be unable to meet its projected financial results or achieve projected revenues and cash flows that it has assumed in projecting future business prospects. While the financial projections in the Plan represent Tropicana’s view based on currently known facts and assumptions about its future operations, there is no guarantee that the financial projections will be realized. To the extent Tropicana does not meet its projected financial results or achieve projected revenues and cash flows, it may lack sufficient liquidity to continue operating as planned and may be unable to service its debt obligations as they come due, which could materially adversely affect our Gaming segment.

Further, Tropicana’s failure to meet projected financial results or to achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which may require Tropicana to seek additional working capital. Tropicana may not be able to obtain such working capital when and if required and on reasonable terms. For example, Tropicana may be required to take on additional debt, the interest costs of which could adversely affect its results of operations and financial condition, which could have a material adverse effect on our Gaming segment.

The bankruptcy filing has had a negative impact on Tropicana AC and the Predecessors’ image which may negatively impact Tropicana’s business going forward.

As a result of the various proceedings under Chapter 11 of the Bankruptcy Code (referred to as the Chapter 11 Cases), the Predecessors and Tropicana AC were the subject of certain negative publicity which has impacted the image of their assets. This negative publicity may have an effect on the terms under which some customers and suppliers are willing to do business with Tropicana and could materially adversely affect our Gaming segment.

Tropicana may face potential successor liability for liabilities of the Predecessors.

As the successor to the Predecessors, Tropicana may be subject to certain liabilities of the Predecessors not provided for in the Plan. Such liabilities may arise in a number of circumstances, including but not limited to, those where:

•	a creditor of the Predecessors did not receive proper notice of the pendency of the bankruptcy case relating to the Plan or the deadline for filing claims therein;
•	the injury giving rise to, or source of, a creditor’s claim did not manifest itself in time for the creditor to file the creditor’s claim;

•	a creditor did not timely file the creditor’s claim in such bankruptcy case due to excusable neglect;
•	Tropicana is liable for the Predecessors’ tax liabilities under a federal and/or state theory of successor liability; or
•	the order of confirmation for the Plan was procured by fraud.

Although Tropicana has no reason to believe that it will become subject to liabilities of the Predecessors that are not provided for in the Plan, should Tropicana become subject to such liabilities, it could materially adversely affect our Gaming segment.

Tropicana’s future financial results will be affected by the adoption of fresh start reporting and may not reflect historical trends.

Tropicana was formed pursuant to the Plan to acquire and operate Tropicana AC and certain assets of the Predecessors. Tropicana operates its business with a different capital structure from the Predecessors and it owns fewer total casinos. Most significantly, Tropicana does not own or control Tropicana Hotel & Casino (“Tropiana LV”) and Horizon Casino Resort. The Restructuring Transactions resulted in Tropicana becoming a new reporting entity and adopting fresh start reporting in accordance with accounting guidance on reorganizations. As required by fresh start reporting, Tropicana has caused the Predecessors’ assets and liabilities to be adjusted to fair value, and certain assets and liabilities not previously recognized in the Predecessors’ financial statements have been recognized under fresh start reporting. The Plan was consummated and became effective on March 8, 2010, or the Effective Date, and fresh start reporting was adopted on March 8, 2010. The consolidated financial statements of the Predecessors and Tropicana AC do not give effect to any adjustments in the carrying values of assets and liabilities that were recorded upon implementation of the Plan in accordance with fresh start reporting. Accordingly, Tropicana’s results of operations from and after the Effective Date will not be comparable to the financial condition and results of operations reflected in the Predecessor’s and Adamar’s historical consolidated financial statements.

Tropicana’s business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the local, regional or national economy.

Consumer demand for casino and hotel properties, such as Tropicana’s, are particularly sensitive to downturns in the local, regional or national economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, the current housing crisis, the current credit crisis, the impact of high energy and food costs, the increased cost of travel, the potential for continued bank failures, perceived or actual declines in disposable consumer income and wealth, the effect of the current recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism could further reduce customer demand for amenities that Tropicana offers.

The current housing crisis and recession in the United States has resulted in a significant decline in the amount of tourism and spending. If this recession continues or worsens it could cause fewer people to spend money or cause people to spend less money at Tropicana’s properties and could materially adversely affect our Gaming operations.

Intense competition exists in the gaming industry, and we may not be able to compete effectively which could negatively affect our Gaming segment.

The gaming industry is highly competitive for both customers and employees, including those at the management level. Tropicana faces intense competition with numerous casinos and hotel casinos of varying quality and size in market areas where its properties are located. Tropicana also competes with other non-gaming resorts and vacation destinations, and with various other casino and other entertainment businesses and could compete with any new forms of gaming that may be legalized in the future. The casino entertainment business is characterized by competitors that vary considerably in their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In most markets, Tropicana competes directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, Tropicana faces competition from nearby markets in addition to direct competition within its market areas as well as the threat from new, emerging markets.

In recent years, competition in existing markets has intensified. In addition, Tropicana’s competitors have invested in expanding their existing facilities and developing new facilities. Tropicana’s subsidiaries, on the other hand, have been largely unable to invest in the upkeep and expansion of their properties due to limitations on capital expenditures resulting from the Chapter 11 Cases. Tropicana’s ability to invest in its properties going forward may continue to be constrained, and it may not be able to compete effectively with casinos that have been modernized or recently expanded.

This expansion of existing casino entertainment properties, the increase in the number of gaming opportunities and the aggressive marketing strategies of many of Tropicana’s competitors has also increased competition in many markets in which it competes, and this intense competition can be expected to continue.

If Tropicana’s competitors operate more successfully than it does, if they are more successful than Tropicana in attracting and retaining employees, if their properties are enhanced or expanded, or if additional hotels and casinos are established in and around the locations in which Tropicana conducts business, it may lose market share or the ability to attract or retain employees. In particular, the expansion of casino gaming in or near any geographic area from which Tropicana attracts or expects to attract a significant number of its customers could materially adversely affect our Gaming segment’s financial condition and results of operations.

The casino, hotel and resort industry is capital intensive and Tropicana may not be able to finance expansion and renovation projects, which could put it at a competitive disadvantage.

Tropicana’s properties have an ongoing need for renovations and other capital improvements to remain competitive, including replacement, from time to time, of furniture, fixtures and equipment. Because of the bankruptcies, the Predecessors and Adamar deferred renovations and capital improvements. Tropicana also needs to make capital expenditures to comply with applicable laws and regulations.

Renovations and other capital improvements of Tropicana’s properties require significant capital expenditures. In addition, renovations and capital improvements of its properties usually generate little or no cash flow until the project is completed. Tropicana may not be able to fund such projects solely from cash provided from its operating activities. Consequently, it relies upon the availability of debt or equity capital to fund renovations and capital improvements and its ability to carry them out will be limited if Tropicana cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. No assurances can be made that Tropicana will be able to obtain additional equity or debt financing or that it will be able obtain such financing on favorable terms. Tropicana’s failure to renovate its gaming properties may put it at a competitive disadvantage, which could have a materially adverse effect on our Gaming segment.

Renovations and other capital improvements may disrupt Tropicana’s operations.

Renovation projects may cause Tropicana to temporarily close all or a portion of its facilities to customers and disrupt service and room availability causing reduced demand, occupancy and rates. As a result, any future capital improvements projects may increase Tropicana’s expenses and reduce its cash flows and its revenues and, accordingly, may have a materially adverse effect on our Gaming segment.

Tropicana may be subject to litigation resulting from its gaming, resort and dining operations which, if adversely determined, could result in substantial losses.

Tropicana will be, from time to time, during the ordinary course of operating its businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by visitors to its properties. Certain litigation claims may not be covered entirely or at all by its insurance policies or its insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert Tropicana’s attention from the operations of its businesses. Further, litigation involving visitors to its properties, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on its businesses. Since Tropicana cannot predict the outcome of any action, such adverse judgments or settlements could significantly reduce our Gaming segment revenues.

Tropicana is in litigation over the use of its “Tropicana” trademark, which if adversely determined could dilute the “Tropicana” brand.

Certain parties affiliated with the new owners of the Tropicana LV (referred to as the Plaintiffs) filed a declaratory judgment action in the District Court, Clark County, Nevada, on July 20, 2009, seeking a declaratory judgment that Tropicana LV may operate a hotel and casino under the name “Tropicana” without any interference by or payment to Tropicana or the other defendants in the action (together, referred to as the Defendants). The Plaintiffs’ sought no damages or injunctive relief. On August 10, 2009, Defendents removed the action to the Federal Court for the District of Nevada and filed an answer and counterclaim asserting Plaintiffs use of “Tropicana” infringes upon Defendants’ rights in three federally registered trademarks. The Plaintiffs filed a motion to remand the action to Nevada state court, which was granted on January 21, 2010. The parties are currently engaged in discovery.

During the course of proceedings, the Plaintiffs and Defendants have each filed a motion for summary judgment claiming ownership of the “Tropicana” trademark. Both motions were denied, although the Nevada state court preliminarily found that the Plaintiffs might have an operative reversionary ownership interest in the trademark as a result of a 1980 trade name agreement. Because this purported reversionary interest by Tropicana LV could potentially deprive Tropicana of its asserted ownership of the Tropicana trademark, the Defendants filed a motion in the Chapter 11 Cases in Delaware for an order rejecting the 1980 trade name agreement. In addition, Tropicana, together with its subsidiary, New Tropicana Holdings, Inc. (“New Tropicana”), and certain affiliates of Icahn Capital as secured lenders to Tropicana filed a complaint in the Chapter 11 Cases against the Plaintiffs, seeking a declaration that, consistent with prior, uncontested orders of the Bankruptcy Court, New Tropicana is the owner of the “Tropicana” trademark, the lenders under Tropicana’s credit facility in an aggregate principal amount of $150 million (the “Exit Facility”), which consists of (i) a $130 million term loan issued at a discount of 7% (the “Term Loan”) and (ii) a $20 million revolving facility (the “Revolving Facility”), have a perfected security interest in that property, and the Nevada state court action, to the extent it seeks to assert ownership over the trademark or question the validity of the security interest, violates the automatic stay. The complaint also demands an injunction against any further efforts by the Plaintiffs to re-litigate the ownership issue, and seeks other remedies on behalf of the Exit Facility lenders. Motions to dismiss the complaint and for sanctions have been filed by the Plaintiffs and are pending.

If the Plaintiffs are successful in the Nevada and/or Delaware proceedings, Tropicana’s right to continued use of the “Tropicana” name, in a particular geographic area, on an exclusive basis, or at all, could be adversely affected. In the event the Plaintiffs prevail, they would also have the right to continued use of the “Tropicana” trademark in perpetuity without payment of any royalty or license fee to Tropicana, and their continued use of the trademark without restriction could dilute the “Tropicana” brand and be detrimental to Tropicana’s future properties that utilize that brand.

Work stoppages, labor problems and unexpected shutdowns may limit Tropicana’s operational flexibility and negatively impact its future profits.

Tropicana is party to nine collective bargaining agreements with nine unions, and is currently in the process of negotiating with additional bargaining units, including the unit organized at Tropicana AC. The current collective bargaining agreements will expire if Tropicana is unable to renegotiate successfully those agreements. There can be no assurance that Tropicana will be able to successfully negotiate the new collective bargaining agreements or renegotiate the agreements currently in effect without incurring significant increases in labor costs. The addition of new or changes to the existing collective bargaining agreements could cause significant increases in labor costs, which could have a material adverse effect on our Gaming segment.

In addition, the unions with which Tropicana has collective bargaining agreements or other unions could seek to organize employees at Tropicana’s non-union properties or groups of employees at its properties that are not currently represented by unions. Union organization efforts could cause disruptions in its businesses and result in significant costs, both of which could have a material adverse effect on our Gaming segment.

Finally, if Tropicana is unable to negotiate these agreements on mutually acceptable terms, the affected employees may engage in a strike instead of continuing to operate without contracts or under expired contracts, which could have a materially adverse effect on our Gaming segment. Any unexpected shutdown of one of the casino properties from a work stoppage or strike action could have an adverse effect on our Gaming segment. Moreover, strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting Tropicana’s casinos. There can be no assurance that Tropicana can be adequately prepared for unexpected labor developments that may lead to a temporary or permanent shutdown of any of its casino properties.

State gaming laws and regulations may require holders of Tropicana’s debt or equity securities to undergo a suitability investigation, and may result in redemption of their securities.

Many jurisdictions require any person who acquires beneficial ownership of debt or equity securities of a casino gaming company to apply for qualification or a finding of suitability. Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by gaming authorities that it is required to do so may be denied a license or found unsuitable or unqualified, as applicable. Any holder of securities that is found unsuitable or unqualified or denied a license, and who holds, directly or indirectly, any beneficial ownership of a gaming entity’s securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, a gaming entity may be subject to disciplinary action if such gaming entity, after receiving notice that a person is unsuitable to be a holder of securities or to have any other relationship with such gaming entity or any of its subsidiaries:

•	pays that person any dividend or interest upon the securities;
•	allows that person to exercise, directly or indirectly, any voting ownership right conferred through securities held by that person;
•	pays remuneration in any form to that person for services rendered or otherwise; or
•	fails to pursue all lawful efforts to require such unsuitable person to relinquish the securities including, if necessary, the immediate purchase of such securities for the lesser of fair value at the time of repurchase or fair value at the time of acquisition by the unsuitable holder.

In the event that disqualified holders fail to divest themselves of such securities, gaming authorities have the power to revoke or suspend the casino license or licenses related to the regulated entity that issued the securities. In addition, Tropicana’s certificate of incorporation provides that it may redeem its securities from an Unsuitable Person (as such term is defined in Tropicana’s certificate of incorporation).

Regulation by gaming authorities could adversely affect our Gaming segment’s operations.

Tropicana is subject to extensive regulation with respect to the ownership and operation of its gaming facilities. State and local gaming authorities require that Tropicana and its subsidiaries hold various licenses, qualifications, filings of suitability, registrations, permits and approvals. The gaming regulatory authorities have broad powers with respect to the licensing of casino operations and alcoholic beverage service and may deny, revoke, suspend, condition, or limit Tropicana’s gaming or other licenses, impose substantial fines, temporarily suspend casino operations, and take other actions, any one of which could adversely affect our Gaming segment’s operations.

Tropicana owns, operates, or has an interest in gaming facilities located in, Nevada, Indiana, Mississippi, Louisiana and New Jersey. Tropicana has applied for or obtained all material governmental licenses, qualifications, registrations, permits, and approvals necessary for the operation of its gaming facilities as operations at such facilities are presently conducted (other than certain filings of suitability and approvals with respect to recently hired employees, newly appointed directors, other key persons and persons who will hold the shares of its common stock). However, there can be no assurance that Tropicana can obtain any new licenses, or renew any existing, licenses, qualifications, findings of suitability, registrations, permits, or approvals that may be required in the future or that existing ones will not be suspended or revoked. If Tropicana relocates or expands any of its current gaming facilities or enters new jurisdictions, it must obtain all additional licenses, qualifications, findings of suitability, registrations, permits and approvals of the applicable gaming authorities in such jurisdictions. If state regulatory authorities were to find an officer, director, owner, or other person affiliated with its operations unsuitable, Tropicana would be required to sever its relationship with that person. Gaming authorities, as well as other state regulatory authorities, may conduct similar investigations in the future in connection with new equity and debt holders. We cannot predict the outcome of these investigations or their potential impact on our Gaming segment.

Additionally, certain manufacturers, distributors and suppliers of gaming devices, junkets, goods or services to Tropicana’s gaming facilities may be required to obtain a license or permit or undergo a suitability investigation by the gaming authorities. There can be no assurance that such licenses or permits will be obtained by such vendors. The failure of any such vendors to obtain any required licenses or permits on a timely basis could materially adversely affect Tropicana’s financial condition and results of operations and, accordingly, our Gaming segment.

Tropicana’s operations are subject to numerous laws and regulations resulting from its presence in several states and diverse operating activities.

In addition to gaming regulations, Tropicana is also subject to various federal, state and local laws and regulations affecting businesses in general. Tropicana operates hotels, restaurants, entertainment facilities, parking garages, swimming pools, riverboats and other facilities connected with its core gaming business. Many of these activities are subject to state and local laws and regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, in July 2006, New Jersey gaming properties, including Tropicana AC, were required to temporarily close their casinos for three days as a result of a New Jersey statewide government shutdown that affected certain New Jersey state employees required to be at casinos when they are open for business which resulted in loss of revenues. Any cessation of operations as a result of a government shutdown could materially adversely affect our Gaming segment’s operations.

Potential changes in legislation and regulation could negatively impact Tropicana’s gaming operations.

From time to time, legislators and special interest groups propose legislation that would expand, restrict, or prevent gaming operations in the jurisdictions in which Tropicana operates and in neighboring jurisdictions. Further, from time to time, individual jurisdictions have considered or enacted legislation and referenda, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely affect Tropicana and, accordingly, our Gaming segment going forward. Any restriction on or prohibition relating to our Gaming segment, or enactment of other adverse legislation or regulatory changes, could materially adversely affect our Gaming segment’s operations.

Tropicana may be subject to increases in taxation and fees resulting from its gaming operations.

The casino gaming industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant federal, state and local taxes and fees in addition to the federal and state income taxes that typically apply to corporations, and such taxes and fees could increase at any time. From time to time, various state and federal legislators and officials have proposed changes in tax laws or in the administration of such laws, including increases in tax rates, which would affect the gaming industry. Worsening economic conditions could intensify the efforts of federal, state and local governments to raise revenues through increases in gaming taxes and fees. In addition, growing federal, state or local budget shortfalls resulting from the recession could prompt tax or fee increases. Any material increase in assessed taxes, or the adoption of additional taxes or fees in any of Tropicana’s markets could materially adversely affect our Gaming segment’s operations.

Tropicana’s riverboats and dockside facilities are subject to risks relating to mechanical failure, weather and regulatory compliance.

All of Tropicana’s facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as result of casualty, forces of nature, mechanical failure, or extended or extraordinary maintenance, among other causes. In addition, Tropicana’s gaming operations, particularly those conducted on riverboats or at dockside facilities, could be damaged or halted due to extreme weather conditions.

Each of Tropicana’s riverboats must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection for stabilization and flotation, and may also be subject to local zoning codes. The U.S. Coast Guard requirements establish standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection or American Bureau of Shipping approval would preclude its use as a casino.

U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, alternative hull inspections may be approved. The U.S. Coast Guard may require that such hull inspections be conducted at a dry-docking facility and, if so required, the cost of travel to and from such docking facility, as well as the time required for inspections of the affected riverboats, could be significant. To date, the U.S. Coast Guard has allowed in-place inspections of Tropicana’s riverboats. The U.S. Coast Guard may not allow these types of inspections in the future. The loss of a riverboat casino from service for any period of time could materially adversely affect our Gaming segment’s operations.

U.S. Coast Guard regulations also require certain of Tropicana’s properties to prepare and follow certain security programs. In the first quarter of 2003, Casino Aztar implemented the American Gaming Association’s Alternative Security Program at its riverboat casino. In January of 2007, Casino Aztar implemented the Passenger Vessel Association program and remains with this program to date. Belle of Baton Rouge applies a customized alternative security program. The American Gaming Association’s Alternative Security Program is specifically designed to address maritime security requirements at riverboat casinos and their respective dockside facilities. Changes to these regulations could adversely affect our Gaming segment’s operations.

Noncompliance with environmental, health and safety regulations applicable to Tropicana’s hotels and casinos could adversely affect Tropicana’s results of operations.

As the owner, operator and developer of real property, Tropicana must address, and may be liable for, hazardous materials or contamination of these sites and any other off-site locations at which any hazardous materials that our activities generate are disposed. Tropicana’s ongoing operations are subject to stringent regulations relating to the protection of the environment and handling of waste, particularly with respect to the management of wastewater from its facilities. Any failure to comply with existing laws or regulations, the adoption of new laws or regulations with additional or more rigorous compliance standards, or the more vigorous enforcement of environmental laws or regulations could limit Tropicana’s future opportunities and, accordingly, could materially adversely affect our Gaming segment’s operations.

Allegations of food-related illnesses could negatively affect Tropicana’s results from operations.

As an operator of hotels and restaurants, Tropicana is sometimes the subject of complaints or litigation from consumers alleging food-related illness, injury or other food quality, health or operational concerns. Food-related illnesses may be caused by a variety of food-borne pathogens, such as e-coli or salmonella, and from a variety of illnesses transmitted by restaurant workers, such as hepatitis. Tropicana cannot control all of the potential sources of illness that can be transmitted from food or its water supply. If any person becomes ill, or alleges becoming ill, as a result of eating Tropicana’s food, Tropicana may be liable for damages, be subject to governmental regulatory action, be forced to shut down one or more of its restaurants or properties, and/or receive adverse publicity, regardless of whether the allegations are valid or whether we are liable; all of which could materially adversely affect our Gaming segment’s operations.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on Tropicana’s operations.

A majority of Tropicana’s gaming revenue is attributable to slot machines operated at its gaming facilities. It is important, for competitive reasons, that Tropicana offer the most popular and technologically advanced slot machine games to its customers. A substantial majority of the slot machines sold in the United States in recent years were manufactured by a limited number of companies. A deterioration in the commercial arrangements with any of these slot machine manufacturers, or significant industry demand, could result in Tropicana being unable to acquire the slot machines desired by its customers or could result in manufacturers significantly increasing the cost of these machines. Going forward, the inability to obtain new and up-to-date slot machine games could impair Tropicana’s competitive position and result in decreased gaming revenues at its casinos. In addition, increases in the costs associated with acquiring slot machine games could adversely Tropicana’s profitability and, accordingly, have a material adverse effect on our Gaming segment.

In recent years, the prices of new slot machines have risen more rapidly than the domestic rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring gaming operators to execute participation lease arrangements for them to be able to offer such machines to patrons. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental fee. Such agreements may also include a percentage payment to the manufacturer based on the usage of the machine or the gaming company’s receipts from the machine, sometimes referred to as “coin-in” or “net win” percentage payments. Generally, a slot machine participation lease is more expensive over the long term than the cost of purchasing a new slot machine. Tropicana has slot machine participation leases at each of its properties.

For competitive reasons, Tropicana may be forced to purchase new, more contemporary slot machines, or enter into participation lease arrangements that are more expensive than the costs currently associated with the continued operation of existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could materially adversely affect our Gaming segment’s operations.

Tropicana may not have or be able to obtain sufficient insurance coverage to replace or cover the full value of losses it may suffer.

Tropicana’s casino properties may be subject to extreme weather conditions, including, but not limited to, hurricanes. In the future, such extreme weather conditions may interrupt its operations, damage its properties and reduce the number of customers who visit its facilities. Although Tropicana maintains both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption. We cannot assure you that Tropicana will be able to fully insure such losses or fully collect, if at all, on claims resulting from such extreme weather conditions. Furthermore, such extreme weather conditions may interrupt or impede access to Tropicana’s affected properties and may cause visits to its affected properties to decrease for an indefinite period.

While Tropicana maintains insurance against many risks to the extent and in amounts that it believes are reasonable, these policies will not cover all risks. Furthermore, portions of Tropicana’s businesses are difficult or impracticable to insure. Therefore, after carefully weighing the costs, risks and benefits of retaining versus insuring various risks, as well as the availability of certain types of insurance coverage, Tropicana occasionally may opt to retain certain risks not covered by its insurance policies. Retained risks are associated with deductible limits or self-insured retentions, partial self-insurance programs and insurance policy coverage ceilings.

Tropicana carries certain insurance policies that, in the event of certain substantial losses, may not be sufficient to pay the full current market value or current replacement cost of damaged property. As a result, if a significant event were to occur that is not fully covered by its insurance policies, Tropicana may lose all, or a portion of, its capital invested in a property, as well as the anticipated future revenue from such property.. There can be no assurance that Tropicana will not face uninsured losses pertaining to the risks it has retained. Consequently, uninsured losses may negatively affect our Gaming segment’s operations.

Tropicana may not be able to obtain sufficient insurance coverage and cannot predict whether it may encounter difficulty in collecting on any insurance claims it may submit, including claims for business interruption.

Our Gaming segment could be materially adversely affected by the occurrence of accidents, natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters, such as hurricanes, floods, fires and earthquakes could adversely affect our Gaming segment’s operations. Hurricanes are common to the areas in which Tropicana’s Louisiana and Mississippi properties are located and the severity of such natural disasters is unpredictable. In 2005, Hurricanes Katrina and Rita caused significant damage in the Gulf Coast region. We cannot predict the impact that any future natural disasters will have on Tropicana’s ability to maintain its customer base or to sustain its business activities.

Moreover, Tropicana’s riverboats will face additional risks from the movement of vessels on waterways, such as collisions with other vessels or damage from debris in the water. Reduced patronage and the loss of a dockside or riverboat casino from service for any period of time could materially adversely affect our Gaming segment’s operations.

Catastrophic events such as terrorist and war activities in the United States and elsewhere have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions), and tourism. In addition, any man-made or natural disasters in or around Tropicana’s properties could have a materially adverse effect on our Gaming segment’s operations. We cannot predict the extent to which such events may affect Tropicana and, accordingly, our Gaming segment, directly or indirectly, in the future. We also cannot ensure that Tropicana will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts.

In the future, the prolonged disruption at any of Tropicana’s properties due to natural disasters, terrorist attacks, or other catastrophic events could materially adversely affect our Gaming segment’s operations.

Leisure and business travel, especially travel by air, are particularly susceptible to global geopolitical events, such as terrorist attacks or acts of war or hostility. These events can create economic and political uncertainties that could adversely impact Tropicana’s business levels. Furthermore, although Tropicana may have some insurance coverage for certain types of terrorist acts, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable.

Energy price increases may adversely affect our Gaming segment due to the significant amounts of energy used in Tropicana’s operations.

Tropicana’s casino properties use significant amounts of electricity, natural gas and other forms of energy. Substantial increases in energy and fuel prices in the United States may negatively affect Tropicana’s financial condition and results of operations in the future and, accordingly, our Gaming segment. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but the impact could be material. In addition, energy and gasoline price increases in cities that constitute a significant source of customers for Tropicana’s properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at Tropicana’s properties, which would negatively impact our Gaming segment’s revenues. Further, increases in fuel prices, and resulting increases in transportation costs, could materially adversely affect Tropicana’s financial condition and results of operations and, accordingly, our Gaming segment.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the existing notes, we entered into a registration rights agreement in which we agreed to:

•	file a registration statement with the SEC with respect to the exchange of the existing notes for exchange notes, or the exchange offer registration statement, no later than March 12, 2011;
•	use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to June 10, 2011; and
•	commence the offer to exchange the exchange notes for the existing notes and use all commercially reasonable efforts to issue on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all existing notes tendered prior to that date in the exchange offer.

We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. We filed a copy of the registration rights agreement as an exhibit to the exchange offer registration statement that includes this prospectus.

Resale of Exchange Notes

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of existing notes who is one of our “affiliates” or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased existing notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to tender its existing notes in the exchange offer;
•	will not be able to rely on the interpretations of the staff of the SEC; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the existing notes unless such sale or transfer is made pursuant to an exemption from these requirements.

If you wish to exchange existing notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal which accompanies this prospectus, including that:

•	you are not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);
•	any exchange notes to be received by you will be acquired in the ordinary course of your business;
•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;
•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

•	if you are a broker-dealer, you acquired the existing notes for your own account as a result of market-making or other trading activities (and as such, you are a “participating broker-dealer”), you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Rule 405 promulgated under the Securities Act provides that an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and accordingly may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of the exchange notes for a period of 270 days from the issuance of the exchange notes.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all existing notes that are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in the exchange offer in denominations of $2,000 and integral multiples of $1,000 thereof.

The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes, except that:

(1)	the offering of the exchange notes has been registered under the Securities Act;
(2)	the exchange notes generally will not be subject to transfer restrictions or have registration rights; and
(3)	certain provisions relating to special interest on the existing notes provided for under certain circumstances will be eliminated.

The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the Indenture.

In connection with the issuance of the existing notes, we made arrangements for the existing notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through the DTC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered. However, our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions” below.

Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on February 2, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally (confirmed in writing) or in writing; and
•	notify the registered holders of the existing notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting any existing notes;
•	to extend the exchange offer; or
•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral (confirmed in writing) or written notice to the exchange agent and the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the existing notes surrendered in exchange for exchange notes or, if no interest has been paid on the existing notes, from the issue date of the existing notes, November 12, 2010. Interest on the exchange notes will be payable semi-annually on January 15 and July 15 of each year, commencing on July 15, 2011.

Procedures for Tendering

Only you may tender your outstanding notes in the exchange offer. Except as stated under “— Book-Entry Transfer,” to tender your outstanding notes in the exchange offer, you must:

•	complete, sign and date the enclosed letter of transmittal, or a copy of it;
•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and
•	mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

In addition, either:

•	the exchange agent must receive a timely confirmation of a book-entry transfer of your outstanding notes, if that procedure is available, into the account of the exchange agent at DTC, the “book-entry transfer facility,” under the procedure for book-entry transfer described below before the expiration date;
•	the exchange agent must receive certificates for your outstanding notes, the letter of transmittal and other required documents before the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.

For your outstanding notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automatic Tender Offer Program, or ATOP, or a letter of transmittal and other required documents before the expiration date. Delivery of the outstanding notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;
•	to be bound by the terms of the letter of transmittal; and
•	that we may enforce the agreement against the participant.

If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in compliance with the terms and conditions in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF YOUR OUTSTANDING NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND A LETTER OF TRANSMITTAL OR OUTSTANDING NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedure if the Outstanding Notes Are Not Registered in Your Name

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

Book-Entry Transfer

The Exchange Agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your outstanding notes being tendered by causing the book-entry transfer facility to transfer your outstanding notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your outstanding notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the expiration date or the guaranteed delivery procedures outlined below must be complied with.

DTC’s ATOP is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your outstanding notes.

Beneficial Owner Instructions to Holders of Outstanding Notes

Only a holder whose name appears on a DTC security position listing as a holder of outstanding notes, or the legal representative or attorney-in-fact of this holder, may execute and deliver the letter of transmittal.

Holders of outstanding notes who are not registered holders of, and who seek to tender, outstanding notes should (1) obtain a properly completed letter of transmittal for such outstanding notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal outstanding notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an Eligible Institution or (2) effect a record transfer of such outstanding notes and comply with the requirements applicable to registered holders for tendering outstanding notes before 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any outstanding notes from the name of the registered holder of the note if we do not accept these outstanding notes for exchange.

Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest on the outstanding notes, certificates evidencing exchange notes and/or certificates evidencing outstanding notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the outstanding notes, exchange notes or outstanding notes not accepted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the outstanding notes tendered.

Issuance of exchange notes in exchange for outstanding notes will be made only against deposit of the tendered outstanding notes.

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered outstanding notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all outstanding notes not properly tendered or reject any outstanding notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of outstanding notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your outstanding notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of outstanding notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your existing notes but your existing notes are not immediately available, or time will not permit your existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may affect a tender if:

•	the tender is made through an Eligible Institution (as defined in the Letter of Transmittal),
•	prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery,

•	stating the name and address of the holder, the certificate number or numbers of such holder’s existing notes and the principal amount of such existing notes tendered;
•	stating that the tender is being made thereby;
•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the existing notes to be tendered in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and
•	such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of existing notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your existing notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of existing notes at any time prior to the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the existing notes to be withdrawn;
•	identify the existing notes to be withdrawn, including the certificate number or number and principal amount of such existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and
•	be signed in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered, including any required signature guarantee.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn existing notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect those existing notes unless you validly retender the withdrawn existing notes. You may retender properly withdrawn existing notes following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any existing notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the existing notes, if:

•	the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;
•	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;
•	there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment would impair materially our ability to consummate the exchange offer; or

•	all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any existing notes and return all tendered existing notes to you;
•	extend the exchange offer and retain all existing notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the existing notes; or
•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the existing notes.

Exchange Agent

We have appointed Wilmington Trust Company, the trustee under the Indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directors. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Certified or Registered Mail:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Sam Hamed

By Overnight Courier or Hand Delivery:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Sam Hamed

By Facsimile (eligible institutions only):
(302) 636-4139, Attention: Exchanges

Telephone Inquiries:
(302) 636-6181

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

The trustee does not assume any responsibility for and makes no representation as to the validity or adequacy of this prospectus or the notes.

Solicitation of Tenders; Fees And Expenses

We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or facsimile.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of existing notes for exchange notes pursuant to the exchange offer. If, however, certificates representing exchange notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those existing notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A promulgated under the Securities Act;
•	in a transaction meeting the requirements of Rule 144 promulgated under the Securities Act;
•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S promulgated under the Securities Act;
•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;
•	to us; or
•	pursuant to an effective registration statement.

In each case, the existing notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Nine Months Ended September 30, 2010	Year Ended
	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
2.7	4.4	—	3.8	10.6	4.7

Earnings include income (loss) from continuing operations before income taxes, income (loss) from equity investees and non-controlling interests, plus fixed charges. Fixed charges include (a) interest on indebtedness and preferred units (whether expensed or capitalized), (b) amortization premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense we believe to be representative of interest. For fiscal 2008, fixed charges exceeded earnings by approximately $3.1 billion.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains our selected consolidated statements of operations and other financial data for the nine months ended September 30, 2010 and 2009 and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 and our selected consolidated balance sheet data at September 30, 2010 and December 31, 2009, 2008, 2007, 2006 and 2005, which have been derived from our consolidated financial statements not included in this prospectus. You should read our selected consolidated financial data in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2010, our amended and adjusted financial statements and related notes and adjusted MD&A for the fiscal years ended December 31, 2009, 2008 and 2007, contained in our Current Report on Form 8-K filed with the SEC on June 9, 2010. The historical selected financial data as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on June 9, 2010. The historical selected financial data as of December 31, 2007, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements at those dates and for those periods, as adjusted retrospectively for our acquisitions of the controlling interests in ARI and Viskase, which are each considered entities under common control.

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions, except per unit amounts)
Statement of Operations Data:
Total revenues	$6,631	$6,742	$8,605	$6,138	$3,457	$3,693	$2,138
Income (loss) from continuing operations	$493	$1,241	$1,224	$(3,142)	$510	$1,046	$288
Income from discontinued operations	—	1	1	485	84	850	23
Net income (loss)	493	1,242	1,225	(2,657)	594	1,896	311
Less: Net (income) loss attributable to non-controlling interests	(376)	(988)	(972)	2,631	(272)	(768)	(227)
Net income (loss) attributable to Icahn Enterprises	$117	$254	$253	$(26)	$322	$1,128	$84
Net income (loss) attributable to Icahn Enterprises:
Limited partners	$115	$236	$229	$(57)	$103	$507	$(21)
General partner	2	18	24	31	219	621	105
Net income (loss) attributable to Icahn Enterprises	$117	$254	$253	$(26)	$322	$1,128	$84
Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$117	$253	$252	$(511)	$233	$331	$56
Discontinued operations	—	1	1	485	89	797	28
Net income (loss) attributable to Icahn Enterprises	$117	$254	$253	$(26)	$322	$1,128	$84
Basic income (loss) per LP unit:
Income (loss) from continuing operations	$1.39	$3.13	$3.04	$(7.84)	$0.24	$0.03	$(0.87)
Income from discontinued operations	0.00	0.02	0.01	7.04	1.34	8.19	0.50
Basic income (loss) per LP unit	$1.39	$3.15	$3.05	$(0.80)	$1.58	$8.22	$(0.37)
Basic weighted average LP units outstanding	83	75	75	71	65	62	54
Diluted income (loss) per LP unit:
Income (loss) from continuing operations	$1.39	$3.04	$2.96	$(7.84)	$0.24	$0.03	$(0.87)
Income from discontinued operations	0.00	0.01	0.01	7.04	1.34	8.19	0.50
Diluted income (loss) per LP unit	$1.39	$3.05	$2.97	$(0.80)	$1.58	$8.22	$(0.37)
Diluted weighted average LP units outstanding	83	79	79	71	65	62	54

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions, except per unit amounts)
Other Financial Data:
EBITDA(1)	$624	$663	$798	$866	$584	$1,432	$394
Adjusted EBITDA(1)	688	761	922	478	472	475	243
Cash distributions declared per LP unit	0.75	0.75	1.00	1.00	0.55	0.40	0.20

	September 30, 2010	December 31,
		2009	2008	2007	2006	2005
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$2,261	$2,256	$2,917	$2,424	$1,929	$396
Investments	6,882	5,405	4,531	6,445	3,462	3,405
Property, plant and equipment, net	3,015	2,958	3,179	801	777	610
Total assets	19,323	18,886	19,730	13,318	9,841	7,526
Debt	5,966	5,186	4,977	2,441	1,063	958
Equity attributable to Icahn Enterprises	3,149	2,834	2,564	2,486	2,985	1,845

(1)	EBITDA represents earnings before interest expense, income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding the effects of impairment, restructuring costs, certain non-cash pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, discontinued operations and gains/losses on extinguishment of debt. We present EBITDA and Adjusted EBITDA on a consolidated basis, net of the effect of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and the effects of impairment, restructuring costs, certain non-cash pension plan expenses, OPEB curtailment gains, purchase accounting inventory adjustments, discontinued operations and gains/losses on extinguishment of debt. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of corporate performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance. The following table reconciles, on a basis attributable to Icahn Enterprises, net income attributable to Icahn Enterprises to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated. In addition, Adjusted EBITDA for prior periods has been revised to conform to our current calculation. EBITDA results for prior periods have been adjusted in order to properly be reflected on a basis attributable to Icahn Enterprises:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In millions)
Attributable to Icahn Enterprises:
Net income (loss)	$117	$254	$253	$(26)	$322	$1,128	$84
Interest expense	249	199	268	295	177	137	121
Income tax (benefit) expense	19	(20)	(40)	327	36	3	39
Depreciation, depletion and amortization	239	230	317	270	49	164	150
EBITDA attributable to Icahn Enterprises	$624	$663	$798	$866	$584	$1,432	$394
Impairment of assets(a)	$9	$21	$34	$337	$20	$7	$—
Restructuring costs(b)	10	38	37	117	13	8	2
Purchase accounting inventory adjustment(c)	—	—	—	54	—	—	—
Expenses associated with U.S. based funded pension plans(d)	29	38	50	3	—	—	—
OPEB curtailment gains(e)	(21)	—	—	—	—	—	—
Discontinued operations(f)	—	(1)	(1)	(753)	(145)	(972)	(153)
Net loss (gain) on extinguishment of debt(g)	40	—	4	(146)	—	—	—
Other	(3)	2	—	—	—	—	—
Adjusted EBITDA attributable to Icahn Enterprises	$688	$761	$922	$478	$472	$475	$243

(a)	Represents asset impairment charges. The amount for fiscal 2008 relates primarily to our Automotive segment for goodwill and other indefinite-lived intangible assets.
(b)	Restructuring costs represent expenses incurred by our Automotive and Home Fashion segments, relating to efforts to integrate and rationalize businesses and to relocate manufacturing operations to best-cost countries.
(c)	In connection with the application of purchase accounting upon the acquisition of Federal-Mogul, we adjusted Federal-Mogul’s inventory balance as of March 1, 2008 to fair value. This resulted in an additional non-cash charge to cost of goods sold during fiscal 2008 which is reflected net of non-controlling interests.
(d)	Represents expense associated with Federal-Mogul’s U.S. based funded pension plans, net of non-controlling interests.
(e)	Represents curtailment gains relating to Federal-Mogul’s elmination of certain other postemployment benefits for certain of its employees.
(f)	Discontinued operations primarily include the operating results of and gains on sales of our former oil and gas operations which were sold in November, 2006 and our former gaming segment, American Casino & Entertainment Properties, LLC, which was sold in February 2008.
(g)	During the fourth quarter of fiscal 2008, we purchased outstanding debt of entities in our consolidated financial statements in the principal amount of $352 million and recognized an aggregate gain of $146 million. During the nine months ended September 30, 2010, we recognized a $40 million loss on the extinguishment of our 2012 Notes and 2013 Notes.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Icahn Enterprises” refers only to Icahn Enterprises L.P., the term “Icahn Enterprises Finance” refers only to Icahn Enterprises Finance Corp., the term “Icahn Enterprises Holdings” refers only to Icahn Enterprises Holdings L.P., and the term “Icahn Enterprises GP” refers only to Icahn Enterprises G.P. Inc. and not to any of their respective Subsidiaries. The term “Issuers” refers to Icahn Enterprises and Icahn Enterprises Finance, collectively.

The Issuers issued the 7¾% Senior Notes due 2016 (the “2016 Notes”) and the 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, the “Notes”) under the indenture dated as of January 15, 2010 (the “Indenture”), among the Issuers, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “Trustee”), pursuant to which the Issuers previously issued $850,000,000 aggregate principal amount of the 2016 Notes and $1,150,000,000 aggregate principal amount of the 2018 Notes. The Notes issued on November 12, 2010 have identical terms to the January 2010 Notes except the Notes issued on November 12, 2010 have different CUSIP numbers from the January 2010 Notes until the contemplated exchange offer is completed. The Notes will constitute the same series of securities as the January 2010 Notes for purposes of the Indenture, and will vote together on all matters with such notes. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”), and the terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Except if the context otherwise expressly requires, for purposes of the covenants, events of default, redemption and other terms of the Notes described in this section, the term “Notes” includes the Notes offered in this offering and our outstanding $850,000,000 aggregate principal amount of the 2016 Notes and $1,150,000,000 aggregate principal amount of the 2018 Notes issued on January 15, 2010.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

For the avoidance of doubt, the inclusion of exceptions to the provisions (including covenants and definitions) set forth herein will not be interpreted to imply that the matters permitted by the exception would be limited by the terms of such provisions but for such exceptions.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantee

The Notes

The Notes:

•	will be the general unsecured obligation of each of the Issuers;
•	will be pari passu in right of payment to all existing and future senior Indebtedness of each of the Issuers;
•	will be senior in right of payment to any future subordinated Indebtedness of each of the Issuers; and
•	will be effectively subordinated to the secured indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness. As of December 31, 2009, the Issuers did not have any secured Indebtedness.

The Note Guarantee

The Guarantee of the Notes:

•	will be the general unsecured obligation of Icahn Enterprises Holdings;
•	will be pari passu in right of payment to all existing and future senior Indebtedness of Icahn Enterprises Holdings, including the January 2010 Notes;
•	will be senior in right of payment to any future subordinated Indebtedness of Icahn Enterprises Holdings; and
•	will be effectively subordinated to the secured Indebtedness of Icahn Enterprises Holdings to the extent of the value of the collateral securing such Indebtedness. As of September 30, 2010, Icahn Enterprises Holdings had $71 million of secured Indebtedness.

The operations of Icahn Enterprises are conducted through its Subsidiaries (including Icahn Enterprises Holdings) and, therefore, Icahn Enterprises depends on the cash flow of Icahn Enterprises’ Subsidiaries and Icahn Enterprises Holdings to meet its obligations, including its obligations under the Notes. The Notes will not be guaranteed by any of Icahn Enterprises’ Subsidiaries other than Icahn Enterprises Holdings. The Notes and the guarantee will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Icahn Enterprises’ Subsidiaries (other than Icahn Enterprises Holdings). Any right of the Issuers or Icahn Enterprises Holdings to receive assets of any of their Subsidiaries (other than Icahn Enterprises Holdings) upon that Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that any of the Issuers or Icahn Enterprises Holdings is itself recognized as a creditor of that Subsidiary, in which case the claims of the Issuers and Icahn Enterprises Holdings would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Issuers or Icahn Enterprises Holdings. The covenants of the Notes do not restrict the ability of Icahn Enterprises’ Subsidiaries, other than Icahn Enterprises Holdings, from incurring additional Indebtedness or creating liens, nor do the covenants of the Notes restrict the ability of Icahn Enterprises Holdings, Icahn Enterprises or its Subsidiaries from making investments or entering into sale and leaseback transactions. See “Risk Factors — Risks Related to the Exchange Notes — The exchange notes will be effectively subordinated to any secured indebtedness, and all the indebtedness and liabilities of our subsidiaries other than Icahn Enterprises Holdings and “Risk Factors — Risks Related to the Exchange Notes — Our subsidiaries, other than Icahn Enterprises Holdings, will not be subject to any of the covenants in the Indenture and only Icahn Enterprises Holdings will guarantee the Exchange Notes. We may not be able to rely on the cash flow or assets of our subsidiaries to pay our indebtedness.”

Principal, Maturity and Interest

The Issuers are issuing $200 million in aggregate principal amount of 2016 Notes and $300 million in aggregate principal amount of 2018 Notes in this offering. The 2016 Notes and the 2018 Notes will each be a separate series of Notes under the Indenture and will not vote together as a single class under the Indenture for any reason. The Issuers may issue additional Notes (“Additional Notes”) of either series from time to time after this offering. Any offering of Additional Notes is subject to the covenant described under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” In the case of each series, the Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. The Issuers will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2016 Notes will mature on January 15, 2016 and the 2018 Notes will mature on January 15, 2018.

The 2016 Notes will pay interest at the rate of 7¾% per annum and the 2018 Notes will pay interest at the rate of 8% per annum, which, in each case will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2011. The Issuers will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the Notes will accrue from July 15, 2010. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a noteholder holds at least $2.0 million aggregate principal amount of Notes, such holder may give wire transfer instructions to Icahn Enterprises and the Issuers will instruct the trustee to pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders. In addition, all payments will be subject to the applicable rules and procedures of the settlement systems (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuers or any of their Subsidiaries (including Icahn Enterprises Holdings) may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantee

The Notes will be guaranteed by Icahn Enterprises Holdings. Icahn Enterprises may, at its option, add subsidiary Guarantors to the Notes. Each Guarantor’s obligations under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — A court could void the exchange notes or the guarantee under fraudulent conveyance laws.”

Any Guarantor’s Note Guarantee will be released:

(1)	upon the substitution of a successor to Icahn Enterprises Holdings or other release as described under the heading “Certain Covenants — Merger, Consolidation or Sale of Assets”; and
(2)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Covenant Defeasance” and “— Satisfaction and Discharge.”

Optional Redemption

2016 Notes

At any time prior to January 15, 2013, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2016 Notes (including Additional Notes) issued under the Indenture at a redemption price of 107.750% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, however, that:

(1)	at least 65% of the aggregate principal amount of 2016 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2016 Notes held by Icahn Enterprises and its Subsidiaries (including any Guarantor)); and
(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the 2016 Notes will not be redeemable at the Issuers’ option prior to January 15, 2013.

On or after January 15, 2013, the Issuers may redeem all or a part of the 2016 Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2013	103.875%
2014	101.938%
2015 and thereafter	100.000%

2018 Notes

At any time prior to January 15, 2013, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2018 Notes (including Additional Notes) issued under the Indenture at a redemption price of 108.000% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, however, that:

(1)	at least 65% of the aggregate principal amount of 2018 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2018 Notes held by Icahn Enterprises and its Subsidiaries (including any Guarantor)); and
(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the 2018 Notes will not be redeemable at the Issuers’ option prior to January 15, 2014.

On or after January 15, 2014, the Issuers may redeem all or a part of the 2018 Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the 2018 Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2014	104.000%
2015	102.000%
2016 and thereafter	100.000%

Mandatory Disposition Pursuant to Gaming Laws

If any Gaming Authority requires that a holder or Beneficial Owner of Notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or Beneficial Owner:

(1)	fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or
(2)	is denied such license or qualification or not found suitable; Icahn Enterprises shall then have the right, at its option:
(a)	to require each such holder or Beneficial Owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or
(b)	to redeem the Notes of each such holder or Beneficial Owner, in accordance with Rule 14e-1 of the Exchange Act, if applicable, at a redemption price equal to the lowest of:
(i)	the principal amount thereof, together with accrued and unpaid interest and Special Interest, if any, to the earlier of the date of redemption, the date 30 days after such holder or Beneficial Owner is required to apply for a license, qualification or finding of suitability

(or such shorter period that may be required by any applicable Gaming Authority) if such holder or Beneficial Owner fails to do so (“Application Date”) or of the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority;
(ii)	the price at which such holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest and Special Interest, if any, to the earlier of the date of redemption, the Application Date or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and
(iii)	such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a holder or Beneficial Owner of the Notes will not be licensed, qualified or found suitable and must dispose of the Notes, the holder or Beneficial Owner will, to the extent required by applicable Gaming Laws, have no further right:

(1)	to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the Notes, the Note Guarantee or the Indenture; or
(2)	to receive any interest, Special Interest, dividends, economic interests or any other distributions or payments with respect to the Notes and the Note Guarantee or any remuneration in any form with respect to the Notes and the Note Guarantee from the Issuers, any Note Guarantor or the trustee, except the redemption price referred to above.

Icahn Enterprises shall notify the trustee in writing of any such redemption as soon as practicable. Any holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability will be responsible for all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities and the Issuers and any Note Guarantor will not reimburse any holder or Beneficial Owner for such expense.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control offer on the terms set forth in the Indenture. In the Change of Control offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control payment date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control offer;
(2)	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Issuers will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the issuers to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition by Icahn Enterprises or Icahn Enterprises Holdings of “all or substantially all” of its properties or assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Icahn Enterprises or Icahn Enterprises Holdings to another Person or group may be uncertain. In addition, under certain circumstances the definition of Change of Control excludes certain sales, leases, transfers, conveyances or other dispositions even if they constitute “all or substantially all” of the properties or assets of Icahn Enterprises or Icahn Enterprises Holdings.

Certain Covenants

Restricted Payments

Icahn Enterprises will not, and will not permit any of its Subsidiaries (including any Guarantor) to:

(1)	declare or pay any dividend or make any other distribution on account of Icahn Enterprises’ or any of its Subsidiaries’ (including any Guarantor’s) Equity Interests or to the holders of Icahn Enterprises’ or any of its Subsidiaries’ (including Icahn Enterprises Holdings’) Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Icahn Enterprises or to Icahn Enterprises or a Subsidiary of Icahn Enterprises (including Icahn Enterprises Holdings));
(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Icahn Enterprises) any Equity Interests of Icahn Enterprises; or
(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Icahn Enterprises or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Icahn Enterprises and any of its Subsidiaries (including any Guarantor)), except a payment of interest, Other Liquidated Damages or principal at the Stated Maturity on such subordinated Indebtedness (all such payments and other actions set forth in these clauses (1) through (3) (except as excluded therein) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)	Icahn Enterprises or any Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Icahn Enterprises and its Subsidiaries (including any Guarantor) since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9) and (10) of the next succeeding paragraph) is less than the sum, without duplication, of:
(a)	50% of the difference of (x) the Consolidated Net Income of Icahn Enterprises for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Icahn Enterprises’ most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) minus (y) all dividends and distributions paid pursuant to clause (10) of the next succeeding paragraph; provided, however, that to the extent any payments of Tax Amounts were not deducted in the calculation of Consolidated Net Income during the applicable period, for purposes of this clause (a), such payments of Tax Amounts will be deducted from Consolidated Net Income, plus
(b)	100% of the aggregate net cash proceeds received by Icahn Enterprises since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of Icahn Enterprises (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Icahn Enterprises that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Icahn Enterprises (including Icahn Enterprises Holdings)).

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (4), (6) and (8), which payments will be permitted notwithstanding a Default or an Event of Default), the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption or payment within 60 days after the date of declaration of the dividend or giving of the redemption notice or becoming irrevocably obligated to make such payment, as the case may be, if at the date of declaration or notice or becoming irrevocably obligated to make such payment, the dividend or payment would have complied with the provisions of the Indenture;
(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Icahn Enterprises (including any Guarantor)) of, Equity Interests (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to Icahn Enterprises; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;
(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Icahn Enterprises or any Guarantor that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)	the declaration or payment of any dividend or distribution by a Subsidiary of Icahn Enterprises (including any Guarantor) to the holders of its Equity Interests; provided, that if any such dividend or distribution is paid to an Affiliate of the Principal (other than Icahn Enterprises or any of its Subsidiaries (including any Guarantor)), that any such dividend or distribution is paid on a pro rata basis to all holders (including Icahn Enterprises or any of its Subsidiaries (including any Guarantor)) that hold securities whose terms (either contractually or by law) entitle them to the same distribution upon which such dividend or distribution is paid;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Icahn Enterprises held by any member of Icahn Enterprises’ (or any of its Subsidiaries’ (including any Guarantor’s)) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million (other than with respect to Former Employees);
(6)	for so long as Icahn Enterprises is a partnership or otherwise a pass-through entity for federal income tax purposes for any period, Icahn Enterprises may make cash distributions to its equity holders or partners in an amount not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 20 days prior to the due date for such tax (or the date that quarterly estimated taxes are required to be paid) that would be payable by Icahn Enterprises if it were a Delaware corporation;
(7)	the purchase, redemption or retirement for value of Capital Stock of Icahn Enterprises not owned by the Principal, a Related Party or any Affiliate of the Principal or a Related Party, provided that (a) Icahn Enterprises would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) after giving effect to such purchase, redemption or retirement, the Partners’ Equity is at least $1.0 billion;
(8)	the payment of dividends on the Preferred Units in the form of additional Preferred Units or other Capital Stock of Icahn Enterprises (that is not Disqualified Stock) or the payment of cash dividends on the Preferred Units in lieu of fractional Preferred Units; provided that the aggregate amount of cash under this clause (8) does not exceed $100,000 in any calendar year;
(9)	the purchase, redemption or retirement for value of the Preferred Units on or after March 31, 2010 through the issuance of Common Units to the holders of Preferred Units plus cash in lieu of fractional interests;
(10)	the payment of dividends on the Common Units and any distributions with respect to the Variable Rate Notes required by the Variable Rate Notes Indenture; provided, however, in each case, the dividends or distributions may not exceed $1.00 per Common Unit (as adjusted for any Common Unit split, subdivision, consolidation or reclassification) in any four-quarter period plus, in the case of the Variable Rate Notes, the amount of the dividend or distribution that is payable in accordance with the formula set forth in the Variable Rate Notes Indenture in respect of such Common Unit dividend or distribution; and
(11)	other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the Indenture.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (11) above, or is permitted to be made pursuant to the first paragraph of this covenant, Icahn Enterprises shall, in its sole discretion, classify (or later reclassify, in whole or in part, in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by Icahn Enterprises or such Subsidiary (including Icahn Enterprises Holdings), as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Neither Icahn Enterprises nor any Guarantor will create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including

Acquired Debt), and neither Icahn Enterprises nor any Guarantor will issue any Disqualified Stock; provided, however, that Icahn Enterprises or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if immediately after giving effect to the incurrence of additional Indebtedness (including Acquired Debt) or issuance of Disqualified Stock (including a pro forma application of the net proceeds therefrom), the ratio of the aggregate principal amount of all outstanding Indebtedness (excluding Indebtedness incurred pursuant to clauses (4), (7) and (8) of the following paragraph) of Icahn Enterprises and any Guarantor, determined on a consolidated basis between Icahn Enterprises and any Guarantor but on a non-consolidated basis with the Subsidiaries of Icahn Enterprises (other than any Guarantor) and otherwise in accordance with GAAP, (including an amount of Indebtedness equal to the principal amount of any Guarantees by Icahn Enterprises or any Guarantor of any Indebtedness of a Person (that is not Icahn Enterprises or a Subsidiary) to the extent such Guarantees were not included in computing Icahn Enterprises’ or any Guarantor’s outstanding Indebtedness) to the Adjusted Controlled Entity Net Worth, would have been less than 1.15 to 1.

The preceding paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Icahn Enterprises or any Guarantor of Indebtedness represented by the Notes to be issued on the date of the Indenture and the exchange Notes to be issued pursuant to the registration rights agreement;
(2)	the incurrence by Icahn Enterprises or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (1), (2) or (9) of this paragraph or any Existing Indebtedness;
(3)	the incurrence by Icahn Enterprises or any Guarantor of intercompany Indebtedness between or among Icahn Enterprises and any of its Subsidiaries (including Icahn Enterprises Holdings) or the issuance of Disqualified Stock by any Guarantor to Icahn Enterprises;
(4)	the incurrence by Icahn Enterprises or any Guarantor of Hedging Obligations that are incurred in the normal course of business;
(5)	the incurrence by Icahn Enterprises or any Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(6)	the incurrence by Icahn Enterprises or any Guarantor of the Existing Indebtedness;
(7)	Indebtedness arising from any agreement entered into by Icahn Enterprises or Icahn Enterprises Holdings providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an asset sale;
(8)	Indebtedness of Icahn Enterprises or any Guarantor attributable to Bad Boy Guarantees; and
(9)	the incurrence by Icahn Enterprises or any Guarantor of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9); not to exceed $10.0 million at any one time outstanding.

Neither Icahn Enterprises nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Icahn Enterprises or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guarantee, as applicable, on substantially identical terms; provided, however, that no Indebtedness of Icahn Enterprises or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Icahn Enterprises or any Guarantor for purposes of this paragraph solely by virtue of being unsecured or secured to a lesser extent or on a junior Lien basis.

To the extent Icahn Enterprises or any Guarantor incurs any intercompany Indebtedness, (a) if Icahn Enterprises or any Guarantor is the obligor on such Indebtedness, such Indebtedness (other than intercompany

Indebtedness of any Guarantor to or from Icahn Enterprises or another Guarantor) must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Icahn Enterprises or a Subsidiary of Icahn Enterprises (including any Guarantor) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Icahn Enterprises or a Subsidiary of Icahn Enterprises (including any Guarantor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Icahn Enterprises or any Guarantor, that is not intercompany Indebtedness; provided that in the case of clause (a), that no restriction on the payment of principal, interest or other obligations in connection with such intercompany Indebtedness shall be required by such subordinated terms except during the occurrence and continuation of a Default or Event of Default.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, Icahn Enterprises shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by Icahn Enterprises.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest or Other Liquidated Damages on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Icahn Enterprises or any Guarantor may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)	the Fair Market Value of such assets at the date of determination; and
(b)	the amount of the Indebtedness of the other Person.

Limitation on Liens

Neither Icahn Enterprises nor any Guarantor will, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) secure any then outstanding Indebtedness by granting a Lien upon, any Principal Property of Icahn Enterprises or any Guarantor, now owned or hereafter acquired by Icahn Enterprises or any Guarantor, without effectively providing that the Notes and the Note Guarantee shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

(1)	Liens on any Principal Property acquired after the Issuance Date to secure or provide for the payment of the purchase price or acquisition cost thereof;
(2)	Liens on Principal Property acquired after the Issuance Date existing at the time such Principal Property is acquired;
(3)	Liens on any Principal Property acquired from a corporation merged with or into Icahn Enterprises or any Guarantor;
(4)	Liens in favor of Icahn Enterprises or any Guarantor;

(5)	Liens in existence on any Principal Property on the Issuance Date;
(6)	Liens on any Principal Property constituting unimproved real property constructed or improved after the Issuance Date to secure or provide for the payment or cost of such construction or improvement;
(7)	Liens in favor of, or required by, governmental authorities;
(8)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insure carriers under insurance arrangements;
(9)	Liens for taxes, assessments or governmental charges or statutory liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business or in the improvement or repair of any Principal Property not yet due or which are being contested in good faith by appropriate proceedings;
(10)	any judgment attachment or judgment Lien not constituting an Event of Default;
(11)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and in the improvement or repair of any Principal Property and which obligations are not expressly prohibited by the Indenture;
(12)	Liens to secure Indebtedness of Icahn Enterprises or any Guarantor attributable to Bad Boy Guarantees;
(13)	Liens in favor of the trustee and required by the covenant “Maintenance of Interest Coverage”;
(14)	Liens to secure margin Indebtedness; provided that such Liens are secured solely by the applicable margin securities; or
(15)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (14), inclusive;

provided that in the case of clauses (1), (2) and (3) such Liens shall only extend to the Principal Property so acquired (including through any merger or consolidation) and not to any other Principal Property of Icahn Enterprises or any Guarantor.

Maintenance of Interest Coverage

On each Quarterly Determination Date, the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors will be at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date; provided that, in the event that the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors is less than 1.5 to 1.0 for such four consecutive fiscal quarters, the Issuers shall be deemed to have satisfied this maintenance test if there is deposited, within 2 Business Days of such Quarterly Determination Date, an amount in cash such that the deposited funds, together with any funds previously deposited pursuant to this covenant (and that have not been paid out or otherwise released) are in an amount equal to the Issuers’ obligations to pay interest on the Notes for one year; provided further, that the Issuers shall grant to the trustee, on behalf of the holders of the Notes, a first priority security interest in such deposited funds. At any subsequent Quarterly Determination Date, if the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors is at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date, such deposited funds will be released from the security interest granted to the trustee and paid to or at the direction of Icahn Enterprises.

Maintenance of Total Unencumbered Assets

On each Quarterly Determination Date, the ratio of Total Unencumbered Assets to the then outstanding principal amount of the Unsecured Indebtedness will be greater than 1.5 to 1.0 as of the last day of the fiscal quarter most recently completed.

Compliance with Law

Each of Icahn Enterprises and any Guarantor will comply in all material respects with all applicable laws, rules and regulations.

No Investment Company

Neither Icahn Enterprises nor any Guarantor will register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, except as required in order to comply with law.

Merger, Consolidation or Sale of Assets

Icahn Enterprises will not: (1) consolidate or merge with or into another Person (whether or not Icahn Enterprises, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Icahn Enterprises in one or more related transactions, to another Person, unless:

(1)	either: (a) Icahn Enterprises is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)	the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Icahn Enterprises under the Notes, the Indenture and the registration rights agreement and upon such assumption such Person will become the successor to, and be substituted for, Icahn Enterprises thereunder and all references to Icahn Enterprises in each thereof shall then become references to such Person and such Person shall thereafter be able to exercise every right and power of Icahn Enterprises thereunder;
(3)	immediately after such transaction no Default or Event of Default exists;
(4)	Icahn Enterprises or the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)	Icahn Enterprises has delivered to the trustee an Officers’ Certificate and opinion of counsel, which may be an opinion of in-house counsel of Icahn Enterprises or an Affiliate, each stating that such transaction complies with the terms of the Indenture.

Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of Icahn Enterprises’ properties or assets to:

(1)	an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change Icahn Enterprises into a corporation or other form of business entity or to change the jurisdiction of formation of Icahn Enterprises and such transaction does not cause the realization of any material federal or state tax liability that will be paid by Icahn Enterprises or any of its Subsidiaries (including Icahn Enterprises Holdings). For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Adjusted Net Worth of Icahn Enterprises and its Subsidiaries (including Icahn Enterprises Holdings) on a consolidated basis; or
(2)	any Person; provided that the sum of (x) the Fair Market Value of properties or assets of Icahn Enterprises not sold, assigned, transferred, conveyed or otherwise disposed of plus (y) Cash Equivalents and marketable securities received by Icahn Enterprises as consideration (measured at aggregate Fair Market Value), determined at the time of the execution of such relevant agreement, for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of Icahn Enterprises’ properties or assets, is at least 1.50 times the aggregate principal amount of all outstanding Indebtedness of Icahn Enterprises and any Guarantor (including the Notes). In any transaction referred to in this clause (2), and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such Person shall not be liable for and release such Person from, any obligation of Icahn Enterprises’ under the Indenture and the Notes and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.

Icahn Enterprises or the Person formed by or surviving any merger or consolidation will not have to comply with clause (4) above in connection with any merger or consolidation if the effect of the merger or consolidation is to cause the Capital Stock of Icahn Enterprises not owned by the Principal, a Related Party or any Affiliate of the Principal to be retired or extinguished for consideration that was provided by the Principal, a Related Party or an Affiliate of the Principal (other than Icahn Enterprises or its Subsidiaries (including Icahn Enterprises Holdings) or the Person formed by or surviving any merger or consolidation) and the Partners’ Equity immediately after giving effect to the merger or consolidation is not less than the Partners’ Equity immediately prior to such merger or consolidation.

In addition, Icahn Enterprises may not lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. In the case of a lease of all or substantially all of the assets of Icahn Enterprises, Icahn Enterprises will not be released from its obligations under the Notes or the Indenture, as applicable.

Icahn Enterprises Holdings will not: (1) consolidate or merge with or into another Person (whether or not Icahn Enterprises Holdings, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Icahn Enterprises Holdings in one or more related transactions, to another Person; unless:

(1)	either: (a) Icahn Enterprises Holdings is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any stare of the United States or the District of Columbia;
(2)	the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Icahn Enterprises Holdings under the Note Guarantee (and becomes a Guarantor), the Notes, the Indenture and the registration rights agreement, and upon such assumption such Person will become the successor to, and be substituted for, Icahn Enterprises Holdings thereunder, and all references to Icahn Enterprises Holdings in each thereof shall than become references to such Person and such Person shall thereafter be able to exercise every right and power of Icahn Enterprises Holdings thereunder;
(3)	immediately after such transaction no Default or Event of Default exists;
(4)	Icahn Enterprises Holdings or the Person formed by or surviving any such consolidation or merger (if other than Icahn Enterprises), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(5)	Icahn Enterprises Holdings has delivered to the trustee an Officers’ Certificate and opinion of counsel which may be an opinion of in-house counsel of Icahn Enterprises or an Affiliate, each stating that such transaction complies with the terms of the Indenture.

Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of Icahn Enterprises Holdings’ properties or assets to:

(1)	an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change Icahn Enterprises Holdings into a corporation or other form of business entity or to change the jurisdiction of formation of Icahn Enterprises Holdings and such transaction does not cause the realization of any material federal or state tax liability that will be paid by Icahn Enterprises Holdings or any of its Subsidiaries. For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Adjusted Net Worth of Icahn Enterprises and its Subsidiaries (including Icahn Enterprises Holdings) on a consolidated basis;
(2)	any Person; provided that the sum of (x) the Fair Market Value of properties or assets of Icahn Enterprises not sold, assigned, transferred, conveyed or otherwise disposed of plus (y) Cash Equivalents and marketable securities received by Icahn Enterprises as consideration (measured at aggregate Fair Market Value), determined at the time of the execution of such relevant agreement, for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of Icahn Enterprises Holdings’ properties or assets, is at least 1.50 times the aggregate principal amount of all outstanding Indebtedness of Icahn Enterprises and any Guarantor (including the Notes); or
(3)	any Person; provided that (x) the sum of (i) the Fair Market Value of properties or assets of Icahn Enterprises not sold, assigned, transferred, conveyed or otherwise disposed of plus (ii) Cash Equivalents and marketable securities received by Icahn Enterprises Holdings as consideration (measured at aggregate Fair Market Value), determined at the time of the execution of such relevant agreement, for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of Icahn Enterprises Holdings’ properties or assets, is at least 1.50 times the aggregate principal amount of all outstanding Indebtedness of Icahn Enterprises and any Guarantor (including the Notes), and (y) Icahn Enterprises Holdings remains a Subsidiary of Icahn Enterprises.

In any transaction referred to in clause (2) or (3) above, and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such other Person shall not be liable for and shall be released from any obligation of Icahn Enterprises’ or Icahn Enterprises Holdings’ under the Indenture, the Notes and the Note Guarantees, and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Icahn Enterprises, Icahn Enterprises Holdings or any one or more Guarantors; or
(2)	any sale, assignment, transfer, conveyance or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents, or any purchase of property and assets, including, without limitation, securities, debt obligations or Capital Stock, with Cash Equivalents.

Transactions with Affiliates

Icahn Enterprises will not, and will not permit any of its Subsidiaries (including any Guarantor) to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, any Affiliate of Icahn Enterprises (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Icahn Enterprises or the relevant Subsidiary (including any Guarantor) than those that would have been obtained in a comparable transaction by Icahn Enterprises or such Subsidiary (including any Guarantor) with an unrelated Person as determined in good faith by the Board of Directors of Icahn Enterprises; and
(2)	Icahn Enterprises delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of Icahn Enterprises set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Icahn Enterprises; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate exchange of consideration in excess of $10.0 million, an opinion as to the fairness to Icahn Enterprises or such Subsidiary (including any Guarantor) of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Icahn Enterprises or any of its Subsidiaries (including any Guarantor) in the ordinary course of business and payments pursuant thereto including payments or reimbursement of payments by Icahn Enterprises GP with respect to any such agreement, plan or arrangement entered into by Icahn Enterprises GP with respect to or for the benefit of officers or directors of Icahn Enterprises GP (other than any such agreements, plans or arrangements entered into by Icahn Enterprises or any of its Subsidiaries (including Icahn Enterprises Holdings) with Carl Icahn (other than employee benefit plans and officer or director indemnification agreements generally applicable to officers and directors of Icahn Enterprises GP, Icahn Enterprises or its Subsidiaries (including Icahn Enterprises Holdings));
(2)	transactions between or among Icahn Enterprises, any Guarantor and/or their respective Subsidiaries (except any Subsidiaries of which Carl Icahn or Affiliates of Carl Icahn (other then Icahn Enterprises, Icahn Enterprises Holdings or their Subsidiaries) own more than 10% of the Voting Stock) other than as a result of Mr. Icahn and/or Affiliates of Mr. Icahn having made one or more investments in such Subsidiary at or about the same time and at such time on substantially the same terms as investments that were made in such Person by one or more of the investment vehicles (commonly knows as “hedge funds” or “controlled” or “managed” accounts, “pooled investment vehicles” or similar investment vehicles), directly or indirectly, advised, operated, controlled or managed by the Issuers, the Guarantor or any of their Subsidiaries;
(3)	transactions between or among Icahn Enterprises, any Guarantor and/or their respective Subsidiaries, on the one hand, with any Person that is a Portfolio Company, on the other hand;
(4)	payment (or reimbursement of payments by Icahn Enterprises GP) of directors’ fees to Persons who are not otherwise Affiliates of Icahn Enterprises;
(5)	any issuance of Equity Interests (other than Disqualified Stock) and Preferred Unit Distributions of Icahn Enterprises to Affiliates of Icahn Enterprises;
(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments”;
(7)	transactions between Icahn Enterprises and/or any of its Subsidiaries (including any Guarantor), on the one hand, and other Affiliates, on the other hand, for the provision of goods or services in the ordinary course of business by such other Affiliates; provided that such other Affiliate is in the business of providing such goods or services in the ordinary course of business to unaffiliated third parties and the terms and pricing for such goods and services overall are not less favorable to Icahn Enterprises and/or its Subsidiaries (including Icahn Enterprises Holdings) than the terms and pricing upon which such goods and services are provided to unaffiliated third parties;
(8)	the provision or receipt of accounting, financial, management, information technology and other ancillary services to or from Affiliates, provided that Icahn Enterprises or its Subsidiaries (including any Guarantor) in the case of the provision of such services, are paid a fee not less than its out of pocket costs and allocated overhead (including a portion of salaries and benefits) and in the case of the receipt of such services, paid a fee not more than such Person’s out-of-pocket costs and allocated overhead (including a portion of salaries and benefits), in each case, as determined by Icahn Enterprises in its reasonable judgment;
(9)	the license of a portion of office space pursuant to an amended and restated license agreement, dated as of August 8, 2007, between Icahn Enterprises Holdings and Icahn Associates LLC and any renewal thereof;
(10)	the payment to Icahn Enterprises GP and reimbursements of payments made by Icahn Enterprises GP of expenses relating to Icahn Enterprises’, Icahn Enterprises Holdings’ or any Guarantors’ status as a public company;
(11)	payments by Icahn Enterprises Holdings, Icahn Enterprises or any Subsidiary to Icahn Enterprises GP in connection with services provided to Icahn Enterprises Holdings, Icahn Enterprises or any Subsidiary in accordance with the Icahn Enterprises Partnership Agreement;
(12)	the Acquisitions; and
(13)	payments pursuant to the Shared Services Agreement dated as of August 8, 2007, among Icahn & Co. LLC, Icahn Enterprises Holdings and Icahn Capital Management.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuers will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such reports; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers’ consolidated financial statements by the Issuers’ certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and, if the SEC will not accept such a filing, will post the reports on its website within those time periods.

If, at any time, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuers will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers’ filings for any reason, the Issuers will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuers were required to file those reports with the SEC.

In addition, the Issuers agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default with respect to each series of Notes:

(1)	default in payment when due and payable, upon redemption or otherwise, of principal or premium, if any, on the Notes of that series;
(2)	default for 30 days or more in the payment when due of interest or Special Interest on the Notes of that series;
(3)	failure by the Issuers to call or cause to be called for redemption or to purchase or cause to be called any Notes of that series, in each case when required under the Indenture;
(4)	failure by Icahn Enterprises or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions “— Restricted Payments” or “— Incurrence of Indebtedness and Issuance of Preferred Stock”;
(5)	failure by Icahn Enterprises or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions “— Maintenance of Interest Coverage” or “— Maintenance of Total Unencumbered Assets”;
(6)	failure by the Issuers or any Guarantor for 60 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the Notes of any particular series then outstanding to comply with any of their other agreements in the Indenture or the Notes or the Note Guarantee;
(7)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Guarantor or default on any Guarantee (excluding any Bad-Boy Guarantee) by the Issuers or Icahn Enterprises Holdings of Indebtedness for money borrowed, whether such Indebtedness or Guarantee now exists or is created after the Issuance Date, which default (a) is caused by a failure to pay when due at final maturity (giving effect to any grace period or waiver related thereto) the principal of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness as to which Icahn Enterprises or any Guarantor is obligated to pay, together with the principal amount of any other such Indebtedness under which a Payment Default then exists or with respect to which the maturity thereof has been so accelerated or which has not been paid at maturity as to which Icahn Enterprises or any Guarantor is obligated to pay, aggregates $10.0 million or more;
(8)	failure by the Issuers or any Guarantor to pay final judgments aggregating in excess of $10.0 million, which final judgments remain unpaid, undischarged or unstayed for a period of more than 60 days after such judgment becomes a final judgment;
(9)	except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Icahn Enterprises Holdings or any other Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and
(10)	certain events of bankruptcy or insolvency with respect to Icahn Enterprises or any Guarantor that is a Significant Subsidiary.

If any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing, the holders of more than 25% in principal amount of the then outstanding Notes of the applicable series may declare the principal, premium, if any, interest, Special Interest, if any, and any other monetary obligations on all the Notes of that series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers or any Guarantor that is a Significant Subsidiary all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes with respect to a series of Notes may direct the trustee in its exercise of any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture that the trustee determines may be unduly prejudicial to the rights of other holders of Notes of that series or that may involve the trustee in personal liability. The trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interests of the holders of the Notes of the applicable series. In addition, the trustee shall have no obligation to accelerate the Notes with respect to a series of Notes if in the best judgment of the trustee acceleration is not in the best interest of the holders of the Notes of the applicable series.

At any time after a declaration of acceleration with respect to the Notes and subject to certain conditions, the holders of a majority in aggregate principal amount of Notes outstanding with respect to a series of Notes may rescind and cancel such acceleration and its consequences subject to the conditions set forth in the Indenture.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding with respect to a series of Notes by notice to the trustee may on behalf of the holders of all of the Notes of that series waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any note.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture, and the Issuers will be required, within ten Business Days, upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator, manager (or managing member) direct or indirect member, partner or stockholder of the Issuers, Icahn Enterprises Holdings, Icahn Enterprises GP or any additional Guarantor shall have any liability for any obligations of the Issuers, Icahn Enterprises Holdings, Icahn Enterprises GP or any additional Guarantor under the Notes, the Indenture, any Note Guarantee or for any claim based on, in respect of, or by reason of such obligations or its creation. Each holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Covenant Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of any of their Subsidiaries or Icahn Enterprises Holdings released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to any series of Notes or any Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to such series of Notes.

In order to exercise Covenant Defeasance, in addition to any other requirements specified in the Indenture:

(1)	the Issuers must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, interest and Special Interest, if any, due on the outstanding Notes of such series on the stated maturity date or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture;
(2)	no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;
(3)	such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound;

(4)	the Issuers shall have delivered to the trustee an opinion of counsel, which may be an opinion of in-house counsel to Icahn Enterprises or an Affiliate, containing customary assumptions and exceptions, to the effect that upon and immediately following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable law;
(5)	the Issuers shall have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of Notes over other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of Icahn Enterprises or others; and
(6)	the Issuers shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel in the United Stares, which may be an opinion of in-house counsel to Icahn Enterprises or an Affiliate (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged with respect to any series of Notes and will cease to be of further effect as to all Notes of such series issued thereunder, when:

(1)	either:
(a)	all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Icahn Enterprises, have been delivered to the trustee for cancellation; or
(b)	all Notes of such series that have not been delivered to the trustee for cancellation (1) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of the Issuers, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the trustee for cancellation for principal and premium, if any, and accrued but unpaid interest to the date of maturity or redemption;
(2)	no Default of Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;
(3)	the Issuers have paid or caused to be paid all sums payable by it under the Indenture with respect to such series; and
(4)	the Issuers or any Guarantor have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding of the affected series (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Note Guarantee may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes of the affected series (including consents obtained in connection with a tender offer or exchange offer for Notes) in accordance with the requirements of the Indenture.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
(2)	reduce the principal of or change the fixed maturity of any Note or provide that any Note is redeemable at an earlier date or for a price less than provided in the Indenture;
(3)	reduce the rate of or change the time for payment of interest on any Note;
(4)	waive a Default or Event of Default in the payment of principal of, premium or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);
(5)	make any Note payable in money other than that stated in the Notes;
(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;
(7)	release Icahn Enterprises Holdings or any other Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or
(8)	make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers, the Guarantors and the trustee together may amend or supplement the Indenture, any Note Guarantee or the Notes to cure any ambiguity, defect or inconsistency, to comply with the covenant relating to mergers, consolidations and sales of assets, to provide for uncertificated Notes in addition to or in place of certificated Notes, to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes, which intent may be evidenced by an Officers’ Certificate to that effect, to provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of the Notes and any Note Guarantee in the case of a merger, consolidation or asset sale, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the trustee, should it become a creditor (other than in connection with the Indenture) of the Issuers or Icahn Enterprises Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest under applicable law it must eliminate such conflict within 90 days or resign, or otherwise comply with applicable law.

The holders of a majority in aggregate principal amount of the then outstanding Notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture is and the Notes will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof. The issuance of the Notes and the Note Guarantee will also be subject to a certain extent to the laws of the jurisdiction of formation of Icahn Enterprises.

Additional Information

Any holder of the Notes or prospective investor may obtain a copy of the Indenture without charge by writing to Dominick Ragone, Chief Financial Officer at Icahn Enterprises L.P., 142 West 57th Street, Fifth Floor, New York, New York 10019.

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more exchange notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to any account of a direct or indirect participant in DTC as described below. Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and
(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Subject to DTC’s applicable procedures, a Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;
(2)	the Issuers, at their option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)	such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and
(2)	the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:
(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;
(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and
(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 of the Securities Act (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian (DWAC) system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of these Notes. See “— Additional Information.”

The Issuers, Icahn Enterprises Holdings and the initial purchaser will enter into the registration rights agreement on or prior to the closing of this offering. Pursuant to the registration rights agreement, the Issuers and Icahn Enterprises Holdings will agree to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers and Icahn Enterprises Holdings will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange Notes.

If:

(1)	the Issuers and Icahn Enterprises Holdings are not:
(a)	required to file the Exchange Offer Registration Statement; or
(b)	permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or
(2)	any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th business day following consummation of the Exchange Offer that:
(a)	it is prohibited by law or SEC policy from participating in the Exchange Offer;
(b)	it may not resell the exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or
(c)	it is a broker-dealer and owns Notes acquired directly from the Issuers or an Affiliate of the Issuers.

then the Issuers and Icahn Enterprises Holdings will file with the SEC a Shelf Registration Statement (as defined in the registration rights agreement) to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each note until the earliest to occur of:

(1)	the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;
(2)	following the exchange by a broker-dealer in the Exchange Offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;
(3)	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or
(4)	the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement will provide that:

(1)	the Issuers and Icahn Enterprises Holdings will file an Exchange Offer Registration Statement with the SEC on or prior to 120 days after the Issuance Date;

(2)	the Issuers and Icahn Enterprises Holdings will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 210 days after the Issuance Date;
(3)	unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Issuers and Icahn Enterprises Holdings will:
(a)	commence the Exchange Offer; and
(b)	use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and
(4)	if obligated to file the Shelf Registration Statement, Icahn Enterprises will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(1)	the Issuers and Icahn Enterprises Holdings fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;
(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);
(3)	the Issuers and Icahn Enterprises Holdings fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or
(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Issuers and Icahn Enterprises Holdings will pay Special Interest to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder.

The amount of the Special Interest will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of Notes.

All accrued Special Interest will be paid by the Issuers and Icahn Enterprises Holdings on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

Holders of Notes will be required to make certain representations to the Issuers and Icahn Enterprises Holdings (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify the Issuers and Icahn Enterprises Holdings against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration

Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisitions” means:

(1)	the ARI Acquisition;
(2)	the Viskase Acquisition;
(3)	the transactions contemplated by clauses (1) and (2), above, including but not limited to the registration rights agreement to be entered into between Icahn Enterprises and the other signatories thereto.

“Adjusted Controlled Entity Net Worth” as of any date means, the total shareholders’ equity (or if Icahn Enterprises were not a corporation, the equivalent account) of Icahn Enterprises and its Subsidiaries on a consolidated basis minus equity attributable to non-controlling interests, determined in conformity with GAAP reflected on the consolidated balance sheet of Icahn Enterprises as of the last day of the fiscal quarter most recently completed before the date of determination for which financial statements are then available, but taking into account any change in total shareholders’ equity (or the equivalent account) as a result of any (x) Restricted Payments made, (y) asset sales or (z) contributions to equity or from the issuance or sale of Equity Interests (excluding Disqualified Stock) or from the exchange or conversion (other than to Disqualified Stock) of Disqualified Stock or debt securities, completed since such fiscal quarter end; provided, however, that all acquisitions by Icahn Enterprises or any of its Subsidiaries after December 31, 2009 from an Affiliate that would be accounted for as a pooling of interest transaction under GAAP will instead be accounted for using the purchase method for purposes of calculating Adjusted Controlled Entity Net Worth.

“Adjusted Net Worth” of any specified Person as of any date means, the total shareholders’ equity (or if such Person were not a corporation, the equivalent account) of such Person and its Subsidiaries on a consolidated basis determined in conformity with GAAP reflected on the consolidated balance sheet of such Person as of the last day of the fiscal quarter most recently completed before the date of determination for which financial statements are then available, but taking into account any change in total shareholders’ equity (or the equivalent account) as a result of any (x) Restricted Payments made, (y) asset sales or (z) contributions to equity or from the issuance or sale of Equity Interests (excluding Disqualified Stock) or from the exchange or conversion (other than to Disqualified Stock) of Disqualified Stock or debt securities, completed since such fiscal quarter end; provided, however, that all acquisitions by such Person after December 31, 2009 from an Affiliate that would be accounted for as a pooling of interest transaction under GAAP will instead be accounted for using the purchase method for purposes of calculating such Person’s Adjusted Net Worth.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“ARI Acquisition” means the acquisition by Icahn Enterprises or its Subsidiaries from Modal LLC, Caboose Holding LLC and Barberry Corp., or their assignees, of all of their respective shares of American Railcar Industries, Inc. (“ARI”), representing no less than 11,500,000 shares (as adjusted for any split, subdivision, consolidation or reclassification) of the common stock of ARI for consideration comprised solely of Common Units.

“Bad Boy Guarantees” means the Indebtedness of any specified Person attributable to “bad boy” indemnification or Guarantees, which Indebtedness would be non-recourse to Icahn Enterprises and Icahn Enterprises Holdings other than recourse relating to the specific events specified therein, which such events shall be usual and customary exceptions typically found in non-recourse financings at such time as determined by management in its reasonable judgment.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of the managing member; and
(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such jurisdictions are authorized or required by law or other governmental action to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from each of (1), (2), (3) and (4) above any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and
(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cash Flow of Icahn Enterprises and the Guarantors” means, with respect to any period, the Net Income of Icahn Enterprises and the Guarantors for such period plus, without duplication:

(1)	provision for taxes based on income or profits of Icahn Enterprises and the Guarantors or any payments of Tax Amounts by Icahn Enterprises for such period, to the extent that such provision for taxes or such payments of Tax Amounts were deducted in computing such Net Income of Icahn Enterprises or any Guarantor; plus
(2)	the Fixed Charges of Icahn Enterprises or any Guarantor for such period, to the extent that such Fixed Charges of Icahn Enterprises and such Guarantor were deducted in computing such Net Income of Icahn Enterprises and such Guarantor; plus
(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Icahn Enterprises and any Guarantor for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income of Icahn Enterprises and any Guarantor; plus
(4)	Cash and Cash Equivalents received by or paid to Icahn Enterprises or any Guarantor from investments or from any of its Subsidiaries (other than from any Guarantor); minus
(5)	non-cash items increasing such Net Income of Icahn Enterprises and any Guarantor for such period, other than the accrual of revenue in the ordinary course of business,

in each case, consolidating such amounts for Icahn Enterprises and any Guarantor but excluding any net income, provision for taxes, fixed charges, depreciation, amortization or other amounts of any of the Subsidiaries of Icahn Enterprises (other than any Guarantor) and otherwise determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer, conveyance or other disposition by Icahn Enterprises or Icahn Enterprises Holdings (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Icahn Enterprises or Icahn Enterprises Holdings to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the

Principal or a Related Party; provided, however, that (x) if the sum of (i) the Fair Market Value of properties or assets of Icahn Enterprises or Icahn Enterprises Holdings, as the case may be, not sold, transferred, conveyed or otherwise disposed of plus (ii) the Cash Equivalents and marketable securities received by Icahn Enterprises or Icahn Enterprises Holdings, as the case may be, as consideration (measured at aggregate Fair Market Value), determined at the time of execution of each relevant agreement, for such sale, lease, transfer, conveyance or other disposition of properties or assets, is at least 1.50 times the aggregate amount of all outstanding Indebtedness of Icahn Enterprises and any Guarantor (including the Notes), then such transaction shall not be deemed a Change of Control and (y) any sale, assignment, transfer or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents or purchase of property, assets or Capital Stock with Cash Equivalents, will not constitute a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets for purposes of this clause (1);
(2)	the adoption of a plan relating to the liquidation or dissolution of Icahn Enterprises;
(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principal or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of a Controlling Entity of Icahn Enterprises, measured by voting power rather than number of shares;
(4)	the first day on which a majority of the members of the Board of Directors of the Controlling Entity are not Continuing Directors; or
(5)	for so long as Icahn Enterprises is a partnership, at such time that the general partner of Icahn Enterprises is no longer at least one of the following: (w) the Principal, (x) a Related Party, (y) an Affiliate of the Principal or (z) an Affiliate of a Related Party.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Common Units” means depositary units of Icahn Enterprises, representing its limited partner interests.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of net income (loss) of such Person, on a consolidated basis with its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or any dividends or distributions paid pursuant to clause (10) of the second paragraph of the covenant described under the caption “Certain Covenants — Restricted Payments”; provided that:

(1)	the Net Income of any Person that is accounted for by the equity method of accounting or that is a Subsidiary will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;
(2)	the Net Income of any of its Subsidiaries will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and
(3)	the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Icahn Enterprises who:

(1)	was a member of such Board of Directors on the date of the Indenture; or
(2)	was nominated for election or elected to such Board of Directors with the approval of the Principal or any of the Related Parties or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise and “Controlled” has a corresponding meaning.

“Controlling Entity” means (1) for so long as Icahn Enterprises is a partnership, any general partner of Icahn Enterprises, (2) if Icahn Enterprises is a limited liability company, any managing member of Icahn Enterprises or (3) if Icahn Enterprises is a corporation, Icahn Enterprises.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Icahn Enterprises or any Guarantor to repurchase such Capital Stock upon the occurrence of a change of control, event of loss, an asset sale or other special redemption event will not constitute Disqualified Stock if the terms of such Capital Stock provide that Icahn Enterprises or any Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” or where the funds to pay for such repurchase was from the net cash proceeds of such Capital Stock and such net cash proceeds was set aside in a separate account to fund such repurchase. Furthermore, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Icahn Enterprises or any Guarantor to redeem such Capital Stock, including, without limitation, upon maturity will not constitute Disqualified Stock if the terms of such Capital Stock provide that Icahn Enterprises or any Guarantor may redeem such Capital Stock for other Capital Stock that is not Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Icahn Enterprises and its Subsidiaries (including any Guarantor) may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, and by way of example, the Preferred Units, as in effect on the date of the Indenture, do not constitute Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Icahn Enterprises (other than an offer and sale relating to equity securities issuable under any employee benefit plan of Icahn Enterprises) or a capital contribution in respect of Capital Stock (other than Disqualified Stock) of Icahn Enterprises.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Existing Indebtedness” means up to $1,951 million in aggregate principal amount of Indebtedness of Icahn Enterprises and any Guarantor, in existence on the Issuance Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Icahn Enterprises (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors” means the ratio of the Cash Flow of Icahn Enterprises and the Guarantors for such period to the Fixed Charges of Icahn Enterprises and the Guarantors for such period. In the event that Icahn Enterprises, the Guarantors or any Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors is being calculated and on or prior to the Quarterly Determination Date for which the calculation of the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors is being made (the “Calculation Date”), then the Fixed Charge Coverage Ratio of Icahn Enterprises and the Guarantors will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person, including through mergers or consolidations, or any Person acquired by the specified Person, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;
(2)	the Cash Flow of Icahn Enterprises and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3)	the Fixed Charges of Icahn Enterprises and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that such Fixed Charges of Icahn Enterprises and the Guarantors are equal to or less than the Cash Flow of Icahn Enterprises and the Guarantors from the related discontinued operation excluded under clause (3) for such period; and
(4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges of Icahn Enterprises and the Guarantors” means, with respect to any period, the sum, without duplication, of:

(1)	the interest expense of Icahn Enterprises, and any Guarantor for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(2)	the interest expense of Icahn Enterprises and any Guarantor that was capitalized during such period; plus
(3)	any interest on Indebtedness of another Person that is guaranteed by Icahn Enterprises or any Guarantor (other than Bad Boy Guarantees unless such Bad Boy Guarantee is called upon) or secured by a Lien on assets of Icahn Enterprises or any additional Guarantor, whether or not such Guarantee or Lien is called upon; provided that for purposes of calculating interest with respect to Indebtedness that is Guaranteed or secured by a Lien, the principal amount of Indebtedness will be calculated in accordance with the last two paragraphs of the definition of Indebtedness; plus
(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of Icahn Enterprises, other than dividends on preferred stock to the extent payable in Equity Interests of Icahn Enterprises (other than Disqualified Stock) or dividends on preferred equity payable to Icahn Enterprises, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of Icahn Enterprises (however, for so long as Icahn Enterprises is a partnership or otherwise a pass-through entity for federal income tax purposes, the combined federal, state and local income tax rate shall be the rate that was utilized to calculate the Tax Amount of Icahn Enterprises to the extent that the Tax Amount was actually distributed with respect to such period (and if less than the Tax Amount is distributed, such rate shall be proportionately reduced) and if no Tax Amount was actually distributed with respect to such period, such combined federal, state and local income tax rate shall be zero), expressed as a decimal; provided that this clause (4) will not include any Preferred Unit Distribution paid in additional Preferred Units, in each case, determined on a consolidated basis between Icahn Enterprises and any Guarantor but on a non-consolidated basis with the Subsidiaries of Icahn Enterprises (other than any Guarantor) and otherwise in accordance with GAAP.

“Former Employees” means a former member of management of Icahn Enterprises (or any of its Subsidiaries (including any Guarantors)), other than the Principal, who voluntarily or upon any other termination is no longer employed by any of Icahn Enterprises or any of its Subsidiaries (including any Guarantors) and who holds Equity Interests that are required to be redeemed or purchased pursuant to any contractual requirements upon such termination of employment.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or other national government, any state, province or any city or other political subdivision, including, without limitation, the State of Nevada or the State of New Jersey, whether now or hereafter existing, or any officer or official thereof and any other agency with authority thereof to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Principal, its Related Parties, the Issuers or any of their respective Subsidiaries or Affiliates.

“Gaming Law” means any gaming law or regulation of any jurisdiction or jurisdictions to which the Issuers or any of their Subsidiaries (including Icahn Enterprises Holdings) is, or may at any time after the issue date be, subject.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any Subsidiary of Icahn Enterprises (initially only Icahn Enterprises Holdings) that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Icahn Enterprises” means Icahn Enterprises L.P.

“Icahn Enterprises Finance” means Icahn Enterprises Finance Corp.

“Icahn Enterprises GP” means Icahn Enterprises G.P. Inc.

“Icahn Enterprises Holdings” means Icahn Enterprises Holdings L.P.

“Icahn Enterprises Partnership Agreement” means Icahn Enterprises’ Amended and Restated Agreement of Limited Partnership, dated May 12, 1987 as amended February 22, 1995, August 16, 1996, May 9, 2002, June 29, 2005, September 17, 2007 and December 17, 2007, as the same may be amended from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)	in respect of banker’s acceptances;
(4)	representing Capital Lease Obligations;
(5)	representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or
(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date attributable to a Guarantee shall be the maximum principal amount guaranteed by such specified Person as of such date; provided, however, that Guarantees non-recourse to such specified Person that are limited to Liens on the assets of the specified Person shall be the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) maximum principal amount guaranteed by such specified Person.

The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness with original issue discount, (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of the Indebtedness of the other Person to the extent so secured. Notwithstanding anything in the Indenture to the contrary, Indebtedness of Icahn Enterprises, Icahn Enterprises Holdings or any Note Guarantor shall not include any Indebtedness that has been either satisfied and discharged or defeased through covenant defeasance or legal defeasance.

“Issuance Date” means the closing date for the sale and original issuance of the Notes.

“Issuers” means Icahn Enterprises and Icahn Enterprises Finance, collectively.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person for any four consecutive fiscal quarter period, the net income (loss) of such Person determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Note Guarantee” means the Guarantee by any Subsidiary of Icahn Enterprises of the Issuers’ obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture which initially will only be by Icahn Enterprises Holdings.

“Notes” means Icahn Enterprises’ 7¾% senior Notes due 2016 and 8% senior Notes due 2018.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Icahn Enterprises GP or Icahn Enterprises Finance by two Officers (or if a limited liability company, two Officers of the managing member of such limited liability company) of Icahn Enterprises GP or Icahn Enterprises Finance, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Icahn Enterprises GP or Icahn Enterprises Finance that meets the requirements set forth in the Indenture.

“Other Liquidated Damages” means liquidated damages arising from a registration default under a registration rights agreement with respect to the registration of subordinated Indebtedness permitted to be incurred under the Indenture.

“Partners’ Equity” with respect to any Person means as of any date, the partners’ equity as of such date shown on the consolidated balance sheet of such Person and its Subsidiaries or if such Person is not a partnership, the comparable line-item on a balance sheet, each prepared in accordance with GAAP.

“Permitted Refinancing Indebtedness” means any Indebtedness of Icahn Enterprises or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Icahn Enterprises or any Guarantor (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, and Other Liquidated Damages, incurred in connection therewith);
(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and
(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, organization described in Section 501(c) of the Internal Revenue Code, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Portfolio Company” means any Person that (x) is not Icahn Enterprises or any Subsidiary of Icahn Enterprises and (y) is an Affiliate of Icahn Enterprises, if the Principal has no direct or indirect (1) Equity Interest in such Person or (2) other investment in such Person, other than, in the case of either (1) or (2), any direct or indirect Equity Interest or other investment due to (A) the direct or indirect interest of the Principal in the Issuers, the Guarantors or Icahn Enterprises GP or (B) as a result of the Principal or his Affiliates having made one or more investments in such Person at or about the same time and at such time on substantially the same terms as investments that were made in such Person by one or more of the investment vehicles (commonly known as “hedge funds” or “controlled” or “managed” accounts, “pooled investment vehicles” or similar investment vehicles), directly or indirectly, advised, operated, controlled or managed by the Issuers, the Guarantors or any of their Subsidiaries.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Preferred Units” means Icahn Enterprises’ 5% Cumulative Pay-in-Kind Redeemable Preferred Units payable on or before March 31, 2010.

“Preferred Unit Distribution” means the scheduled annual Preferred Unit distribution, payable on March 31 of each year in additional Preferred Units at the rate of 5% of the liquidation preference of $10.00 per Preferred Unit.

“Principal” means Carl Icahn.

“Principal Property” of a specified Person means any property, assets or revenue of such Person now owned or hereafter acquired.

“Quarterly Determination Date” means, in connection with Icahn Enterprises’ first, second and third fiscal quarters, the earlier of (i) the date Icahn Enterprises would have been required to file a quarterly report with the SEC on Form 10-Q if Icahn Enterprises were required to file such reports and (ii) the date Icahn Enterprises files its quarterly report with the SEC on Form 10-Q. In connection with Icahn Enterprises’ fourth fiscal quarter, the earlier of (i) the date Icahn Enterprises would have been required to file an annual report with the SEC on Form 10-K if Icahn Enterprises were required to file such a report and (ii) the date Icahn Enterprises files its annual report with the SEC on Form 10-K.

“Related Party” or “Related Parties” means (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Internal Revenue Code of 1986, as amended (the “IRC”), over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the IRC); (9) any organization described in Section 501(c) of the IRC of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition of Related Party, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” of any specified Person means any Indebtedness secured by a Lien upon the property of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issuance Date.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value, or principal prior to the date originally scheduled for the payment or accretion thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

For the avoidance of doubt, Icahn Enterprises Holdings will be deemed to be a Subsidiary of Icahn Enterprises so long as Icahn Enterprises Holdings remains a Guarantor.

“Tax Amount” means, for any period beginning on or after January 1, 2010, the combined federal, state and local income taxes, including estimated taxes, that would be payable by Icahn Enterprises if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period and owned 100% of Icahn Enterprises Holdings; provided, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if Icahn Enterprises were a Delaware corporation shall be taken into account, but only to the extent such carryforwards or attributes arise after January 1, 2010; provided, further that (i) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero and (ii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, Icahn Enterprises’ auditors). Notwithstanding anything to the contrary, the Tax Amount shall not include taxes resulting from Icahn Enterprises’ change in the status to a corporation for tax purposes.

“Taxable Income” means, for any period, the taxable income or loss of Icahn Enterprises for such period for federal income tax purposes.

“Total Unencumbered Assets” means, as of any Quarterly Determination Date, the book value of all of the assets of Icahn Enterprises and any Guarantor (including, without limitation, the Capital Stock of their Subsidiaries, but excluding goodwill and intangibles) that do not secure, by a Lien, any portion of any Indebtedness (other than assets secured by a Lien in favor of the Notes and such assets are not secured by a Lien in favor of any other Indebtedness) as of such date (determined on a consolidated basis between Icahn Enterprises and any Guarantor but not on a consolidated basis with their Subsidiaries and otherwise in accordance with GAAP).

“Unsecured Indebtedness” of Icahn Enterprises, Icahn Enterprises Holdings and any additional Guarantor means any Indebtedness of such Person that is not Secured Indebtedness.

“Variable Rate Notes” means Icahn Enterprises’ variable rate convertible Notes due 2013, issued pursuant to the Variable Rate Notes Indenture.

“Variable Rate Note Indenture” means the Indenture, dated April 5, 2007, by and among Icahn Enterprises, Icahn Enterprises Finance, Icahn Enterprises Holdings and Wilmington Trust Company, as Trustee.

“Viskase Acquisition” means the acquisition by Icahn Enterprises or its Subsidiaries from Barberry Corp., High River Limited Partnership, Koala Holding Limited Partnership and Meadow Walk Limited Partnership, or their assignees, of all of their respective shares of Viskase Companies, Inc. (“Viskase”), representing no less than 25,500,000 shares (as adjusted for any split, subdivision, consolidation or reclassification) of the common stock of Viskase for consideration comprised solely of Common Units.

“Voting Stock” means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following general discussion summarizes the material U.S. federal income tax consequences that apply to beneficial owners of the existing notes who:

(1)	acquired the existing notes at the offering price for cash,
(2)	exchange the existing notes for exchange notes in this exchange offer, and
(3)	hold the existing notes and will hold the exchange notes as “capital assets” (generally, for investment) as defined in the Code.

This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the U.S. tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

•	A broker-dealer, a dealer in securities or a financial institution that uses the mark-to-market method of accounting for securities;
•	An S corporation;
•	A bank;
•	A thrift;
•	An insurance company;
•	A tax-exempt organization;
•	A partnership or other pass-through entity;
•	Subject to the alternative minimum tax provisions of the Code;
•	Holding the existing notes or the exchange notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;
•	A person with a “functional currency” other than the U.S. dollar; or
•	A U.S. expatriate.

If you are a partner in a partnership which holds the exchange notes, you should consult your own tax advisor regarding special rules that may apply.

This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

Each holder is urged to consult his tax advisor regarding the specific federal, state, local, and foreign income and other tax considerations of participating in this exchange offer and holding and disposing of the exchange notes.

Exchange of Existing Notes for Exchange Notes

The exchange of the existing notes for the exchange notes pursuant to this exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, holders participating in this exchange offer should not recognize any income, gain or loss in connection with the exchange for U.S. federal income tax purposes. In addition, immediately after the exchange, any such holder should have the same adjusted tax basis and holding period in the exchange notes as it had in the existing notes immediately before the exchange.

Consequences of Holding the Exchange Notes

U.S. Holders

If you are a “U.S. Holder,” as defined below, this section applies to you. Otherwise, please consult the section titled “Non-U.S. Holders,” below.

Definition of U.S. Holder

You are a “U.S. Holder” if you are the beneficial owner of an exchange note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation or an entity, treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income tax regardless of its sources; or
•	a trust (i) if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or (ii) if the trust was in existence on August 20, 1996, and treated as a domestic trust on August 19, 1996, and it has elected to continue to be treated as a U.S. person.

Taxation of Interest

Subject to the discussion below under “Pre-Issuance Accrued Interest,” generally, you must include the interest on the exchange notes in your gross income as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or
•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest

A portion of the purchase price of the existing notes is attributable to interest accrued for the period starting from July 15, 2010, through the date the existing notes were issued, which we refer to as ``pre-issuance accrued interest.” We intend to take the position that a portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the exchange notes. Amounts treated as a return of pre-issuance accrued interest will not be taxable when received but will reduce your adjusted tax basis in the exchange notes by a corresponding amount.

Bond Premium

You will be considered to have purchased the exchange notes at a premium equal to the excess of the purchase price for the existing notes that were exchanged for exchange notes (excluding any amount properly allocable to pre-issuance accrued interest) over the principal amount and may elect to amortize such premium as an offset to interest income, using a constant yield method, over the remaining term of the exchange notes (or if it results in a smaller amortizable premium attributable to the period of earlier call date, with reference to the amount payable on earlier call date). In addition, the election generally will apply to all taxable debt instruments held by you during or after the taxable year for which the election is made and may not be revoked without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the exchange notes by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in an exchange note and will decrease the gain or increase the loss otherwise recognized upon the disposition of the exchange note. Therefore, if you do not elect to amortize premium and hold an exchange note to maturity, you generally will be required to treat the premium as capital loss when the exchange note matures.

Additional Payments

As discussed above in the sections entitled “Description of Notes — Optional Redemption” and “— Repurchase at the Option of Holders — Change of Control”, we may be required to make payments of additional amounts if we call the Notes for redemption or if we repurchase the Notes at the option of the holders upon the occurrence of a change of control. We intend to take the position that the exchange notes should not be treated as contingent payment debt instruments because of such additional payments, and this disclosure assumes that our position will be respected. This position is based in part on assumptions regarding the possibility, as of the date of issuance of the existing notes that were exchanged for exchange notes, that such additional amounts will have to be paid. Assuming such position is respected, any additional amounts paid to you pursuant to any redemption or repurchase would be taxable as described below in ``— Sale or Other Taxable Disposition of the Exchange Notes.” If the IRS successfully challenged this position, and the exchange notes were treated as contingent payment debt instruments, you could be required to accrue interest income at a rate higher than the rate that would otherwise apply and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or other taxable disposition of the exchange notes.

Sale or Other Taxable Disposition of the Exchange Notes

You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. The amount of your gain or loss will equal the difference between the amount you receive for the exchange note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, and your adjusted tax basis in the exchange note. Your tax basis in the exchange note generally will equal the price you paid for the existing note that was exchanged for the exchange note decreased by any (i) amortized bond premium, (ii) principal payments previously received by you and (iii) any amounts previously allocated to pre-issuance accrued interest. Your gain or loss generally will be long-term capital gain or loss if your holding period for the exchange note is more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition, and such holding period will generally include your holding period in the existing notes. Otherwise, it will be short-term capital gain or loss. For a non-corporate U.S. Holder, the current maximum U.S. federal income tax rate applicable to long-term capital gains is generally 15%; however, the statute providing for this 15% rate is scheduled to expire on December 31, 2010, after which time, the rate applicable to long-term capital gains will increase to 20% unless legislation providing for the lower 15% rate to be extended or otherwise providing for a lower rate is enacted. There can be no assurance that the existing statute will be extended or other legislation enacted, and as a result long-term capital gain attributable to the sale of the exchange notes recognized after December 31, 2010 may be taxed at a rate greater than 15%. The ability to deduct capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

New Legislation

Newly-enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of exchange notes for taxable years beginning after December 31, 2012. You should consult your own tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the exchange notes.

Information Reporting and Backup Withholding

We will report to certain holders of the exchange notes and to the IRS the amount of any interest paid on the exchange notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You may be subject to a backup withholding tax when you receive interest payments on an exchange note or proceeds upon the sale or other disposition of the exchange note. Certain holders (including, among others, financial institutions and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the TIN you provided is incorrect;
•	you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required; or
•	you fail, under certain circumstances, to certify under penalties of perjury that you are not subject to backup withholding.

The backup withholding tax rate is currently 28%, which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. Any amounts withheld from a payment to you under the backup withholding rules may be credited against your U.S. federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the IRS on a timely basis.

You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

The following general discussion is limited to the U.S. federal income tax consequences relevant to a “Non-U.S. Holder.” A “Non-U.S. Holder” is any beneficial owner of an exchange note if such owner is, for U.S. federal income tax purposes, a nonresident alien, or a corporation, estate, or trust that is not a U.S. Holder. If you are a U.S Holder, this section does not apply to you.

Interest

Portfolio Interest Exemption.  You generally will not be subject to U.S. federal income tax or withholding tax on interest paid or accrued on the exchange notes if:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;
•	you are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;
•	you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;
•	such interest is not effectively connected with the conduct by you of a trade or business in the United States; and
•	either (i) you represent that you are not a United States person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury, or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the exchange note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form) to us or our paying agent.

U.S. Federal Income or Withholding Tax If Interest Is Not Portfolio Interest.  If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption described above, you may be subject to a 30% withholding tax on the gross amount of interest payments, unless reduced or eliminated by an applicable income tax treaty.

However, income from payments or accruals of interest that is effectively connected with the conduct by you of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at a rate applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN (or suitable substitute form).

Reporting.  We may report annually to the IRS and to you the amount of interest paid to you, and the tax withheld, if any, with respect to you.

Sale or Other Taxable Disposition of the Exchange Notes

You generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note unless (i) such gain is effectively connected with the conduct by you of a trade or business within the United States, or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. Any gain that is effectively connected with the conduct by you of a trade or business within the United States will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons as described above.

Backup Withholding and Information Reporting

Payments From U.S. Office.  If you receive payment of interest or principal directly from us or through the U.S. office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.

With respect to interest payments made on the exchange notes, however, backup withholding and information reporting will not apply if you certify, generally on IRS Form W-8BEN, or IRS Form W-8ECI (or suitable substitute form), that you are not a U.S. person in the manner described above under the heading “Non-U.S. Holders — Interest,” or you otherwise establish an exemption.

Moreover, with respect to proceeds received on the sale, exchange, redemption, retirement or other disposition of an exchange note, backup withholding or information reporting generally will not apply if you properly provide, generally on IRS Form W-8BEN, or IRS Form W-8BEN (or a suitable substitute form), a statement that you are an “exempt foreign person” for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of an exchange note, as described above under the heading “Non-U.S. Holders-Interest — Sale or Other Taxable Disposition of the Exchange Notes,” you generally will qualify as an “exempt foreign person” for purposes of the broker reporting rules.

Payments From Foreign Office.  If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of an exchange note through a foreign office of a “broker,” as defined in the pertinent Treasury Regulations, you generally will not be subject to backup withholding or information reporting. You will however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a U.S. person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationships to the United States unless the broker has in its records documentary evidence that you are a Non-U.S. Holder and certain other conditions are met.

Refunds.  Any amounts withheld from a payment to you under the backup withholding rules may be credited against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is properly furnished to the IRS on a timely basis.

The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or other agreement.

The preceding summary is for general information only and is not tax advice. Please consult your own tax advisor to determine the tax consequences of participating in this exchange offer and holding and disposing of the exchange notes under your particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 270 days after the expiration date (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 29, 2011 (90 days after the date of this prospectus) all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 270 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the existing notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the existing notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Icahn Enterprises L.P., for the year ended December 31, 2009, incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. The report of Grant Thornton LLP and the report of the other auditors, Ernst & Young LLP, are incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

The consolidated financial statements and schedule of Icahn Enterprises Holdings L.P., for the year ended December 31, 2009, included in this prospectus, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. The report of Grant Thornton LLP and the report of the other auditors, Ernst & Young LLP, are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

The consolidated balance sheet of Icahn Enterprises G.P., Inc. as of December 31, 2009 included in this prospectus, has been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. The report of Grant Thornton LLP and the report of the other auditors, Ernst & Young LLP, are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Tropicana Entertainment Holdings, LLC (“Tropicana LLC”), included in Icahn Enterprises L.P.’s Form 8-K/A dated April 13, 2010 filed with the Securities and Exchange Commission, for the year ended December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Tropicana LLC’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adamar of New Jersey, Inc. (“Adamar”), included in Icahn Enterprises L.P.’s Form 8-K/A dated April 13, 2010 filed with the Securities and Exchange Commission, for the year ended December 31, 2009, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Adamar’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Columbia Properties Vicksburg, LLC (“CP Vicksburg”), included in Icahn Enterprises L.P.’s Form 8-K/A dated April 13, 2010 filed with the Securities and Exchange Commission, for the year ended December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about CP Vicksburg’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such firm as experts in accounting and auditing.

The consolidated financial statements of JMBS Casino, LLC (“JMBS”), included in Icahn Enterprises L.P.’s Form 8-K/A dated April 13, 2010 filed with the Securities and Exchange Commission, for the year ended December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about JMBS’ ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at 100 F Street, Washington, D.C. 20549. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding us. You may access the SEC’s website at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 100 F Street, Washington, D.C. 20549, at prescribed rates. Our depositary units are listed on the New York Stock Exchange under the symbol “IEP.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 3, 2010 (SEC File No. 001-09516);
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 6, 2010, August 5, 2010 and November 5, 2010, respectively (SEC File No. 001-09516).
•	Our Current Reports on Form 8-K, or 8-K/A, filed with the SEC on January 4, 2010, January 8, 2010, January 15, 2010, February 18, 2010, March 2, 2010, March 12, 2010, April 13, 2010, June 9, 2010, August 4, 2010, November 8, 2010, November 15, 2010, November 17, 2010, December 3, 2010 and December 17, 2010 (SEC File No. 001-09516).

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
Attn: Chief Financial Officer
Telephone requests may be directed to (212) 702-4300

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises Holdings L.P.

We have audited the accompanying consolidated balance sheets of Icahn Enterprises Holdings L.P. and Subsidiaries (the “Partnership”) (a Delaware limited partnership) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing on page F-94. These financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Federal-Mogul Corporation, a subsidiary, which statements reflect total assets of $7.1 and $7.2 billion as of December 31, 2009 and 2008, respectively, and total revenues of $5.4 billion for the year ended December 31, 2009 and $5.7 billion for the period from March 1, 2008 (date of consolidation) through December 31, 2008, of the related consolidated totals. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Icahn Enterprises Holdings L.P. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 2, the Partnership changed its method of accounting for non-controlling interests in subsidiaries and retrospectively adjusted all periods presented and also reformatted its 2007 consolidated financial statements. In addition, the accompanying consolidated financial statements have been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests.

/s/ Grant Thornton LLP

New York, New York
June 9, 2010 (except for Note 19, as to which the date is December 3, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Federal-Mogul Corporation

We have audited the consolidated balance sheets of Federal-Mogul Corporation (the Company) as of December 31, 2009 and 2008 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008 (Successor), and 2007 (Predecessor) (not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on November 8, 2007, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on December 27, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (formally AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code), for the Successor as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3.

As discussed in Note 1 to the consolidated financial statements, in 2009 the Successor changed its method of accounting for and presentation of consolidated net income (loss) attributable to the parent and non-controlling interest.

As discussed in Note 16 to the consolidated financial statements, in 2007 the Predecessor changed its method of accounting for tax uncertainties.

/s/ Ernst & Young LLP

Detroit, Michigan
February 23, 2010

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
	(In Millions)
ASSETS
Cash and cash equivalents	$2,256	$2,917
Cash held at consolidated affiliated partnerships and restricted cash	3,336	3,949
Investments	5,405	4,530
Accounts receivable, net	1,139	1,152
Due from brokers	56	54
Inventories, net	1,091	1,233
Property, plant and equipment, net	2,958	3,179
Goodwill	1,083	1,096
Intangible assets, net	1,007	960
Other assets	569	672
Total Assets	$18,900	$19,742
LIABILITIES AND EQUITY
Accounts payable	$628	$753
Accrued expenses and other liabilities	1,993	2,876
Securities sold, not yet purchased, at fair value	2,035	2,273
Due to brokers	376	713
Postemployment benefit liability	1,413	1,356
Debt	5,181	4,971
Total liabilities	11,626	12,942
Commitments and contingencies (Note 18)
Equity:
Limited partner	3,001	2,745
General partner	(12)	(33)
Equity attributable to Icahn Enterprises Holdings	2,989	2,712
Equity attributable to non-controlling interests	4,285	4,088
Total equity	7,274	6,800
Total Liabilities and Equity	$18,900	$19,742

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions)
Revenues:
Net sales	$6,790	$8,430	$2,506
Net gain (loss) from investment activities	1,382	(2,923)	439
Interest and dividend income	244	331	386
(Loss) gain on extinguishment of debt	(6)	146	—
Other income, net	195	154	126
	8,605	6,138	3,457
Expenses:
Cost of goods sold	5,844	7,166	2,278
Selling, general and administrative	1,170	1,073	398
Restructuring	51	157	19
Impairment	41	450	35
Interest expense	312	351	178
	7,418	9,197	2,908
Income (loss) from continuing operations before income tax benefit (expense)	1,187	(3,059)	549
Income tax benefit (expense)	44	(76)	(33)
Income (loss) from continuing operations	1,231	(3,135)	516
Income from discontinued operations	1	485	84
Net income (loss)	1,232	(2,650)	600
Less: net (income) loss attributable to non-controlling interests	(972)	2,631	(272)
Net income (loss) attributable to Icahn Enterprises Holdings	$260	$(19)	$328
Net income (loss) attributable to Icahn Enterprises Holdings from:
Continuing operations	$259	$(504)	$239
Discontinued operations	1	485	89
	$260	$(19)	$328
Net income (loss) attributable to Icahn Enterprises Holdings allocable to:
Limited partner	$239	$(50)	$110
General partner	21	31	218
	$260	$(19)	$328

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES
IN EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2009, 2008 and 2007
(In Millions)

	General Partner’s Equity (Deficit)	Limited Partner’s Equity	Total Partners’ Equity	Non- Controlling Interests	Total Equity
Balance, December 31, 2006	$726	$2,394	$3,120	$4,042	$7,162
Cumulative effect of adjustment from adoption of fair value option	(1)	(42)	(43)	—	(43)
Comprehensive income:
Net income	218	110	328	272	600
Net unrealized losses on available-for-sale securities	—	(24)	(24)	—	(24)
Other comprehensive income	11	—	11	3	14
Comprehensive income	229	86	315	275	590
General partner contributions	8	—	8	—	8
Partnership distributions	—	(37)	(37)	—	(37)
Investment Management distributions	—	—	—	(107)	(107)
Investment Management contributions	—	—	—	2,759	2,759
Investment Management business acquisition	(810)	818	8	—	8
Investment Management business distributions	(445)	—	(445)	—	(445)
PSC Metals acquisition	(335)	—	(335)	—	(335)
PSC Metals capital contribution	39	—	39	—	39
Change in subsidiary equity	—	(2)	(2)	(91)	(93)
Cumulative effect of adjustment from the adoption of the accounting for uncertainty in income taxes	(1)	—	(1)	—	(1)
Balance, December 31, 2007	(590)	3,217	2,627	6,878	9,505
Comprehensive loss:
Net income (loss)	31	(50)	(19)	(2,631)	(2,650)
Net unrealized losses on available-for-sale securities	—	(8)	(8)	—	(8)
Defined benefit plans	(28)	(256)	(284)	(87)	(371)
Translation adjustments and other	(74)	(247)	(321)	(103)	(424)
Comprehensive loss	(71)	(561)	(632)	(2,821)	(3,453)
Federal-Mogul acquisition	614	154	768	627	1,395
Partnership distributions	(1)	(71)	(72)	—	(72)
General partner contributions	3	—	3	—	3
Investment Management distributions	—	—	—	(1,351)	(1,351)
Investment Management contributions	—	—	—	830	830
Change in subsidiary equity and other	12	6	18	(75)	(57)
Balance, December 31, 2008	(33)	2,745	2,712	4,088	6,800
Comprehensive income:
Net income	21	239	260	972	1,232
Defined benefit plans	—	12	12	4	16
Hedge instruments	(1)	26	25	8	33
Translation adjustments and other	3	52	55	27	82
Comprehensive income	23	329	352	1,011	1,363
Partnership distributions	(1)	(76)	(77)	—	(77)
Investment Management distributions	—	—	—	(1,107)	(1,107)
Investment Management contributions	—	—	—	287	287
Change in subsidiary equity and other	(1)	3	2	6	8
Balance, December 31, 2009	$(12)	$3,001	$2,989	$4,285	$7,274

Accumulated Other Comprehensive Loss was $657 and $788 at December 31, 2009 and 2008, respectively.

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions)
Cash flows from operating activities:
Net income (loss)	$1,232	$(2,650)	$600
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	(1)	(485)	(84)
Investment (gains) losses	(1,382)	2,923	(439)
Purchases of securities	(2,433)	(9,104)	(8,998)
Proceeds from sales of securities	3,335	6,829	6,354
Purchases to cover securities sold, not yet purchased	(4,843)	(654)	(2,210)
Proceeds from securities sold, not yet purchased	4,032	3,437	1,592
Net cash received (paid) on derivative contracts	5	661	(46)
Changes in receivables and payables relating to securities transactions	(611)	1,789	23
Depreciation and amortization	440	368	66
Impairment loss on long-lived assets	41	450	35
Loss (gain) on extinguishment of debt	6	(146)	—
Other, net	(195)	42	(35)
Changes in operating assets and liabilities:
Cash held at consolidated affiliated partnerships and restricted cash	595	(2,800)	47
Accounts receivable	37	223	8
Inventories	165	208	42
Other assets	25	(9)	(90)
Accounts payable, accrued expenses and other liabilities	(82)	(182)	195
Net cash provided by (used in) continuing operations	366	900	(2,940)
Net cash (used in) provided by discontinued operations	(1)	(7)	86
Net cash provided by (used in) operating activities	365	893	(2,854)
Cash flows from investing activities:
Capital expenditures	(230)	(858)	(128)
Purchases of marketable equity and debt securities	(38)	(30)	(256)
Debtor-in-possession financing	(33)	—	—
Proceeds from sales of marketable equity and debt securities	65	590	438
Acquisitions of businesses, net of cash acquired	—	(68)	(48)
Other	(20)	54	19
Net cash (used in) provided by investing activities from continuing operations	(256)	(312)	25
Net cash provided by (used in) investing activities from discontinued operations	3	1,069	(10)
Net cash (used in) provided by investing activities	(253)	757	15

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
Cash flows from financing activities:
Investment Management:
Capital distributions to partners	—	—	(156)
Capital subscriptions received in advance	7	—	145
Capital distributions to non-controlling interests	(1,163)	(1,270)	(43)
Capital contributions by non-controlling interests	287	685	2,404
Icahn Enterprises Holdings Equity:
Partnership distributions	(77)	(72)	(37)
General partner contributions	—	3	16
PSC Metals acquisition	—	—	(335)
Purchase of treasury shares by subsidiary	—	(17)	—
Dividends paid to minority holders of subsidiary	—	—	(19)
Proceeds from borrowings	352	67	1,454
Repayments of borrowings	(192)	(321)	(45)
Other	(6)	11	(1)
Net cash (used in) provided by financing activities from continuing operations	(792)	(914)	3,383
Net cash used in financing activities from discontinued operations	—	(255)	(1)
Net cash (used in) provided by financing activities	(792)	(1,169)	3,382
Effect of exchange rate changes on cash	19	(57)	4
Net (decrease) increase in cash and cash equivalents	(661)	424	547
Net change in cash of assets held for sale	—	69	(52)
Cash and cash equivalents, beginning of period	2,917	2,424	1,929
Cash and cash equivalents, end of period	$2,256	$2,917	$2,424
Supplemental information:
Cash payments for interest	$289	$372	$169
Net cash (refunds) payments for income taxes	$—	$261	$46
Net unrealized gains (losses) on securities available for sale	$3	$(8)	$(24)
Philip’s contribution to redeem PSC Metals’ debt	$—	$—	$35
Redemptions payable to non-controlling interests	$113	$169	$88
Capital lease asset financing	$2	$—	$—

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

General

Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”) is a limited partnership formed in Delaware on February 17, 1987. Our sole limited partner is Icahn Enterprises L.P. (“Icahn Enterprises”), a Delaware master limited partnership which owns a 99% limited partnership interest in us. Our general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation, which is also the general partner of Icahn Enterprises. Icahn Enterprises GP is a wholly owned subsidiary of Beckton Corp., a Delaware corporation. All of the outstanding capital stock of Beckton Corp. is owned by Carl C. Icahn. References to “we,” “us” or “our” herein include Icahn Enterprises Holdings and its subsidiaries, unless the context otherwise requires. References to “Icahn Enterprises Holdings” refer to Icahn Enterprises Holdings only, on an unconsolidated basis.

As of December 31, 2009, we are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Automotive, Metals, Real Estate and Home Fashion. As discussed below, as a result of our acquisition of controlling interests in American Railcar Industries, Inc. (“ARI”) and Viskase Companies, Inc. (“Viskase”), our consolidated financial statements now include the results of ARI and Viskase for all periods presented in these financial statements and related notes. ARI and Viskase represent our Railcar and Food Packaging segments, respectively. We also report the unconsolidated results of Icahn Enterprises Holdings, and investment activity and expenses associated therewith. Further information regarding our continuing reportable segments is contained in Note 3, “Operating Units,” and Note 15, “Segment and Geographic Reporting.”

Basis of Presentation

We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the accounts of (i) Icahn Enterprises Holdings and (ii) the wholly and majority owned subsidiaries of Icahn Enterprises Holdings in which control can be exercised, in addition to those entities in which Icahn Enterprises Holdings has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity, as described below. Icahn Enterprises Holdings is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. All material intercompany accounts and transactions have been eliminated in consolidation.

As further described in Note 2, “Summary of Significant Accounting Policies,” the Investment Funds and the Offshore Fund (as each term is defined herein) are consolidated into our financial statements even though we only have a minority interest in the equity and income of these funds. The majority ownership interests in these funds, which represent the portion of the consolidated net assets and net income attributable to the limited partners and shareholders in the consolidated Private Funds (as defined below) for the periods presented, are reflected as non-controlling interests in the accompanying consolidated financial statements.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for all periods under common control prior to the acquisition are restated on a consolidated basis.

Acquisitions

Acquisition of Controlling Interest in American Railcar Industries, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “ARI Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton Corp., a Delaware corporation (“Beckton”), Barberry, Modal LLC, a Delaware limited liability company (“Modal”), and Caboose Holding LLC, a Delaware limited liability company (“Caboose” and, together with Barberry and Modal, collectively, the “ARI

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation  – (continued)

Contributing Parties”), the ARI Contributing Parties contributed to Icahn Enterprises 11,564,145 shares of common stock of ARI, representing approximately 54.3% of ARI’s total outstanding common stock as of January 15, 2010, collectively owned by the ARI Contributing Parties for aggregate consideration consisting of 3,116,537 (or approximately $141 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010) of Icahn Enterprises’ depositary units subject to certain post-closing adjustments. ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. The transactions contemplated by the ARI Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Acquisition of Controlling Interest in Viskase Companies, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “Viskase Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton, Barberry, Koala Holding Limited Partnership, a Delaware limited partnership (“Koala”), High River Limited Partnership, a Delaware limited partnership (“High River”), and Meadow Walk Limited Partnership, a Delaware limited partnership (“Meadow Walk” and, together with Beckton, Barberry, Koala and High River, collectively, the “Viskase Contributing Parties”), the Viskase Contributing Parties contributed to Icahn Enterprises 25,560,929 shares of common stock of Viskase, representing approximately 71.4% of Viskase’s total outstanding common stock as of January 15, 2010, collectively owned by the Viskase Contributing Parties for aggregate consideration consisting of 2,915,695 (or approximately $132 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010) of Icahn Enterprises’ depositary units. Viskase is a leading worldwide producer of nonedible cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. The transactions contemplated by the Viskase Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Change in Reporting Entity

As discussed further above, on January 15, 2010, in two separate transactions, we acquired controlling interests in ARI and Viskase. ARI and Viskase are each considered entities under common control. For accounting purposes, ARI’s and Viskase’s earnings for the period of common control up until our acquisition of the controlling interests in each of these companies on January 15, 2010 have been allocated to Icahn Enterprises GP, our general partner. As a result of the acquisitions of ARI and Viskase that occurred on January 15, 2010, our consolidated financial statements now include the results of ARI and Viskase effective when common control (over 50% ownership) has been achieved which for ARI was in May 1988 and for Viskase was in November 2006.

Change in Presentation

We reformatted our statements of operations and cash flows for the year ended December 31, 2007 to conform to the presentation adopted by Icahn Enterprises. This reformatting of our consolidated financial statements has no effect on our consolidated financial position, results of operations or cash flows.

2. Summary of Significant Accounting Policies

As discussed in Note 1, “Description of Business and Basis of Presentation,” we operate in several diversified segments. The accounting policies related to the specific segments or industries are differentiated, as required, in the list of significant accounting policies set out below.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Principles of Consolidation

General

The consolidated financial statements include the accounts of (i) Icahn Enterprises Holdings, (ii) the wholly and majority owned subsidiaries of Icahn Enterprises Holdings in which control can be exercised and (iii) entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity (a “VIE”). In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate those entities in which we own a majority of the voting interests; (2) for VIEs, we consolidate those entities in which we are considered the primary beneficiary because we absorb the majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both; and (3) for limited partnership entities that are not considered VIEs, we consolidate those entities if we are the general partner of such entities and for which no substantive kick-out rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.

For investments in affiliates of 50% or less but greater than 20%, our Automotive and Home Fashion segments account for such investments using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method.

Investment Management

Although the Private Funds, as defined herein, are not investment companies within the meaning of the ’40 Act, each of the consolidated Private Funds is, for purposes of U.S. GAAP, an investment company pursuant to Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 946.10, Financial Services — Investment Companies. The General Partners (as defined herein) adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation —  Other Presentation Matters (“FASB ASC Section 946.810.45”), as of January 1, 2007. FASB ASC Section 946.810.45 addresses whether the accounting principles of FASB ASC Section 946.810.45 may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Upon the adoption of FASB ASC Section 946.810.45, (i) the Offshore GP lost its ability to retain specialized accounting pursuant to FASB ASC Section 946.810.45 for either its equity method investment in Offshore Master Fund I or for its consolidation of the Offshore Fund, Offshore Master Fund II and Offshore Master Fund III, and (ii) the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund, in each case, because both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under FASB ASC Section 946.810.45, as the Offshore GP and Onshore GP and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

However, upon losing their ability to retain specialized accounting, the General Partners account for their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values pursuant to the Investment — Debt and Equity Securities Topic of the FASB ASC and classified such investments as available-for-sale securities and then elected the fair value option and reclassified such securities as trading securities. For those equity securities that did not have readily determinable fair values, the General Partners elected the fair value option. For those investments in which the General Partners would otherwise account for such investments under the equity method, the General Partners, in accordance with their accounting policy, elected the fair value option. The election of the fair value option was deemed to most accurately reflect the nature of our business relating to investments.

The special profits interest allocations (effective January 1, 2008), incentive allocations and management fees earned (through December 31, 2007) from certain consolidated entities and the incentive allocations are eliminated in consolidation; however, our allocated share of the net income from the Private Funds includes

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the amount of these eliminated fees and allocations. Accordingly, the consolidation of the Private Funds has no material net effect on our earnings from the Private Funds.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of goodwill, indefinite-lived intangible assets and long-lived assets; (3) deferred tax assets; (4) environmental liabilities; (5) fair value of derivatives; and (6) pension liabilities. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Cash and Cash Equivalents

We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.

Cash Held at Consolidated Affiliated Partnerships and Restricted Cash

Cash held at consolidated affiliated partnerships primarily consists of cash and cash equivalents held by the Onshore Fund and Offshore Master Funds (as defined herein) that, although not legally restricted, is not available to fund the general liquidity needs of the Investment Management segment or Icahn Enterprises Holdings. Restricted cash primarily relates to cash pledged and held for margin requirements on derivative transactions as well as cash related to securities sold short, not yet purchased. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Private Funds’ investments in securities.

The restricted cash balance was approximately $2.8 billion and $3.3 billion as of December 31, 2009 and 2008, respectively.

Investments and Related Transactions — Investment Management

Investment Transactions and Related Investment Income (Loss).  Investment transactions of the Private Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification methods. Realized and unrealized gains or losses on investments are recorded in the consolidated statements of operations. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.

Valuation of Investments.  Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable General Partner.

Foreign Currency Transactions.  The books and records of the Private Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction. Foreign currency translation gains and losses are recorded in the consolidated statements of operations. The Private Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are reflected in “Net gain (loss) from investment activities” in the consolidated statement of operations.

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Fair Values of Financial Instruments.  The fair values of the Private Funds’ assets and liabilities that qualify as financial instruments under applicable U.S. GAAP approximate the carrying amounts presented in the consolidated balance sheets.

Securities Sold, Not Yet Purchased.  The Private Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Private Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Private Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

Due from Brokers.  Due from brokers represents cash balances with the Private Funds’ clearing brokers as well as unrestricted balances with derivative counterparties

Due to Brokers.  Due to brokers represents margin debit balances collateralized by certain of the Private Funds’ investments in securities.

Investments — Other Operations

Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether we intend to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the consolidated statements of operations. Available-for-sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners’ equity and when sold are reclassified out of partners’ equity to the consolidated statements of operations. For purposes of determining gains and losses, the cost of securities is based on specific identification.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.

Fair Value of Financial Instruments — Other Operations

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities are deemed to be reasonable estimates of their fair values because of their short-term nature.

The fair values of investments and securities sold, not yet purchased are based on quoted market prices for those or similar investments. See Note 6, “Investments and Related Matters,” and Note 7, “Fair Value Measurements,” for further discussion.

The fair value of our long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The carrying value and estimated fair value of our long-term debt as of December 31, 2009 are approximately $4.7 billion and $4.3 billion, respectively. The carrying value and estimated fair value of our long-term debt as of December 31, 2008 are approximately $5.0 billion and $2.8 billion, respectively.

Fair Value Option for Financial Assets and Financial Liabilities

The fair value option gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value pursuant to the provisions of the FASB ASC. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. In estimating the fair value for financial instruments for which the fair value option has been elected,

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we use the valuation methodologies in accordance to where the financial instruments are classified within the fair value hierarchy as discussed in Note 7, “Fair Value Measurements.” Except for our Automotive and Home Fashion segments as discussed above, we apply the fair value option to our investments that would otherwise be accounted under the equity method.

Derivatives

From time to time, our subsidiaries enter into derivative contracts, including purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by our Investment Management and Automotive segments. U.S. GAAP requires recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. For further information regarding our Investment Management and Automotive segments’ derivative contracts, see Note 8, “Financial Instruments.”

Accounts Receivable, Net

An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectability based on an evaluation of historic and anticipated trends, the financial condition of our customers, and an evaluation of the impact of economic conditions. Our allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.

Federal-Mogul Corporation (“Federal-Mogul”), which comprises our Automotive segment, has subsidiaries in Brazil, France, Germany, Italy and Spain that are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $217 million and $222 million as of December 31, 2009 and 2008, respectively. Of those gross amounts, $190 million and $209 million, respectively, were factored without recourse and treated as a sale. Under terms of these factoring arrangements Federal-Mogul is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of December 31, 2009 and 2008, Federal-Mogul had outstanding factored amounts of $4 million and $8 million, respectively, for which cash had not yet been drawn.

Inventories, Net

Automotive Inventories.  Upon our acquisition of the controlling interest in Federal-Mogul during the fiscal year ended December 31, 2008 (“fiscal 2008”), inventories were revalued and resulted in an increase to inventory balances. The increase to inventory resulting from our acquisition impacted cost of goods sold as the related inventory was sold. During the period March 1, 2008 through December 31, 2008, our Automotive segment recognized $60 million as additional cost of goods sold, thereby reducing gross margin by the same amount. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. Federal-Mogul maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Railcar and Food Packaging Inventories.  Inventories at our Railcar and Food Packaging segments are stated at lower of cost or market. Cost is determined using the first-in-first out method and includes cost of materials, direct labor and manufacturing overhead. Our Railcar and Food Packaging segments reserve for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Metals Inventories.  Inventories at our Metals segment are stated at the lower of cost or market. Cost is determined using the average cost method. The production and accounting process utilized by the Metals segment to record recycled metals inventory quantities relies on significant estimates. Our Metals segment relies upon perpetual inventory records that utilize estimated recoveries and yields that are based upon historical trends and periodic tests for certain unprocessed metal commodities. Over time, these estimates are reasonably good indicators of what is ultimately produced; however, actual recoveries and yields can vary depending on product quality, moisture content and source of the unprocessed metal. To assist in validating the reasonableness of the estimates, our Metals segment performs periodic physical inventories which involve

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the use of estimation techniques. Physical inventories may detect significant variations in volume, but because of variations in product density and production processes utilized to manufacture the product, physical inventories will not generally detect smaller variations. To help mitigate this risk, our Metals segment adjusts its physical inventories when the volume of a commodity is low and a physical inventory can more accurately estimate the remaining volume.

Home Fashion Inventories.  Inventories at our Home Fashion segment are stated at the lower of cost or market. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. WestPoint International, Inc. (“WPI”) maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. A portion of WPI’s inventories serves as collateral under West Point Home Inc.’s unused senior secured revolving credit facility.

Our consolidated inventories, net consisted of the following (in millions of dollars):

	December 31,
	2009	2008
Raw materials:
Automotive	$136	$166
Railcar	21	60
Food Packaging	8	10
Home Fashion	11	12
	176	248
Work in process:
Automotive	107	125
Railcar	9	22
Food Packaging	21	†16
Home Fashion	26	33
	163	196
Finished Goods:
Automotive	580	603
Railcar	10	15
Food Packaging	23	17
Home Fashion	77	87
	690	722
Metals:
Ferrous	30	27
Non-ferrous	10	5
Secondary	22	35
	62	67
Total inventories, net	$1,091	$1,233

Property, Plant and Equipment, Net

Land and construction-in-progress costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.

Buildings, furniture and equipment are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 25 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

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Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from our consolidated balance sheet, and any gain or loss is recognized in the year of disposal.

Real estate properties held for use or investment purposes, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are determined to be other than temporary, the cost basis of the property is written down to net realizable value. A property is classified as held for sale at the time management determines that certain criteria have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their results of operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during the fiscal year ended December 31, 2007, or fiscal 2007, income and expenses of such properties are reclassified to discontinued operations for all prior periods. If management determines that a property classified as held for sale no longer meets certain criteria, the property is reclassified as held for use.

Goodwill and Intangible Assets, Net

Goodwill and indefinite lived intangible assets include trademarks and trade names acquired in acquisitions. For a complete discussion of the impairment of goodwill and indefinite intangible assets related to our various segments, see Note 3, “Operating Units,” and Note 9, “Goodwill and Intangible Assets, Net.”

Accounting for the Impairment of Goodwill

We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Accounting for the Impairment of Intangible Assets

We evaluate the recoverability of identifiable indefinite lived intangible assets annually or more frequently if impairment indicators exist. The impairment analysis compares the estimated fair value of these assets to the related carrying value, and impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based on consideration of various valuation methodologies, including guideline transaction multiples, multiples of earnings, and projected future cash flows discounted at rates commensurate with risk involved.

Accounting for the Impairment of Long-Lived Assets

We evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be

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tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods to write the asset down to fair value. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.

Accounting for Conditional Asset Retirement Obligations

We record conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. As defined in applicable U.S. GAAP, CARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. An entity is required to recognize a liability for the estimated fair value of a CARO when incurred if the fair value can be reasonably estimated. Our Automotive segment’s primary asset retirement activities relate to the removal of hazardous building materials at its facilities. Our Automotive segment records the CARO liability when the amount can be reasonably estimated, typically upon the expectation that a facility may be closed or sold.

Pension and Other Postemployment Obligations

Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.

Allocation of Net Profits and Losses in Consolidated Affiliated Partnerships — Investment Management

Net investment income and net realized and unrealized gains and losses on investments of the Private Funds are allocated to the respective partners or shareholders of the Private Funds based on their percentage ownership in such Private Funds at the beginning of each allocation period. Except for our limited partner interest, such allocations made to the limited partners or shareholders of the Private Funds are represented as non-controlling interests in our consolidated statements of operations. The beginning of an allocation period is defined as the beginning of each fiscal year, the date of admission of any new partner or shareholder of the Private Funds, the date of any additional subscription or date that immediately follows redemption by a partner or shareholder of the Private Funds. Upon such allocation to limited partners based on their respective capital balances, generally 2.5% (prior to July 1, 2009) of the capital appreciation (both realized and unrealized) allocated to the Investment Funds’ limited partners or lesser amounts for certain limited partners are then reallocated to the Investment Funds’ General Partners. Such reallocation is referred to as the General Partners’ special profits interest allocation. In addition, the General Partners may also generally be allocated, 25% (prior to July 1, 2009) of the net capital appreciation (both realized and unrealized), such amounts being referred to as incentive allocations, provided, however, that an incentive allocation with respect to a Private Fund shall not be made in any year to the extent that the special profits interest allocation relating to such Private Fund equal or exceeds the net capital appreciation for such Private Fund for such year. Additionally, incentive allocations are subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). The total profits and losses allocated to the respective General Partners of the Investment Funds are included in the consolidated net income of Icahn Capital Management LP (“New Icahn Management”) and the General Partners (as either the Onshore GP or Offshore GP act as general partner to the Investment Funds) and are allocated in a manner consistent with the manner in which capital is allocated to the partners of the New Icahn Management and the General Partners as further discussed below. As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital LP (“Icahn Capital”). Icahn Capital is the general partner of Icahn Onshore GP and Icahn Offshore GP. See below (Revenue and Expense Recognition — Investment Management) for discussion of new fee structure for special profits interest allocations and incentive allocations effective July 1, 2009.

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Partners’ Capital — Investment Management

Icahn Capital, New Icahn Management, and the General Partners are each organized as a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. As discussed above, effective January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Limited partner interests have been granted in the General Partners to allow certain employees and individuals to participate in a share of the special profits interest allocations and incentive allocations earned by the General Partners (and, prior to January 1, 2008, limited partner interests had been granted in New Icahn Management to allow such employees to participate in a share of the management fees and incentive allocations.) Prior to the completion of our acquisition of the partnership interests on August 8, 2007, all limited partnership admissions to New Icahn Management and the General Partners had been determined by the respective general partner entity of New Icahn Management and the General Partners, each of which was principally owned by Mr. Icahn.

Icahn Capital, New Icahn Management, and the General Partners, individually, intend to be treated as partnerships for federal income tax purposes, and as such shall maintain a capital account for each of their partners. Each partner of the General Partners will be allocated an amount of special profits interest allocations (and, prior to January 1, 2008, management fees) and incentive allocations subject to, and as determined by, the provisions of such limited partner’s agreements with each of the General Partners (and, prior to January 1, 2008, New Icahn Management.) Special profits interest allocations (and prior to January 1, 2008, management fees) and incentive allocations not allocated to the limited partners per their respective agreements are generally allocated to the general partners. Other partnership profits and losses of Icahn Capital (and, prior to January 1, 2008, New Icahn Management) and each of the General Partners are generally allocated among the respective partners in Icahn Capital (and prior to January 1, 2008, New Icahn Management) and each of the General Partners pro rata in accordance with their capital accounts.

Income allocations to all partners in each of the General Partners (and, prior to January 1, 2008, New Icahn Management), except the general partner entity, are accounted for as compensation expense as more fully described in Note 13, “Compensation Arrangements.” All amounts allocated to these partners’ capital accounts and their respective capital contributions are included in accounts payable and accrued expenses and other liabilities on the consolidated balance sheets until those amounts are paid out in accordance with the terms of each respective partner’s agreement. Payments made to the respective general partner and any limited partner interests held by Mr. Icahn are treated as equity distributions.

Accounting for the Acquisition and Disposition of Entities Under Common Control

Acquisitions of entities under common control are reflected in a manner similar to pooling of interests. The general partner’s capital account is charged or credited for the difference between the consideration we pay for the entity and the related entity’s basis prior to our acquisition. Net gains or losses of an acquired entity prior to its acquisition date are allocated to the general partner’s capital account. In allocating gains and losses upon the sale of a previously acquired common control entity, we allocate a gain or loss for financial reporting purposes by first restoring the general partner’s capital account for the cumulative charges or credits relating to prior periods recorded at the time of our acquisition and then allocating the remaining gain or loss among the general and limited partner in accordance with their respective percentages under the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings dated as of July 1, 1987, thereafter as amended from time to time (the “Partnership Agreement”) (i.e., 99.0% to the limited partner and 1.0% to the general partner).

General Partnership Interest of Icahn Enterprises Holdings L.P.

The general partner’s capital account generally consists of its cumulative share of our net income less cash distributions plus capital contributions. Additionally, in acquisitions of common control companies accounted for at historical cost similar to a pooling of interests, the general partner’s capital account would be

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charged (or credited) in a manner similar to a distribution (or contribution) for the excess (or deficit) of the fair value of consideration paid over historical basis in the business acquired.

Capital Accounts, as defined under the Partnership Agreement, are maintained for our general partner and our limited partner. The capital account provisions of our Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP in our consolidated financial statements. Under our Partnership Agreement, the general partner is required to make additional capital contributions to us upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.0% of the total capital accounts of all partners.

Generally, net earnings for U.S. federal income tax purposes are allocated 1.0% and 99.0% between the general partner and the limited partner, respectively, in the same proportion as aggregate cash distributions made to the general partner and the limited partner during the period. This is generally consistent with the manner of allocating net income under our Partnership Agreement; however, it is not comparable to the allocation of net income reflected in our consolidated financial statements.

Pursuant to the Partnership Agreement, in the event of our dissolution, after satisfying our liabilities, our remaining assets would be divided among our limited partners and the general partner in accordance with their respective percentage interests under the Partnership Agreement (i.e., 99.0% to the limited partner and 1.0% to the general partner). If a deficit balance still remains in the general partner’s capital account after all allocations are made between the partners, the general partner would not be required to make whole any such deficit.

Income Taxes

Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for federal, state, local or foreign income taxes on the results of operations generated by our corporate subsidiaries and these are reflected within continuing and discontinued operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard to allow recognition of such an asset.

U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. See Note 16, “Income Taxes,” for additional information.

Compensation Arrangements

U.S. GAAP requires that public entities to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite

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service period and value such equity awards based on fair-value methods. See Note 13, “Compensation Arrangements,” for further discussion regarding compensation arrangements of our Investment Management and Automotive segments.

Revenue and Expense Recognition

Investment Management

Revenue Recognition:  The Investment Management segment generates income from amounts earned pursuant to contractual arrangements with the Private Funds. Such amounts include income from (1) special profits interest allocations effective January 1, 2008 (and, prior to January 1, 2008, management fees); (2) incentive allocations and (3) gains and losses from our investments in the Private Funds.

Prior to January 1, 2008, the management agreements between New Icahn Management and the Private Funds provided for management fees to be paid by each of the Feeder Funds (as defined herein) and the Onshore Fund to New Icahn Management at the beginning of each quarter generally in an amount equal to 0.625% (2.5% annualized) of the net asset value of each Investor’s (defined below) investment in the Feeder Fund or Onshore Fund, as applicable, and were recognized quarterly.

Effective January 1, 2008, the management agreements were terminated resulting in the termination of the Feeder Funds’ and the Onshore Fund’s obligations to pay management fees. In addition, the limited partnership agreements of the Investment Funds, or the Investment Fund LPAs, were amended to provide that, as of January 1, 2008, the General Partners will provide or cause their affiliates to provide to the Private Funds the administrative and back office services that were formerly provided by New Icahn Management (referred to herein as the Services) and, in consideration of providing the Services, the General Partners will receive special profits interest allocations (as further discussed below) from the Investment Funds.

Effective January 1, 2008, the Investment Fund LPAs provide that the applicable General Partner will receive a special profits interest allocation at the end of each calendar year from each capital account maintained in the Investment Funds that is attributable to: (i) in the case of the Onshore Fund, each fee-paying limited partner in the Onshore Fund and (ii) in the case of the Feeder Funds, each fee-paying investor in the Feeder Funds (that excludes certain investors that are affiliates of Mr. Icahn) (in each case, referred to herein as an Investor). This allocation is generally equal to 0.625% (prior to July 1, 2009) of the balance in each fee-paying capital account as of the beginning of each quarter (for each Investor, the Target Special Profits Interest Amount) except that amounts are allocated to the General Partners in respect of special profits interest allocations only to the extent that net increases (i.e., net profits) are allocated to an Investor for the fiscal year. Accordingly, any special profits interest allocations allocated to the General Partners in respect of an Investor in any year cannot exceed the net profits allocated to such Investor in such year. (See below for discussion of new fee structure for special profits interest allocation effectively July 1, 2009).

Effectively July 1, 2009, certain limited partnership agreements and offering memoranda of the Private Funds (the “Fund Documents”) were revised primarily to provide existing investors and new investors (“Investors”) with various new options for investments in the Private Funds (each an “Option”). Each Option has certain eligibility criteria for Investors and existing investors were permitted to roll over their investments made in the Private Funds prior to July 1, 2009 (“Pre-Election Investments”) into one or more of the new Options. For fee-paying investments, the special profits interest allocations will range from 1.5% to 2.25% per annum and the incentive allocations will range from 15% (in some cases subject to a preferred return) to 22% per annum. The new Options also have different withdrawal terms, with certain Options being permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other Options being subject to three-year rolling lock-up periods, provided that early withdrawals are permitted at certain times with the payment to the Private Funds of a fee.

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2. Summary of Significant Accounting Policies  – (continued)

The economic and withdrawal terms of the Pre-Election Investments remain the same, which include a special profits interest allocation of 2.5% per annum, an incentive allocation of 25% per annum and a three-year lock-up period (or sooner, subject to the payment of an early withdrawal fee). Certain of the Options will preserve each Investor’s existing high watermark with respect to its rolled over Pre-Election Investments and one of the Options establishes a hypothetical high watermark for new capital invested before December 31, 2010 by persons that were Investors prior to July 1, 2009. Effective with permitted withdrawals on December 31, 2009, if an Investor did not roll over a Pre-Election Investment into another Option when it was first eligible to do so without the payment of a withdrawal fee, the Private Funds required such Investor to withdraw such Pre-Election Investment.

In the event that sufficient net profits are not generated by an Investment Fund with respect to a capital account to meet the full Target Special Profits Interest Amount for an Investor for a calendar year, a special profits interest allocation will be made to the extent of such net profits, if any, and the shortfall will be carried forward (without interest or a preferred return thereon) and added to the Target Special Profits Interest Amount determined for such Investor for the next calendar year. Appropriate adjustments will be made to the calculation of the special profits interest allocation for new subscriptions and withdrawals by Investors. In the event that an Investor redeems in full from a Feeder Fund or the Onshore Fund before the entire Target Special Profits Interest Amount determined for such Investor has been allocated to the General Partner in the form of a special profits interest allocation, the Target Special Profits Interest Amount that has not yet been allocated to the General Partner will be forfeited and the General Partner will never receive it.

Each Target Special Profits Interest Amount will be deemed contributed to a separate hypothetical capital account (that is not subject to an incentive allocation or a special profits interest allocation) in the applicable Investment Fund and any gains or losses that would have been allocated on such amounts will be credited or debited, as applicable, to such hypothetical capital account. The special profits interest allocation attributable to an Investor will be deemed to be made from (and thereby debited from) such hypothetical capital account and, accordingly, the aggregate amount of any special profits interest allocation attributable to such Investor will also depend upon the investment returns of the Investment Fund in which such hypothetical capital account is maintained.

The General Partners waived the special profits interest allocations effective January 1, 2008 (and for periods prior to January 1, 2008, New Icahn Management waived management fees) and incentive allocations for Icahn Enterprises’ investments in the Private Funds and Mr. Icahn’s direct and indirect holdings and may, in their sole discretion, modify or may elect to reduce or waive such fees with respect to any investor that is an affiliate, employee or relative of Mr. Icahn or his affiliates, or for any other investor.

Incentive allocations are generally 25% (prior to July 1, 2009) of the net profits (both realized and unrealized) generated by fee-paying investors in the Investment Funds and were subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). These allocations are calculated and allocated to the capital accounts of the General Partners at the end of each year except for incentive allocations earned as a result of investor redemption events during interim periods. (See below for discussion of new fee structure for incentive allocations effective as of July 1, 2009).

All of the special profits interest allocations (effective January 1, 2008), if any, substantially all of the management fees (prior to January 1, 2008), from certain consolidated entities and all of the incentive allocations, if any, are eliminated in consolidation; however, our share of the net income from the Private Funds includes the amount of these eliminated fees and allocations.

The special profits interest allocations and incentive allocations from the Onshore Fund and Offshore Master Funds, if any, are accrued on a quarterly basis and are allocated to the Onshore GP and the Offshore GP, respectively, at the end of the Onshore Fund’s and each Offshore Master Funds’ fiscal year (or sooner on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

redemptions). Such quarterly accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Onshore Fund’s and Offshore Master Funds’ fiscal year at December 31.

Automotive

Revenue Recognition:  Federal-Mogul records sales when products are shipped and title has transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.

Rebates/Sales Incentives:  Federal-Mogul accrues for rebates pursuant to specific arrangements with certain of its customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.

Shipping and Handling Costs:  Federal-Mogul recognizes shipping and handling costs as incurred as a component of cost of goods sold in the statements of operations.

Engineering and Tooling Costs:  Pre-production tooling and engineering costs that Federal-Mogul will not own and that will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides Federal-Mogul with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs that are owned by Federal-Mogul are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tools’ expected life or the duration of the related program.

Research and Development:  Federal-Mogul expenses research and development (“R&D”) costs and costs associated with advertising and promotion as incurred. R&D expense, including product engineering and validation costs, was $140 million for the fiscal year ended December 31, 2009 (“fiscal 2009”) and $142 million for the period March 1, 2008 through December 31, 2008. As a percentage of original equipment manufacturer (“OEM”) sales, R&D expense was 4.7% for fiscal 2009 and 4.1% for the period March 1, 2008 through December 31, 2008.

Restructuring:  Federal-Mogul’s restructuring costs are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.

Railcar

Revenue Recognition:  Revenues from railcar sales are recognized following completion of manufacturing, inspection, customer acceptance and title transfer, which is when the risk for any damage or loss with respect to the railcars passes to the customer. Paint and lining work may be outsourced and, as a result, the sale for the railcar may be recorded after customer acceptance when it leaves the manufacturing plant and the sale for the lining work may be separately recorded following completion of that work by the independent contractor, customer acceptance and final shipment. Revenues from railcar and industrial components are recorded at the time of product shipment, in accordance with ARI’s contractual terms. Revenue for railcar maintenance services is recognized upon completion and shipment of railcars from ARI’s plants. ARI does not currently bundle railcar service contracts with new railcar sales. Revenue for fleet management services is recognized as performed. ARI records amounts billed to customers for shipping and handling as part of sales and records related costs in cost of goods sold.

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2. Summary of Significant Accounting Policies  – (continued)

Food Packaging

Revenue Recognition:  Revenues are recognized at the time products are shipped to the customer, under F.O.B Shipping point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. Viskase periodically bills customers for shipping charges. These amounts are included in revenue with related costs included in cost of goods sold.

Metals

Revenue Recognition:  PSC Metals’ primary source of revenue is from the sale of processed ferrous and non-ferrous scrap metals. PSC Metals also generates revenues from sales of secondary plate and pipe, the brokering of scrap metals and from services performed. All sales are recognized when title passes to the customer. Revenues from services are recognized as the service is performed. Sales adjustments related to price and weight differences are reflected as a reduction of revenues when settled.

Home Fashion

Revenue Recognition:  WPI records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the customer is fixed and determinable and collectability is reasonably assured. Unless otherwise agreed in writing, title and risk of loss pass from WPI to the customer when WPI delivers the merchandise to the designated point of delivery, to the designated point of destination or to the designated carrier, free on board. Provisions for certain rebates, sales incentives, product returns and discounts to customers are recorded in the same period the related revenue is recorded.

Sales Incentives:  Customer incentives are provided to major WPI customers. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.

Real Estate

Revenue Recognition:  Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. Substantially all of the property comprising our net lease portfolio is leased to others under long-term net leases and we account for these leases in accordance with applicable U.S. GAAP. We account for our leases as follows: (i) under the financing method, (x) minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease and (y) unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease; and (ii) under the operating method, revenue is recognized as rentals become due, and expenses (including depreciation) are charged to operations as incurred.

Environmental Liabilities

We recognize environmental liabilities when a loss is probable and reasonably estimable. Such accruals are estimated based on currently available information, existing technology and enacted laws and regulations. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where we may be jointly and severally liable with such parties. We regularly evaluate and revise estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.

Foreign Currency Translation

Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the U.S. dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.

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2. Summary of Significant Accounting Policies  – (continued)

Adoption of New Accounting Standards

In July 2009, the FASB released the authoritative version of the FASB ASC as the single source of authoritative generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The FASB ASC supersedes all existing accounting standard documents recognized by the FASB. Rules and interpretative releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other non-SEC accounting literature not included in the FASB ASC will be considered non-authoritative. The FASB ASC is effective for interim and annual periods ending after September 15, 2009. The adoption of the FASB ASC had no impact on our consolidated financial statements. We have prepared our financial statements and related footnotes in this Registration statement on Form S-4 in accordance with U.S. GAAP as required by the FASB ASC.

In December 2007, the FASB issued new guidance which requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity; non-controlling interests will be presented within the statement of changes in equity and comprehensive income as a separate equity component. It also requires that the amount of consolidated net income (loss) attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; net income per LP unit be reported after the adjustment for non-controlling interest in net income (loss); changes in ownership interest be accounted for similarly as equity transactions; and, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The provisions of this new guidance were applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements which have been applied retrospectively for all periods presented. We adopted the provisions of this new guidance as of January 1, 2009 with the presentation and disclosure requirements as discussed above reflected in our consolidated financial statements.

Recently Issued Accounting Standards

In December 2009, the FASB issued amended standards for determining whether to consolidate a VIE. This new standard affects all entities currently within the scope of the Consolidation Topic of the FASB ASC, as well as qualifying special-purpose entities that are currently excluded from the scope of the Consolidation Topic of the FASB ASC. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing reassessment of whether an enterprise is the primary beneficiary of such VIEs. This new standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

In January 2010, the FASB issued new guidance on supplemental fair value disclosures. The new disclosures require (1) a gross presentation of activities within the Level 3 roll forward reconciliation, which will replace the net presentation format and (2) detailed disclosures about the transfers between Level 1 and Level 2 measurements. Additionally, the new guidance also provides several clarifications regarding the level of disaggregation and disclosures about inputs and valuation techniques. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. Early application is permitted and comparative disclosures are not required in the period of initial adoption. The adoption of this new standard will not have any impact on our financial condition, results of operations and cash flows.

In February 2010, the FASB issued new guidance which amends the consolidation requirement discussed above. This amendment defers consolidation requirements for a reporting entity’s interest in an entity if the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

reporting entity (1) has all the attributes of an investment company or (2) represents an entity for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral does not apply in situations in which a reporting entity has the explicit or implicit obligation to fund losses of an entity that could be potentially significant to the entity. The deferral also does not apply to interests in securitization entities, asset-backed financing entities or entities formerly considered special-purpose entities. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs or other applicable consolidation guidance, such as the consolidation of partnerships. Entities are required, however, to provide disclosures for all VIEs in which they hold a variable interest. This includes variable interests in entities that qualify for the deferral but are considered VIEs under the prior accounting provisions. This new guidance is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. We determined that certain entities within our Investment Management segment met the deferral provisions of this new guidance. Accordingly, these entities within our Investment Management segment will continue to be subject to the overall guidance on the consolidation of VIEs prior to the new standard described above or other applicable consolidation guidance, such as the consolidation of partnerships.

In March 2010, the FASB issued new guidance on the accounting for credit derivatives that are embedded in beneficial interests in securitized financial assets. The new guidance eliminates the scope exception of certain credit derivative features embedded in beneficial interests in securitized financial assets that are currently not accounted for as derivatives within the Derivatives and Hedging Topic of the FASB ASC. As a result, bifurcation and separate recognition may be required for certain beneficial interests that are not currently accounted for at fair value through earnings. This new guidance is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at each entity’s first fiscal quarter beginning after issuance. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

3. Operating Units

a. Investment Management

On August 8, 2007, we entered into a Contribution and Exchange Agreement (the “Contribution Agreement”) with CCI Offshore Corp., CCI Onshore Corp., Icahn Management, a Delaware limited partnership, and Mr. Icahn. Pursuant to the Contribution Agreement, we acquired the general partnership interests in Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”), acting as general partners of Onshore Fund and the Offshore Master Funds, respectively. We also acquired the general partnership interest in New Icahn Management, a Delaware limited partnership.

In addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds. The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

The “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP, (ii) Icahn Partners Master Fund II L.P. and (iii) Icahn Partners Master Fund III L.P. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere within the notes to the consolidated financial statements, the “Offshore Funds” consist of (i) Icahn Fund Ltd. (referred to herein as the Offshore Fund), (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd. The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.”

As of December 31, 2009, the full Target Special Profits Interest Amount was $154 million, which includes a carry-forward Target Special Profits Interest Amount of $70 million from December 31, 2008, a Target Special Profits Interest Amount for the fiscal year ended December 31, 2009 (“fiscal 2009”) of $54 million and a hypothetical return on the full Target Special Profits Interest Amount from the Investment Funds of $30 million. The full Target Special Profits Interest Amount of $154 million at December 31, 2009 was allocated to the General Partners at December 31, 2009. No accrual for special profits interest allocations was made for fiscal 2008 due to losses in the Investment Funds.

b. Automotive

We conduct our Automotive segment through our majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers (“OEM”) of automotive, light commercial, heavy-duty, industrial, agricultural, aerospace, marine, rail and off-road vehicles, as well as the worldwide aftermarket. As of December 31, 2009, Federal-Mogul is organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket.

Federal-Mogul believes that its sales are well-balanced between OEM and aftermarket, as well as domestic and international markets. Federal-Mogul’s customers include the world’s largest light and commercial vehicle OEMs and major distributors and retailers in the independent aftermarket. Federal-Mogul has operations in established markets, such as Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States, and emerging markets, including Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, Thailand and Turkey. The attendant risks of Federal-Mogul’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions and changes in laws and regulations.

Federal-Mogul is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

Acquisition History

On July 3, 2008, pursuant to a stock purchase agreement with Thornwood Associates Limited Partnership (“Thornwood”) and Thornwood’s general partner, Barberry Corp. (“Barberry”), we acquired a majority interest in Federal-Mogul for an aggregate price of $862,750,000 (or $17.00 per share, which represented a discount to Thornwood’s purchase price of such shares). Thornwood and Barberry are wholly owned by Mr. Icahn. Prior to the majority interest acquisition of Federal-Mogul, Thornwood owned an aggregate of 75,241,924 shares of stock of Federal-Mogul (“Federal-Mogul Shares.”) Thornwood had acquired such shares as follows: (i) 50,100,000 Federal-Mogul Shares pursuant to the exercise of two options on February 25, 2008 acquired in December 2007 from the Federal-Mogul Asbestos Personal Injury Trust; and (ii) 25,141,924 Federal-Mogul Shares pursuant to and in connection with Federal-Mogul’s Plan of Reorganization under Chapter 11 of the United States Code, which became effective on December 27, 2007.

On December 2, 2008, we acquired an additional 24,491,924 Federal-Mogul Shares from Thornwood, which represented the remaining Federal-Mogul Shares owned by Thornwood. As a result of this transaction, we beneficially own 75,241,924 Federal-Mogul Shares, or 75.7% of the total issued and outstanding capital stock of Federal-Mogul. In consideration of the acquisition of the additional Federal-Mogul Shares, Icahn Enterprises issued to Thornwood 4,286,087 of Icahn Enterprises’ depositary units (or $153 million based on the opening price of $35.60 on Icahn Enterprises’ depositary units on December 2, 2008).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

Each of the acquisitions was approved by the audit committee of the independent directors of Icahn Enterprises GP. The audit committee was advised by its own legal counsel and independent financial advisor with respect to the transaction. The audit committee received an opinion from its financial advisor as to the fairness to us, from a financial point of view, of the consideration paid.

Investment in Federal-Mogul

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of February 25, 2008 (the effective date of control by Thornwood Associates Limited Partnership, or Thornwood and, indirectly, by Mr. Icahn) and thereafter, as a result of our acquisition of a majority interest in Federal-Mogul on July 3, 2008, we consolidated the financial position, results of operations and cash flows of Federal-Mogul. We evaluated the activity between February 25, 2008 and February 29, 2008 and, based on the immateriality of such activity, concluded that the use of an accounting convenience date of February 29, 2008 was appropriate.

The initial fair values of the assets acquired are based on estimated fair values of Federal-Mogul upon emergence from bankruptcy on December 27, 2007, as modified by Federal-Mogul’s operating results for the period January 1, 2008 through February 29, 2008. Goodwill was increased by $20 million as a result of our required utilization of Thornwood’s underlying basis in such assets. As discussed below, Federal-Mogul recorded impairment charges related to its goodwill in the fourth quarter of fiscal 2008. Accordingly, as of December 31, 2008, we had written off $20 million of our goodwill related to our acquisition of the controlling interest in Federal-Mogul in conjunction with Federal-Mogul’s goodwill impairment charges.

History of Federal-Mogul Prior to Acquisition

Federal-Mogul, during December 2007, completed its financial restructuring under Chapter 11 of Title 11 of the United States Code. On December 27, 2007, the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) became effective (the “Effective Date”) and, in accordance with the Plan, the predecessor to Federal-Mogul (the “Predecessor Company”) merged with and into New Federal-Mogul Corporation. Pursuant to the merger: (i) the separate corporate existence of the Predecessor Company ceased; (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware; and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation.”

In accordance with U.S. GAAP, Federal-Mogul was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values.

The Bankruptcy Court confirmed the Plan based upon a reorganization value of Federal-Mogul between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of Federal-Mogul and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to Federal-Mogul; and (iii) a calculation of the present value of the future cash flows of Federal-Mogul under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, Federal-Mogul concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value.

In accordance with fresh-start reporting, Federal-Mogul’s reorganization value has been allocated to existing assets using the measurement applicable U.S. GAAP guidance. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

Other

Restructuring

Federal-Mogul’s restructuring charges are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.

Estimates of restructuring expenses are based on information available at the time such charges are recorded. In certain countries where Federal-Mogul operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Federal-Mogul expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded reserves of $47 million for fiscal 2009 and $3 million were reversed for the period March 1, 2008 through December 31, 2008. Such reversals result from: changes in estimated amounts to accomplish previously planned activities; changes in expected outcome (based on historical practice) of negotiations with labor unions, which reduced the level of originally committed actions; newly implemented government employment programs, which lowered the expected cost; and changes in approach to accomplish restructuring activities.

Federal-Mogul expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

Federal-Mogul’s restructuring activities are undertaken as necessary to execute its strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses and to relocate manufacturing operations to best cost markets. These activities generally fall into one of the following categories:

•	Closure of Facilities and Relocation of Production — in connection with Federal-Mogul’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.
•	Consolidation of Administrative Functions and Standardization of Manufacturing Processes — as part of its productivity strategy, Federal-Mogul has acted to consolidate its administrative functions to reduce selling, general and administrative costs and change its manufacturing processes to improve operating efficiencies through standardization of processes.

An unprecedented downturn in the global automotive industry and global financial markets led Federal-Mogul to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. It was anticipated that this plan would reduce Federal-Mogul’s global workforce by approximately 8,600 positions when compared with the workforce as of September 30, 2008. For fiscal 2009 and for the period March 1, 2008 through December 31, 2008, Federal-Mogul has

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

recorded $32 million and $132 million, respectively, in net restructuring expenses associated with Restructuring 2009 and other restructuring programs, of which $30 million and $130 million, respectively, were employee costs, and $2 million were facility closure costs for each of the respective periods. The facility closure costs were paid within the year of incurrence and there were no reversals. Federal-Mogul expects to incur additional restructuring expense, primarily related to facility closure costs, up to $6 million through the fiscal year ending December 31, 2010 (“fiscal 2010”), of which $4 million are expected to be facility closure costs and $2 million are expected to be employee-related costs. Because the majority of the Restructuring 2009 costs are related to severance expenses, such activities are expected to yield future annual savings at least equal to the incurred costs.

Federal-Mogul expects to finance its restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its debt agreements, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

As of December 31, 2008, the accrued liability balance relating to restructuring programs was $113 million. For fiscal 2009, Federal-Mogul incurred $79 million of restructuring charges, reversed $47 million of restructuring charges and paid $94 million of restructuring charges. As of December 31, 2009, the accrued liability balance was $55 million, which includes $4 million of foreign currency adjustments and is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges related to Restructuring 2009 through December 31, 2009 were $158 million.

Impairment

Our Automotive segment recorded total impairment charges of $17 million and $434 million for the fiscal year ended December 31, 2009 and the period March 1, 2008 through December 31, 2008, respectively, as follows:

	Year Ended December 31, 2009	For the Period March 1, 2008 through December 31, 2008
Property, plant and equipment	$20	$18
Goodwill	(3)	222
Other indefinite-lived intangible assets	—	130
Investments in non-consolidated affiliates	—	64
	$17	$434

Federal-Mogul recorded impairment charges of $20 million for fiscal 2009 and $18 million for the period March 1, 2008 through December 31, 2008 to adjust property, plant and equipment to its estimated fair values. In recording the impairment charges, Federal-Mogul compared estimated net realizable values of property, plant and equipment based on future undiscounted cash flows to its current carrying values. Federal-Mogul determined the fair value of the assets by applying a probability weighted, expected present value technique to the estimated future cash flows. Impairment charges are included in expenses within our consolidated statements of operations.

Federal-Mogul’s impairment of goodwill and other indefinite-lived intangible assets are discussed further in Note 9, “Goodwill and Intangible Assets, Net.” Impairments of investments in non-consolidated affiliates are discussed further in Note 6, “Investments and Related Matters — Automotive.”

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

c. Railcar

We conduct our Railcar segment through our majority ownership in ARI. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing LLC (“ARL”). In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars. ARI’s three largest customers (including an affiliate) accounted for 84%, 82%, 80%, respectively, of total manufacturing operations and services revenue for fiscal 2009, fiscal 2008 and fiscal 2007.

ARI is a reporting company under the Exchange Act and files annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

d. Food Packaging

We conduct our Food Packaging segment through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. Viskase also manufactures heat-shrinkable plastic bags for the meat, poultry and cheese industry. As of December 31, 2009, $120 million of Viskase’s assets were located outside of the United States, primarily in France.

e. Metals

On November 5, 2007, we acquired all of the issued and outstanding capital stock of PSC Metals, Inc. (“PSC Metals”) for a total consideration of $335 million in cash. We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals. PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets. For fiscal 2009, PSC Metals had three customers who accounted for approximately 27% of net sales. For fiscal 2008, PSC Metals had five customers who accounted for approximately 39% of net sales. For fiscal 2007, PSC Metals had five customers who accounted for approximately 38% of net sales.

During fiscal 2008 and fiscal 2007, PSC Metals completed the acquisitions of substantially all of the assets of four scrap metal recyclers. The aggregate purchase price for the acquisitions was $55 million, the most significant of which was $42 million relating to the September 2007 acquisition of substantially all of the assets of WIMCO Operating Company, Inc., a full service scrap metal recycler located in Ohio. A total of $10 million of goodwill was recorded related to these acquisitions based on final purchase price allocations. The results of operations for yards acquired are reflected in the consolidated results of PSC Metals from the dates of acquisition.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

f. Real Estate

Our Real Estate segment consists of rental real estate, property development and resort activities.

As of December 31, 2009 and 2008, we owned 30 and 31 rental real estate properties, respectively. In August 2008, the Real Estate segment acquired two net leased properties for $465 million pursuant to the Code Section 1031 exchange. The acquisition of these two net leased properties was funded from a portion of the gross proceeds received from the sale of our Gaming segment. (See Note 9, “Goodwill and Intangible Assets, Net — Real Estate” for additional information). Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 327 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

Our Real Estate operations compares the carrying value of its real estate portfolio, which includes commercial property for rent and residential property for current and future development, to its estimated realizable value to determine if its carrying costs will be recovered. In cases where our Real Estate operations do not expect to recover its carrying cost, an impairment charge is recorded as an expense and a reduction in the carrying cost of the asset. In developing assumptions as to estimated realizable value, our Real Estate operations consider current and future house prices, construction and carrying costs and sales absorptions for its residential inventory and current and future rental rates for its commercial properties.

Our Real Estate operations recorded an impairment charge of $2 million for fiscal 2009 and $4 million for each of fiscal 2008 and the fiscal year ended December 31, 2007 (“fiscal 2007”). The impairment charges were primarily attributable to inventory units at the Grand Harbor and Oak Harbor, Florida division.

During the second quarter of fiscal 2009, our Real Estate operations became aware that certain subcontractors had installed defective drywall manufactured in China (referred to herein as “Chinese drywall”) in a few of our Florida homes. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing problems related to defective Chinese drywall. Based on our assessment, we believe that only a limited number of previously constructed homes contain defective Chinese drywall. We believe the costs to repair homes containing defective Chinese drywall will be immaterial.

As of December 31, 2009 and 2008, $110 million and $121 million, respectively, of the net investment in financing leases, net real estate leased to others and resort properties, which is included in property, plant and equipment, net, were pledged to collateralize the payment of nonrecourse mortgages payable.

The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method at December 31, 2009 (in millions of dollars):

Year	Amount
2010	$50
2011	50
2012	50
2013	50
2014	47
Thereafter	295
$542

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

g. Home Fashion

We conduct our Home Fashion segment through our majority ownership in WestPoint International, Inc. (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks. During the fourth quarter of fiscal 2007, WPI sold the inventory at all of its 30 retail outlet stores and subsequently ceased operations of its retail stores. Therefore, the portion of the business related to the retail operations has been classified for all periods presented as discontinued operations.

A relatively small number of customers have historically accounted for a significant portion of WPI’s net sales. For fiscal 2009, fiscal 2008 and fiscal 2007 net sales to six, seven and six customers amounted to 59%, 57% and 54%, respectively, of WPI’s total net sales.

Acquisition History

On August 8, 2005, we acquired 13.2 million, or 67.7%, of the 19.5 million outstanding common shares of WPI. Pursuant to the asset purchase agreement between WPI and WestPoint Stevens Inc. (“WPS”), rights to subscribe for an additional 10.5 million shares of common stock at a price of $8.772 per share, or the rights offering, were allocated among former creditors of WPS. Depending upon the extent to which the other holders exercise certain subscription rights, Icahn Enterprises may acquire additional shares and may beneficially own between 15.7 million and 23.7 million shares of WPI common stock representing between 52.3% and 79.0% of the 30.0 million common shares that would then be outstanding.

On December 20, 2006, Icahn Enterprises acquired: (a) 1,000,000 shares of Series A-1 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million, and (b) 1,000,000 shares of Series A-2 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 and Series A-2 Preferred Stock has a 4.50% annual dividend, which is paid quarterly. For the first two years after issuance, the dividends are to be paid in the form of additional preferred stock. Thereafter, the dividends are to be paid in cash or in additional preferred stock at the option of WPI. Each of the Series A-1 and Series A-2 Preferred Stock is convertible into common shares of WPI at a rate of $10.50 per share, subject to certain anti-dilution provisions; provided, however, that under certain circumstances, $92.1 million of the Series A-2 Preferred Stock may be converted at a rate of $8.772 per share.

As discussed in Note 18, “Commitments and Contingencies,” legal proceedings with respect to the acquisition are ongoing.

Restructuring and Impairment

To improve WPI’s competitive position, WPI management intends to continue to reduce its cost of goods sold by restructuring its operations in the plants located in the United States, increasing production within its non-U.S. facilities and joint venture operations and sourcing goods from lower cost overseas facilities. In the second quarter of fiscal 2008, WPI entered into an agreement with a third party to manage the majority of its U.S. warehousing and distribution operations, which WPI consolidated into its Wagram, North Carolina facility. In April 2009, as part of its ongoing restructuring activities, WPI announced the closure of three of its then remaining four manufacturing facilities located in the United States. In the future, the vast majority of the products currently manufactured or fabricated in these facilities will be sourced from plants located outside of the United States. As of December 31, 2009, $157 million of WPI’s assets were located outside of the United States, primarily in Bahrain.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Operating Units  – (continued)

WPI incurred restructuring costs of $19 million, $25 million and $19 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Included in restructuring expenses are cash charges associated with the ongoing costs of closed plants, employee severance, benefits and related costs and transition expenses. The amount of accrued restructuring costs at December 31, 2008 was $1 million. WPI paid $19 million of restructuring charges for fiscal 2009. As of December 31, 2009, the accrued liability balance was $1 million, which is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through December 31, 2009 were $77 million.

WPI incurred non-cash impairment charges of $8 million, $12 million and $30 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Included in these impairment charges were impairment charges related to WPI’s trademarks of $5 million, $6 million and $5 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. In recording the impairment charges related to its plants, WPI compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. WPI’s trademark valuations are evaluated further during its annual testing in the fourth quarter of each fiscal year.

WPI anticipates that restructuring charges will continue to be incurred throughout fiscal 2010. WPI anticipates incurring restructuring costs in fiscal 2010 relating to the current restructuring plan of approximately $11 million, primarily related to the continuing costs of its closed facilities, employee severance, benefits and related costs and transition expenses. Restructuring costs could be affected by, among other things, WPI’s decision to accelerate or delay its restructuring efforts. As a result, actual costs incurred could vary materially from these anticipated amounts.

4. Discontinued Operations and Assets Held for Sale

Gaming

On February 20, 2008, Icahn Enterprises consummated the sale of its subsidiary, American Casino & Entertainment Properties LLC (“ACEP”), for $1.2 billion to an affiliate of Whitehall Street Real Estate Fund, realizing a gain of approximately $472 million, after taxes. The sale of ACEP included the Stratosphere Hotel and Casino and three other Nevada gaming properties, which represented all of our remaining gaming operations.

Home Fashion — Retail Stores

WPI closed all of its retail stores based on a comprehensive evaluation of the stores’ long-term growth prospects and their on-going value to the business. On October 18, 2007, WPI entered into an agreement to sell the inventory at all of its retail stores and subsequently ceased operations of its retail stores. Accordingly, it has reported the retail outlet stores business as discontinued operations for all periods presented. As a result of the sale, WPI incurred charges related to the termination of the leases relating to its retail outlet stores facilities. As of December 31, 2009 and 2008, the accrued lease termination liability balance was $2 million and $3 million, respectively, which is included in accrued expenses and other liabilities in our consolidated balance sheets.

Real Estate

Operating properties are reclassified to held for sale when subject to a contract. The operations of such properties are classified as discontinued operations. There were no material changes to the properties classified as discontinued operations during fiscal 2009.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Discontinued Operations and Assets Held for Sale  – (continued)

Results from Discontinued Operations

The financial position and results of operations for our former Gaming and certain portions of the Home Fashion and Real Estate segments described above are presented within other assets and accrued expenses and other liabilities in the consolidated balance sheets and income from discontinued operations in the consolidated statements of operations for all periods presented.

Total revenues for our discontinued operations for fiscal 2008 and fiscal 2007 were $61 million and $494 million, respectively, primarily relating to our former gaming segment. There were no revenues from our discontinued operations for fiscal 2009. Income from discontinued operations before income taxes and non-controlling interest (including gain on dispositions before taxes) for fiscal 2009, fiscal 2008, and fiscal 2007 was $1 million, $749 million, and $103 million, respectively. Results for fiscal 2008 included a gain on sale of discontinued operations of $472 million, net of income taxes of $260 million, recorded on the sale of ACEP. With respect to the taxes recorded on the sale of ACEP, $103 million was recorded as a deferred tax liability pursuant to a Code 1031 Exchange transaction completed during the third quarter of fiscal 2008. The gain on sales of discontinued operations for fiscal 2007 includes $12 million of gain on sales of real estate assets.

5. Related Party Transactions

Our Amended and Restated Agreement of Limited Partnership, dated as of July 1, 1987, as thereafter amended, expressly permits us to enter into transactions with our general partner or any of its affiliates, including, without limitation, buying or selling properties from or to our general partner and any of its affiliates and borrowing and lending money from or to our general partner and any of its affiliates, subject to limitations contained in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act. The indentures governing indebtedness contain certain covenants applicable to transactions with affiliates.

a. Investment Management

Until August 8, 2007, Icahn Management LP (“Icahn Management”) elected to defer most of the management fees from the Offshore Funds and such amounts remain invested in the Offshore Funds. At December 31, 2009, the balance of the deferred management fees payable (included in accrued expenses and other liabilities) by the Offshore Funds to Icahn Management was $125 million. The deferred management fee payable increased (decreased) by $32 million, $(51) million and $14 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, due to the performance of the Private Funds.

Effective January 1, 2008, Icahn Capital paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Mr. Icahn (collectively, “Icahn Affiliates”), including administrative and investment services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services. Under a separate expense-sharing agreement, Icahn Capital charged Icahn Affiliates $4 million for such services for each of fiscal 2009 and fiscal 2008. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to Icahn Capital’s charges to Icahn Affiliates for services to be provided to them.

In addition, effective January 1, 2008, certain expenses borne by Icahn Capital have been reimbursed by Icahn Affiliates, as appropriate, when such expenses were incurred. The expenses included investment-specific expenses for investments acquired by both the Private Funds and Icahn Affiliates that were allocated based on the amounts invested by each party, as well as investment management-related expenses that were allocated based on estimated usage agreed upon by Icahn Capital and Icahn Affiliates.

Mr. Icahn, along with his affiliates, makes investments in the Private Funds (other than the amounts invested by Icahn Enterprises Holdings and its affiliates). These investments are not subject to special profits interest allocations or incentive allocations. As of December 31, 2009 and 2008, the total fair value of these investments was approximately $1.5 billion and $1.1 billion, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Related Party Transactions  – (continued)

b. Railcar

As described in Note 1, “Description of Business and Basis of Presentation,” in January 2010, we acquired a controlling interest in ARI from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions:

Agreements with ACF Industries LLC and American Railcar Leasing LLC

ARI has or had various agreements with ACF Industries LLC (“ACF”) and ARL, companies controlled by Mr. Icahn. The most significant agreements include the following:

Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at ARI’s instruction, various railcar components. In consideration for these services, ARI agreed to pay ACF based on certain agreed-upon rates. For fiscal 2009, fiscal 2008 and fiscal 2007, ARI purchased inventory of $14 million, $45 million and $47 million, respectively, of components from ACF. The agreement automatically renews unless written notice is provided by ARI.

In May 2007, ARI entered into a manufacturing agreement with ACF, pursuant to which ARI agreed to purchase approximately 1,390 tank railcars from ACF. The profit realized by ARI upon sale of the tank railcars to ARI customers was first paid to ACF in reimbursement for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement and, thereafter, the profit was split evenly between ARI and ACF. The commitment under this agreement was satisfied in March 2009 and the agreement was terminated at that time. For fiscal 2009, fiscal 2008 and fiscal 2007, ARI incurred costs under this agreement of $4 million, $24 million and $4 million, respectively, in connection with railcars that were manufactured and delivered to customers during these periods, which includes payments made to ACF for its share of the profits along with ARI costs. ARI recognized revenues of $19 million, $100 million and $17 million, respectively, related to railcars shipped under this agreement for fiscal 2009, fiscal 2008 and fiscal 2007.

Effective as of January 1, 2008, ARI entered into a fleet services agreement with ARL, which replaced a 2005 railcar servicing agreement between the parties. The 2008 agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the agreement, ARI continues to provide railcar repair and maintenance services to ARL for a charge of labor, components and materials. ARI currently provides such repair and maintenance services for approximately 26,000 railcars for ARL. The agreement extends through December 31, 2010, and is automatically renewable for additional one-year periods unless either party gives at least 60 days’ prior notice of termination. There is no termination fee if ARI elects to terminate the agreement. For fiscal 2009 and fiscal 2008, revenues of $14 million and $15 million, respectively, were recorded under this agreement. Profit margins on sales to related parties approximate the margins on sales to other large customers.

ARI from time to time manufactures and sells railcars to ARL under long-term agreements as well as on a purchase order basis. Revenue from railcars sold to ARL was $105 million, $183 million and $140 million, respectively, for fiscal 2009, fiscal 2008 and fiscal 2007.

As of December 31, 2009 and 2008, ARI had accounts payable of $1 million and $5 million, respectively, due to ACF and ARL.

As of December 31, 2009 and 2008, ARI had accounts receivable of $1 million and $9 million, respectively, due from ACF and ARL.

c. Food Packaging

As described in Note 1, “Description of Business and Basis of Presentation,” in January 2010 we acquired a controlling interest in Viskase from affiliates of Mr. Icahn. As a result of this acquisition, we have

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Related Party Transactions  – (continued)

the following related party transactions: Arnos Corporation, an affiliate of Mr. Icahn, was the lender on Viskase’s Revolving Credit Facility as of December 31, 2009. Viskase paid Arnos Corporation interest and unused commitment fees of $1 million for each of fiscal 2009 and fiscal 2008. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. See Note 12, “Debt,” for further discussion regarding Viskase’s Revolving Credit Facility.

In November 2008, Barberry, an affiliate of Carl C. Icahn, entered into a master lease agreement with Viskase. During July 2009, Viskase completed the construction of the cellulosic casing extrusion equipment in France. The total amount financed under the lease agreement, including accrued interest, was $6 million. Viskase has repaid the capital lease with Barberry in conjunction with the Viskase 9.875% Senior Secured bond offering during December 2009. The total payments, including fees and interest, amounted to $6 million during fiscal 2009.

d. Administrative Services — Icahn Enterprises Holdings

For each of fiscal 2009, fiscal 2008 and fiscal 2007, Icahn Enterprises paid an affiliate approximately $2 million for the non-exclusive use of office space.

For each of fiscal 2009, fiscal 2008 and fiscal 2007, Icahn Enterprises paid $1 million to XO Holdings, Inc., an affiliate of Icahn Enterprises GP, our general partner, for telecommunications services.

Icahn Enterprises Holdings provided certain professional services to an Icahn Affiliate for which it charged approximately $3 million for each of fiscal 2009 and 2008 and $1 million for fiscal 2007. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to Icahn Enterprises Holdings’ charges to the affiliate for services to be provided to it.

6. Investments and Related Matters

a. Investment Management

Investments and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheets. The following table summarizes the Private Funds’ investments, securities sold, not yet purchased and unrealized gains and losses on derivatives (in millions of dollars):

	December 31, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investments:
Equity securities	$3,671	$2,908	$5,183	$2,876
Corporate debt	1,797	2,015	1,668	1,225
Mortgage backed securities	140	168	162	160
Total investments	$5,608	$5,091	$7,013	$4,261
Securities sold, not yet purchased, at fair value:
Equity securities	$1,811	$2,035	$2,821	$2,273
Total securities sold, not yet purchased, at fair value	$1,811	$2,035	$2,821	$2,273
Unrealized gains on derivative contracts, at fair value(1)	$2	$6	$74	$79
Unrealized losses on derivative contracts, at fair value(2)	$24	$111	$95	$440

(1)	Amounts are included in other assets in our consolidated financial statements.
(2)	Amounts are included in accrued expenses and other liabilities in our consolidated financial statements.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investments and Related Matters  – (continued)

The General Partners adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation — Other Presentation Matters, as of January 1, 2007. FASB ASC Section 946.810.45 provides guidance on whether investment company accounting should be retained in the financial statements of a parent entity. Upon the adoption of FASB ASC Section 946.810.45, the General Partners lost their ability to retain specialized accounting. For those investments that (i) were deemed to be available-for-sale securities, (ii) fall outside the scope of Investments-Debt and Equity Securities Topic of the FASB ASC, or (iii) the Private Funds would otherwise account for under the equity method, the Private Funds apply the fair value option. The application of the fair value option is irrevocable.

The Private Funds assess the applicability of equity method accounting with respect to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Private Funds combined with those of affiliates of Icahn Enterprises.

The Private Funds applied the fair value option to certain of its investments that would have otherwise been subject to the equity method of accounting. During the second quarter of fiscal 2009, the Private Funds determined that they no longer had significant influence over these investments based on a combination of qualitative and quantitative factors. As of December 31, 2009, the fair value of these investments was $11 million. For fiscal 2009, fiscal 2008 and fiscal 2007 the Private Funds recorded a loss of $6 million, $60 million and $103 million, respectively, with respect to these investments. Such amounts are included in net gain (loss) from investment activities in the consolidated statements of operations.

Investments in Variable Interest Entities

The General Partners consolidate certain VIEs when they are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within cash and cash equivalents and investments in the consolidated balance sheets. The liabilities of the consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, and accrued expenses and other liabilities in the consolidated balance sheets and are non-recourse to the General Partners’ general credit. Any creditors of VIEs do not have recourse against the general credit of the General Partners solely as a result of our including these VIEs in our consolidated financial statements.

The consolidated VIEs consist of the Offshore Fund and each of the Offshore Master Funds. The Offshore GP sponsored the formation of and manages each of these VIEs and, in some cases, has an investment therein. In evaluating whether the Offshore GP is the primary beneficiary of such VIEs, the Offshore GP has considered the nature and extent of its involvement with such VIEs and whether it absorbs the majority of losses among other variable interest holders, including those variable interest holders who are deemed related parties or de facto agents. In most cases, the Offshore GP was deemed to be the primary beneficiary of such VIEs because it would absorb the majority of expected losses among other variable interest holders and its close association with such VIEs, including the ability to direct the business activities of such VIEs.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investments and Related Matters  – (continued)

The following table presents information regarding interests in VIEs for which the Offshore GP holds a variable interest as of December 31, 2009 (in millions of dollars):

	Offshore GP Is the Primary Beneficiary			Offshore GP Is Not the Primary Beneficiary
	Net Assets	Offshore GP’s Interests(1)	Pledged Collateral(2)	Net Assets	Offshore GP’s Interests(1)
Offshore Funds and Offshore Master Funds	$2,222	$35	$967	$3,008	$125

(1)	Amount principally represents the Offshore GP’s reinvested incentive allocations and therefore its maximum exposure to loss. Such amounts are subject to the financial performance of the Offshore Funds and Offshore Master Funds and are included in the Offshore GP’s net assets.
(2)	Includes collateral pledged in connection with securities sold, not yet purchased, derivative contracts and collateral held for securities loaned. Pledged amounts may be in excess of margin requirements.

b. Automotive, Railcar, Icahn Enterprises Holdings and Other

Investments for Automotive, Railcar, Icahn Enterprises Holdings and other segments consist of the following (in millions of dollars):

	December 31, 2009		December 31, 2008
	Amortized Cost	Carrying Value	Amortized Cost	Carrying Value
Marketable equity and debt securities – available for sale	$23	$23	$26	$22
Equity method investments and other	291	291	247	247
Total investments	$314	$314	$273	$269

With the exception of our Automotive, Railcar and Home Fashion segments as discussed below, it is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting. We record unrealized gains and losses for the change in fair value of such investments as a component of net gain (loss) from investment activities in the consolidated statement operations. We believe that these investments, individually or in the aggregate, are not material to our consolidated financial statements.

The following information relates to certain investment activities transacted by our operating units:

Proceeds from the sales of available-for-sale securities were $61 million, $59 million and $382 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The gross realized gains (losses) on available-for-sale securities sold for fiscal 2009, fiscal 2008 and fiscal 2007 were $24 million, $(17) million and $3 million, respectively. For purposes of determining gains and losses to be reclassified out of accumulated other comprehensive income into earnings, the cost of securities is based on specific identification. Net unrealized holding gains (losses) on available-for-sale securities in the amount of $4 million, $(11) million and $(24) million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, have been included in accumulated other comprehensive income.

Investment in Lear Corporation

In the third quarter of fiscal 2007, we adopted the fair value option for Lear Corporation (“Lear”) common stock which became eligible for the fair value option at the time we first recognized them in our consolidated financial statements. We adopted the fair value option to our investment in Lear common stock to be consistent with the Private Funds’ accounting for its investment in Lear common stock. We recorded unrealized gains and losses for the change in fair value of such shares as a component of revenues for Icahn

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investments and Related Matters  – (continued)

Enterprises Holdings in the consolidated statements of operations. In the fourth quarter of fiscal 2008, we sold all of our Lear common stock and realized a net loss of $12 million. For fiscal 2007, we recorded $3 million in unrealized losses resulting from the change in market value of Lear common stock.

Investment in ImClone Systems, Inc.

We adopted the provisions of the fair value option as of January 1, 2007 and elected to apply the fair value option to our investment in ImClone Systems, Inc. (“ImClone”). It is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting. In the fourth quarter of fiscal 2006, we first applied the equity method of accounting to our investment in ImClone due to changes in ImClone’s board, resulting in our having the ability to exercise significant influence over ImClone.

As of the date of adoption, the carrying value of our investment in ImClone was approximately $164 million and the fair value of our investment was $122 million. In accordance with the transition requirements, we recorded a cumulative effect adjustment to beginning partners’ equity for the difference between the fair value and carrying value on the date of adoption, which reduced partners’ equity by $42 million.

In the fourth quarter of fiscal 2008, we received $319 million pursuant to a tender offer from Bristol-Myers Squibb Company as consideration for their purchase of all of the ImClone shares held by us. For fiscal 2008, we recorded a realized gain of $197 million in the sale of all of the ImClone shares. In fiscal 2007, we recorded $74 million of unrealized gains resulting from the change in the market value of ImClone’s stock. Such gains are reflected as a component of net gain (loss) from investment activities in the consolidated statements of operations.

c. Automotive

Investments in Non-Consolidated Affiliates

Federal-Mogul maintains investments in 14 non-consolidated affiliates, that are located in China, Germany, India, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investments in these affiliates were $238 million and $221 million at December 31, 2009 and 2008, respectively. Upon our purchase of the controlling interest in Federal-Mogul, Federal-Mogul’s investments in non-consolidated affiliates were adjusted to estimated fair value during fiscal 2008. These estimated fair values were determined based upon internal and external valuations considering various relevant market rates and transactions, and discounted cash flow valuations methods, among other factors, as further described in Note 3, “Operating Units.”

Federal-Mogul evaluated the recorded value of its investments in non-consolidated affiliates for potential impairment as of December 31, 2009 and 2008. Given the economic downturn in the global automotive industry and the related declines in anticipated production volumes during fiscal 2008, Federal-Mogul concluded that its investments in non-consolidated affiliates were impaired, and an impairment charge of $64 million was recorded for the period March 1, 2008 through December 31, 2008.

Included in the aggregate investments in non-consolidated affiliates of $238 million is the remaining fair value step-up (net of impairment, amortization and foreign currency) of $61 million, which represents a difference between the amounts of these investments and underlying equity. This difference is comprised of $34 million of definite-lived intangible and tangible assets with a weighted average remaining useful life of 17 years, and $27 million of indefinite-lived intangible and tangible assets. There were no such impairments for fiscal 2009.

Equity earnings from non-consolidated affiliates amounted to $16 million and $19 million for fiscal 2009 and for the period March 1, 2008 through December 31, 2008, respectively, which are included in other income, net in our consolidated financial statements. For fiscal 2009, these entities generated sales of $504 million, net income of $45 million, and at December 31, 2009 had total net assets of approximately

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Investments and Related Matters  – (continued)

$511 million. Distributed dividends to Federal-Mogul from non-consolidated affiliates were $7 million and $28 million for fiscal 2009 and for the period March 1, 2008 through December 31, 2008, respectively.

Federal-Mogul does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, Federal-Mogul’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to OE and aftermarket customers. Pursuant to the joint venture agreement, Federal-Mogul’s partner holds an option to put its shares to a subsidiary of Federal-Mogul’s at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of December 31, 2009, the total amount of the contingent guarantee, were all triggering events to occur, approximated $60 million. Federal-Mogul believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with business combination accounting.

Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between Federal-Mogul and its joint venture partner.

Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of Federal-Mogul.

d. Railcar

As of December 31, 2009, ARI was party to three joint ventures which are all accounted for using the equity method. ARI determined that, although these joint ventures are considered VIEs, it is not the primary beneficiary of such VIEs. The significant factors in this determination were that no partners, including ARI, has rights to the majority of returns, losses or votes.

The risk of loss to ARI is limited to its investment in these joint ventures, certain loans due from these joint ventures to ARI and ARI’s guarantee of certain loans. As of December 31, 2009 and 2008, the carrying amount of these investments was $41 million and $13 million, respectively, and the maximum exposure to loss was $42 million and $13 million, respectively. Maximum exposure to loss was determined based on ARI’s carrying amounts in such investments, loans and accrued interest thereon due from applicable joint ventures and loan guarantees made to the applicable joint ventures.

7. Fair Value Measurements

U.S. GAAP requires enhanced disclosures about investments that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Fair Value Measurements  – (continued)

readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 — Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.

Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including: reported trades, broker/dealer quotes and other pertinent data.

Level 3 — Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Fair Value Measurements  – (continued)

Investment Management

The following table summarizes the valuation of the Private Funds’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 and 2008 (in millions of dollars):

	December 31, 2009				December 31, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Investments:
Equity securities	$2,875	$33	$—	$2,908	$2,826	$49	$—	$2,875
Corporate debt	—	1,787	228	2,015	16	1,154	56	1,226
Mortgage backed securities	—	168	—	168	—	160	—	160
	2,875	1,988	228	5,091	2,842	1,363	56	4,261
Unrealized gains on derivative contracts(1)	—	6	—	6	—	79	—	79
	$2,875	$1,994	$228	$5,097	$2,842	$1,442	$56	$4,340
Liabilities
Securities sold, not yet purchased:
Equity securities	$2,035	$—	$—	$2,035	$2,273	$—	$—	$2,273
Unrealized losses on derivative contracts(2)	—	111	—	111	1	439	—	440
	$2,035	$111	$—	$2,146	$2,274	$439	$—	$2,713

(1)	Amounts are classified within other assets in our consolidated balance sheets.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheets.

The changes in investments measured at fair value for which the Investment Management operations has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

	2009	2008
Balance at January 1	$56	$—
Realized and unrealized losses, net	(56)	(67)
Purchases, net	228	123
Balance at December 31	$228	$56

There were no unrealized losses included in earnings related to Level 3 investments still held at December 31, 2009. Changes in unrealized losses included in earnings for fiscal 2008 related to Level 3 investments still held as of December 31, 2008 were $67 million. Total realized losses recorded for Level 3 investments are reported in net gain (loss) from investment activities in the consolidated statements of operations.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Fair Value Measurements  – (continued)

Automotive, Railcar, Icahn Enterprises Holdings and Other

The following table summarizes the valuation of our Automotive, Railcar, Icahn Enterprises Holdings and other operations’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 and 2008 (in millions of dollars):

	December 31, 2009			December 31, 2008
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets
Marketable equity and debt securities	$23	$—	$23	$22	$—	$22
Derivative financial instruments(1)	—	13	13	—	1	1
	$23	$13	$36	$22	$1	$23
Liabilities(2)
Derivative financial instruments	$—	$51	$51	$—	$99	$99
Unrealized losses on derivative contracts	—	—	—	—	10	10
	$—	$51	$51	$—	$109	$109

(1)	Amounts are classified within other assets in our consolidated balance sheets.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheets.

The following table presents Federal-Mogul’s defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2
	(Millions of Dollars)
U.S. Plans:
Investments with Registered Investment Companies
Equity securities	$448	$448	$—
Fixed income securities	142	142	—
	$590	$590	$—
Non-U.S. Plans:
Insurance contracts	$32	$—	$32
Investments with Registered Investment Companies
Fixed income securities	8	8	—
Equity securities	1	1	—
Government bonds	2	—	2
Equity securities	1	1	—
Cash	1	1	—
	$45	$11	$34

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Fair Value Measurements  – (continued)

The following table presents ARI’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2
Asset Category:
Equity securities	$2	$2	$—
Funds	10	1	9
	$12	$3	$9

The following table presents Viskase’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$3	$3	$—	$—
Equity securities	34	17	17
Debt securities	30	11	19
Hedge funds	25	—	—	25
	$92	$31	$36	$25

The changes in Viskase’s pension plan assets for which Viskase has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

Level 3
Beginning balance at December 31, 2008	$15
Actual return on plan assets:
Relating to assets still held at the reporting date	5
Purchases, sales and settlements	5
Ending balance at December 31, 2009	$25

In addition to items that are measured at fair value on a recurring basis, there are also assets and liabilities that are measured at fair value on a nonrecurring basis. As these assets and liabilities are not measured at fair value on a recurring basis, they are not included in the tables above. Assets and liabilities that are measured at fair value on a nonrecurring basis include certain long-lived assets (see Notes 3, “Operating Units” and Note 9, “Goodwill and Intangible Assets, Net”), investments in non-consolidated affiliates (see Note 6, “Investment and Related Matters — Automotive”) and CARO (see Note 18, “Commitments and Contingencies”). We determined that the fair value measurements included in each of these assets and liabilities rely primarily on our assumptions as unobservable inputs that are not publicly available. As such, we have determined that each of these fair value measurements reside within Level 3 of the fair value hierarchy.

8. Financial Instruments

Certain derivative contracts executed by the Private Funds with a single counterparty or by our Automotive operations with a single counterparty are reported on a net-by counterparty basis where a legal right of offset exists under an enforceable netting agreement. Values for the derivative financial instruments, principally swaps, forwards, over-the-counter options and other conditional and exchange contracts are reported on a net-by-counterparty basis. As a result, the net exposure to counterparties is reported in either other assets or accrued expenses and other liabilities in our consolidated balance sheets.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

a. Investment Management and Icahn Enterprises Holdings

The Private Funds currently maintain cash deposits and cash equivalents with major financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts may exceed federally insured limits. The Onshore Fund and the Offshore Master Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. These financial institutions are members of major securities exchanges. The Onshore Fund and Offshore Master Funds also have relationships with several financial institutions with which they trade derivative and other financial instruments.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds’ investments include futures, options, credit default swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased, at fair value represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. The Private Funds’ investments in securities and amounts due from brokers are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds enter into derivative contracts, including swap contracts, futures contracts and option contracts with the objective of capital appreciation or as economic hedges against other securities or the market as a whole. The Private Funds also enter into foreign currency derivative contracts to economically hedge against foreign currency exchange rate risks on all or a portion of their non-U.S. dollar denominated investments.

The Private Funds and Icahn Enterprises Holdings have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Private Funds utilize forward contracts to seek to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains or

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in the consolidated balance sheets.

The Private Funds may also purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. At December 31, 2009, the maximum payout amounts relating to written put options were $268 million. The Private Funds did not have any written put options at December 31, 2008.

Certain terms of the Private Funds’ contracts with derivative counterparties, which are standard and customary to such contracts, contain certain triggering events that would give the counterparties the right to terminate the derivative instruments. In such events, the counterparties to the derivative instruments could request immediate payment on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2009 is $111 million.

At December 31, 2009, the Private Funds had approximately $436 million posted as collateral for derivative positions, including those derivative instruments with credit-risk-related contingent features; these amounts are included in cash held at consolidated affiliated partnerships and restricted cash within our consolidated balance sheet.

U.S. GAAP requires the disclosure of information about obligations under certain guarantee arrangements. Such guarantee arrangements requiring disclosure include contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The Private Funds have entered into certain derivative contracts, in the form of credit default swaps, which meet the accounting definition of a guarantee, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Private Funds to make a payment to the swap counterparties. As of December 31, 2009 and 2008, the Private Funds have entered into such credit default swaps with a maximum notional amount of approximately $164 million and $604 million, respectively, with terms of approximately three years as of December 31, 2009. We estimate that our maximum exposure related to these credit default swaps approximates 33.8% of such notional amounts as of December 31, 2009.

The following table presents the notional amount, fair value, underlying referenced credit obligation type and credit ratings for derivative contracts in which the Private Funds are assuming risk (in millions of dollars):

	December 31, 2009		December 31, 2008		Underlying Reference Obligation
Credit Derivative Type Derivative Risk Exposure	Notional Amount	Fair Value	Notional Amount	Fair Value
Single name credit default swaps:
Investment grade risk exposure	$—	$—	$408	$7	Corporate Credit
Below investment grade risk exposure	164	(16)	196	(106)	Corporate Credit
	$164	$(16)	$604	$(99)

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

The following table presents the fair values of the Private Funds’ derivatives (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Not Designated as Hedging Instruments	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest rate contracts	$—	$20	$—	$18
Foreign exchange contracts	—	8	—	—
Equity contracts	9	—	—	17
Credit contracts	26	176	140	530
Sub-total	35	204	140	565
Netting across contract types(3)	(29)	(125)	(29)	(125)
Total(4)	$6	$79	$111	$440

(1)	Net asset derivatives are located within other assets in our consolidated balance sheets.
(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheets.
(3)	Represents the netting of receivables balances with payable balances for the same counterparty across contract types pursuant to netting agreements.
(4)	Excludes netting of cash collateral received and posted. The total collateral posted at December 31, 2009 was approximately $436 million across all counterparties.

The following table presents the effects of the Private Funds’ derivative instruments on the statement of operations for fiscal 2009 (in millions of dollars):

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income(1)
Interest rate contracts	$57
Foreign exchange contracts	(7)
Equity contracts	(61)
Credit contracts	323
$312

(1)	Gains (losses) recognized on the Private Funds’ derivatives are classified in net gain (loss) from investment activities within our consolidated statements of operations.

Each Private Fund’s assets may be held in one or more accounts maintained for the Private Fund by its prime broker or at other brokers or custodian banks, which may be located in various jurisdictions. The prime broker and custodian banks are subject to various laws and regulations in the relevant jurisdictions in the event of their insolvency. Accordingly, the practical effect of these laws and their application to the Fund’s assets may be subject to substantial variations, limitations and uncertainties. The insolvency of any of the prime brokers, custodian banks or clearing corporations may result in the loss of all or a substantial portion of the Private Fund’s assets or in a significant delay in the Private Fund having access to those assets.

Credit concentrations may arise from investment activities and may be impacted by changes in economic, industry or political factors. The Private Funds routinely execute transactions with counterparties in the financial services industry, resulting in credit concentration with respect to this industry. In the ordinary course of business, the Private Funds may also be subject to a concentration of credit risk to a particular counterparty.

The Private Funds seek to mitigate these risks by actively monitoring exposures, collateral requirements and the creditworthiness of our counterparties.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

b. Automotive

Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. Federal-Mogul had notional values of approximately $10 million and $5 million of foreign currency hedge contracts outstanding at December 31, 2009 and 2008, respectively, that were designated as hedging instruments for accounting purposes. Unrealized net gains of $1 million were recorded in accumulated other comprehensive loss as of December 31, 2008. Immaterial unrealized net losses were recorded in accumulated other comprehensive loss as of December 31, 2009. No hedge ineffectiveness was recognized during fiscal 2009.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. As of December 31, 2009 and 2008, unrealized net losses of $50 million and $67 million, respectively, were recorded in accumulated other comprehensive loss as a result of these hedges. As of December 31, 2009, losses of $34 million are expected to be reclassified from accumulated other comprehensive loss to the consolidated statement of operations within the next 12 months. No hedge ineffectiveness was recognized for fiscal 2009.

These interest rate swaps reduce Federal-Mogul’s overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul’s debt agreements that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates.

Federal-Mogul’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, platinum, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to 15 months in the future.

Federal-Mogul had 140 and 364 commodity price hedge contracts outstanding with a combined notional value of $28 million and $91 million at December 31, 2009 and 2008, respectively, substantially all of which mature within one year. Of these outstanding contracts, 112 and 346 commodity price hedge contracts with a combined notional value of $26 million and $83 million at December 31, 2009 and 2008, respectively, were designated as hedging instruments for accounting purposes. Unrealized net gains of $5 million and unrealized net losses of $33 million were recorded in accumulated other comprehensive loss as of December 31, 2009 and 2008, respectively. Unrealized net gains of $3 million were recognized in other income, net during fiscal 2009, associated with ineffectiveness on contracts designated as accounting hedges.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, determined using the hypothetical derivative method, are recognized in other income, net. Derivative gains and losses included in accumulated other comprehensive loss for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in other income, net for outstanding hedges and cost of goods sold upon hedge maturity. Federal-Mogul’s undesignated hedges are primarily commodity hedges and such hedges have become undesignated mainly due to forecasted volume declines.

Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of retailers, distributors, retailers and installers of automotive aftermarket parts. Federal-Mogul’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 5% of Federal-Mogul’s sales during fiscal 2009. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.

The following table presents the fair values of Federal-Mogul’s derivative instruments (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(1)
Derivatives Designated as Cash Flow – Hedging Instruments	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest rate swap contracts	$—	$—	$(50)	$(67)
Commodity contracts	6	—	(1)	(36)
Foreign currency contracts	—	1	—	—
	$6	$1	$(51)	$(103)
Derivatives not Designated as Hedging Instruments
Commodity contracts	$1	$—	$—	$(7)
	$1	$—	$—	$(7)

(1)	Federal-Mogul’s asset derivatives and liability derivatives are classified within accrued expenses and other liabilities on the consolidated balance sheets.

The following tables present the effect of Federal-Mogul’s derivative instruments on the consolidated statement of operations for fiscal 2009 (in millions of dollars):

For the Year Ended December 31, 2009
Derivatives Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest rate swap contracts	$(11)	Interest expense	$(37)		$—
Commodity contracts	20	Cost of goods sold	(18)	Other income, net	3
Foreign exchange contracts	—	Cost of goods sold	1		—
	$9		$(54)		$3

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Financial Instruments  – (continued)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Gain (Loss) Recognized in Income on Derivatives
Commodity contracts	Cost of goods sold	$(7)
Commodity contracts	Other income, net	4
		$(3)

9. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consist of the following (in millions of dollars):

Description	Amortization Periods	December 31, 2009			December 31, 2008
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Automotive	1 – 22 years	$640	$(125)	$515	$640	$(76)	$564
Food Packaging	6 – 13.5 years	23	(9)	14	23	(8)	15
Metals	5 – 15 years	11	(4)	7	11	(2)	9
Real Estate	12 – 12.5 years	121	(14)	107	—	—	—
		$795	$(152)	643	$674	$(86)	588
Indefinite-lived intangible assets:
Automotive				354			354
Food Packaging				2			2
Metals				—			3
Home Fashion				8			13
				364			372
Total intangible assets, net				$1,007			$960

	December 31, 2009			December 31, 2008
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Value	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Value
Goodwill:
Automotive:
Balance at January 1	$1,298	$(222)	$1,076	$—	$—	$—
Acquisitions	—	—	—	1,527	—	1,527
Fresh-start adjustments	(6)	—	(6)	(229)	—	(229)
Impairment	—	3	3	—	(222)	(222)
Balance at December 31	$1,292	$(219)	$1,073	$1,298	$(222)	$1,076
Railcar	7	—	7	7	—	7
Food Packaging	3	—	3	3	—	3
Metals:
Balance at January 1	$10	$—	$10	$16	$—	$16
Impairment	—	(10)	(10)	—	—	—
Finalize purchase allocation	—	—	—	(6)	—	(6)
Balance at December 31	$10	$(10)	$—	$10	$—	$10
Total goodwill	$1,312	$(229)	$1,083	$1,318	$(222)	$1,096

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Goodwill and Intangible Assets, Net  – (continued)

The aggregate amortization expense related to our definite-live intangible assets was $66 million, $69 million and $3 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. We utilize the straight line method of amortization, recognized over the estimated useful lives of the assets.

The estimated future amortization expense for our definite-lived intangible assets is as follows (in millions of dollars):

Year	Amount
2010	$62
2011	61
2012	59
2013	57
2014	56
Thereafter	349
$644

Automotive

Given the complexity of the calculation and significance of fourth quarter economic activity during fiscal 2008, Federal-Mogul had not yet completed its annual impairment assessment for fiscal 2008 prior to filing its Annual Report on Form 10-K. Based upon the draft valuations and preliminary assessment, our Automotive segment recorded estimated impairment charges of $222 million and $130 million for goodwill and other indefinite-lived intangible assets, respectively, for the period March 1, 2008 through December 31, 2008. During the quarter ended March 31, 2009, Federal-Mogul completed this assessment, and recorded a reduction to its goodwill impairment of $3 million. These charges were required to adjust the carrying value of goodwill and other indefinite-lived intangible assets to estimated fair value. The estimated fair values were determined based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved, giving appropriate consideration to the unprecedented economic downturn in the automotive industry that continued throughout the fourth quarter of fiscal 2008. The 2008 impairment charge was primarily attributable to significant decreases in forecasted future cash flows as Federal-Mogul adjusts to known and anticipated changes in industry production volumes.

During fiscal 2009, Federal-Mogul identified $6 million of adjustments, principally related to foreign currency translation, associated with the pushdown of final fresh-start values to the individual operating entities that were necessary to properly state goodwill. Accordingly, Federal-Mogul recorded these adjustments during fiscal 2009, which reduced its goodwill balance by $6 million.

Federal-Mogul has assigned $115 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The amortization periods between 10 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, Federal-Mogul generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either Federal-Mogul or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Goodwill and Intangible Assets, Net  – (continued)

revenue is generally not heavily based upon prior relationship experience. As such, distinguishing revenue between that attributable to customer relationships as opposed to revenue attributable to recognized customer brands is difficult.

During fiscal 2008, Federal-Mogul completed its analysis of its various aftermarket revenue streams and bifurcated those streams between revenues associated with brand recognition and revenues associated with customer relationships. Valuations for brand names and customer relationships were then determined based upon the estimated revenue streams. As a result of the valuations, Federal-Mogul recorded $484 million for its trademarks and brand names. As part of fresh-start reporting, value was assigned to trademarks or brand names based on its earnings potential or relief from costs associated with licensing the trademarks or brand names. As Federal-Mogul expects to continue using each trademark or brand name indefinitely with respect to the related product lines, the trademarks or brand names have been assigned indefinite lives and are tested annually for impairment. Based on its 2008 annual impairment test, Federal-Mogul recorded a $130 million impairment charge related to these trademarks and brand names.

Federal-Mogul has assigned $519 million to its customer relationships, of which $62 million relates to original equipment (“OE”) customer relationships and $457 million relates to aftermarket customer relationships. The values assigned to customer relationships are based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The amortization periods of between 1 and 16 years are based on the expected cash flows and historical attrition rates, as determined within each of the separate product groups.

Federal-Mogul evaluates recorded goodwill and other indefinite-lived assets for impairment annually in October of each year. Federal-Mogul concluded that there was no impairment as a result of its annual assessment for fiscal 2009. Federal-Mogul’s goodwill balance of $1,073 million as of December 31, 2009 passed “Step 1” of its annual goodwill impairment analysis, with fair values in excess of carrying values of at least 15%.

Railcar

On March 31, 2006, ARI acquired all of the common stock of Custom Steel, Inc. (“Custom Steel”), a subsidiary of Steel Technologies, Inc. Custom Steel operates a facility located adjacent to ARI’s component manufacturing facility in Kennett, Missouri, which produces value-added fabricated parts that primarily support ARI’s railcar manufacturing operations. Prior to this acquisition, ARI was Custom Steel’s primary customer. The acquisition resulted in goodwill of $7 million.

ARI performs its annual goodwill impairment test as of March 1 of each fiscal year. The valuation uses a combination of methods to determine the fair value of the reporting unit including prices of comparable businesses, a present value technique and recent transactions involving businesses similar to ARI.

During the fourth quarter of fiscal 2008, there were severe disruptions in the credit markets and reductions in global economic activity, which had significant adverse impacts on stock markets, which contributed to a significant decline in ARI’s stock price and corresponding market capitalization. For most of the fourth quarter of fiscal 2008, ARI’s market capitalization value was significantly below the recorded net book value of ARI’s consolidated balance sheet, including goodwill. Based on these overriding factors, indicators existed that ARI had experienced a significant adverse change in the business climate, which was determined to be a triggering event requiring ARI to review its goodwill for impairment. ARI performed a goodwill impairment test as of December 31, 2008 and determined no impairment existed. ARI also performed the annual impairment test as of March 1, 2009, noting no adjustment was required.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Goodwill and Intangible Assets, Net  – (continued)

Food Packaging

As discussed in Note 1, “Description of Business and Basis of Presentation,” we acquired a majority interest in Viskase on January 15, 2010. As a result of our acquisition of a controlling interest in Viskase, certain long-term assets have been adjusted by a total of $18 million as a result of our required utilization of common control parties’ underlying basis in such assets as of the effective date of common control (November 2006) as follows: increase of $3 million for goodwill, increase of $20 million for intangible assets and decrease of $5 million for building and equipment.

Metals

Our Metals segment tests indefinite-lived intangible assets for impairment annually as of September 30 or more frequently if it believes indicators of impairment exist. Our Metals segment determines the fair value of its indefinite-lived intangible assets utilizing discounted cash flows. The resultant fair value is compared to its carrying value and an impairment loss is recorded if the carrying value exceeds its fair value.

Our Metals segment’s sales for the first quarter of fiscal 2009 declined significantly as the demand and prices for scrap fell to extremely low levels due to historically low steel mill capacity utilization rates and declines in other sectors of the economy served by our Metals segment. Given the indication of a potential impairment, our Metals segment completed a valuation utilizing discounted cash flows based on current market conditions. This valuation resulted in an impairment loss for goodwill and other indefinite-lived intangible assets of $13 million which was recorded in the first quarter of fiscal 2009, eliminating all goodwill and indefinite-lived intangibles from our Metals segment’s balance sheet.

Real Estate

Acquisitions of real estate properties are accounted for utilizing the purchase method. Our Real Estate operations allocate the purchase price of each acquired property between land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, and tenant relationships. The allocation of the purchase price requires judgment and significant estimates. Our Real Estate operations use information contained in independent appraisals as the primary basis for its purchase price allocations. Our Real Estate operations determine whether any rental rates are above or below market based upon comparison to similar financing terms for similar investment properties.

Values of properties are determined on an as-if vacant basis at acquisition date. The estimated fair value of acquired in-place leases are the costs our Real Estate operations would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, operating costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, our Real Estate operations evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net lost market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would have been incurred during the lease-up period. Our Real Estate operations allocate a portion of the purchase price to tenant relationships considering various factors including tenant profile and the credit risk of the tenant. Acquired in-place leases and tenant relationships as of the date of acquisition are amortized over the remaining terms of the respective leases.

In August 2008, our Real Estate operations acquired two net leased properties for $465 million pursuant to a Code Section 1031 exchange. The results of operations of the properties have been included in the consolidated financial statements since the date of acquisition. The aggregate purchase price of $465 million was allocated to the following assets acquired, based on their fair values: land $90 million, buildings and improvements $254 million and $121 million attributable to definite-lived intangible assets relating to values determined for in-place leases and tenant relationships. The allocation of the purchase price was completed in

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Goodwill and Intangible Assets, Net  – (continued)

the second quarter of fiscal 2009, resulting in a reclassification of $121 million to definite-lived intangible assets which were initially classified as property, plant and equipment, net. The definite-lived intangible assets are being amortized over the 12 – 12.5 year initial term of the respective leases.

Home Fashion

For fiscal 2009, fiscal 2008 and fiscal 2007 WPI recorded an impairment charge of $5 million, $6 million and $5 million, respectively, related to its trademarks. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

10. Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

		December 31,
	Useful Life	2009	2008
	(Years)	(In Millions)
Land		$304	$312
Buildings and improvements	4 – 40	700	639
Machinery, equipment and furniture	1 – 25	2,121	1,881
Assets leased to others		484	601
Construction in progress		229	290
		3,838	3,723
Less accumulated depreciation and amortization		(880)	(544)
Property, plant and equipment, net		$2,958	$3,179

Depreciation and amortization expense from continuing operations related to property, plant and equipment for fiscal 2009, fiscal 2008 and fiscal 2007 was $344 million, $268 million and $54 million, respectively.

Total rental expense for continuing operations under operating leases for fiscal 2009, fiscal 2008 and fiscal 2007 was $76 million, $70 million and $23 million, respectively.

11. Equity Attributable to Non-Controlling Interests

Equity attributable to non-controlling interests consists of the following (in millions of dollars):

	December 31,
	2009	2008
Investment Management	$3,719	$3,560
Automotive	324	276
Other	242	252
Total equity attributable to non-controlling interests	$4,285	$4,088

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt

Debt consists of the following (in millions of dollars):

	December 31,
	2009	2008
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises(1)	$556	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises(1)	960	958
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises(1)	350	349
Exit Facilities – Federal-Mogul	2,672	2,495
Senior unsecured notes – Railcar	275	275
Senior unsecured notes and revolving credit facility – Food Packaging	174	129
Mortgages payable	114	123
Other	80	86
Total debt	$5,181	$4,971

(1)	Proceeds from the issuance of Icahn Enterprises’ debt was transferred to Icahn Enterprises Holdings under the same terms and conditions as the Icahn Enterprises Notes.

Senior Unsecured Variable Rate Convertible Notes Due 2013 — Icahn Enterprises

In April 2007, Icahn Enterprises issued an aggregate of $600 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and issued pursuant to an indenture dated as of April 5, 2007, by and among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”), as co-issuer, and Wilmington Trust Company, as trustee. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. Other than Icahn Enterprises Holdings, no other subsidiaries of Icahn Enterprises guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into Icahn Enterprises’ depositary units at a conversion price of $132.595 per Icahn Enterprises depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per Icahn Enterprises depositary unit per $1,000 principal amount. As of December 31, 2009, the interest rate was 4.0%. The interest on the variable rate notes is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to Icahn Enterprises’ depositary units before their maturity date.

Senior Unsecured Notes — Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, Icahn Enterprises issued $480 million aggregate principal amount of 7.125% senior unsecured notes due 2013 (the “2013 Notes”), priced at 100% of principal amount. The 2013 Notes were issued pursuant to an indenture dated February 7, 2005 among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2013 Notes Indenture”). Other than Icahn Enterprises Holdings, no other subsidiaries of Icahn Enterprises guaranteed payment on the notes.

On January 16, 2007, Icahn Enterprises issued an additional $500 million aggregate principal amount of 2013 Notes (the “additional 2013 Notes” and, together with the 2013 Notes, the “notes”), priced at 98.4% of

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

par, or at a discount of 1.6%, pursuant to the 2013 Notes Indenture. The notes had a fixed annual interest rate of 7.125%, which was paid every six months on February 15 and August 15, and were due to mature on February 15, 2013.

The 2013 Notes Indenture restricted the ability of Icahn Enterprises Holdings, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens; and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2013 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 19, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2013 Notes Indenture.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and Icahn Enterprises Finance co-issued senior unsecured 8.125% notes due 2012 (“2012 Notes”) in the aggregate principal amount of $353 million. The 2012 Notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, Icahn Enterprises Finance, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “2012 Notes Indenture”). The 2012 Notes were priced at 99.266% of principal amount and had a fixed annual interest rate of 8.125%, which was paid every six months on June 1 and December 1. The 2012 Notes were due to mature on June 1, 2012. Other than Icahn Enterprises Holdings, no other subsidiaries of Icahn Enterprises guarantee payment on the notes.

The 2012 Notes Indenture restricted the ability of Icahn Enterprises Holdings, subject to certain exceptions, to, among other, things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2012 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 19, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2012 Notes Indenture.

Senior Unsecured Notes Restrictions and Covenants

The indenture governing the variable rates notes restricts the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indenture also restricts the incurrence of debt or the issuance of disqualified stock, as defined in the indenture, with certain exceptions. In addition, the indenture governing Icahn Enterprises’ variable rate notes requires that on each quarterly determination date that Icahn Enterprises and Icahn Enterprises Holdings maintain certain minimum financial ratios, as defined in the applicable indenture. The indenture also restricts the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. Each of the 2013 Notes Indenture and the 2012 Notes Indenture contained similar restrictions and covenants prior to their termination on June 15, 2010.

As of December 31, 2009 and 2008, Icahn Enterprises and Icahn Enterprises Holdings were in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of December 31, 2009, based on certain minimum financial ratios, Icahn Enterprises and Icahn Enterprises Holdings could not incur additional indebtedness.

On January 15, 2010, Icahn Enterprises sold $2.0 billion in principal amount of new senior debt securities (the “New Notes”) for issuance in a private placement not registered under the Securities Act. The indenture governing the New Notes in general contains restrictions and covenants similar to those contained in the 2012 Notes Indenture and the 2013 Notes Indenture as described above. See Note 19, “Subsequent Events  — Senior Notes Offering,” for further discussion.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, Icahn Enterprises and Icahn Enterprises Finance as the borrowers, and certain of our subsidiaries, as guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. On July 20, 2009, Icahn Enterprises terminated the credit agreement as it determined that it was no longer necessary. There were no borrowings under the facility as of the termination date. Icahn Enterprises did not incur any early termination penalties.

Under the credit agreement, Icahn Enterprises was permitted to borrow up to $150 million, including a $50 million sub-limit that could be used for letters of credit. Borrowings under the agreement, which were based on Icahn Enterprises’ credit rating, bore interest at LIBOR plus 1.0% to 2.0%. Icahn Enterprises paid an unused line fee of 0.25% to 0.5%.

Exit Facilities — Federal-Mogul

On the Effective Date, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. Federal-Mogul borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to 60 days after the Effective Date, have been fully drawn.

The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the six months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. The tranche C term loans are subject to a pre-payment premium, should Federal-Mogul choose to prepay the loans prior to December 27, 2011. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul’s election.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Exit Facilities. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

Federal-Mogul had $50 million and $57 million of letters of credit outstanding at December 31, 2009 and 2008, respectively, all of which pertain to the term loan credit facility. As of December 31, 2009 and 2008, the borrowing availability under the revolving credit facility was $470 million and $475 million, respectively.

The obligations of Federal-Mogul under the Exit Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The weighted average cash interest rates for debt were approximately 3.5% and 4.6% as of December 31, 2009 and 2008, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates; and (v) dividends and other payments in respect of capital stock. At each of December 31, 2009 and 2008, Federal-Mogul was in compliance with all debt covenants under the Exit Facilities.

Senior Unsecured Notes — Railcar

In February 2007, ARI issued $275 million unsecured senior fixed rate notes that were subsequently exchanged for registered notes in March 2007 (the “ARI Notes”).

The ARI Notes bear a fixed interest rate of 7.5% and are due in 2014. Interest on the ARI Notes is payable semi-annually in arrears on March 1 and September 1. The indenture governing the ARI Notes (the “ARI Notes Indenture”) contains restrictive covenants that limit ARI’s ability to, among other things, incur additional debt, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. ARI was in compliance with all of its covenants under the ARI Notes Indenture as of December 31, 2009.

Prior to March 1, 2011, ARI may redeem the ARI Notes in whole or in part at a redemption price equal to 100.0% of the principal amount, plus an applicable premium based upon a present value calculation using an applicable treasury rate plus 0.5%, plus accrued and unpaid interest. Commencing on March 1, 2011, the redemption price is set at 103.75% of the principal amount of the ARI Notes plus accrued and unpaid interest, and declines annually until it is reduced to 100.0% of the principal amount of the ARI Notes plus accrued and unpaid interest from and after March 1, 2013. The ARI Notes are due in full plus accrued unpaid interest on March 1, 2014.

Secured Notes and Revolving Credit Facility — Food Packaging

9.875% Senior Secured Notes due 2018

In December 2009, Viskase issued $175 million of 9.875% Senior Secured Notes due 2018 (the “Viskase 9.875% Notes”). The Viskase 9.875% Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash on January 15 and July 15, commencing on July 15, 2010. The Viskase 9.875% Notes have a maturity date of January 15, 2018.

The notes and related guarantees by any of Viskase’s future domestic restricted subsidiaries are secured by substantially all of Viskase’s and such domestic restricted subsidiaries’ current and future tangible and intangible assets. The indenture governing the Viskase 9.875% Notes (the “Viskase 9.875% Notes Indenture”) permits Viskase to incur other senior secured indebtedness and to grant liens on its assets under certain circumstances.

Prior to January 15, 2014, Viskase may redeem, at its option, up to 35% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture with the net proceeds of any equity offering at 109.875% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture dated December 21, 2009 remains outstanding immediately following the redemption.

11.5% Senior Secured Notes due 2011

In June 2004, Viskase issued $90 million of 11.5% Senior Secured Notes due 2011 (the “Viskase 11.5% Senior Secured Notes”) and 90 million warrants (the “New Warrants”) to purchase an aggregate of approximately 805 thousand shares of common stock of Viskase. The proceeds of the Viskase 11.5% Senior Secured Notes and the 90 million New Warrants totaled $90 million. In December 2009, Viskase filed a notice of

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

redemption effectively discharging the entire aggregate principal amount outstanding of its Viskase 11.5% Senior Secured Notes plus accrued interest.

Each of the 90 million New Warrants entitles the holder to purchase 8.947 shares of Viskase’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using a fair value method. Using a fair value method, each of the 90 million New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The New Warrants expire on June 15, 2011. The remaining $89 million of aggregate proceeds was allocated to the carrying value of the Viskase 11.5% Senior Secured Notes as of June 29, 2004.

In June 2008, Viskase exchanged $8.0 million aggregate principal amount of its 8% Senior Notes plus accrued interest for $7.8 million principal amount of its 11.5% Senior Secured Notes. The holders of the exchanged 8% Senior Notes agreed that any accrued but unpaid interest on the exchanged 8% Senior Notes was reflected in the principal amount of the new 11.5% Senior Secured Notes that were issued, and accordingly the holders were not entitled to any separate payment with respect to such accrued but unpaid interest. The issuance of the Viskase 11.5% Senior Secured Notes in exchange for the exchanged 8% Senior Notes was in full satisfaction and discharge of the Viskase’s obligations to such holders with respect to the exchanged 8% Senior Notes.

On October 1, 2008, in connection with a tender and exchange offer of the 8% Senior Notes, Viskase issued $2.6 million of 11.5% Senior Secured Notes.

In December 2008, in connection with the redemption of the 8% Senior Notes, Viskase issued $10.2 of Viskase 11.5% Senior Secured Notes to an affiliate of Carl C. Icahn at a purchase price of $8.1 million. The discount of $2 million was amortized using the effective interest method.

Revolving Credit Facility

In November 2007, Viskase entered into a $25 million secured revolving credit facility (the “Viskase Revolving Credit Facility”) with Arnos Corporation, an affiliate of Mr. Icahn. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012. Borrowings under the loan and security agreement governing the Viskase Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Viskase Revolving Credit Facility, the interest rate is LIBOR plus a margin of 2.00% currently (which margin will be subject to performance based increases up to 2.50%); provided that the minimum interest rate shall beat least equal to 3.00%. The weighted average interest rate as of December 31, 2009 was 3.00%. The Viskase Revolving Credit facility also provides for an unused line fee of 0.375% per annum. There were no borrowings under the Viskase Revolving Credit Facility at December 31, 2009 and $20 million of borrowings at December 31, 2008.

Indebtedness under the Viskase Revolving Credit Facility is secured by liens on substantially all of Viskase’s domestic and Mexican assets, with liens on certain assets that are contractually senior to the Viskase 9.875% Notes and the related guarantees pursuant to an intercreditor agreement and the Viskase 9.875% Notes.

The Viskase Revolving Credit Facility contains various covenants which restrict Viskase’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Viskase Revolving Credit Facility also requires that Viskase complies with various financial covenants. Viskase was in compliance with these requirements as of December 31, 2009.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

In its foreign operations, Viskase has unsecured lines of credit with various banks providing approximately $6 million of availability. Borrowings under the lines of credit at December 31, 2009 were immaterial.

Letters of credit in the amount of $2 million were outstanding under facilities with a commercial bank, and were cash collateralized at December 31, 2009.

Mortgages Payable

Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between June 30, 2011 and October 1, 2028.

Secured Revolving Credit Agreement — WestPoint Home, Inc.

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2009, there were no borrowings under the agreement, but there were outstanding letters of credit of $11 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $46 million at December 31, 2009.

Debt Extinguishment

During the fourth quarter of fiscal 2008, we purchased outstanding debt of entities included in our consolidated financial statements in the principal amount of $352 million and recognized an aggregate gain of $146 million representing the difference between the fair value of the consideration issued in the settlement transaction.

Sale of Previously Purchased Subsidiary Debt

During fiscal 2009, we received proceeds of $166 million from the sale of previously purchased debt of entities included in our consolidated financial statements in the principal amount of $215 million.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt  – (continued)

Maturities

The following is a summary of the maturities of our debt obligations (in millions of dollars):

Year	Amount
2010	$99
2011	65
2012	942
2013	1,018
2014	2,100
Thereafter	1,119
$5,343

As described in Note 19, “Subsequent Events,” on January 15, 2010 Icahn Enterprises sold $850,000,000 of the 2016 Notes and $1,150,000,000 of the 2018 Notes. A portion of the gross proceeds from the sale of the New Notes was used to purchase all of the $353 million principal amount of Icahn Enterprises’ 2012 Notes and $967 million principal amount of Icahn Enterprises’ 2013 Notes. The table above includes Icahn Enterprises’ obligations as of December 31, 2009 and thus reflects the 2012 Notes and 2013 Notes as due in the years in which they were originally due.

13. Compensation Arrangements

Investment Management

Prior to January 1, 2008, the General Partners, Icahn Management (for periods through August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007) had agreements with certain of their employees whereby these employees had been granted rights to participate in a portion of the management fees and incentive allocations earned by the General Partners, Icahn Management and New Icahn Management. As discussed below, effective January 1, 2008, these employee rights to receive a portion of the management fees were terminated. As discussed further in Note 3, “Operating Units — Investment Management,” effective January 1, 2008, (i) the management agreements and the management fees payable thereunder were terminated and (ii) the partnership agreements of the Offshore Master Funds and the Onshore Fund were amended to provide that the General Partners will provide, or direct their affiliates to provide, the Services to the Private Funds and in consideration thereof the General Partners will receive special profits interest allocations from the Onshore Fund and the Offshore Master Funds. In addition, we amended the Contribution Agreement and the employment agreements of certain employees to accommodate the termination of the management agreements.

Effective January 1, 2008, the General Partners amended employment agreements with certain of their employees whereby such employees have been granted rights to participate in a portion of the special profits interest allocations (in certain cases, whether or not such special profits interest is earned by the General Partners) effective January 1, 2008 and incentive allocations earned by the General Partners, typically net of certain expenses and generally subject to various vesting provisions. The vesting period of these rights is generally between two and seven years, and such rights expire at the end of the contractual term of each respective employment agreement. The unvested amounts and vested amounts that have not been withdrawn by the employee generally remain invested in the Investment Funds and earn the rate of return of these funds, before the effects of any special profits interest allocations effective January 1, 2008 or incentive allocations, which are waived on such amounts. Accordingly, these rights are accounted for as liabilities and are remeasured at fair value each reporting period until settlement.

Prior to January 1, 2008, certain employees were granted rights to participate in a portion of the management fees and incentive allocations earned by the General Partners, Icahn Management (for periods through

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Compensation Arrangements  – (continued)

August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007). The vesting period of such rights was generally between two and seven years and expired at the end of the contractual term of each respective employment agreement. Up to 100% of the amounts earned annually under such rights in respect of management fees were eligible to be deferred for a period not to exceed ten years from the date of deferral, based on an annual election made by the employee. Effective January 1, 2008, the employees’ rights to receive a portion of the management fees were terminated.

The fair value of unvested and vested amounts that have not been withdrawn by the employee in respect of special profits interest allocations (and, prior to January 1, 2008, management fees) is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying net assets of the Private Funds, upon which the respective special profits interest allocations (and prior to January 1, 2008, management fees) are based and (ii) performance of the funds in which such amounts are reinvested. The carrying value of such amounts represents the allocable special profits interest allocation (and, prior to January 1, 2008, management fees) and the appreciation or depreciation thereon. These amounts approximate fair value because the appreciation or depreciation on such amounts is based on the fair value of the Private Funds’ investments, which are marked-to-market through earnings on a quarterly basis.

The General Partners, Icahn Capital, Icahn Management (for periods through August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007) recorded compensation expense of $13 million, $2 million and $22 million related to these rights for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Compensation expense is included in “Selling, general and administrative expenses” in the consolidated statements of operations. Compensation expense arising from grants in special profits interest allocations is recognized in the consolidated financial statements over the vesting period. Accordingly, unvested balances of special profits interest allocations effective January 1, 2008, if any, (and, prior to January 1, 2008, management fees) allocated to certain employees are not reflected in the consolidated financial statements. Unvested amounts not yet recognized as compensation expense within the consolidated statements of operations were $1 million and $4 million as of December 31, 2009 and 2008, respectively. That cost is expected to be recognized over a weighted average of 3.8 years. Cash paid to settle rights that were withdrawn for fiscal 2009, fiscal 2008 and fiscal 2007 was $8 million, $6 million and $14 million, respectively.

The liabilities incurred by Icahn Management related to the rights granted to certain employees to participate in a portion of the management fees earned by Icahn Management remained with Icahn Management upon the execution of the Contribution Agreement on August 8, 2007. However, because the employees to whom these rights were granted became employees of New Icahn Management on August 8, 2007, New Icahn Management recognized the future compensation expense associated with the unvested portion of rights granted by Icahn Management through December 31, 2007, even though such liability will be settled by Icahn Management, with a corresponding increase to partners’ equity.

As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Accordingly, effective January 1, 2008, employees of New Icahn Management became employees of Icahn Capital and such future compensation expense associated with the unvested portion of rights granted by Icahn Management were recognized by Icahn Capital.

Automotive

Stock-Based Compensation

On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the reorganized Federal-Mogul would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Compensation Arrangements  – (continued)

agreement, such that one-fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

On the Effective Date and in accordance with the Plan, Federal-Mogul granted to Mr. Alapont stock options to purchase four million shares of Successor Company Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Common Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with Federal-Mogul terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with Federal-Mogul expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Code).

On February 15, 2008, Federal-Mogul entered into a Stock Option Agreement with Mr. Alapont (the “CEO Stock Option Agreement”), which was subsequently approved by Federal-Mogul’s stockholders effective July 28, 2008. The CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of Federal-Mogul’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of Federal-Mogul’s common stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The CEO Stock Option Agreement provides for vesting as follows: 80% of the shares of common stock subject to the CEO Option vested as of December 31, 2009 and the final 20% of the shares of common stock subject to the CEO Option shall vest on March 23, 2010.

Federal-Mogul revalued the options granted to Mr. Alapont at December 31, 2009, resulting in a revised fair value of $29 million. For fiscal 2009 and for the period March 1, 2008 through December 31, 2008, Federal-Mogul recognized $25 million in expense and $17 million in income, respectively, associated with these options. (Federal-Mogul recognized income associated with these options due to a revised lower fair value during fiscal 2008.) Since the deferred compensation agreement provides for net cash settlement at the option of Mr. Alapont, the CEO Option is treated as a liability award and the vested portion of the CEO Option, aggregating $28 million, has been recorded as a liability as of December 31, 2009. The remaining $1 million of total unrecognized compensation cost as of December 31, 2009 related to non-vested stock options is expected to be recognized ratably over the remaining term of Mr. Alapont’s employment agreement.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Compensation Arrangements  – (continued)

Key assumptions and related option-pricing models used by Federal-Mogul are summarized in the following table:

	December 31, 2009 Valuation
Valuation Model	Plain Vanilla Options Black-Scholes	Options Connected to Deferred Compensation Monte Carlo	Deferred Compensation Monte Carlo
Expected volatility	61%	61%	61%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	1.41%	1.47%	1.47%
Expected option life (in years)	2.52	2.61	2.61

Expected volatility is based on the average of five-year historical volatility (71%) and implied volatility (50%) for a group of auto industry comparator companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as Federal-Mogul has not pay dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected option lives are primarily equal to one-half of the time to the end of the option term.

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans

Federal-Mogul, ARI and Viskase each sponsors several defined benefit pension plans (“Pension Benefits”) (and, in the case of Viskase, such pension plans include defined contribution plans). Additionally, Federal-Mogul, ARI and Viskase each sponsors health care and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. The Pension Benefits are funded based on the funding requirements of federal and international laws and regulations, as applicable, in advance of benefit payments and the Other Benefits as benefits are provided to participating employees. As prescribed by applicable U.S. GAAP, Federal-Mogul, ARI and Viskase each uses, as applicable, appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans, non-pension post-employment benefits, and disability, early retirement and other post-employment benefits. The measurement date for all defined benefit plans is December 31.

Effective December 31, 2009, Federal-Mogul, ARI and Viskase each adopted the new disclosure requirements relating to postretirement benefit plan assets. As discussed below, among other disclosure requirements, this standard requires disclosures about the inputs and valuation techniques used to develop fair value measurements of plan assets as of the reporting date. For further discussion regarding fair value measurements, including inputs and valuation techniques, of our financial instruments, see Note 7, “Fair Value Measurements.”

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and, on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed into law. The newly enacted acts contain provisions which could impact our accounting for retiree medical benefits in future periods, however, the extent of that impact, if any, cannot be determined until regulations are promulgated under these acts and additional interpretations of these acts become available. We will continue to assess the accounting implications of these acts. See Note 19, “Subsequent Events,” below for further discussion on the impact of these acts.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

The following provides disclosures for each of our Automotive, Railcar and Food Packaging segments’ benefit obligations, plan assets, funded status, recognition in the consolidated balance sheets and inputs and valuation assumptions:

a. Automotive

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$986	$1,006	$334	$348	$494	$523
Service cost	26	24	8	7	2	1
Interest cost	63	61	18	19	31	30
Employee contributions	—	—	—	—	2	2
Benefits paid	(79)	(75)	(24)	(23)	(50)	(50)
Medicare subsidies received	—	—	—	—	3	4
Curtailment	—	—	(2)	(1)	—	—
Plan amendments	—	1	—	—	(7)	(8)
Actuarial losses (gains) and changes in actuarial assumptions	75	(31)	5	1	28	(3)
Net transfer in	—	—	6	—	—	—
Currency translation	—	—	7	(17)	3	(5)
Benefit obligation, end of year	$1,071	$986	$352	$334	$506	$494
Change in plan assets:
Fair value of plan assets, beginning of year	$541	$907	$40	$42	$—	$—
Actual return on plan assets	126	(295)	2	2	—	—
Company contributions	2	4	23	23	45	44
Benefits paid	(79)	(75)	(24)	(23)	(50)	(50)
Medicare subsidies received	—	—	—	—	3	4
Employee contributions	—	—	—	—	2	2
Net transfer in	—	—	3	—	—	—
Currency translation	—	—	1	(4)	—	—
Fair value of plan assets at end of year	$590	$541	$45	$40	$—	$—
Funded status of the plan	$(481)	$(445)	$(307)	$(294)	$(506)	$(494)
Amounts recognized in the consolidated balance sheets:
Net liability recognized	$(481)	$(445)	$(307)	$(294)	$(506)	$(494)
Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial loss (gain)	$319	$348	$6	$2	$13	$(2)
Prior service cost (credit)	1	1	—	—	(14)	(8)
Total	$320	$349	$6	$2	$(1)	$(10)

Weighted-average assumptions used to determine the benefit obligation as of December 31:

	Pension Benefits
	United States Plans		International Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
Discount rate	5.75%	6.45%	5.13%	5.59%	5.65%	6.40%
Rate of compensation increase	3.50%	3.50%	3.14%	3.18%	—	—

Federal-Mogul evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Federal-Mogul’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
	(Millions of Dollars)
Projected benefit obligation	$1,071	$986	$351	$331	$506	$494
Fair value of plan assets	590	541	41	35	—	—

Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans
	2009	2008	2009	2008
	(Millions of Dollars)
Projected benefit obligation	$1,071	$986	$327	$311
Accumulated benefit obligation	1,058	972	313	297
Fair value of plan assets	590	541	22	18

The accumulated benefit obligation for all pension plans is $1,391 million and $1,289 million as of December 31, 2009 and 2008, respectively.

Components of net periodic benefit cost for the fiscal years ended December 31:

	Pension Benefits
	United States Plan		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
	(Millions of Dollars)
Service cost	$26	$24	$8	$7	$2	$1
Interest cost	63	61	18	19	31	30
Expected return on plan assets	(43)	(74)	(2)	(3)	—	—
Amortization of actuarial losses	30	—	—	—	—	—
Amortization of prior service cost (credit)	—	—	—	—	(1)	—
Settlement and curtailment gain	—	—	(2)	—	—	—
Net periodic cost	$76	$11	$22	$23	$32	$31

Weighted-average assumptions used to determine net periodic benefit cost for the fiscal years ended December 31, 2009 and 2008:

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
Discount rate	6.45%	6.25%	5.59%	5.67%	6.40%	6.20%
Expected return on plan assets	8.50%	8.50%	5.79%	6.33%	—	—
Rate of compensation increase	3.50%	3.70%	3.18%	2.74%	—	—

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Amounts in accumulated other comprehensive (loss) income expected to be recognized as components of net periodic benefit cost over the next fiscal year:

	Pension Benefits
	United States	Other Benefits
	(Millions of Dollars)
Amortization of actuarial losses	$25	$—
Amortization of prior service credit	—	(2)
Total	$25	$(2)

The assumed health care and drug cost trend rates used to measure next year’s postemployment healthcare benefits are as follows:

	Other Benefits
	2009	2008
Health care cost trend rate	7.1%	7.5%
Ultimate health care cost trend rate	5.0%	5.0%
Year ultimate health care cost trend rate reached	2014	2014
Drug cost trend rate	8.5%	9.2%
Ultimate drug cost trend rate	5.0%	5.0%
Year ultimate drug cost trend rate reached	2014	2014

The assumed health care cost trend rate has a significant impact on the amounts reported for Other Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)
100 basis point (“bp”) increase in health care cost trend rate	$2	$24
100 bp decrease in health care cost trend rate	(2)	(22)

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on Federal-Mogul’s 2009 funding requirements.

	Pension Benefits
	United States Plans			International Plans			Other Benefits
	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Expense	Change in PBO
	(Millions of Dollars)
25 bp decrease in discount rate	$2	$26	$(26)	$—	$9	$(9)	$—	$11
25 bp increase in discount rate	(2)	(26)	26	—	(9)	9	—	(10)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Federal-Mogul’s pension plan weighted-average asset allocations at the measurement dates as of December 31, 2009 and 2008, by asset category are as follows:

	United States Plan Assets December 31,			Non-U.S. Plan Assets December 31,
	Actual		Target	Actual		Target
	2009	2008	2010	2009	2008	2010
Asset Category
Equity securities	76%	71%	75%	4%	4%	4%
Debt securities	24%	29%	25%	25%	26%	25%
Insurance contracts	—	—	—	71%	70%	71%
	100%	100%	100%	100%	100%	100%

The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan’s objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the total diversification of plan assets. Approximately 73% of plan assets are invested in actively managed investment funds.

The majority of the assets of the non-U.S. plans are invested through insurance contracts. The insurance contracts guarantee a minimum rate of return. Federal-Mogul has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.

Projected benefit payments from the plans are estimated as follows:

	Pension Benefits
	United States	Non-U.S. Plans	Other Benefits
	(Millions of Dollars)
2010	$71	$22	$44
2011	74	21	45
2012	75	22	44
2013	79	24	44
2014	76	25	43
Years 2015 – 2019	406	127	202

Federal-Mogul expects to contribute approximately $105 million to its pension plans in fiscal 2010.

Federal-Mogul also maintains certain defined contribution pension plans for eligible employees. The total expense attributable to the Federal-Mogul’s defined contribution savings plan was $20 million and $21 million fiscal 2009 and the period March 1, 2008 through December 31, 2008, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Other Postemployment Benefits

Federal-Mogul accounts for benefits to former or inactive employees paid after employment but before retirement under applicable U.S. GAAP. The liabilities for such U.S. and European postemployment benefits for each of the fiscal years ended December 31, 2009 and 2008 were $42 million.

b. Railcar

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation – beginning of year	$17	$17	$3	$4
Service cost	—	—	—	—
Interest cost	1	1	—	—
Plan amendment	—	—	—	(1)
Adjustment to benefits	—	—	(3)	—
Actuarial loss (gain)	1	—	—	—
Benefits paid	(1)	(1)	—	—
Benefit obligation – end of year	$18	$17	$—	$3
Change in plan assets:
Plan assets – beginning of year	$11	$14	$—	$—
Actual return (loss) on plan assets	1	(4)	—	—
Employer contributions	1	2	—	—
Benefits paid	(1)	(1)	—	—
Plan assets at fair value – end of year	$12	$11	$—	$—
Funded status
Benefit obligation in excess of plan assets at year end	$(6)	$(6)	$—	$(3)

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)
Amounts recognized in the consolidated balance sheets are as follows:
Net liability recognized	$6	$6	$—	$3
Amounts recognized in accumulated other comprehensive (loss) income pre-tax:
Net actuarial (loss) gain	$(5)	$(6)	$1	$1
Net prior service (cost) credit	—	—	3	1
Total	$(5)	$(6)	$4	$2

The components of net periodic benefit cost for fiscal 2009, fiscal 2008 and fiscal 2007 are immaterial.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Pension and other postretirement benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, expected return on plan assets, mortality rates and retirement rates, as discussed below.

Discount Rates

ARI reviews these rates annually and adjusts them to reflect current conditions. ARI deemed these rates appropriate based on the Citigroup Pension Discount curve analysis along with expected payments to retirees.

Expected Return On Plan Assets

ARI’s expected return on plan assets is derived from detailed periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return.

Mortality and Retirement Rates

Mortality and retirement rates are based on actual and anticipated plan experience.

The assumptions used to determine end of year benefit obligations are shown in the following table:

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Discount rate	5.75%	6.25%	5.83%	5.60%

The assumptions used in the measurement of net periodic cost are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2009	2008	2007	2009	2008	2007
Discount rate	6.25%	6.25%	5.75%	5.83%	6.30%	5.75%
Expected return on plan assets	7.25%	8.00%	8.00%	N/A	N/A	N/A

ARI invests in a balanced portfolio of individual equity securities and various funds to maintain a diversified portfolio structure with distinguishable investment objectives. The objective of the total portfolio is long-term growth and appreciation along with capital preservation, to maintain the value of plan assets over time in real terms net of fees, distributions and liquidity obligations.

The overall objective of the pension plans’ investments is to grow plan assets in relation to liabilities, while prudently managing the risk of a decrease in the pension plans’ assets. The pension plans’ management committee has established a target investment mix with upper and lower limits for investments in equities, fixed-income and other appropriate investments. Assets will be re-allocated among asset classes from time-to-time to maintain an investment mix as established for each plan. The committee has established an average target investment mix of approximately 65% equities and approximately 35% fixed-income for the plans.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Pension Benefits
(Millions of Dollars)
2010	$1
2011	1
2012	1
2013	1
2014	1
2015 and thereafter	7
Total	$12

ARI expects to contribute $1 million to its pension plans in fiscal 2010.

c. Food Packaging

	Pension Benefits
	2009	2008
	(Millions of Dollars)
Change in benefit obligation
Projected benefit obligation at beginning of year	$119	$122
Service cost	—	—
Interest cost	8	8
Actuarial loss (gain)	13	(3)
Benefits paid	(8)	(8)
Benefit obligation at end of year	$132	$119
Change in plan assets:
Fair value of plan assets at beginning of year	$80	$103
Actual return (loss) on plan assets	15	(21)
Employer contribution	4	5
Benefits paid	(8)	(7)
Fair value of plan assets at end of year	$91	$80
Unfunded status of the plan	$(41)	$(39)
Net liability recognized in consolidated balance sheets	$(41)	$(39)

	Pension Benefits
	2009	2008
	(Millions of Dollars)
Projected benefit obligation	$132	$119
Accumulated benefit obligation	132	118
Fair value of plan assets	92	79

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Included in accumulated other comprehensive income, net of tax, as of December 31, 2009 are the following amounts not yet recognized in net periodic benefit cost (in millions of dollars):

Net actuarial loss	$28
Prior service (credit)	(1)

Amounts included in other comprehensive income expected to be recognized as a component of net periodic benefit cost for fiscal 2010 are net actuarial loss of $2 million.

Components of net periodic benefit cost for the fiscal years ended December 31:

	Pension Benefits
	2009	2008	2007
	(Millions of Dollars)
Component of net periodic benefit cost
Interest cost	$8	$8	$7
Expected return on plan assets	(7)	(9)	(8)
Benefits paid	2	—	—
Benefit obligation at end of year	$3	$(1)	$(1)

Weighted average assumptions used to determine the benefit obligation and net periodic benefit cost as of December 31:

	Pension Benefits
	2009	2008	2007
Discount rate	5.90%	6.90%	6.55%
Expected return on plan assets	8.25%	8.50%	8.50%
Rate of compensation increase	3.00%	3.50%	3.50%

Viskase evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon a Hewitt yield curve.

Viskase’s expected return on plan assets is evaluated annually based upon a study which includes a review of anticipated future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide for the timing and amount of benefits included in the projected benefit obligation. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Viskase’s overall investment strategy is to achieve growth through a mix of approximately 67% of investments for long-term growth and 33% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The target allocations for plan assets are 37% equity securities, 30% hedge funds and 33% to debt securities.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

The following table provides a summary of the estimated benefit payments for the postretirement plans for the next five fiscal years individually and for the following five fiscal years in the aggregate:

Year	Total Estimated Benefit Payments
2010	$8
2011	8
2012	8
2013	8
2014	9

Viskase expects to contribute $4 million to its pension plans in fiscal 2010.

Icahn Enterprises Holdings and other

We and certain of our subsidiaries have retirement savings plans under Section 401(k) of the Code covering our non-union employees. Under the plans, employees are entitled to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. We currently match the deferrals based upon certain criteria, including levels of participation by our employees. We recorded charges for matching contributions of $1 million for each of fiscal 2009 and fiscal 2008 and $2 million for fiscal 2007.

15. Segment and Geographic Reporting

As of December 31, 2009, our five reportable segments were: (1) Investment Management; (2) Automotive; (3) Metals; (4) Real Estate and (5) Home Fashion. Our Investment Management segment provides investment advisory and certain administrative and back office services to the Private Funds, but does not provide such services to any other entities, individuals or accounts. Our Automotive segment consists of Federal-Mogul. Our Metals segment consists of PSC Metals. Our Real Estate segment consists of rental real estate, residential property development and the operation of resort properties associated with our residential developments. Our Home Fashion segment consists of WPI. As discussed in Note 1, “Description of Business and Basis of Presentation,” as a result of our acquisition of controlling interests in ARI and Viskase, our consolidated financial statements now include the results of ARI and Viskase for all periods in these financial statements and related notes contained in Amendment No. 1 to the registration statement in the S-4. ARI and Viskase represent our Railcar and Food Packaging segments, respectively. In addition, we present the unconsolidated results of Icahn Enterprises Holdings, and investment activity and expenses associated with the activities thereof.

We assess and measure segment operating results based on segment earnings as disclosed below. Segment earnings from operations are not necessarily indicative of cash available to fund cash requirements, nor synonymous with cash flow from operations. Certain terms of financings for our Automotive, Railcar, Food Packaging, Home Fashion and Real Estate segments impose restrictions on the segments’ ability to transfer funds to us, including restrictions on dividends, distributions, loans and other transactions.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

	Year Ended December 31, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$5,330	$365	$299	$382	$45	$369	$—	$6,790
Net gain from investment activities	1,379	—	—	—	—	—	—	3	1,382
Interest and dividend income	217	8	7	—	—	5	—	7	244
Loss on extinguishment of debt	—	—	—	(6)	—	—	—	—	(6)
Other income, net	—	59	72	3	2	46	13	—	195
	1,596	5,397	444	296	384	96	382	10	8,605
Expenses:
Cost of goods sold	—	4,538	329	220	403	16	338	—	5,844
Selling, general and administrative	142	742	72	42	17	58	75	22	1,170
Restructuring and impairment	—	49	—	1	13	2	27	—	92
Interest expense	4	135	21	16	—	9	1	126	312
	146	5,464	422	279	433	85	441	148	7,418
Income (loss) before income tax (expense) benefit	1,450	(67)	22	17	(49)	11	(59)	(138)	1,187
Income tax (expense) benefit	(2)	39	(7)	(2)	19	—	—	(3)	44
Net income (loss) from continuing operations	1,448	(28)	15	15	(30)	11	(59)	(141)	1,231
Less: net (income) loss attributable to non-controlling interests	(979)	(1)	(7)	(4)	—	—	19	—	(972)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$469	$(29)	$8	$11	$(30)	$11	$(40)	$(141)	$259

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

	Year Ended December 31, 2008
	Investment Management	Automotive(1)	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$5,652	$758	$283	$1,239	$73	$425	$—	$8,430
Net (loss) gain from investment activities	(3,025)	—	—	—	—	—	—	102	(2,923)
Interest and dividend income	242	19	8	—	—	9	2	51	331
Gain on extinguishment of debt	—	—	—	—	—	—	—	146	146
Other income, net	—	56	55	7	4	21	11	—	154
	(2,783)	5,727	821	290	1,243	103	438	299	6,138
Expenses:
Cost of goods sold	—	4,730	683	225	1,102	32	394	—	7,166
Selling, general and administrative	53	709	68	40	34	46	89	34	1,073
Restructuring and impairment	—	566	—	—	—	4	37	—	607
Interest expense	12	166	20	15	1	7	2	128	351
	65	6,171	771	280	1,137	89	522	162	9,197
(Loss) income before income tax (expense) benefit	(2,848)	(444)	50	10	106	14	(84)	137	(3,059)
Income tax (expense) benefit	—	(9)	(19)	(10)	(40)	—	—	2	(76)
Net (loss) income from continuing operations	(2,848)	(453)	31	—	66	14	(84)	139	(3,135)
Less: Net loss attributable to non-controlling interests	2,513	103	(14)	—	—	—	29	—	2,631
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$(335)	$(350)	$17	$—	$66	$14	$(55)	$139	$(504)

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

	Year Ended December 31, 2007
	Investment Management	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$648	$250	$834	$91	$683	$—	$2,506
Management fee	11	—	—	—	—	—	—	11
Net gain from investment activities	355	—	—	—	—	—	84	439
Interest and dividend income	222	14	—	1	13	7	129	386
Other income, net	—	51	3	(1)	9	16	37	115
	588	713	253	834	113	706	250	3,457
Expenses:
Cost of goods sold	—	568	205	778	46	681	—	2,278
Selling, general and administrative	85	69	35	18	42	112	37	398
Restructuring and impairment	—	—	1	—	4	49	—	54
Interest expense	15	17	17	1	7	2	119	178
	100	654	258	797	99	844	156	2,908
Income (loss) before income tax (expense) benefit	488	59	(5)	37	14	(138)	94	549
Income tax (expense) benefit	(4)	(22)	(2)	5	—	—	(10)	(33)
Net income (loss) from continuing operations	484	37	(7)	42	14	(138)	84	516
Less: Net (income) loss attributable to non-controlling interests	(314)	(18)	2	—	—	54	(1)	(277)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$170	$19	$(5)	$42	$14	$(84)	$83	$239

(1)	Automotive results for fiscal 2008 are for the period March 1, 2008 through December 31, 2008.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

Condensed balance sheets by reportable segment as of December 31, 2009 and 2008 are presented below (in millions of dollars).

	December 31, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated
ASSETS
Cash and cash equivalents	$12	$1,034	$347	$39	$13	$137	$81	$593	$2,256
Cash held at consolidated affiliated partnerships and restricted cash	3,306	—	—	2	7	4	—	17	3,336
Investments	5,091	238	45	—	3	—	12	16	5,405
Accounts receivable, net	—	950	13	47	49	6	74	—	1,139
Inventories, net	—	823	40	52	62	—	114	—	1,091
Property, plant and equipment, net	—	1,834	199	105	107	570	140	3	2,958
Goodwill and intangible assets, net	—	1,942	7	19	7	107	8	—	2,090
Other assets	95	306	12	29	51	13	36	83	625
Total assets	$8,504	$7,127	$663	$293	$299	$837	$465	$712	$18,900
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$420	$1,812	$47	$62	$49	$30	$53	$148	$2,621
Securities sold, not yet purchased, at fair value	2,035	—	—	—	—	—	—	—	2,035
Due to brokers	376	—	—	—	—	—	—	—	376
Post-employment benefit liability	—	1,359	6	46	2	—	—	—	1,413
Debt	—	2,747	275	176	2	115	—	1,866	5,181
Total liabilities	2,831	5,918	328	284	53	145	53	2,014	11,626
Equity attributable to Icahn Enterprises Holdings	1,954	885	181	5	246	692	352	(1,326)	2,989
Equity attributable to non-controlling interests	3,719	324	154	4	—	—	60	24	4,285
Total equity	5,673	1,209	335	9	246	692	412	(1,302)	7,274
Total liabilities and equity	$8,504	$7,127	$663	$293	$299	$837	$465	$712	$18,900

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

	December 31, 2008
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated
ASSETS
Cash and cash equivalents	$5	$888	$292	$13	$52	$167	$131	$1,369	$2,917
Cash held at consolidated affiliated partnerships and restricted cash	3,862	40	—	2	7	2	1	35	3,949
Investments	4,261	221	16	—	4	—	13	15	4,530
Accounts receivable, net	—	939	50	45	52	7	59	—	1,152
Inventories, net	—	894	97	43	67	—	132	—	1,233
Property, plant and equipment, net	—	1,911	207	94	107	707	150	3	3,179
Goodwill and intangible assets, net	—	1,994	7	20	22	—	13	—	2,056
Other assets	236	335	11	18	37	13	33	43	726
Total assets	$8,364	$7,222	$680	$235	$348	$896	$532	$1,465	$19,742
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$1,106	$2,068	$81	$66	$66	$30	$58	$154	$3,629
Securities sold, not yet purchased, at fair value	2,273	—	—	—	—	—	—	—	2,273
Due to brokers	713	—	—	—	—	—	—	—	713
Post-employment benefit liability	—	1,302	9	43	2	—	—	—	1,356
Debt	—	2,576	275	131	3	123	—	1,863	4,971
Total liabilities	4,092	5,946	365	240	71	153	58	2,017	12,942
Equity attributable to Icahn Enterprises Holdings	712	1,000	171	(5)	277	743	390	(576)	2,712
Equity attributable to non-controlling interests	3,560	276	144	—	—	—	84	24	4,088
Total equity	4,272	1,276	315	(5)	277	743	474	(552)	6,800
Total liabilities and equity	$8,364	$7,222	$680	$235	$348	$896	$532	$1,465	$19,742

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Segment and Geographic Reporting  – (continued)

Total capital expenditures and depreciation and amortization by reportable segment were as follows for the periods indicated:

	Capital Expenditures			Depreciation and Amortization
	Year Ended December 31,			Year Ended December 31,
	2009	2008(1)	2007	2009	2008(1)	2007
	(In Millions)
Automotive	$176	$276	$—	$349	$290	$—
Railcar	15	52	59	24	21	15
Food Packaging	24	12	9	16	16	15
Metals	12	38	27	13	16	10
Real Estate	1	468	3	25	9	6
Home Fashion	2	12	30	10	12	16
Icahn Enterprises Holdings	—	—	—	3	4	4
	$230	$858	$128	$440	$368	$66

(1)	Automotive results are for the period March 1, 2008 through December 31, 2008.

The following table presents our segment’s geographic net sales from external customers and property, plant and equipment, net for the periods indicated:

	Net Sales(1)			Property, Plant and Equipment, Net
	Year Ended December 31,			December 31,
	2009	2008	2007	2009	2008
	(In Millions)
United States	$3,355	$4,697	$2,265	$1,526	$1,751
Germany	893	1,133	11	422	447
Other	2,542	2,600	230	1,010	981
	$6,790	$8,430	$2,506	$2,958	$3,179

(1)	Net sales are attributed to countries based on location of customer.

16. Income Taxes

The difference between the book basis and the tax basis of our net assets, not directly subject to income taxes, is as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008
Book basis of net assets	$2,834	$2,564
Book/tax basis difference	(467)	(100)
Tax basis of net assets	$2,367	$2,464

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes  – (continued)

Our corporate subsidiaries recorded the following income tax (expense) benefit attributable to operations for our taxable subsidiaries (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Continuing Operations
Current
Domestic	$(14)	$(55)	$(47)
International	(30)	(35)	(7)
Total current	(44)	(90)	(54)
Deferred
Domestic	49	44	16
International	39	(30)	5
Total deferred	88	14	21
	$44	$(76)	$(33)

	Year Ended December 31,
	2009	2008	2007
Discontinued Operations
Current	$—	$—	$(16)
Deferred	—	(4)	(3)
	$—	$(4)	$(19)

The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008
Deferred tax assets:
Property, plant and equipment	$10	$24
Net operating loss	907	702
Tax credits	103	52
Postemployment benefits, including pensions	406	422
Reorganization costs	100	110
Other	62	106
Total deferred tax assets	1,588	1,416
Less: Valuation allowance	(1,125)	(1,031)
Net deferred tax assets	$463	$385
Deferred tax liabilities:
Property, plant and equipment	$(217)	$(228)
Intangible assets	(320)	(336)
Investment in U.S. subsidiaries	(367)	(367)
Other	(50)	—
Total deferred tax liabilities	(954)	(931)
	$(491)	$(546)

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes  – (continued)

We recorded deferred tax assets and deferred tax liabilities of $121 million and $612 million as of December 31, 2009, respectively, and $124 million and $670 million, respectively, as of December 31, 2008. Deferred tax assets and deferred tax liabilities are included in other assets and accrued expenses and other liabilities, respectively, in our consolidated balance sheets.

A reconciliation of the effective tax rate on continuing operations as shown in the consolidated statements of operations to the federal statutory rate is as follows:

	Years Ended December 31,
	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
Foreign operations	3.1	(0.4)	(0.3)
Goodwill impairment	—	(2.8)	—
Valuation allowance	(0.4)	(2.5)	3.9
Gain on settlement of liabilities subject to compromise	(0.2)	(0.9)	—
Income not subject to taxation	(38.8)	(31.1)	(33.8)
Other	(2.5)	0.2	1.2
	(3.8)%	(2.5)%	6.0%

For fiscal 2009, the valuation allowance on deferred tax assets increased $94 million. The increase is attributable to a $78 million increase in the valuation allowance recorded by Federal-Mogul, a $23 million increase in valuation allowance recorded by WPI, offset in part by a $7 million decrease in the valuation allowance recorded by Viskase. For fiscal 2008, the valuation allowance on deferred tax assets increased $821 million. The increase is primarily attributable to a $484 million increase from our acquisition of a controlling interest in Federal-Mogul as of March 1, 2008, plus additional valuation allowances established during fiscal 2008 of $303 million and $34 million, respectively, on the deferred tax assets of Federal-Mogul and WPI.

Automotive

Federal-Mogul did not record taxes on its undistributed earnings from foreign subsidiaries of $617 million at December 31, 2009 since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs. At December 31, 2009, Federal-Mogul had a deferred tax asset of $726 million for tax loss carryforwards and tax credits, including $316 million in the United States with expiration dates from fiscal 2010 through fiscal 2029; $201 million in the United Kingdom with no expiration date; and $209 million in other jurisdictions with various expiration dates. Prior to January 1, 2009, any reduction in the valuation allowance as a result of the recognition of deferred tax assets were adjusted through goodwill. Effective January 1, 2009, pursuant to revised business combination standards, any reduction to the valuation allowance will be reflected through continuing operations.

Home Fashion, Food Packaging and Other

At December 31, 2009, WPI had a deferred tax asset of $197 million for federal and state net operating loss carryforwards with expiration dates from years 2025 through 2029. WPI evaluated all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance on all its deferred tax assets should be established.

At December 31, 2009, Viskase had federal and state net operating loss carryforwards totaling $106 million, which will begin expiring in the year 2023 and forward.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Income Taxes  – (continued)

At December 31, 2009, Atlantic Coast had federal net operating loss carryforwards totaling $17 million, which will begin expiring in the year 2024 and forward.

Accounting for Uncertainty in Income Taxes

Upon the adoption of U.S. GAAP for the accounting for uncertainty in income taxes, we recognized approximately $1 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of partners’ equity. On March 1, 2008, approximately $252 million of unrecognized tax benefits were added pursuant to our acquisition of a controlling interest in Federal-Mogul, $92 million of which would have affected the annual effective tax rate.

A summary of the changes in the gross amounts of unrecognized tax benefits for the fiscal years ended December 31, 2009, 2008 and 2007 are as follows (in millions of dollars):

	Years Ended December 31,
	2009	2008	2007
Balance at January 1	$467	$11	$16
Addition from acquisition of Federal-Mogul	—	252	—
Addition based on tax positions related to the current year	20	41	1
Increase for tax positions of prior years	13	210	—
Decrease for tax positions of prior years	(45)	(18)	(4)
Decrease for statute of limitation expiration	(26)	(19)	(2)
Impact of currency translation and other	1	(10)	—
Balance at December 31, 2009	$430	$467	$11

At December 31, 2009, 2008 and 2007, we had unrecognized tax benefits of $430 million, $467 million and $11 million, respectively. Of these totals, $94 million, $94 million and $6 million, respectively, represents the amount of unrecognized tax benefits that if recognized, would affect the annual effective tax rate in the respective periods. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.

During the next 12 months, we do not anticipate any significant changes to the amount of our unrecognized tax benefits. However, due to ongoing tax examinations, it is not possible to estimate additional net increases or decreases to our unrecognized tax benefits.

We recognize interest accrued related to unrecognized tax benefits in interest expense and record penalties as a component of income tax expense. We recorded $15 million, $11 million and $2 million as of December 31, 2009, 2008 and 2007, respectively, in liabilities for tax related net interest and penalties in our consolidated balance sheets. Income tax expense related to interest and penalties were $4 million and $3 million for fiscal 2009 and fiscal 2008, respectively. Income tax expense related to interest and penalties for fiscal 2007 was immaterial.

We or certain of our subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. We and our subsidiaries are no longer subject to U.S. federal tax examinations for years before 2005 or state and local examinations for years before 2001, with limited exceptions. We, or our subsidiaries, are currently under various income tax examinations in several states and foreign jurisdictions, but are no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 1998.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in millions of dollars):

	December 31,
	2009	2008
Postemployment benefits, net of tax	$(347)	$(363)
Hedge instruments, net of tax	(68)	(101)
Translation adjustments and other	(242)	(324)
	$(657)	$(788)

18. Commitments and Contingencies

Federal-Mogul

Environmental Matters

Federal-Mogul has been designated as a potentially responsible party (“PRP”) by the United States Environmental Protection Agency, other national environmental agencies and various provincial and state agencies with respect to certain sites with which Federal-Mogul may have had a direct or indirect involvement. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability that might be imposed on Federal-Mogul pertaining to these sites, Federal-Mogul’s share of the total waste sent to these sites has generally been small. Federal-Mogul believes its exposure for liability at these sites is limited.

Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Total environmental liabilities were $22 million and $26 million at December 31, 2009 and 2008, respectively, and are included in accrued expenses and other liabilities in our consolidated balance sheet.

Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by Federal-Mogul, our Automotive segment’s results of operations could be materially affected. At December 31, 2009, Federal-Mogul estimates reasonably possible material additional losses above and beyond its best estimate of required remediation costs as recorded approximately $45 million.

Conditional Asset Retirement Obligations

Federal-Mogul records conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. Federal-Mogul’s primary CARO activities related to the removal of hazardous building materials at its facilities. Federal-Mogul records a CARO when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $30 million and $27 million as of December 31, 2009 and 2008, respectively, for CARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of CARO.

Federal-Mogul has additional CARO, also primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because Federal-Mogul

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies  – (continued)

does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.

For those sites that Federal-Mogul identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, Federal-Mogul will review these sites for both CARO and impairment issues.

A roll forward of the CARO liability for fiscal 2009 is as follows (in millions of dollars):

Balance at January 1, 2009	$27
Liabilities incurred	5
Liabilities settled/adjustments	(2)
Balance at December 31, 2009	$30

Other Matters

Federal-Mogul is involved in other legal actions and claims, directly and through its subsidiaries. We do not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the operating results or cash flows of our Automotive segment. However, we cannot predict the outcome of these proceedings or the ultimate impact on our investment in Federal-Mogul and its subsidiaries.

WPI Litigation

As of December 31, 2009 we are defendants in two lawsuits, one in federal court in New York and one in the Delaware state court, challenging, among other matters, the status of our ownership interests in the common and preferred stock of WPI.

On March 26, 2010, the United States Court of Appeals for the Second Circuit (the “Second Circuit”) issued an Opinion in our favor, holding that we (through Aretex LLC) are entitled to own a majority of the common stock in, and thus have control of WPI.

We had acquired ownership of a majority of the common stock in WPI through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, WPI acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced our ownership of WPI stock below 50%. In its March 26, 2010 decision, the Second Circuit held that we are entitled to own a majority of the common stock of WPI, and thus have control of WPI. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that our percentage ownership of the common stock of WPI will be at least 50.5%. The Second Circuit modified the distribution of certain Subscription Rights in WPI. The manner in which those Subscription Rights are distributed, and whether or not they are exercised, could modify our percentage ownership of WPI’s common stock, so that our percentage could range from 50.5% to 79%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling.

There is a related proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. The Delaware case had been stayed pending a decision from the Second Circuit. In prior proceedings in the Delaware Court, the Court dismissed breach of fiduciary duty claims, held that WPI had a contractual obligation to proceed with a Registration Statement for its stock, and also declined to dismiss a Delaware statutory claim and other claims. In their claim relating to the Registration Statement, plaintiffs had maintained that they held liens on a majority of WPI common stock, and were entitled to have all of that common stock registered to facilitate its sale. On April 19, 2010, the plaintiffs in the Delaware case requested leave to amend their complaint in light of the Second Circuit's decision. The

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies  – (continued)

plaintiffs asked that they be permitted to plead new claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against WPI, Icahn Enterprises L.P., Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on WPI’s not having proceeded with a Registration Statement. Plaintiffs asked for leave to amend their contractual claim against WPI relating to the Registration Statement, so that the claim would relate to the stock which the Second Circuit held that plaintiffs own, rather than the stock upon which plaintiffs had claimed a lien. Plaintiffs seek to allege that because WPI did not proceed with the Registration Statement, plaintiffs were unable to sell their stock in WPI, and seek to recover the diminution in the value of that stock. Plaintiffs also seek to maintain, with amendment, their claim for unjust enrichment against all defendants, including WPI, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others. Plaintiffs have stated that they will withdraw certain other claims, including the Delaware statutory claim. The Delaware Court held a conference on April 21, 2010, and requested that WPI and other defendants advise the Court by April 30, 2010 as to how they will respond to plaintiffs’ motion to amend the complaint. On April 29, 2010, WPI and other defendants advised the Court that they will not oppose filing of the proposed amended complaint, but will bring a motion to dismiss or for summary judgment after the amended complaint is filed. In light of the Second Circuit’s decision holding that we own a majority of common stock in WPI, and are entitled to control, the Delaware Court vacated a prior “Limited Status Quo Order” which had required WPI to give notice to plaintiffs of certain corporate actions. On May 20, 2010, WPI and other defendants filed their motion to dismiss the amended complaint. Briefs on the motion have not yet been filed.

National Energy Group, Inc.

National Energy Group, Inc. (“NEGI”) is a defendant, together with Icahn Enterprises and various individuals, including one of the current directors of Icahn Enterprises GP, as additional defendants, in a purported stockholder derivative and class action lawsuit alleging that among other things, certain of NEGI’s current and former officers and directors breached their fiduciary duties to NEGI and its stockholders in connection with NEGI’s sale of its 50% interest in an oil and gas holding company. Following such disposition, NEGI has had no business and its principal assets consist of cash and short-term investments which currently aggregate approximately $48 million. In March, 2008, NEGI dissolved and filed a Form 15 with the SEC deregistering its securities with the SEC under the Exchange Act. As a result, NEGI’s status as a public company has been suspended. No cash distributions will be made to NEGI’s shareholders until the NEGI board determines that NEGI has paid, or made adequate provision for the payment of, its liabilities and obligations, including any liabilities relating to the lawsuit.

The parties to the lawsuit have reached an agreement in principle to settle the lawsuit which is subject to court approval, pursuant to which we will pay approximately $9 million and all claims against all defendants will be dismissed. We expect the settlement to be approved and finalized in the second quarter of fiscal 2010.

PSC Metals

Environmental Matters

PSC Metals has been designated as a PRP under U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question. PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at each of December 31, 2009 and 2008. If it is determined that PSC has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.

Certain of PSC Metals’ facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals’ operations. PSC Metals has

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies  – (continued)

established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management’s judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $27 million and $24 million of December 31, 2009 and 2008, respectively. Management believes, based on past experience, that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.

Estimates of PSC Metals’ liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a PRP at additional sites. The impact of such future events cannot be estimated at the current time.

ARI

Environmental Matters

ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment. These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI’s actions that were in compliance with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations. ARI’s operations that involve hazardous materials also raise potential risks of liability under common law. ARI management believes that there are no current environmental issues identified that would have a material adverse affect on ARI.

ARI is involved in investigation and remediation activities at a property that it now owns to address historical contamination and potential contamination by third parties. ARI is also involved with a state agency in the cleanup of this site under these laws. These investigations are in process but it is too early to be able to make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation. Substantially all of the issues identified relate to the use of this property prior to its transfer to ARI in 1994 by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI. ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues. However, if ACF fails to honor its obligations to ARI, ARI would be responsible for the cost of such remediation. ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.

Other

ARI has been named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc. The lawsuit was filed on August 17, 2007, in the Circuit Court of Greene County, Arkansas Civil Division. Mediation on January 6, 2009, was not successful and the trial has been scheduled for May 14, 2010. ARI believes that it is not responsible and has meritorious defenses against such liability. While it is reasonably possible that this case could result in a loss, there is not sufficient information to estimate the amount of such loss, if any, resulting from the lawsuit. Refer to Note 19, “Subsequent Events,” for an update on the outcome of this lawsuit.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies  – (continued)

One of ARI’s joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lender parties thereto, with each party acquiring a 50.0% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50.0% of the loan commitments. The balance outstanding on these loans, due to ARI, was $33 million of principal and accrued interest as of December 31, 2009. ARI’s share of the remaining commitment on these loans was $4 million as of December 31, 2009.

Investment Management

In connection with Tropicana Entertainment Inc.’s (“Tropicana”) completion of the Restructuring Transactions (see Note 19, “Subsequent Events,”) Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”) which consists of (i) a $130 million Term Loan Facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date, and (ii) a $20 million Revolving Facility. Each of Investment Funds is a lender under the Exit Facility and, in the aggregate, hold over 50% of the loans under the Term Loan Facility and is obligated to provide 100% of any amounts borrowed by Tropicana under the Revolving Facility. As of December 31, 2009, Tropicana has not borrowed any amounts from the Revolving Facility.

Leases

Future minimum lease payments under operating leases with initial terms of one or more years consist of the following at December 31, 2009 (in millions of dollars):

Year	Operating Leases
2010	$52
2011	41
2012	32
2013	26
2014	25
Thereafter	43
$219

Other

In the ordinary course of business, we, our subsidiaries and other companies in which we invest are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on our consolidated financial statements taken as a whole.

19. Subsequent Events

Senior Notes Offering

On January 15, 2010, Icahn Enterprises and Icahn Enterprises Finance Corp. (collectively, the “Issuers”), sold $850,000,000 aggregate principal amount of 7.75% Senior Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of debt securities. The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the New Notes under certain circumstances.

On April 16, 2010, Icahn Enterprises filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the New Notes (the “S-4 Registration Statement”). On June 9, 2010, Icahn Enterprises filed Amendment No. 1 to the S-4 Registration Statement.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

The SEC declared the exchange offer Registration Statement on Form S-4 effective on June 21, 2010. Pursuant to the registration rights agreement, Icahn Enterprises subsequently commenced the exchange offer to exchange the unregistered New Notes for registered Exchange Notes and the exchange offer expired on July 21, 2010. The 2016 Notes in the aggregate principal amount of $848,555,000 and 2018 Notes in the aggregate principal amount of $1,150,000,000 were properly tendered in the exchange offer and accepted by Icahn Enterprises in exchange for registered Exchange Notes. The 2016 Notes in the principal amount of $1,445,000 were not tendered in the exchange offer and remain unregistered.

Subsequent Senior Notes Offering

On November 12, 2010, the Issuers issued an additional $200,000,000 aggregate principal amount of the 2016 Notes (the “Additional 2016 Notes”) and $300,000,000 aggregate principal amount of the 2018 Notes (the “Additional 2018 Notes” and, together with the Additional 2016 Notes, referred to as the “Additional Notes”), pursuant to the purchase agreement, dated November 8, 2010 (the “Additional Notes Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. The Additional Notes will constitute the same series of securities as the existing New Notes and will vote together on all matters with such series. The Additional Notes will have substantially identical terms as the existing New Notes, except that the Additional Notes will be subject to transfer restrictions until they are registered with the SEC as discussed below.

The gross proceeds from the sale of the Additional Notes were approximately $512 million and will be used for general corporate purposes.

The Additional Notes Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The Additional Notes were issued under and are governed by the Indenture governing the existing New Notes.

In connection with the issuance of the Additional Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated November 12, 2010 (the “Additional Notes Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Additional Notes Registration Rights Agreement, the Issuers, as co-registrants, and Icahn Enterprises Holdings, as guarantee registrant, agreed to file a registration statement (or the exchange offer registration statement on Form S-4) with the SEC no later than 120 calendar days after the closing of the offering of the Additional Notes with respect to the exchange of the Additional Notes for exchange notes (the “Additional Exchange Notes”), to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 210 calendar days after the closing of the offering and to thereafter commence the exchange offer to exchange the Additional Notes for Additional Exchange Notes that have been registered under the Securities Act.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective January 15, 2010, the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depositary to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective January 15, 2010, the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

Debt Extinguishment — 2012 Notes and 2013 Notes

In connection with the debt extinguishment related to Icahn Enterprises’ 2012 Notes and 2013 Notes as discussed above, Icahn Enterprises is anticipating recording a $39 million loss on debt extinguishment in the first quarter of fiscal 2010.

Acquisition of Tropicana Entertainment Inc.

On March 8, 2010, (the “Effective Date”), Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, and certain subsidiaries and affiliates thereof (together, the “Predecessors”) and Tropicana Resort and Casino-Atlantic City (“Tropicana AC”). Such transactions, referred to as the “Restructuring Transactions,” were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC (“Tropicana LLC”) and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the “Plan”). Prior to the Restructuring Transactions, Icahn Partners LP (“Icahn Partners”), Icahn Partners Master Fund LP (“Icahn Master Fund”), Icahn Partners Master Fund II LP (“Icahn Master Fund II”), Icahn Partners Master Fund III LP (“Icahn Master Fund III”), each an indirectly held subsidiary of Icahn Enterprises L.P., held positions in certain debt securities and instruments in the Predecessors. As a result of the Restructuring Transactions pursuant to the Plan, Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III received a combined amount of 11,880,021 shares of Tropicana (“Tropicana Shares”).

In addition, in connection with Tropicana’s completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”). Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III each is a lender under the Exit Facility, and in the aggregate, hold over 50% of the loans under the Exit Facility. Furthermore, Icahn Agency Services LLC, an indirect subsidiary of the Company, is the administrative agent under the Exit Facility. Pursuant to the terms of the Exit Facility, the lenders, including Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III, were issued warrants to purchase Tropicana Shares (the “Warrants”). On March 9, 2010, Icahn Partners, Icahn Master, Icahn Master Fund II and Icahn Master Fund III exercised their Warrants in their entirety and received an additional combined amount of 784,158 Tropicana Shares.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

As a result of the Tropicana Shares issued pursuant to the Restructuring Transactions and the Tropicana Shares issued pursuant to the exercise of the Warrants, Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III held, in the aggregate, 12,664,179 Tropicana Shares.

On November 15, 2010, the Private Funds acquired an additional 668,000 Tropicana Shares. As a result of this purchase, the Private Funds hold, in the aggregate, 13,538,446 Tropicana Shares, representing approximately 51.5% of the outstanding Tropicana Shares. Prior to this acquisition, the Private Funds held a 48.9% equity interest in Tropicana. We will consolidate Tropicana’s financial results effective November 15, 2010.

Investment Management

Acquisition of Non-Controlling Interest in Lions Gate Entertainment Corp

Subsequent to December 31, 2009 and through September 30, 2010, the Private Funds together with their affiliates purchased, in the aggregate, an additional 23,901,818 shares of Lions Gate. As of September 30, 2010, the Private Funds with their affiliates held, in the aggregate, 44,642,069 shares of Lions Gate, representing approximately 37.2% of the outstanding shares of Lions Gate. During the third quarter of fiscal 2010, Lions Gate issued 16,236,305 of its shares to one of its directors. These shares were excluded from the calculation of the percentage of shares of Lions Gate held by the Private Funds and their affiliates as of September 30, 2010 because the validity of such issuance is in dispute. The Private Funds have applied the fair value option to their investment in Lions Gate.

Lions Gate Litigation

On October 28, 2010, Lions Gate filed a lawsuit in the United States District Court for the Southern District of New York against Carl Icahn, Brett Icahn, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., Icahn Enterprises G.P, certain of our Investment Management entities (collectively, the “Icahn Group”) and others alleging violations of the Securities Exchange Act of 1934 and state tort law in connection with certain disclosures made during tender offers by the Icahn Group to acquire Lions Gates stock relating to the Icahn Group’s acquisition of the debt of Metro-Goldwyn-Meyer, Inc. Lions Gate is seeking preliminary and permanent injunctive relief and unspecified money damages. Management believes that Lions Gate’s lawsuit is without merit and will vigorously defend against all claims.

Other

Subsequent to December 31, 2009, our Private Funds received $676 million in subscriptions from investors, of which $7 million was received prior to January 1, 2010 and is reflected as a liability in the consolidated balance sheets. Of the total subscriptions received, $607 million relates to non-fee paying investors, including our direct investment in the Private Funds of $250 million.

Subsequent to December 31, 2009 and through June 30, 2010, the Private Funds recorded investor redemptions of approximately $477 million. During the third quarter of fiscal 2010, based on values at September 30, 2010, the Private Funds have received redemption notices of approximately 4.7% of AUM payable as of December 31, 2010.

Subsequent to December 31, 2009, we evaluated the VIE and primary beneficiary status of Icahn Partners Master Fund LP and determined that it no longer is a VIE. Previously, Icahn Partners Master Fund LP was considered to be a VIE because (i) the managing general partner, Icahn Offshore GP, had substantially all of the decision-making rights that impacted Icahn Partners Master Fund LP’s operations and investment activities but did not absorb the majority of the residuals or losses of Icahn Partners Master Fund LP and (ii) substantially all of the activities of Icahn Partners Master Fund LP were conducted on behalf of Icahn Fund Ltd. Icahn Fund Ltd. provided substantially all of the capital at the commencement of Icahn Partners Master Fund LP’s operations but had no substantive kick-out or participating rights. However, the composition of the limited partners in Icahn Partners Master Fund LP has changed. Based on our evaluation, we determined that Icahn Partners Master Fund LP is no longer a VIE because substantially all of the activities of Icahn Partners

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

Master Fund LP are no longer deemed to be performed for the primary benefit of Icahn Fund Ltd, but rather for the benefit of all limited partners, including those of their related party groups and de facto agents. However, because Icahn Offshore LP is the managing general partner of Icahn Partners Master Fund LP, it would consolidate it. These changes had no effect on our consolidated financial statements.

Financial Reform

In July 2010, the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Reform Act”) was enacted into law. The Reform Act will require one or more entities within our Investment Management segment to be registered with the SEC by July 2011 as an investment adviser under the Investment Advisers Act of 1940, and will impose certain reporting and other requirements on such registered entity or entities. The Reform Act requires additional rulemaking by the SEC which could impact such entities or other affiliated entities. We cannot predict the effect on us of such rulemaking at this time.

Federal-Mogul

Federal-Mogul has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which has been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, Federal-Mogul is required to assess which of these rates is the most appropriate for converting the results of its Venezuelan operations into U.S. dollars at December 31, 2009. Federal-Mogul has no positive intent to repatriate cash at the parallel rate and has demonstrated the ability to repatriate cash at the official rate in early January 2010; thus, the official rate was deemed appropriate for the purposes of conversion into U.S. dollars.

Near the end of 2009, the three-year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with applicable U.S. GAAP, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings.

At December 31, 2009, the summarized balance sheet of Federal-Mogul’s Venezuelan operations is as follows (all balances are in millions of U.S. dollars, converted at the official exchange rate of 2.15 bolivar per U.S. dollar):

Cash and cash equivalents	$76
Other monetary assets, net	5
Net monetary assets	81
Non-monetary assets, net	5
Total	$86

In early January 2010, prior to the bolivar devaluation, Federal-Mogul repatriated $14 million at the official rate of 2.15 bolivars to U.S. dollar. On January 8, 2010, subsequent to this cash repatriation, the official exchange rate was set by the Venezuelan government at 4.3 bolivars per U.S. dollar, except for certain “strategic industries” that are permitted to buy U.S. dollars at the rate of 2.6 bolivars per U.S. dollar. Subsequent to this devaluation, Federal-Mogul has repatriated $11 million at this “strategic” rate.

Federal-Mogul estimates that the immediate impact of inflationary accounting for its Venezuelan operations in fiscal 2010 is a loss ranging between $13 million and $30 million, largely dependent on its expected ability to continue to repatriate cash at the “strategic” rate of 2.6 bolivars per U.S. dollar versus the official rate of 4.3.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events – (continued)

WPI Litigation

On March 26, 2010, the United States Court of Appeals for the Second Circuit issued an Opinion in our favor. After the Second Circuit’s decision, plaintiffs amended their complaint. On November 3, 2010, the Chancery Court dismissed the complaint in its entirety. Plaintiffs have a right to appeal the decision. Refer to Note 18, “Commitments and Contingencies,” for further discussion.

ARI

In connection with our Acquisition of ARI, on August 10, 2010, Icahn Enterprises issued 973,498 additional depositary units to the ARI Contributing Parties based on a post-closing adjustment formula that measures the amount that the six-month volume-weighted average price for ARI’s common stock has exceeded or is less than certain price targets (subject to a ceiling) following the closing date. The approximate value of the additional depositary units was $37 million based on the closing price of Icahn Enterprises’ depositary units on August 10, 2010) and, when combined with the depositary units issued on January 15, 2010, as discussed in Note 1, “Description of Business and Basis of Presentation,” the total value of the ARI acquisition approximated $178 million.

Viskase

On May 3, 2010, Viskase issued an additional $40 million aggregate principal amount of Viskase 9.875% Notes under the Viskase 9.875% Notes Indenture. The additional notes constitute the same series of securities as the initial Viskase 9.875% Notes. Holders of the initial and additional Viskase 9.875% Notes will vote together on all matters and the initial and additional Viskase 9.875% Notes will be equally and ratably secured by all collateral. The net proceeds from the issuance of additional notes will be used for general corporate purposes, including working capital, further plant expansion and possible acquisitions.

Other

On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012.

Other

As discussed in Note 18, “Commitments and Contingencies,” ARI was named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc., filed on August 17, 2007 in the Circuit Court of Greene County, Arkansas Civil Division. The court reached a verdict in favor of ARI on May 24, 2010. The plaintiff did not appeal the decision.

On February 18, 2010, our Real Estate operations acquired from Fontainebleau Las Vegas, LLC (“Fontainebleau”), and certain affiliated entities, certain assets associated with property and improvements (the “Former Fontainebleau Property”), located in Las Vegas, Nevada for an aggregate purchase price of approximately $148 million. The Former Fontainebleau Property includes (i) an unfinished building situated on approximately 25 acres of land and (ii) inventory.

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed into law. The newly enacted acts will reduce the tax deduction available to Federal-Mogul to the extent of receipt of Medicare Part D subsidy. Although this legislation does not take effect until 2012, Federal-Mogul is required to recognize the impact in its financial statements in the period in which it is signed. Due to the full valuation allowance recorded against deferred tax assets in the United States, this legislation will not impact Federal-Mogul’s 2010 effective tax rate. We do not believe that the provisions of these laws will have a material effect on our other segments.

SCHEDULE I
ICAHN ENTERPRISES HOLDINGS L.P.
(Parent Company)

CONDENSED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
	(in millions)
Assets
Cash and cash equivalents	$82	$291
Restricted cash	13	34
Investments	16	16
Propety, plant and equipment, net	91	94
Other assets	30	34
Investments in and amounts due from subsidiaries	4,743	4,243
Total assets	$4,975	$4,712
Liabilities and Equity
Accounts payable	$3	$3
Accrued expenses and other liabilities	43	52
Debt	1,940	1,945
Total liabilities	1,986	2,000
Partners' equity:
Limited partner	3,001	2,745
General partner	(12)	(33)
Total equity	2,989	2,712
Total liabilities and equity	$4,975	$4,712

See notes to consolidated financial statements.

SCHEDULE I
ICAHN ENTERPRISES HOLDINGS L.P.
(Parent Company)

CONDENSED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Revenues:
Net gain from investment activities	$3	$111	$78
Interest and dividend income	32	53	98
Gain on extinguishment of debt	—	146	—
Other income, net	8	6	19
Equity in income (loss) of subsidiaries	371	(174)	286
	414	142	481
Expenses:
Interest expense	131	132	123
Selling, general and administrative	24	36	37
	155	168	160
Income (loss) from continuing operations	259	(26)	321
Discontinued operations	1	7	7
Net income (loss)	$260	$(19)	$328
Net income (loss) attributable to:
Limited partner	$239	$(50)	$110
General partner	21	31	218
	$260	$(19)	$328

See notes to consolidated financial statements.

SCHEDULE I
ICAHN ENTERPRISES HOLDINGS L.P.
(Parent Company)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Cash flows from operating activities:
Net income (loss)	$260	$(19)	$328
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from discontinued operations	(1)	(7)	(7)
Equity in (income) loss of subsidiaries	(371)	174	(286)
Investment gains	(3)	(111)	(78)
Purchases to cover securities sold, not yet purchased	—	—	(23)
Depreciation and amortization	5	4	5
Gain on extinguishment of debt	—	(146)	—
Other, net	10	—	(35)
Changes in operating assets and liabilities:
Other assets	19	35	9
Accrued expenses and other liabilities	(8)	11	(26)
Net cash used in continuing operations	(89)	(59)	(113)
Net cash provided by (used in) discontinued operations	—	1	(5)
Net cash used in operating activities	(89)	(58)	(118)
Cash flows from investing activities:
Net investment in and advances to/from subsidiary	(207)	(665)	295
Capital expenditures	(1)	—	—
Purchases of marketable equity and debt securities	—	(162)	(47)
Proceeds from sales of marketable equity and debt securities	172	533	304
Other, net	(2)	(34)	25
Net cash (used in) provided by continuing operations	(38)	(328)	577
Net cash provided by discontinued operations	3	12	18
Net cash (used in) provided by investing activities	(35)	(316)	595
Cash flows from financing activities:
Partners’ equity:
Partners' contributions	—	3	8
Partnership distributions	(77)	(72)	(37)
Proceeds from borrowings	—	44	—
Repayments of borrowings	(8)	(53)	(4)
Net cash used in financing activities	(85)	(78)	(33)
Net (decrease) increase in cash and cash equivalents	(209)	(452)	444
Cash and cash equivalents, beginning of period	291	743	299
Cash and cash equivalents, end of period	$82	$291	$743

See notes to consolidated financial statements.

SCHEDULE I
ICAHN ENTERPRISES HOLDINGS L.P.
(Parent Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007

1. Description of Business and Basis of Presentation

Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings” or the “Company”) is a diversified holding company owning subsidiaries that are engaged in the following operating businesses: (1) Investment Management; (2) Automotive; (3) Railcar; (4) Food Packaging; (5) Metals; (6) Real Estate; and (7) Home Fashion. Icahn Enterprises Holdings is a limited partnership formed in Delaware on February 17, 1987. Icahn Enterprises L.P. (“Icahn Enterprises” or the “Limited Partner”) is a master limited partnership formed in Delaware on February 17, 1987. Icahn Enterprises owns a 99% limited partner interest in the Company. Icahn Enterprises G.P., Inc. (the “General Partner”) owns a 1% general partner interest in both Icahn Enterprises Holdings and Icahn Enterprises representing an aggregate 1.99% general partner interest in Icahn Enterprises Holdings and Icahn Enterprises. The General Partner is owned and controlled by Mr. Carl C. Icahn.

The condensed financial statements of Icahn Enterprises Holdings should be read in conjunction with the consolidated financial statements of Icahn Enterprises Holdings and notes thereto included elsewhere in this registration statement.

2. Long-Term Debt

	December 31,
	2009	2008
	(in millions)
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises	$556	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises	960	958
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises	350	349
Mortgages payable	74	82
Total debt	$1,940	$1,945

See Note 12, “Debt,” to the consolidated financial statements for Icahn Enterprises Holdings.

3. Commitments and Contingencies

See Note 18, “Commitments and Contingencies,” to the consolidated financial statements for Icahn Enterprises Holdings.

4. Distributions

For each of the years ended December 31, 2009, 2008 and 2007, Icahn Enterprises Holdings received cash dividends of $170 million, $150 million and $101 million, respectively, from its subsidiaries and affiliates.

5. Subsequent Events

We have evaluated subsequent events through December 3, 2010, which is the date on which the financial statements were issued.

Senior Notes Offering

On January 15, 2010, Icahn Enterprises and Icahn Enterprises Finance Corp. (collectively, the “Issuers”), sold $850,000,000 aggregate principal amount of 7.75% Senior Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value.

The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances.

On April 16, 2010, Icahn Enterprises filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the New Notes (the “S-4 Registration Statement”). On June 9, 2010, Icahn Enterprises filed Amendment No. 1 to the S-4 Registration Statement.

The SEC declared the exchange offer Registration Statement on Form S-4 effective on June 21, 2010. Pursuant to the registration rights agreement, Icahn Enterprises subsequently commenced the exchange offer to exchange the unregistered New Notes for registered Exchange Notes and the exchange offer expired on July 21, 2010. The 2016 Notes in the aggregate principal amount of $848,555,000 and 2018 Notes in the aggregate principal amount of $1,150,000,000 were properly tendered in the exchange offer and accepted by Icahn Enterprises in exchange for registered Exchange Notes. The 2016 Notes in the principal amount of $1,445,000 were not tendered in the exchange offer and remain unregistered.

Subsequent Senior Notes Offering

On November 12, 2010, the Issuers issued an additional $200,000,000 aggregate principal amount of the 2016 Notes (the “Additional 2016 Notes”) and $300,000,000 aggregate principal amount of the 2018 Notes (the “Additional 2018 Notes” and, together with the Additional 2016 Notes, referred to as the “Additional Notes”), pursuant to the purchase agreement, dated November 8, 2010 (the “Additional Notes Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. The Additional Notes will constitute the same series of securities as the existing New Notes and will vote together on all matters with such series. The Additional Notes will have substantially identical terms as the existing New Notes, except that the Additional Notes will be subject to transfer restrictions until they are registered with the SEC as discussed below.

The gross proceeds from the sale of the Additional Notes were approximately $512 million and will be used for general corporate purposes.

The Additional Notes Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The Additional Notes were issued under and are governed by the Indenture governing the existing New Notes.

In connection with the issuance of the Additional Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated November 12, 2010 (the “Additional Notes Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Additional Notes Registration Rights Agreement, the Issuers, as co-registrants, and Icahn Enterprises Holdings, as guarantee registrant, agreed to file a registration statement (or the exchange offer registration statement on Form S-4) with the SEC no later than 120 calendar days after the closing of the offering of the Additional Notes with respect to the exchange of the Additional Notes for exchange notes (the “Additional Exchange Notes”), to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 210 calendar days after the closing of the offering and to thereafter commence the exchange offer to exchange the Additional Notes for Additional Exchange Notes that have been registered under the Securities Act.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective January 15, 2010, the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depositary to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective January 15, 2010, the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,261	$2,256
Cash held at consolidated affiliated partnerships and restricted cash	1,943	3,336
Investments	6,882	5,405
Accounts receivable, net	1,384	1,139
Due from brokers	35	56
Inventories, net	1,175	1,091
Property, plant and equipment, net	3,015	2,958
Goodwill	1,095	1,083
Intangible assets, net	979	1,007
Other assets	563	569
Total Assets	$19,332	$18,900
LIABILITIES AND EQUITY
Accounts payable	$764	$628
Accrued expenses and other liabilities	1,922	1,993
Securities sold, not yet purchased, at fair value	887	2,035
Due to brokers	803	376
Post-employment benefit liability	1,228	1,413
Debt	5,955	5,181
Total liabilities	11,559	11,626
Commitments and contingencies (Note 17)
Equity:
Limited partner	3,487	3,001
General partner	(318)	(12)
Equity attributable to Icahn Enterprises Holdings	3,169	2,989
Equity attributable to non-controlling interests	4,604	4,285
Total equity	7,773	7,274
Total Liabilities and Equity	$19,332	$18,900

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Net sales	$1,983	$1,774	$5,935	$5,058
Net gain from investment activities	793	452	540	1,391
Interest and dividend income	33	83	155	205
Loss on extinguishment of debt	—	—	(39)	—
Other income, net	16	34	41	88
	2,825	2,343	6,632	6,742
Expenses:
Cost of goods sold	1,705	1,509	5,031	4,368
Selling, general and administrative	246	273	776	838
Restructuring	2	1	13	51
Impairment	4	9	13	25
Interest expense	96	81	284	234
	2,053	1,873	6,117	5,516
Income from continuing operations before income tax (expense) benefit	772	470	515	1,226
Income tax (expense) benefit	(7)	4	(19)	20
Income from continuing operations	765	474	496	1,246
(Loss) income from discontinued operations	—	(1)	—	1
Net income	765	473	496	1,247
Less: net income attributable to non-controlling interests	(467)	(355)	(376)	(988)
Net income attributable to Icahn Enterprises Holdings	$298	$118	$120	$259
Net income (loss) attributable to Icahn Enterprises Holdings from:
Continuing operations	$298	$119	$120	$258
Discontinued operations	—	(1)	—	1
	$298	$118	$120	$259
Net income attributable to Icahn Enterprises Holdings allocable to:
Limited partner	$295	$111	$119	$244
General partner	3	7	1	15
	$298	$118	$120	$259

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES
IN EQUITY AND COMPREHENSIVE INCOME
(Unaudited) (In millions)

	Equity Attributable to Icahn Enterprises Holdings
	General Partner's Deficit	Limited Partner's Equity	Total Partners' Equity	Non-controlling Interests	Total Equity
Balance, December 31, 2009	$(12)	$3,001	$2,989	$4,285	$7,274
Comprehensive income:
Net income	1	119	120	376	496
Post-employment benefits, net of tax	1	87	88	28	116
Hedge instruments, net of tax	—	(22)	(22)	(7)	(29)
Translation adjustments and other, net of tax	—	11	11	2	13
Comprehensive income	2	195	197	399	596
Partnership contributions	3	—	3	—	3
Partnership distributions	(1)	(62)	(63)	—	(63)
Investment Management distributions	—	—	—	(521)	(521)
Investment Management contributions	—	—	—	430	430
ARI acquisition	(178)	180	2	—	2
Viskase acquisition	(132)	133	1	—	1
Stock-based compensation and other	—	40	40	11	51
Balance, September 30, 2010	$(318)	$3,487	$3,169	$4,604	$7,773

Accumulated other comprehensive loss was $557 and $657 at September 30, 2010 and December 31, 2009, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In millions)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$496	$1,247
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Net loss from discontinued operations	—	(1)
Investment gains	(540)	(1,391)
Purchases of securities	(3,768)	(1,470)
Proceeds from sales of securities	3,057	2,393
Purchases to cover securities sold, not yet purchased	(2,918)	(3,995)
Proceeds from securities sold, not yet purchased	1,556	3,342
Net premiums received (paid) on derivative contracts	19	(61)
Changes in receivables and payables relating to securities transactions	429	(657)
Depreciation and amortization	338	324
Other, net	(74)	4
Changes in cash held at consolidated affiliated partnerships and restricted cash	1,393	666
Changes in other operating assets and liabilities	(148)	(87)
Net cash (used in) provided by operating activities	(160)	314
Cash flows from investing activities:
Capital expenditures	(309)	(188)
Payments to acquire business	(39)	—
Purchases of marketable equity and debt securities	—	(37)
Other, net	(4)	(5)
Net cash used in investing activities	(352)	(230)
Cash flows from financing activities:
Investment management equity:
Capital subscriptions received in advance	—	5
Capital distributions to non-controlling interests	(555)	(759)
Capital contributions by non-controlling interests	419	161
Partnership contributions	6	—
Partnership distributions	(63)	(57)
Proceeds from issuance of senior unsecured notes	1,987	—
Proceeds from other borrowings	107	71
Repayments of borrowings	(1,373)	(45)
Other, net	(11)	(9)
Net cash provided by (used in) financing activities	517	(633)
Effect of exchange rate changes on cash and cash equivalents	—	20
Net increase (decrease) in cash and cash equivalents	5	(529)
Cash and cash equivalents, beginning of period	2,256	2,917
Cash and cash equivalents, end of period	$2,261	$2,388
Supplemental information:
Cash payments for interest, net of amounts capitalized	$237	$229
Net cash payments for income taxes	$10	$10
Net unrealized gains on available-for-sale securities	$1	$20
Redemptions payable to non-controlling interests	$75	$47

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

1. Description of Business and Basis of Presentation

General

Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings” or the “Company”) is a limited partnership formed in Delaware on February 17, 1987. Our sole limited partner is Icahn Enterprises L.P. (“Icahn Enterprises”), a Delaware master limited partnership which owns a 99% limited partner interest in us. Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), our sole general partner, is a Delaware corporation which is owned and controlled by Mr. Carl C. Icahn and which owns a 1% general partner interest in both us and Icahn Enterprises, representing an aggregate 1.99% general partner interest in us and Icahn Enterprises. References to “we,” “our,” or “us” herein include Icahn Enterprises Holdings and its subsidiaries, unless the context otherwise requires. References to “Icahn Enterprises Holdings” refer to Icahn Enterprises Holdings only, on an unconsolidated basis.

We are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. We also report the unconsolidated results of Icahn Enterprises Holdings, and investment activity and expenses associated therewith. Further information regarding our continuing reportable segments is contained in Note 3, “Operating Units,” and Note 14, “Segment Reporting.”

The accompanying consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes contained in the Registration Statement on Form S-4, as amended (333-166139), of Icahn Enterprises and Icahn Enterprises Holdings, filed with the Securities and Exchange Commission (“SEC”) on June 9, 2010. The financial statements have been prepared in accordance with the rules and regulations of the SEC related to interim financial statements. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are necessary to present fairly the results for the interim periods. All such adjustments are of a normal and recurring nature.

In accordance with United States generally accepted accounting principles (“U.S. GAAP”), assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for all periods under common control prior to the acquisition are included in our consolidated financial statements.

Our consolidated financial statements include the accounts of (i) Icahn Enterprises Holdings and (ii) the wholly and majority owned subsidiaries of Icahn Enterprises Holdings, in addition to those entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity (“VIE”). In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate these entities in which we own a majority of the voting interests; (2) for VIEs that are not subject to the deferral provisions described below in the section entitled, “Adoption of New Accounting Standards,” we consolidate these entities in which we are considered the primary beneficiary because we (i) have the direct or indirect ability through voting rights or similar rights to make decisions about the VIE’s activities that have a significant effect on its success and (ii) absorb the majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both (see Note 5, “Investments and Related Matters,” for further discussion regarding our VIEs); and (3) for limited partnership entities that are not considered VIEs, we consolidate these entities if we are the general partner of such entities and for which no substantive kick-out rights (the rights underlying the limited partners’ ability to dissolve the limited partnership or otherwise remove the general partners are collectively referred to as “kick-out” rights) or participating rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

1. Description of Business and Basis of Presentation  – (continued)

We conduct and plan to continue to conduct our activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940, as amended (the “‘40 Act”). Therefore, no more than 40% of our total assets will be invested in investment securities, as such term is defined in the ‘40 Act. In addition, we do not invest or intend to invest in securities as our primary business. We intend to structure our investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code, as amended (the “Code”).

Because of the nature of our businesses, the results of operations for quarterly and other interim periods are not indicative of the results to be expected for the full year. Variations in the amount and timing of gains and losses on our investments can be significant.

Change in Reporting Entity

As discussed further in Note 2, “Acquisitions,” on January 15, 2010, in two separate transactions, we acquired controlling interests in ARI and Viskase from affiliates of Mr. Icahn. ARI and Viskase are each considered entities under common control.

For accounting purposes, ARI’s and Viskase’s earnings for the period of common control up until our acquisition of the controlling interests in each of these companies on January 15, 2010 have been allocated to Icahn Enterprises GP, our general partner.

As a result of the acquisitions of ARI and Viskase that occurred on January 15, 2010, our financial statements now include the results of ARI and Viskase effective when common control (over 50% ownership) had been achieved which for ARI was in May 1988 and for Viskase was in November 2006.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, cash held at consolidated affiliated partnerships and restricted cash, accounts receivable, due from brokers, accounts payable, accrued expenses and other liabilities and due to brokers are deemed to be reasonable estimates of their fair values because of their short-term nature.

See Note 5, “Investments and Related Matters,” and Note 6, “Fair Value Measurements,” for a detailed discussion of our investments.

The fair value of our long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The carrying value and estimated fair value of our long-term debt as of September 30, 2010 are approximately $6.0 billion and $5.8 billion, respectively. The carrying value and estimated fair value of our long-term debt as of December 31, 2009 was approximately $5.2 billion and $4.8 billion, respectively.

Restricted Cash

Our restricted cash balance was approximately $1.4 billion and $2.8 billion as of September 30, 2010 and December 31, 2009, respectively.

Adoption of New Accounting Standards

In December 2009, the Financial Accounting Standards Board (“FASB”) issued amended standards for determining whether to consolidate a VIE. This new standard affects all entities currently within the scope of the Consolidation Topic of the FASB Accounting Standards Codification (“ASC”), as well as qualifying special-purpose entities that are currently excluded from the scope of the Consolidation Topic of the FASB ASC. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing reassessment of whether an enterprise is the primary beneficiary of such VIEs. This new standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard did not have a material impact on our financial condition, results of operations and

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

1. Description of Business and Basis of Presentation  – (continued)

cash flows. As discussed below, we determined that certain entities within our Investment Management segment met the deferral criteria and we will therefore be deferring the application of this new guidance for these entities.

In February 2010, the FASB issued new guidance which amends the consolidation requirement discussed above. This amendment defers consolidation requirements for a reporting entity’s interest in an entity if the reporting entity (1) has all the attributes of an investment company or (2) represents an entity for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral does not apply in situations in which a reporting entity has the explicit or implicit obligation to fund losses of an entity that could be potentially significant to the entity. The deferral also does not apply to interests in securitization entities, asset-backed financing entities or entities formerly considered special-purpose entities. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs or other applicable consolidation guidance, such as the consolidation of partnerships. Entities are required, however, to provide disclosures for all VIEs in which they hold a variable interest. This includes variable interests in entities that qualify for the deferral but are considered VIEs under the prior accounting provisions. This new guidance is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. We determined that certain entities within our Investment Management segment met the deferral provisions of this new guidance. Accordingly, these entities within our Investment Management segment will continue to be subject to the overall guidance on the consolidation of VIEs prior to the new standard described above or other applicable consolidation guidance, such as the consolidation of partnerships. See Note 5, “Investments and Related Matters — Investments in Variable Interest Entities,” for further discussion.

In January 2010, the FASB issued new guidance on supplemental fair value disclosures. The new disclosures require (1) a gross presentation of activities within the Level 3 roll forward reconciliation, which will replace the net presentation format and (2) detailed disclosures about the transfers between Level 1 and Level 2 measurements. Additionally, the new guidance provides several clarifications regarding the level of disaggregation and disclosures about inputs and valuation techniques. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. Early application is permitted and comparative disclosures are not required in the period of initial adoption. We have adopted the provisions of this new guidance effective January 1, 2010. The adoption of this new standard did not have any impact on our financial condition, results of operations and cash flows. See Note 6, “Fair Value Measurements,” for additional information.

Recently Issued Accounting Standards

In March 2010, the FASB issued new guidance on the accounting for credit derivatives that are embedded in beneficial interests in securitized financial assets. The new guidance eliminates the scope exception of certain credit derivative features embedded in beneficial interests in securitized financial assets that are currently not accounted for as derivatives within the Derivatives and Hedging Topic of the FASB ASC. As a result, bifurcation and separate recognition may be required for certain beneficial interests that are not currently accounted for at fair value through earnings. This new guidance is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at each entity’s first fiscal quarter beginning after issuance. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

1. Description of Business and Basis of Presentation  – (continued)

Filing Status of Subsidiaries

Federal-Mogul Corporation (“Federal-Mogul”) and ARI are each a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

2. Acquisitions

Acquisition of Controlling Interest in American Railcar Industries, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “ARI Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton Corp., a Delaware corporation (“Beckton”), Barberry Corp., a Delaware Corporation (“Barberry”), Modal LLC, a Delaware limited liability company (“Modal”), and Caboose Holding LLC, a Delaware limited liability company (“Caboose” and, together with Beckton, Barberry and Modal, collectively, the “ARI Contributing Parties”), the ARI Contributing Parties contributed to Icahn Enterprises 11,564,145 shares of common stock of ARI, representing approximately 54.3% of ARI’s total outstanding common stock as of January 15, 2010, collectively owned by the ARI Contributing Parties for aggregate consideration consisting of 3,116,537 of Icahn Enterprises’ depositary units (or approximately $141 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010) subject to certain post-closing adjustments. On August 10, 2010, Icahn Enterprises issued 973,498 additional shares of its depositary units to the ARI Contributing Parties based on a post-closing adjustment formula that measures the amount that the six-month volume-weighted average price of ARI’s common stock has exceeded or is less than certain price targets (subject to a ceiling) following the closing date. The approximate value of these additional depositary units was $37 million (based on the closing price of Icahn Enterprises’ depositary units on August 10, 2010) and, when combined with those depositary units issued on January 15, 2010, the total value of the ARI acquisition approximated $178 million.

ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. The transactions contemplated by the ARI Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Acquisition of Controlling Interest in Viskase Companies, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “Viskase Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton, Barberry, Koala Holding Limited Partnership, a Delaware limited partnership (“Koala”), High River Limited Partnership, a Delaware limited partnership (“High River”), and Meadow Walk Limited Partnership, a Delaware limited partnership (“Meadow Walk” and, together with Barberry, Koala and High River, collectively, the “Viskase Contributing Parties”), the Viskase Contributing Parties contributed to Icahn Enterprises 25,560,929 shares of common stock of Viskase, representing approximately 71.4% of Viskase’s total outstanding common stock as of January 15, 2010, collectively owned by the Viskase Contributing Parties for aggregate consideration consisting of 2,915,695 of Icahn Enterprises’ depositary units (or approximately $132 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010). Viskase is a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. The transactions contemplated by the Viskase Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

2. Acquisitions  – (continued)

As a result of our acquisition of a controlling interest in Viskase, certain long-term assets have been adjusted, effective the date of common control, by a total of $18 million as a result of our required utilization of common control parties’ underlying basis in such assets as follows: increase of $3 million for goodwill, increase of $20 million for intangible assets and decrease of $5 million for property, plant and equipment, net.

3. Operating Units

a. Investment Management

Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”) act as general partner of Icahn Partners LP (the “Onshore Fund”) and the Offshore Master Funds (as defined herein), respectively. The “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP (“Master Fund”), (ii) Icahn Partners Master Fund II L.P. (“Master Fund II”) and (iii) Icahn Partners Master Fund III L.P. (“Master Fund III”). The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere in this Quarterly Report on Form 10-Q, the “Offshore Funds” consist of (i) Icahn Fund Ltd. (referred to herein as the Offshore Fund), (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd. The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.”

Effective January 1, 2008, in addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds that had been previously provided by Icahn Capital Management LP (collectively, the “Services”) and, in consideration of providing the Services, the General Partners will receive special profits interest allocations from the Investment Funds. Prior to July 1, 2009 this allocation was generally equal to 0.625% of the balance in each fee-paying capital account as of the beginning of each quarter (for each investor of fee-paying capital account, the Target Special Profits Interest Amount) except that amounts are only allocated to the General Partners in respect of special profits interest allocations if there is sufficient net profits in the applicable Investment Fund to cover such amounts. The General Partners may also receive incentive allocations, which prior to July 1, 2009, were generally 25% of the net profits generated by fee-paying investors in the Investment Funds, subject to a “high water mark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods have been recovered). (See below for discussion of the new fee structure for special profits interest allocations and incentive allocations effective as of July 1, 2009.) The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

Beginning July 1, 2009 through July 1, 2010, all limited partnership agreements and offering memoranda of the Private Funds (the “Fund Documents”) were revised primarily to provide existing investors and new investors (“Investors”) with various new options for investments in the Private Funds (each an “Option”). Each Option has certain eligibility criteria for Investors and existing investors were permitted to roll over their investments made in the Private Funds prior to the applicable Fund Documents being updated (“Pre-Election Investments”) into one or more of the new Options. For fee-paying investments, the special profits interest allocations range from 1.5% to 2.25% per annum and the incentive allocations range from 15% (in some cases subject to a preferred return) to 22% per annum. The new Options also have different withdrawal terms, with certain Options being permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other Options being subject to three-year rolling lock-up periods, provided that early

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

withdrawals are permitted at certain times with the payment to the Private Funds of a fee. For those Options with rolling lock-ups, the General Partners will not be entitled to receive an incentive allocation for a period of two years or longer.

The economic and withdrawal terms of the Pre-Election Investments remain the same, which include, for most fee-paying Investors, a special profits interest allocation of 2.5% per annum, an incentive allocation of 25% per annum and a three-year lock-up period (or sooner, subject to the payment of an early withdrawal fee). Certain of the Options will preserve each Investor’s existing high watermark with respect to its rolled over Pre-Election Investments and one of the Options establishes a hypothetical high watermark for new capital invested before December 31, 2010 by persons that had Pre-Election Investments. Effective with permitted withdrawals on December 31, 2009, if an Investor does not roll over a Pre-Election Investment into another Option when it is first eligible to do so without the payment of a withdrawal fee, the Private Funds will require such Investor to withdraw such Pre-Election Investment.

Our Investment Management segment’s revenues are affected by the combination of fee-paying assets under management (“AUM”) and the investment performance of the Private Funds. The General Partners’ incentive allocations and special profits interest allocations earned from the Private Funds are accrued on a quarterly basis and are allocated to the General Partners at the end of the Private Funds’ fiscal year (or sooner on redemptions) assuming sufficient net profits. Such quarterly accruals may be reversed as a result of subsequent investment performance prior to the date of such allocation. Effective July 1, 2009, certain Options provide for incentive allocations to be allocated less frequently than the end of each fiscal year, in which case, quarterly accruals may be reversed as described above prior to the date of allocation.

We have made investments in the consolidated Private Funds, including earned incentive allocations and special profits interest allocation from prior periods that were retained in the Private Funds. The total value of these investments was $2.48 billion as of September 30, 2010 for which no special profits interest allocation or incentive allocations are applicable. These investments and related earnings are reflected in the consolidated Private Funds’ net assets and earnings.

As of September 30, 2010, the full Target Special Profits Interest Amount was $34 million, which includes a Target Special Profits Interest Amount of $33 million for the first nine months of the fiscal year ending December 31, 2010 (“fiscal 2010”) and a hypothetical return of $4 million on the full Target Special Profits Interest Amount from the Investment Funds, offset in part by forfeited Special Profits Interest Amount of $3 million due to redemptions. For each of the three and nine months ended September 30, 2010, there was a $34 million special profits interest allocation accrual due to the positive performance in the Investment Funds. Special profits interest allocations will only be made at the end of the year to the extent that there are sufficient net profits in the Investment Funds to cover such amounts. The special profits interest allocation accrual for the three and nine months ended September 30, 2009 was $23 million and $144 million, respectively. The special profits interest allocation accrual for the nine months ended September 30, 2009 included a carry-forward Target Special Profits Interest Amount of $70 million from December 31, 2008.

Incentive allocations were $3 million for each of the three and nine months ended September 30, 2010. Incentive allocations for the three and nine months ended September 30, 2009 were not material. The General Partners’ incentive allocations earned from the Private Funds are accrued on a quarterly basis and are allocated to the General Partners at the end of the Private Funds’ fiscal year (or sooner on redemptions), provided that, effective July 1, 2009, certain new options do not provide for incentive allocations at the end of each fiscal year.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

Financial Reform

In July 2010, the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (the “Reform Act”) was enacted into law. The Reform Act will require one or more entities within our Investment Management segment to be registered with the SEC by July 2011 as an investment adviser under the Investment Advisers Act of 1940, and will impose certain reporting and other requirements on such registered entity or entities. The Reform Act requires additional rulemaking by the SEC which could impact such entities or other affiliated entities. We cannot predict the effect on us of such rulemaking at this time.

b. Automotive

We conduct our Automotive segment through our majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers (“OEM”) of automotive, light commercial, heavy-duty, industrial, agricultural, aerospace, marine, rail and off-road vehicles, as well as the worldwide aftermarket. As of September 30, 2010, Federal-Mogul is organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket.

Federal-Mogul believes that its sales are well-balanced between OEM and aftermarket, as well as domestic and international markets. Federal-Mogul’s customers include the world’s largest light and commercial vehicle OEMs and major distributors and retailers in the independent aftermarket. Federal-Mogul has operations in established markets including Canada, France, Germany, Italy, Japan, Spain, Sweden, the United Kingdom and the United States, and emerging markets including Argentina, Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, South Africa, Thailand, Turkey and Venezuela. The attendant risks of Federal-Mogul’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions and changes in laws and regulations.

Accounts Receivable, Net

Federal-Mogul’s subsidiaries in Brazil, France, Germany, Italy, Japan and Spain are parties to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $219 million and $217 million as of September 30, 2010 and December 31, 2009, respectively. Of those gross amounts, $188 million and $190 million, respectively, qualify as sales. The remaining factored receivables of $31 million and $27 million, respectively, were pledged as collateral and accounted for as secured borrowings and recorded in our consolidated balance sheets as accounts receivable and the related debt shown separately. Under terms of these factoring arrangements, Federal-Mogul is not obligated to draw cash immediately upon the factoring of accounts receivable. Federal-Mogul had outstanding factored amounts of $1 million and $4 million for which cash had not yet been drawn as of September 30, 2010 and December 31, 2009, respectively. Proceeds from the factoring of accounts receivable qualifying as sales were $894 million and $845 million for the nine months ended September 30, 2010 and 2009, respectively. Expenses associated with receivables factored or discounted are recorded in our consolidated statements of operations within other income, net.

Restructuring

Federal-Mogul’s restructuring charges are comprised of two types: employee costs (principally termination benefits) and facility closure costs. Termination benefits are accounted for in accordance with FASB ASC Topic 712, Compensation — Nonretirement Post-employment Benefits, and are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are accounted for in accordance with FASB ASC Topic 420, Exit or Disposal Cost Obligation, and are recorded when the liability is incurred.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

Estimates of restructuring charges are based on information available at the time such charges are recorded. In certain countries where Federal-Mogul operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Federal-Mogul expects that future savings resulting from execution of its restructuring programs will generally result in full pay-back within 36 months.

Federal-Mogul expects to finance its restructuring programs through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

Federal-Mogul’s restructuring activities are undertaken as necessary to execute its strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses and to relocate manufacturing operations to best cost markets. These activities generally fall into one of the following categories:

1.	Closure of Facilities and Relocation of Production — in connection with Federal-Mogul’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.
2.	Consolidation of Administrative Functions and Standardization of Manufacturing Processes — as part of its productivity strategy, Federal-Mogul has acted to consolidate its administrative functions to reduce selling, general and administrative costs and change its manufacturing processes to improve operating efficiencies through standardization of processes.

An unprecedented downturn in the global automotive industry and global financial markets led Federal-Mogul to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. This plan, when combined with other workforce adjustments, was expected to reduce Federal-Mogul’s global workforce by approximately 8,600 positions when compared with Federal-Mogul’s workforce as of September 30, 2008. For the nine months ended September 30, 2010 and 2009, Federal-Mogul reversed $1 million and accrued $37 million, respectively, in net restructuring charges associated with Restructuring 2009. Federal-Mogul expects to incur additional restructuring charges of up to $2 million through the fiscal year ending December 31, 2011, of which $1 million is expected to be employee costs and $1 million is expected to be facility closure costs. Total cumulative restructuring charges related to Restructuring 2009 through September 30, 2010 were $157 million. As substantially all of the Restructuring 2009 costs are related to severance, such activities are expected to yield future annual savings at least equal to the incurred costs.

As of December 31, 2009, the accrued liability balance relating to all restructuring programs was $55 million. For the three and nine months ended September 30, 2010, Federal-Mogul incurred $1 million and $7 million of net restructuring charges, respectively, substantially all of which were for net restructuring charges outside of Restructuring 2009 and were related to certain plant closures, all of which were related to employee costs. During the nine months ended September 30, 2010, Federal-Mogul paid $26 million of restructuring charges. As of September 30, 2010, the accrued liability balance was $32 million, including $4 million of foreign currency adjustments, and is included in accrued expenses and other liabilities in our consolidated balance sheets.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded accruals for all restructuring programs of $7 million and $39 million were reversed for the nine months ended September 30, 2010 and 2009, respectively. Such reversals result from: changes in estimated amounts to accomplish previously planned activities; changes in expected outcome (based on historical practice) of negotiations with labor unions, which reduced the level of originally committed actions; implemented government employment programs, which lowered the expected cost and changes in approach to accomplish restructuring activities.

Currency Matters

Federal-Mogul has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which has been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, Federal-Mogul deemed the official rate was appropriate for the purpose of conversion into U.S. dollars at December 31, 2009 based on no positive intent to repatriate cash at the parallel rate and demonstrated ability to repatriate cash at the official rate.

Near the latter part of fiscal 2009, the three-year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with FASB ASC Topic 830, Foreign Currency Matters, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings.

On January 8, 2010, the official exchange rate was set by the Venezuelan government at 4.3 bolivars per U.S. dollar, except for certain “strategic industries” that are permitted to repatriate U.S. dollars at the rate of 2.6 bolivars per U.S. dollar. During the nine months ended September 30, 2010, Federal-Mogul recorded $20 million in foreign currency exchange expense due to this change in the exchange rate. Based upon recent fiscal 2010 cash repatriations of cash, Federal-Mogul believes that all amounts currently submitted to the Venezuelan government for repatriation prior to fiscal 2010 will be paid out at the “strategic” rate, with the remaining monetary assets being converted at the official rate of 4.3.

Impairment

Federal-Mogul recorded $(1) million and $7 million in impairment charges for the three and nine months ended September 30, 2010, respectively, related to certain of its equipment where the assessment of future undiscounted cash flows of such equipment, when compared to the current carrying value of the equipment, indicated the assets were not recoverable. Federal-Mogul determined the fair value of the assets by applying a probability weighted, expected present value technique to the estimated future cash flows using assumptions a market participant would utilize. The discount rate used is consistent with other long-lived asset fair value measurements.

c. Railcar

We conduct our Railcar segment through our majority ownership in ARI. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar repair and maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing LLC (“ARL”). In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

ARI’s three largest customers (including an affiliate) accounted for 66% and 85%, respectively, of our Railcar segment’s total net sales for the nine months ended September 30, 2010 and 2009.

d. Food Packaging

We conduct our Food Packaging segment through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of Viskase’s total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. As of September 30, 2010, $120 million of Viskase’s assets were located outside of the United States, primarily in France.

e. Metals

We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals, Inc. (“PSC Metals”). PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.

PSC Metals had five and three customers who accounted for approximately 45% and 29%, respectively, of PSC Metals’ net sales for the nine months ended September 30, 2010 and 2009, respectively.

f. Real Estate

Our Real Estate segment consists of rental real estate, property development and resort activities.

As of each of September 30, 2010 and December 31, 2009, we owned 30 rental real estate properties. Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 327 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

In February 2010, our Real Estate operations acquired from Fontainebleau Las Vegas, LLC (“Fontainebleau”), and certain affiliated entities, certain assets associated with property and improvements (the “Former Fontainebleau Property”) located in Las Vegas, Nevada for an aggregate purchase price of approximately $148 million. The Former Fontainebleau Property includes (i) an unfinished building situated on approximately 25 acres of land and (ii) inventory.

As of September 30, 2010 and December 31, 2009, $107 million and $110 million, respectively, of the net investment in financing leases, net real estate leased to others and resort properties, which is included in property, plant and equipment, net, were pledged to collateralize the payment of nonrecourse mortgages payable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

g. Home Fashion

We conduct our Home Fashion segment through our majority ownership in WestPoint International, Inc. (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, designing, marketing and distributing home fashion consumer products. WPI markets a broad range of manufactured and sourced bed, bath, basic bedding and kitchen textile products, including, sheets, pillowcases, comforters, flocked blankets, woven blankets and throws, heated blankets, quilts, bedspreads, duvet covers, bed pillows, mattress pads, bath and beach towels, bath rugs, kitchen towels and kitchen accessories. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks.

A relatively small number of customers have historically accounted for a significant portion of WPI’s net sales. WPI had six customers who accounted for approximately 62% and 57%, respectively, of WPI’s net sales for the nine months ended September 30, 2010 and 2009, respectively.

Restructuring

To improve WPI’s competitive position, WPI’s management intends to continue to reduce its cost of goods sold by restructuring its operations in the plants located in the United States, increasing production within its non-U.S. facilities and joint venture operation and sourcing goods from lower cost overseas facilities. WPI utilizes a third party to manage the majority of its U.S. warehousing and distribution operations, located at its Wagram, North Carolina facility. In fiscal 2009, as part of its ongoing restructuring activities, WPI closed certain of its manufacturing facilities located in the United States. In the future, the vast majority of the products manufactured or fabricated in these facilities will be sourced from plants located outside of the United States. As of September 30, 2010, $163 million of WPI’s assets were located outside of the United States, primarily in Bahrain.

WPI incurred restructuring costs of $1 million and $6 million, respectively, for the three and nine months ended September 30, 2010. Included in restructuring expenses are cash charges associated with the ongoing costs of closed plants, employee severance, benefits and related costs and transition expenses. The amount of accrued restructuring costs at December 31, 2009 was $1 million. WPI paid $7 million of restructuring charges for the nine months ended September 30, 2010. As of September 30, 2010, the accrued liability balance was less than $1 million, which is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through September 30, 2010 were $83 million.

WPI anticipates incurring restructuring costs in fiscal 2010 relating to the current restructuring plan of $11 million primarily related to the continuing costs of its closed facilities, employee severance, benefits and related costs and transition expenses. Restructuring costs could be affected by, among other things, WPI’s decision to accelerate or delay its restructuring efforts. As a result, actual costs incurred could vary materially from these anticipated amounts.

Impairment

WPI incurred non-cash impairment charges of $5 million and $6 million for the three and nine months ended September 30, 2010, respectively, due to impairment charges related to certain plants that have been or will be closed. WPI incurred non-cash impairment charges of $6 million and $8 million for the three and nine months ended September 30, 2009, respectively. Included in the impairment charges for the three and nine months ended September 30, 2009 were impairment charges related to WPI’s trademarks of $5 million. In recording impairment charges related to its plants, WPI compared estimated net realizable values of property,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

3. Operating Units  – (continued)

plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. WPI’s trademark valuations will be evaluated further during its annual testing in the fourth quarter of fiscal 2010.

4. Related Party Transactions

Our amended and restated agreement of limited partnership expressly permits us to enter into transactions with our general partner or any of its affiliates, including, without limitation, buying or selling properties from or to our general partner and any of its affiliates and borrowing and lending money from or to our general partner and any of its affiliates, subject to limitations contained in our partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The indentures governing our indebtedness contain certain covenants applicable to transactions with affiliates.

a. Investment Management

Until August 8, 2007, Icahn Management LP (“Icahn Management”) elected to defer most of the management fees from the Offshore Funds and such amounts remain invested in the Offshore Funds. At September 30, 2010 and December 31, 2009, the balance of the deferred management fees payable (included in accrued expenses and other liabilities) by the Offshore Funds to Icahn Management was $138 million and $125 million, respectively. The deferred management fee payable increased by $13 million and $33 million for the nine months ended September 30, 2010 and 2009, respectively, due to the performance of the Private Funds.

Effective January 1, 2008, Icahn Capital LP (“Icahn Capital”) paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Mr. Icahn (collectively, “Icahn Affiliates”), including administrative and investment services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services. Under a separate expense-sharing agreement, Icahn Capital charged Icahn Affiliates $1 million and $1.4 million for such services for the nine months ended September 30, 2010 and 2009, respectively. As of September 30, 2010 and December 31, 2009, accrued expenses and other liabilities in our consolidated balance sheets each included $1 million to be applied to Icahn Capital’s charges to Icahn Affiliates for services to be provided to them.

In addition to our direct investments in the Private Funds, Mr. Icahn, along with his affiliates, makes investments in the Private Funds. These investments are not subject to special profits interest allocations or incentive allocations. As of September 30, 2010 and December 31, 2009, the total fair value of these investments was approximately $2.1 billion and $1.5 billion, respectively.

On August 31, 2010, the Private Funds sold their interest in The Aruban Resort & Casino at Eagle Beach to Tropicana Entertainment Inc. (“Tropicana”) for a total purchase price of $12 million, which approximates the Private Funds’ cost related to the property. The Private Funds own approximately 48.9% of Tropicana at September 30, 2010 and Mr. Icahn is the Chairman of the Tropicana Board of Directors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

4. Related Party Transactions  – (continued)

b. Railcar

As described in Note 2, “Acquisitions,” in January 2010, we acquired a controlling interest in ARI from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions:

Agreements with ACF Industries LLC and American Railcar Leasing LLC

ARI has or had various agreements with ACF Industries LLC (“ACF”) and ARL, companies controlled by Mr. Icahn. The most significant agreements include the following:

Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at ARI’s instruction, various railcar components. In consideration for these services, ARI agreed to pay ACF certain agreed-upon rates. In the three months ended September 30, 2010 and 2009, ARI purchased inventory of less than $0.1 million and $2 million, respectively, of components from ACF. In the nine months ended September 30, 2010 and 2009, ARI purchased inventory of $1 million and $13 million, respectively, of components from ACF. The agreement automatically renews unless written notice is provided by ARI.

In May 2007, ARI entered into a manufacturing agreement with ACF, pursuant to which ARI agreed to purchase approximately 1,390 tank railcars from ACF. The profit realized by ARI upon sale of the tank railcars to ARI customers was first paid to ACF in reimbursement for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement and thereafter, the profit was split evenly between ARI and ACF. The commitment under this agreement was satisfied in March 2009 and the agreement was terminated at that time. For the three months ended September 30, 2010 and 2009, and for the nine months ended September 30, 2010, ARI incurred no costs under this agreement. For the nine months ended September 30, 2009, ARI incurred costs under this agreement of $4 million in connection with railcars that were manufactured and delivered to customers during that period, which includes payments made to ACF for its share of the profits along with ARI costs. ARI recognized no revenue under this arrangement for each of the three months ended September 30, 2010 and 2009. ARI recognized no revenue under this agreement for the nine months ended September 30, 2010 and recognized revenues of $19 million related to railcars shipped under this agreement for the nine months ended September 30, 2009.

Effective as of January 1, 2008, ARI entered into a fleet services agreement with ARL, which replaced a 2005 railcar servicing agreement between the parties. The 2008 agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the agreement, ARI continues to provide railcar repair and maintenance services to ARL for a charge of labor, components and materials. ARI currently provides such repair and maintenance services for approximately 27,000 railcars for ARL. The agreement extends through December 31, 2010, and is automatically renewed for additional one-year periods unless either party gives at least 60 days’ prior notice of termination. There is no termination fee if ARI elects to terminate this agreement. Railcar services revenues recorded under this agreement for each of the three months ended September 30, 2010 and 2009 were $4 million, and are included in net sales in our consolidated statements of operations. For the nine months ended September 30, 2010 and 2009, railcar services revenues of $10 million and $12 million, respectively, were recorded under this agreement. Profit margins on sales to related parties approximate the margins on sales to other large customers.

ARI from time to time manufactures and sells railcars to ARL under long-term agreements as well as on a purchase order basis. Revenues from railcars sold to ARL were $19 million and $8 million for the three months ended September 30, 2010 and 2009, respectively, and are included in net sales in our consolidated statements of operations. For the nine months ended September 30, 2010 and 2009, revenues from railcars sold to ARL were $65 million and $94 million, respectively. Profit margins on sales to related parties approximate the margins sold to other large customers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

4. Related Party Transactions  – (continued)

As of September 30, 2010 and December 31, 2009, ARI had accounts receivable of $6 million and $1 million, respectively, due from ACF and ARL.

c. Food Packaging

As described in Note 2, “Acquisitions,” in January 2010 we acquired a controlling interest in Viskase from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transaction:

Arnos Corporation, an affiliate of Mr. Icahn, was the lender on Viskase’s Revolving Credit Facility as of December 31, 2009. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. See Note 11, “Debt,” for further discussion regarding Viskase’s Revolving Credit Facility.

d. Administrative Services — Icahn Enterprises Holdings

For each of the nine months ended September 30, 2010 and 2009 we paid an affiliate approximately $2 million for the non-exclusive use of office space.

For each of the nine months ended September 30, 2010 and 2009 we paid $0.5 million to XO Holdings, Inc., an affiliate of Icahn Enterprises GP, our general partner, for telecommunications services. XO Holdings, Inc. is controlled by Mr. Icahn.

Icahn Enterprises Holdings provided certain professional services to an Icahn Affiliate for which it charged approximately $2 million for each of the nine months ended September 30, 2010 and 2009. As of September 30, 2010, accrued expenses and other liabilities in our consolidated balance sheets included $0.2 million to be applied to Icahn Enterprises Holdings’ charges to the affiliate for services to be provided to it.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

5. Investments and Related Matters

a. Investment Management

Investments, and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheets. The following table summarizes the Private Funds’ investments, securities sold, not yet purchased and unrealized gains and losses on derivatives (in millions of dollars):

	September 30, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Assets
Investments:
Equity Securities:
Communications	$2,056	$1,709	$1,710	$1,131
Consumer, non-cyclical	1,778	2,057	1,397	1,320
Consumer, cyclical	553	547	274	117
Energy	660	664	—	—
Financial	100	136	226	269
Industrial	87	93	—	—
Technology	325	370	62	71
Utilities	149	135	2	—
	5,708	5,711	3,671	2,908
Corporate debt:
Consumer, cyclical	700	661	651	642
Financial	3	4	1,146	1,373
	703	665	1,797	2,015
Mortgage-backed securities:
Financial	188	202	140	168
	6,599	6,578	5,608	5,091
Derivative contracts, at fair value(1):	10	10	2	6
	$6,609	$6,588	$5,610	$5,097
Liabilities
Securities sold, not yet purchased:
Equity Securities:
Consumer, cyclical	$55	$80	$302	$323
Financial	51	53	125	114
Funds	638	754	1,384	1,598
	744	887	1,811	2,035
Derviative contracts, at fair value(2):	4	43	24	111
	$748	$930	$1,835	$2,146

(1)	Amounts are included in other assets in our consolidated balance sheets.
(2)	Amounts are included in accrued expenses and other liabilities in our consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

5. Investments and Related Matters  – (continued)

The General Partners adopted FASB ASC Section 946-810-45, Financial Services — Investment Companies-Consolidation-Other Presentation Matters, as of January 1, 2007. FASB ASC Section 946-810-45 provides guidance on whether investment company accounting should be retained in the financial statements of a parent entity. Upon the adoption of FASB ASC Section 946-810-45, the General Partners lost their ability to retain specialized accounting. For those investments that (i) were deemed to be available-for-sale securities, (ii) fall outside the scope of FAS ASC Topic 320, Investments-Debt and Equity Securities, or (iii) the Private Funds would otherwise account for under the equity method, the Private Funds apply the fair value option. The application of the fair value option is irrevocable.

The Private Funds assess the applicability of equity method accounting with respect to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Private Funds combined with those of our affiliates.

The Private Funds applied the fair value option to certain of its investments that would have otherwise been subject to the equity method of accounting. As of September 30, 2010, the fair value of these investments was $440 million. For the three months ended September 30, 2010 and 2009, the Private Funds recorded losses of $16 million and gains of $17 million, respectively, with respect to these investments. For the nine months ended September 30, 2010 and 2009, the Private Funds recorded losses of $29 million and gains of $14 million, respectively, with respect to these investments. Such amounts are included in net gain from investment activities in our consolidated statements of operations. Included in these investments is the Private Funds’ investment in Tropicana (as discussed below) and Lions Gate Entertainment Corp (“Lions Gate”). As of September 30, 2010, the Private Funds held, in the aggregate, 12,870,446 Tropicana Shares (as defined herein), representing 48.9% of the outstanding Tropicana Shares and have applied the fair value option to such shares.

As of September 30, 2010, the Private Funds together with their affiliates held, in the aggregate, 44,642,069 shares of Lions Gate, representing approximately 37.2% of the outstanding shares of Lions Gate. During the third quarter of fiscal 2010, Lions Gate issued 16,236,305 of its shares to one of its directors. These shares were excluded from the calculation of the percentage of shares of Lions Gate held by the Private Funds and their affiliates as of September 30, 2010 because the validity of such issuance is in dispute. The Private Funds have applied the fair value option to their investment in Lions Gate.

We believe that these investments to which we applied the fair value option are not material, individually or in the aggregate, to our consolidated financial statements. Tropicana and Lions Gate are registered SEC reporting companies whose financial statements are available at www.sec.gov.

On March 8, 2010, (the “Effective Date”), Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, (“Tropicana LLC”), and certain subsidiaries and affiliates thereof (together, the “Predecessors”) and Tropicana Resort and Casino-Atlantic City (“Tropicana AC”). Such transactions, referred to as the “Restructuring Transactions,” were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the “Plan”). Prior to the Restructuring Transactions, the Private Funds held positions in certain debt securities and instruments in the Predecessors. As a result of the Restructuring Transactions pursuant to the Plan, the Private Funds received a combined amount of 11,880,021 shares of Tropicana (“Tropicana Shares”). In addition, in connection with Tropicana’s completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”). The Private Funds are lenders under the Exit Facility and, in the aggregate, hold over 50% of the loans under the Exit Facility. Furthermore, Icahn Agency Services LLC, our indirect subsidiary, is the administrative agent under the Exit Facility. Pursuant to the terms of the Exit Facility, the lenders, including the Private Funds,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

5. Investments and Related Matters  – (continued)

were issued warrants to purchase Tropicana Shares (the “Warrants”). On March 9, 2010, the Private Funds exercised the Warrants in their entirety and received an additional combined amount of 784,158 Tropicana Shares.

Investments in Variable Interest Entities

As discussed in Note 1, “Description of Business and Basis of Presentation — Adoption of New Accounting Standards,” in February 2010, the FASB issued new guidance which amends the consolidation requirement of VIEs for certain entities meeting certain criteria. We determined that the General Partners met the criteria for the deferral of this new consolidation guidance. Accordingly, our Investment Management segment will continue to apply the overall guidance on the consolidation of VIEs prior to the issuance of the new standard as described in Note 1.

The General Partners consolidate certain VIEs when they are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of our consolidated VIEs are primarily classified within cash and cash equivalents and investments in our consolidated balance sheets. The liabilities of our consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, and accrued expenses and other liabilities in our consolidated balance sheets and are non-recourse to the General Partners’ general credit. Any creditors of VIEs do not have recourse against the general credit of the General Partners solely as a result of our including these VIEs in our consolidated financial statements.

Our consolidated VIEs consist of the Offshore Fund, Master Fund II and Master Fund III. The Offshore GP sponsored the formation of and manages each of these VIEs and, in some cases, has an investment therein. In evaluating whether the Offshore GP is the primary beneficiary of such VIEs, the Offshore GP has considered the nature and extent of its involvement with such VIEs and whether it absorbs the majority of losses among other variable interest holders, including those variable interest holders who are deemed related parties or de facto agents. In most cases, the Offshore GP was deemed to be the primary beneficiary of such VIEs because it (i) has the direct or indirect ability through voting rights or similar rights to make decisions about VIE’s activities that have a significant effect on its success and (ii) would absorb the majority of expected losses among other variable interest holders and its close association with such VIEs, including the ability to direct the business activities of such VIEs.

We evaluated the VIE and primary beneficiary status of the Master Fund and determined that it no longer is a VIE. Previously, the Master Fund was considered to be a VIE because (i) the managing general partner, the Offshore GP, had substantially all of the decision-making rights that impacted the Master Fund’s operations and investment activities but did not absorb the majority of the residuals or losses of the Master Fund and (ii) substantially all of the activities of the Master Fund were conducted on behalf of Icahn Fund Ltd. Icahn Fund Ltd. provided substantially all of the capital at the commencement of the Master Fund’s operations but had no substantive kick-out or participating rights. However, the composition of the limited partners in the Master Fund has changed. Based on our evaluation, we determined that the Master Fund is no longer a VIE because substantially all of the activities of the Master Fund are no longer deemed to be performed for the primary benefit of Icahn Fund Ltd, but rather for the benefit of all limited partners, including those of their related party groups and de facto agents. However, because the Offshore GP is the managing general partner of the Master Fund, it would consolidate it. There are no substantive kick-out or participating rights in the Master Fund. These changes had no effect on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

5. Investments and Related Matters  – (continued)

The following table presents information regarding interests in VIEs for which the Offshore GP holds a variable interest as of September 30, 2010 (in millions of dollars):

	Offshore GP is the Primary Beneficiary			Offshore GP is not the Primary Beneficiary
	Net Assets	Offshore GP’s Interests(1)	Pledged Collateral(2)	Net Assets	Offshore GP’s Interests(1)
Offshore Funds, Master Fund II and Master Fund III	$2,080	$65	$946	$462	$—

(1)	Amount principally represents the Offshore GP’s reinvested incentive allocations and special profits interest allocations and therefore its maximum exposure to loss. Such amounts are subject to the financial performance of the Offshore Funds, Master Fund II and Master Fund III and are included in the Offshore GP’s net assets.
(2)	Includes collateral pledged in connection with securities sold, not yet purchased, derivative contracts and collateral held for securities loaned. Pledged amounts may be in excess of margin requirements.

b. Automotive, Railcar, Icahn Enterprises Holdings and Other

Investments held by our Automotive, Railcar, Icahn Enterprises Holdings and other segments consist of the following (in millions of dollars):

	September 30, 2010		December 31, 2009
	Amortized Cost	Carrying Value	Amortized Cost	Carrying Value
Marketable equity and debt securities – available for sale	$23	$20	$23	$23
Equity method investments and other	284	284	291	291
Total investments	$307	$304	$314	$314

Investments in Non-Consolidated Affiliates

Automotive

Federal-Mogul maintains investments in 13 non-consolidated affiliates, which are located in China, Germany, India, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investments in these affiliates were $223 million and $238 million at September 30, 2010 and December 31, 2009, respectively.

Equity earnings from non-consolidated affiliates were $6 million and $5 million for the three months ended September 30, 2010 and 2009, respectively, and $24 million and $9 million for the nine months ended September 30, 2010 and 2009, respectively, which are included in other income, net in our consolidated financial statements. For the nine months ended September 30, 2010, these entities generated sales of $453 million and net income of $58 million, and at September 30, 2010 had total net assets of $487 million. Distributed dividends to Federal-Mogul from non-consolidated affiliates were $27 million and $6 million, respectively, for the nine months ended September 30, 2010 and 2009.

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to original equipment (“OE”) and aftermarket customers. Pursuant to the joint venture agreement, Federal-Mogul’s partner holds an option to put its shares to a subsidiary of Federal-Mogul’s at the higher of the current fair value or at a guaranteed minimum amount. The term

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

5. Investments and Related Matters  – (continued)

of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. The total amount of the contingent guarantee, should all triggering events have occurred, approximated $60 million as of September 30, 2010. Federal-Mogul believes that this contingent guarantee is less than the estimated current fair value of the partner’s interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with business combination accounting. Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between Federal-Mogul and its joint venture partner.

Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the term of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of Federal-Mogul.

Railcar

As of September 30, 2010, ARI was party to four joint ventures which are all accounted for using the equity method. ARI determined that, although these joint ventures are considered VIEs, it is not the primary beneficiary of such VIEs, does not have a controlling financial interest and does not have the ability to individually direct the activities of the VIEs that most significantly impact their economic performance. The significant factors in this determination were that no partners, including ARI, has rights to the majority of returns, losses or votes.

The risk of loss to ARI is limited to its investment in these joint ventures, certain loans due from these joint ventures to ARI and ARI’s guarantee of certain loans. As of September 30, 2010 and December 31, 2009, the carrying amount of these investments was $49 million and $41 million, respectively, and the maximum exposure to loss was $50 million and $42 million, respectively. Maximum exposure to loss was determined based on ARI’s carrying amounts in such investments, loans and accrued interest thereon due from applicable joint ventures and loan guarantees made to the applicable joint ventures.

6. Fair Value Measurements

U.S. GAAP requires enhanced disclosures about investments and non-recurring nonfinancial assets and nonfinancial liabilities that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments or nonfinancial assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments and nonfinancial assets and/or liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 — Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

6. Fair Value Measurements  – (continued)

Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including: reported trades, broker/dealer quotes and other pertinent data.

Level 3 — Pricing inputs are unobservable for the investment and nonfinancial asset and/or liability and include situations where there is little, if any, market activity for the investment or nonfinancial asset and/or liability. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

6. Fair Value Measurements  – (continued)

Investment Management

The following table summarizes the valuation of the Private Funds’ investments by the above fair value hierarchy levels as of September 30, 2010 and December 31, 2009 (in millions of dollars):

	September 30, 2010				December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Investments:
Equity securities:
Communications	$1,709	$—	$—	$1,709	$1,131	$—	$—	$1,131
Consumer, non-cyclical	2,057	—	—	2,057	1,298	22	—	1,320
Consumer, cyclical	319	227	1	547	109	8	—	117
Energy	377	287	—	664	—	—	—	—
Financial	136	—	—	136	268	1	—	269
Industrial	91	2	—	93	—	—	—	—
Technology	370	—	—	370	69	2	—	71
Utilities	97	38	—	135	—	—	—	—
	5,156	554	1	5,711	2,875	33	—	2,908
Corporate debt:
Consumer, cyclical	—	332	329	661	—	414	228	642
Financial	—	4	—	4	—	1,373	—	1,373
	—	336	329	665	—	1,787	228	2,015
Mortgage-backed securities:
Financial	—	202	—	202	—	168	—	168
	5,156	1,092	330	6,578	2,875	1,988	228	5,091
Derivative contracts, at fair value(1):	—	10	—	10	—	6	—	6
	$5,156	$1,102	$330	$6,588	$2,875	$1,994	$228	$5,097
Liabilities
Securities sold, not yet purchased:
Equity securities:
Consumer, cyclical	$80	$—	$—	$80	$323	$—	$—	$323
Financial	53	—	—	53	114	—	—	114
Funds	736	18	—	754	1,598	—	—	1,598
	869	18	—	887	2,035	—	—	2,035
Derivative contracts, at fair value(2):	—	43	—	43	—	111	—	111
	$869	$61	$—	$930	$2,035	$111	$—	$2,146

(1)	Amounts are included in other assets in our consolidated balance sheets.
(2)	Amounts are included in accrued expenses and other liabilities in our consolidated balance sheets.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

6. Fair Value Measurements  – (continued)

The changes in investments measured at fair value for which the Investment Management segment has used Level 3 input to determine fair value are as follows (in millions of dollars):

Balance at December 31, 2009	$228
Gross realized and unrealized gains	18
Gross proceeds	(137)
Gross purchases	221
Balance at September 30, 2010	$330

There were unrealized losses included in earnings of $17 million related to Level 3 investments still held at September 30, 2010. Total realized and unrealized gains and losses recorded for Level 3 investments, if any, are reported in net gain from investment activities in our consolidated statements of operations.

Automotive, Railcar, Icahn Enterprises Holdings and other

The following table summarizes the valuation of our Automotive, Railcar, Icahn Enterprises Holdings and other investments by the above fair value hierarchy levels as of September 30, 2010 and December 31, 2009 (in millions of dollars):

	September 30, 2010			December 31, 2009
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets
Marketable equity and debt securities	$20	$—	$20	$23	$—	$23
Derivative contracts, at fair value(1)	—	9	9	—	13	13
	$20	$9	$29	$23	$13	$36
Liabilities
Derivative contracts, at fair value(2)	$—	$116	$116	$—	$51	$51

(1)	Amounts are classified within other assets in our consolidated balance sheets.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheets.

In addition to items that are measured at fair value on a recurring basis, there are also assets and liabilities that are measured at fair value on a nonrecurring basis. As these assets and liabilities are not measured at fair value on a recurring basis, they are not included in the tables above. Assets and liabilities that are measured at fair value on a nonrecurring basis include certain long-lived assets (see Note 3, “Operating Units” and Note 9, “Goodwill and Intangible Assets, Net”), investments in non-consolidated affiliates (see Note 5, “Investment and Related Matters”) and asset retirement obligations (“ARO”) (see Note 17, “Commitments and Contingencies”). We determined that the fair value measurements included in each of these assets and liabilities rely primarily on our assumptions as unobservable inputs that are not publicly available. As such, we have determined that each of these fair value measurements reside within Level 3 of the fair value hierarchy.

7. Financial Instruments

Certain derivative contracts executed by the Private Funds with a single counterparty or by our Automotive operations with a single counterparty are reported on a net-by-counterparty basis where a legal right of offset exists under an enforceable netting agreement. Values for the derivative financial instruments, principally swaps, forwards, over-the-counter options and other conditional and exchange contracts are reported on a

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

net-by-counterparty basis. As a result, the net exposure to counterparties is reported in either other assets or accrued expenses and other liabilities in our consolidated balance sheets.

a. Investment Management and Icahn Enterprises Holdings

The Private Funds currently maintain cash deposits and cash equivalents with major financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts may exceed federally insured limits. The Onshore Fund and the Offshore Master Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. These financial institutions are members of major securities exchanges. The Onshore Fund and Offshore Master Funds also have relationships with several financial institutions with which they trade derivative and other financial instruments.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds’ investments include futures, options, credit default swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased, at fair value represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in our consolidated balance sheets. The Private Funds’ investments in securities and amounts due from brokers are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds enter into derivative contracts, including swap contracts, futures contracts and option contracts with the objective of capital appreciation or as economic hedges against other securities or the market as a whole. The Private Funds also enter into foreign currency derivative contracts to economically hedge against foreign currency exchange rate risks on all or a portion of their non-U.S. dollar denominated investments.

The Private Funds and Icahn Enterprises Holdings have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

The Private Funds utilize forward contracts to seek to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains or losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in our consolidated balance sheets.

The Private Funds may also purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in our consolidated balance sheets. At September 30, 2010 and December 31, 2009, the maximum payout amounts relating to certain put options written by the Private Funds, excluding the S&P 500 Index options which are separately discussed, were $170 million and $268 million, respectively. As of September 30, 2010, there were unrealized gains of $0.1 million. As of December 31, 2009, there were no unrealized losses or gains on these put options. As of September 30, 2010, the Private Funds were synthetically short the S&P 500 Index through an option strategy (“Private Fund S&P 500 Option Strategy”). As of September 30, 2010, the unrealized loss from the Private Fund S&P 500 Option Strategy was $18 million and was included in the net gains (loss) from investment activities in our consolidated statements of operations. The Private Funds did not employ the Private Fund S&P 500 Option Strategy at December 31, 2009.

Certain terms of the Private Funds’ contracts with derivative counterparties, which are standard and customary to such contracts, contain certain triggering events that would give the counterparties the right to terminate the derivative instruments. In such events, the counterparties to the derivative instruments could request immediate payment on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on September 30, 2010 and December 31, 2009 was $43 million and $111 million, respectively.

At September 30, 2010 and December 31, 2009, the Private Funds had $338 million and $436 million, respectively, posted as collateral for derivative positions, including those derivative instruments with credit-risk-related contingent features; these amounts are included in cash held at consolidated affiliated partnerships and restricted cash within our consolidated balance sheet.

U.S. GAAP requires the disclosure of information about obligations under certain guarantee arrangements. Such guarantee arrangements requiring disclosure include contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The Private Funds have entered into certain derivative contracts, in the form of credit default swaps, which meet the accounting definition of a guarantee, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Private Funds to make a payment to the swap counterparties. As of September 30, 2010 and December 31, 2009, the Private Funds have entered into such credit default swaps with a maximum notional amount of $32 million and $164 million, respectively, with terms of approximately two years as of September 30, 2010. We estimate that our maximum exposure related to these credit default swaps approximates 37.5% and 33.8% of such notional amounts as of September 30, 2010 and December 31, 2009, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

The following table presents the notional amount, fair value, underlying referenced credit obligation type and credit ratings for derivative contracts in which the Private Funds are assuming risk (in millions of dollars):

	September 30, 2010		December 31, 2009
Credit Derivative Type Derivative Risk Exposure	Notional Amount	Fair Value	Notional Amount	Fair Value	Underlying Reference Obligation
Single name credit default swaps:
Below investment grade risk exposure	$32	$(4)	$164	$(16)	Corporate Credit

The following table presents the fair values of the Private Funds’ derivatives (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Not Designated as Hedging Instruments	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
Equity contracts	$11	$9	$—	$—
Credit contracts	26	26	70	140
Sub-total	37	35	70	140
Netting across contract types(3)	(27)	(29)	(27)	(29)
Total(4)	$10	$6	$43	$111

(1)	Net asset derivatives are located within other assets in our consolidated balance sheets.
(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheets.
(3)	Represents the netting of receivables balances with payable balances for the same counterparty across contract types pursuant to netting agreements.
(4)	Excludes netting of cash collateral received and posted. The total collateral posted at September 30, 2010 and December 31, 2009 was approximately $338 million and $436 million, respectively, across all counterparties.

The following table presents the effects of the Private Funds’ derivative instruments on the statements of operations for the three and nine months ended September 30, 2010 and 2009 (in millions of dollars):

	Gain (Loss) Recognized in Income(1)
	Three Months Ended September 30,		Nine Months Ended September 30,
Derivatives Not Designated as Hedging Instruments	2010	2009	2010	2009
Interest rate contracts	$—	$5	$—	$57
Foreign exchange contracts	(16)	1	(12)	(5)
Equity contracts	2	1	2	(66)
Credit contracts	(7)	181	43	366
	$(21)	$188	$33	$352

(1)	Gains (losses) recognized on the Private Funds’ derivatives are classified in net gain from investment activities within our consolidated statements of operations.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

At September 30, 2010, the volume of the Private Funds’ and Icahn Enterprises Holdings’ derivative activities based on their notional exposure, categorized by primary underlying risk, are as follows:

	Long Notional Exposure	Short Notional Exposure
Primary underlying risk
Bank loan swaps	$808	$—
Credit default swaps	28	(1,799)
Equity swaps	28	—
Foreign currency forwards	136	—
Futures index spread	40	(73)

Each Private Fund’s assets may be held in one or more accounts maintained for the Private Fund by its prime broker or at other brokers or custodian banks, which may be located in various jurisdictions. The prime broker and custodian banks are subject to various laws and regulations in the relevant jurisdictions in the event of their insolvency. Accordingly, the practical effect of these laws and their application to the Fund’s assets may be subject to substantial variations, limitations and uncertainties. The insolvency of any of the prime brokers, custodian banks or clearing corporations may result in the loss of all or a substantial portion of the Private Fund’s assets or in a significant delay in the Private Fund having access to those assets.

Credit concentrations may arise from investment activities and may be impacted by changes in economic, industry or political factors. The Private Funds routinely execute transactions with counterparties in the financial services industry, resulting in credit concentration with respect to this industry. In the ordinary course of business, the Private Funds may also be subject to a concentration of credit risk to a particular counterparty.

The Private Funds seek to mitigate these risks by actively monitoring exposures, collateral requirements and the creditworthiness of our counterparties.

During the third quarter of fiscal 2010, Icahn Enterprises Holdings purchased and wrote option contracts on the S&P 500 stock index futures. At September 30, 2010, the maximum payout was $180 million, assuming the value of the S&P 500 Index falls below certain limits on our put spreads, and $118 million assuming the value of the S&P 500 Index increases in value above certain limits on our call spreads. As of September 30, 2010, the unrealized gains from the S&P stock index futures was $4 million and was included in the net gains from investment activities in our consolidated statements of operations. As of September 30, 2010, Icahn Enterprises Holdings had $33 million in liability derivatives related to the S&P 500 Index which are not designated as hedging instruments.

b. Automotive

During the fiscal year ended December 31, 2008 (“fiscal 2008”), Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through use of these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with same terms, they qualify for cash flow hedge accounting treatment. As of September 30, 2010 and December 31, 2009, unrealized net losses of $81 million and $50 million, respectively, were recorded in accumulated other comprehensive loss as a result of these hedges. As of September 30, 2010, losses of $37 million are expected to be reclassified from accumulated other comprehensive loss to our consolidated statement of operations within the next 12 months.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

These interest rate swaps reduce Federal-Mogul’s overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul’s debt agreements that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates.

Federal-Mogul’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, tin, zinc, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to 15 months in the future.

Federal-Mogul had commodity price hedge contracts outstanding with a combined notional value of $58 million and $28 million at September 30, 2010 and December 31, 2009, respectively, substantially all of which mature within one year. Of these outstanding contracts, $57 million and $26 million in combined notional values at September 30, 2010 and December 31, 2009, respectively, were designated as hedging instruments for accounting purposes. Unrealized net gains of $7 million and $5 million were recorded in accumulated other comprehensive loss as of September 30, 2010 and December 31, 2009, respectively.

Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. Federal-Mogul had notional values of $19 million and $10 million of foreign currency hedge contracts outstanding at September 30, 2010 and December 31, 2009, respectively, of which all mature in less than one year and substantially all were designated as hedging instruments for accounting purposes. Immaterial unrealized net losses were recorded in accumulated other comprehensive loss as of September 30, 2010 and December 31, 2009.

For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, that are determined using the hypothetical derivative method, are recognized in other income, net. Derivative gains and losses included in accumulated other comprehensive loss for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in other income, net for outstanding hedges and cost of goods sold upon hedge maturity. Federal-Mogul’s undesignated hedges are primarily commodity hedges and such hedges have become undesignated mainly due to forecasted volume declines.

Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors, retailers and installers of automotive aftermarket parts. Federal-Mogul’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 6% of Federal-Mogul’s net sales during the nine months ended September 30, 2010. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

The following table presents the fair values of Federal-Mogul’s derivative instruments (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Designated as Cash Flow Hedging Instruments	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
Interest rate swap contracts	$—	$—	$81	$50
Commodity contracts	10	6	1	1
	$10	$6	$82	$51

Derivatives not Designated as Hedging Instruments
Commodity contracts	$—	$1	$—	$—
	$—	$1	$—	$—

(1)	Net asset derivatives are located within other assets in our consolidated balance sheets.
(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheets.

The following tables present the effect of Federal-Mogul’s derivative instruments in our consolidated statements of operations, consolidated statement of changes in equity and comprehensive income for the three and nine months ended September 30, 2010 and 2009 (in millions of dollars):

For the Three Months Ended September 30, 2010
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Location of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest rate swap contracts	$(17)	Interest expense	$(10)		$—
Commodity contracts	9	Cost of goods sold	2	Other income, net	1
Foreign exchange contracts	(1)	Cost of goods sold	—		—
	$(9)		$(8)		$1

For the Three Months Ended September 30, 2009
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)
Interest rate swap contracts	$(21)	Interest expense	$(10)
Commodity contracts	5	Cost of goods sold	(2)
	$(16)		$(12)

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

7. Financial Instruments  – (continued)

For the Nine Months Ended September 30, 2010
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)
Interest rate swap contracts	$(59)	Interest expense	$(28)
Commodity contracts	7	Cost of goods sold	5
Foreign exchange contracts	1	Cost of goods sold	1
	$(51)		$(22)

For the Nine Months Ended September 30, 2009
Derivatives Designated as Hedging Instruments	Amount of (Loss) Gain Recognized in OCI on Derivatives (Effective Portion)	Location of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Amount of (Loss) Gain Reclassified from AOCI into Income (Effective Portion)	Location of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest rate swap contracts	$(17)	Interest expense	$(27)		$—
Commodity contracts	17	Cost of goods sold	(16)	Other income, net	2
Foreign exchange contracts	—	Cost of goods sold	1		—
	$—		$(42)		$2

	Location of Gain (Loss) Recognized in Income on Derivatives	Gain (Loss) Recognized on Derivatives		(Loss) Gain Recognized on Derivatives
		Three Months Ended September 30,		Nine Months Ended September 30,
Derivatives Not Designated as Hedging Instruments		2010	2009	2010	2009
Commodity contracts	Cost of goods sold	$—	$(2)	$—	$(6)
Commodity contracts	Other income, net	—	3	—	3
		$—	$1	$—	$(3)

8. Inventories, Net

Our consolidated inventories, net consist of the following (in millions of dollars):

	September 30, 2010	December 31, 2009
Raw materials	$211	$176
Work in process	207	163
Finished Goods	687	690
	1,105	1,029
Other:
Ferrous metals	35	30
Non-ferrous metals	15	10
Secondary metals	20	22
	70	62
Total inventories, net	$1,175	$1,091

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

9. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consist of the following (in millions of dollars):

		September 30, 2010			December 31, 2009
Description	Amortization Periods	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Automotive	1 – 22 years	$658	$(162)	$496	$640	$(125)	$515
Food Packaging	6 – 13.5 years	23	(11)	12	23	(9)	14
Metals	5 – 15 years	11	(5)	6	11	(4)	7
Real Estate	12 – 12.5 years	121	(22)	99	121	(14)	107
		$813	$(200)	613	$795	$(152)	643
Indefinite-lived intangible assets:
Automotive				356			354
Food Packaging				2			2
Home Fashion				8			8
				366			364
Total intangible assets, net				$979			$1,007

	September 30, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Impairment	Net Carrying Value	Gross Carrying Value	Accumulated Impairment	Net Carrying Value
Goodwill:
Automotive	$1,304	$(219)	$1,085	$1,292	$(219)	$1,073
Railcar	7	—	7	7	—	7
Food Packaging	3	—	3	3	—	3
	$1,314	$(219)	$1,095	$1,302	$(219)	$1,083

For the three and nine months ended September 30, 2010, we recorded amortization expense of $17 million and $48 million, respectively, associated with definite-lived intangible assets. For the three and nine months ended September 30, 2009, we recorded amortization expense of $15 million and $52 million, respectively. We utilize the straight line method of amortization, recognized over the estimated useful lives of the assets.

Automotive

In June 2010, Federal-Mogul acquired 100% ownership of the Daros Group, a privately-owned supplier of high technology piston rings for large-bore engines used in industrial energy generation and commercial shipping, with manufacturing operations in China, Germany and Sweden, for $39 million in cash. Federal-Mogul has begun the process of allocating the purchase price in accordance with FASB ASC Topic 805, Business Combinations. Federal-Mogul is utilizing a third party to assist in the fair value determination of certain components of the purchase price allocation, namely fixed assets and intangible assets. Federal-Mogul has preliminarily recorded $18 million, $12 million and $2 million of definite-lived customer relationships, goodwill, and indefinite-lived trademarks and brand names, respectively, associated with this acquisition. These amounts include foreign currency impacts.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

9. Goodwill and Intangible Assets, Net  – (continued)

Food Packaging

As discussed in Note 2, “Acquisitions,” we acquired a majority interest in Viskase on January 15, 2010. As a result of our acquisition of a controlling interest in Viskase, certain long-term assets have been adjusted as a result of our required utilization of common control parties’ underlying basis in such assets. As of September 30, 2010, the net balances of such assets were as follows: $3 million for goodwill and $14 million for intangible assets.

Metals

Our Metals segment tests indefinite-lived intangible assets for impairment annually as of September 30 or more frequently if it believes indicators of impairment exist. Our Metals segment determines the fair value of its indefinite-lived intangible assets utilizing discounted cash flows. The resultant fair value is compared to its carrying value and an impairment loss is recorded if the carrying value exceeds its fair value.

Our Metals segment’s net sales for the first quarter of fiscal 2009 declined significantly as the demand and prices for scrap fell to extremely low levels due to historically low steel mill capacity utilization rates and declines in other sectors of the economy served by our Metals segment. Given the indication of a potential impairment, our Metals segment completed a valuation utilizing discounted cash flows based on current market conditions. This valuation resulted in an impairment loss for goodwill and other indefinite-lived intangible assets of $13 million which was recorded in the first quarter of fiscal 2009, eliminating all goodwill and indefinite-lived intangibles from our Metals segment’s balance sheet.

10. Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following (in millions of dollars):

	Useful Life	September 30, 2010	December 31, 2009
	(years)	(in millions)
Land		$370	$304
Buildings and improvements	4 – 40	715	700
Machinery, equipment and furniture	1 – 25	2,205	2,121
Assets leased to others		482	484
Construction in progress		354	229
		4,126	3,838
Less accumulated depreciation and amortization		(1,111)	(880)
Property, plant and equipment, net		$3,015	$2,958

Depreciation and amortization expense related to property, plant and equipment for the three and nine months ended September 30, 2010 was $89 million and $265 million, respectively. Depreciation and amortization expense related to property, plant and equipment for the three and nine months ended September 30, 2009 was $85 million and $253 million, respectively.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt

Debt consists of the following (in millions of dollars):

	September 30, 2010	December 31, 2009
8% senior unsecured notes due 2018 – Icahn Enterprises(1)	$1,135	$—
7.75% senior unsecured notes due 2016 – Icahn Enterprises(1)	841	—
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises(1)	556	556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises(1)	—	960
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises(1)	—	350
Debt Facilities – Automotive	2,737	2,672
Senior unsecured notes – Railcar	275	275
Senior secured notes and revolving credit facility – Food Packaging	215	174
Mortgages payable	111	114
Other	85	80
Total debt	$5,955	$5,181

(1)	Proceeds from the issuance of each of Icahn Enterprises’ notes were transferred to Icahn Enterprises Holdings under identical terms and conditions.

Senior Unsecured Notes — Icahn Enterprises

7.75% Senior Unsecured Notes Due 2016 and 8% Senior Unsecured Notes Due 2018

On January 15, 2010, Icahn Enterprises and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”) (collectively, the “Issuers”), issued $850,000,000 aggregate principal amount of 7.75% Senior Unsecured Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Unsecured Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value. The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximate $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes, as defined below, that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes are payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. As described below, the 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the issuance of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. On April 16, 2010, the Issuers, as co-registrants, and Icahn Enterprises Holdings, as guarantee registrant, filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the New Notes. Icahn Enterprises agreed pursuant to the registration rights agreement to file a registration statement (or the exchange offer registration statement on Form S-4) with the SEC no later than May 15, 2010 with respect to the exchange of the New Notes for exchange notes (or the Exchange Notes), to use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to August 13, 2010 and to thereafter commence the exchange offer to exchange the New Notes for Exchange Notes that have been registered under the Securities Act. The SEC declared the exchange offer Registration Statement on Form S-4 effective on June 21, 2010. Pursuant to the registration rights agreement, Icahn Enterprises subsequently commenced the exchange offer to exchange the unregistered New Notes for registered Exchange Notes and the exchange offer expired on July 21, 2010. The 2016 Notes in the aggregate principal amount of $848,555,000 and 2018 Notes in the aggregate principal amount of $1,150,000,000 were properly tendered in the exchange offer and accepted by Icahn Enterprises in exchange for registered Exchange Notes. The 2016 Notes in the principal amount of $1,445,000 were not tendered in the exchange offer and remain unregistered.

As discussed in Note 18, “Subsequent Events,” the Issuers issued an additional $500,000,000 aggregate principal amount of the existing New Notes.

Senior Unsecured 7.125% Notes Due 2013 — Icahn Enterprises

On February 7, 2005, Icahn Enterprises and Icahn Enterprises Finance co-issued $480 million aggregate principal amount of 7.125% senior unsecured notes due 2013 (the “2013 Notes”), priced at 100% of principal amount. The 2013 Notes were issued pursuant to an indenture dated February 7, 2005 among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2013 Notes Indenture”). Other than Icahn Enterprises Holdings, no other subsidiaries guaranteed payment on the notes.

On January 16, 2007, Icahn Enterprises issued an additional $500 million aggregate principal amount of 2013 Notes priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2013 Notes Indenture.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

The 2013 Notes had a fixed annual interest rate of 7.125%, which was paid every six months on February 15 and August 15, and was due to mature on February 15, 2013.

The 2013 Notes Indenture restricted the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens; and enter into transactions with affiliates.

Effective January 15, 2010, the 2013 Notes Indenture, among the issuers, the guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the issuers. The issuers deposited a total of $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. $939 million was deposited with the depository to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the issuers paid total consideration of $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The issuers also deposited $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

Senior Unsecured 8.125% Notes Due 2012 — Icahn Enterprises

On May 12, 2004, Icahn Enterprises and Icahn Enterprises Finance co-issued senior unsecured 8.125% notes due 2012 (the “2012 Notes”) in the aggregate principal amount of $353 million. The 2012 Notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “2012 Notes Indenture”). The 2012 Notes were priced at 99.266% of principal amount and had a fixed annual interest rate of 8.125%, which was paid every six months on June 1 and December 1. The 2012 Notes was due to mature on June 1, 2012. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the notes.

The 2012 Notes Indenture restricted Icahn Enterprises’ and Icahn Enterprises Holdings’ ability, subject to certain exceptions, to, among other, things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Effective January 15, 2010, the 2012 Notes Indenture, among the issuers, the guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the issuers. The issuers deposited a total of $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. $345 million was deposited with the depository to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the issuers paid total consideration of $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The issuers also deposited $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Senior Unsecured Variable Rate Convertible Notes Due 2013 — Icahn Enterprises

In April 2007, Icahn Enterprises issued an aggregate of $600 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act, and issued pursuant to an indenture dated as of April 5, 2007, by and

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, and Wilmington Trust Company, as trustee. Other than Icahn Enterprises Holdings, no other subsidiaries of Icahn Enterprises guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into Icahn Enterprises’ depositary units at a conversion price of $132.595 per depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per depositary unit per $1,000 principal amount. As of September 30, 2010, the interest rate was 4.0%. The interest on the variable rate notes is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to Icahn Enterprises’ depositary units before their maturity date.

In the event that Icahn Enterprises declares a cash dividend or similar cash distribution in any calendar quarter with respect to its depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends), the indenture governing the variable rate notes requires that Icahn Enterprises simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. Icahn Enterprises paid an aggregate cash distribution of approximately $3 million for each of the nine months ended September 30, 2010 and 2009, to holders of its variable rate notes in respect to its distribution payments to its depositary unitholders. Such amounts have been classified as interest expense.

Senior Unsecured Notes Restrictions and Covenants

The indenture governing the variable rate notes, and the indenture governing both the 2016 Notes and the 2018 Notes, restrict the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indentures also restrict the incurrence of debt or the issuance of disqualified stock, as defined in the applicable indenture, with certain exceptions. In addition, the indentures require that on each quarterly determination date Icahn Enterprises and the guarantor of the notes (currently only Icahn Enterprises Holdings) maintain certain minimum financial ratios, as defined therein. The indentures also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. Each of the 2013 Notes Indenture and the 2012 Notes Indenture contained similar restrictions and covenants prior to their termination on January 15, 2010.

As of September 30, 2010 and December 31, 2009, we were in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of September 30, 2010, based on covenants in the indenture governing the senior notes, we may incur approximately $1.1 billion in additional indebtedness.

Debt Facilities — Automotive

On December 27, 2007, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Debt Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Debt Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan.

The obligations under the revolving credit facility mature December 27, 2013 and bear interest in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. The tranche C term loans are subject to a pre-payment premium, should Federal-Mogul choose to prepay the

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

loans prior to December 27, 2011. All Debt Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul’s election.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Debt Facilities. Through use of these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

Federal-Mogul had $48 million and $50 million of letters of credit outstanding as of September 30, 2010 and December 31, 2009, respectively, all of which pertain to the term loan credit facility. As of September 30, 2010 and December 31, 2009, the borrowing availability under the revolving credit facility was $538 million and $470 million, respectively.

The obligations of Federal-Mogul under the Debt Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The Debt Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates and (v) dividends and other payments in respect of capital stock. At September 30, 2010 and December 31, 2009, Federal-Mogul was in compliance with all debt covenants under the Debt Facilities.

Senior Unsecured Notes — Railcar

In February 2007, ARI issued $275 million senior unsecured fixed rate notes (the “ARI Notes”) that were subsequently exchanged for registered notes in March 2007.

The ARI Notes bear a fixed interest rate of 7.5% and are due in 2014. Interest on the ARI Notes is payable semi-annually in arrears on March 1 and September 1. The indenture governing the ARI Notes (the “ARI Notes Indenture”) contains restrictive covenants that limit ARI’s ability to, among other things, incur additional debt, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. As of September 30, 2010, based on certain financial ratios, certain of these covenants, including ARI’s ability to incur additional debt, have become further restricted. ARI was in compliance with all of its covenants under the ARI Notes Indenture as of September 30, 2010.

Prior to March 1, 2011, ARI may redeem the ARI Notes in whole or in part at a redemption price equal to 100.0% of the principal amount, plus an applicable premium based upon a present value calculation using an applicable treasury rate plus 0.5%, plus accrued and unpaid interest. Commencing on March 1, 2011, the redemption price is set at 103.75% of the principal amount of the ARI Notes plus accrued and unpaid interest, and declines annually until it is reduced to 100.0% of the principal amount of the ARI Notes plus accrued and unpaid interest from and after March 1, 2013. The ARI Notes are due in full plus accrued unpaid interest on March 1, 2014.

Senior Secured Notes and Revolving Credit Facility — Food Packaging

In December 2009, Viskase issued $175 million of 9.875% Senior Secured Notes due 2018 (the “Viskase 9.875% Notes”). The Viskase 9.875% Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash on January 15 and July 15, commencing on July 15, 2010. The Viskase 9.875% Notes have a maturity date of January 15, 2018.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

On May 3, 2010, Viskase issued an additional $40 million aggregate principal amount of Viskase 9.875% Notes under the indenture governing the Viskase 9.875% Notes Indenture (the “Viskase 9.875% Notes Indenture”). The additional notes constitute the same series of securities as the initial Viskase 9.875% Notes. Holders of the initial and additional Viskase 9.875% Notes will vote together on all matters and the initial and additional Viskase 9.875% Notes will be equally and ratably secured by all collateral. The net proceeds from the issuance of additional notes will be used for general corporate purposes, including working capital, further plant expansion and possible acquisitions.

The notes and related guarantees by any of Viskase’s future domestic restricted subsidiaries are secured by substantially all of Viskase’s and such domestic restricted subsidiaries’ current and future tangible and intangible assets. The Viskase 9.875% Notes Indenture permits Viskase to incur other senior secured indebtedness and to grant liens on its assets under certain circumstances.

Prior to January 15, 2014, Viskase may redeem, at its option, up to 35% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture with the net proceeds of any equity offering at 109.875% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture dated December 21, 2009 remains outstanding immediately following the redemption.

In November 2007, Viskase entered into a $25 million secured revolving credit facility (the “Viskase Revolving Credit Facility”) with Arnos Corporation, an affiliate of Mr. Icahn. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012. Borrowings under the loan and security agreement governing the Viskase Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Viskase Revolving Credit Facility, the interest rate is LIBOR plus a margin of 2.00% currently (which margin will be subject to performance based increases up to 2.50%); provided that the minimum interest rate shall be at least equal to 3.00%. The Viskase Revolving Credit facility also provides for an unused line fee of 0.375% per annum. There were no borrowings under the Viskase Revolving Credit Facility at September 30, 2010 and December 31, 2009.

Indebtedness under the Viskase Revolving Credit Facility is secured by liens on substantially all of Viskase’s domestic and Mexican assets, with liens on certain assets that are contractually senior to the Viskase 9.875% Notes and the related guarantees pursuant to an intercreditor agreement and the Viskase 9.875% Notes.

The Viskase Revolving Credit Facility contains various covenants which restrict Viskase’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Viskase Revolving Credit Facility also requires that Viskase complies with various financial covenants. Viskase is in compliance with these requirements as of September 30, 2010 and December 31, 2009.

In its foreign operations, Viskase has unsecured lines of credit with various banks providing approximately $6 million of availability. Borrowings under the lines of credit were less than $1 million at September 30, 2010.

Letters of credit in the amount of $2 million were outstanding under facilities with a commercial bank, and were cash collateralized at September 30, 2010.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

11. Debt  – (continued)

Mortgages Payable — Real Estate

Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between June 30, 2011 and October 31, 2028.

Secured Revolving Credit Agreement — Home Fashion

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, which matures on June 15, 2011, borrowings are subject to a monthly borrowing base calculation and include a $75 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of September 30, 2010, there were no borrowings under the agreement, but there were outstanding letters of credit of $10 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $63 million at September 30, 2010.

Sale of Previously Purchased Subsidiary Debt

During the nine months ended September 30, 2010, we received proceeds of $65 million from the sale of previously purchased debt of entities included in our consolidated financial statements in the principal amount of $77 million.

Debt Extinguishment — 2012 Notes and 2013 Notes

In connection with the debt extinguishment related to our 2012 Notes and 2013 Notes as discussed above, we recorded a $39 million loss for the nine months ended September 30, 2010.

12. Compensation Arrangements

The following are stock-based compensation arrangements of our Investment Management and Automotive segments that we deem are material to our consolidated financial statements:

Investment Management

Effective January 1, 2008, the General Partners amended employment agreements with certain of their employees whereby such employees have been granted rights to participate in a portion of the special profits interest allocations (in certain cases, whether or not such special profits interest is earned by the General Partners) and incentive allocations earned by the General Partners, typically net of certain expenses and generally subject to various vesting provisions. The vesting period of these rights is generally between two and seven years, and such rights expire at the end of the contractual term of each respective employment agreement. The unvested amounts and vested amounts that have not been withdrawn by the employee generally remain invested in the Investment Funds and earn the rate of return of these funds, before the effects of any special profits interest allocations or incentive allocations, which are waived on such amounts. Accordingly, these rights are accounted for as liabilities and are remeasured at fair value each reporting period until settlement.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

12. Compensation Arrangements  – (continued)

The General Partners recorded compensation expense of $2.6 million and $2.9 million for the three and nine months ended September 30, 2010, respectively. This compares to $2 million and $12 million for the three and nine months ended September 30, 2009, respectively. Compensation expense is included in selling, general and administrative expenses within our consolidated statements of operations. Compensation expense arising from grants in special profits interest allocations and incentive allocations are recognized in our consolidated financial statements over the vesting period. Accordingly, unvested balances of special profits interest allocations and incentive allocations allocated to certain employees are not reflected in our consolidated financial statements. Unvested amounts not yet recognized as compensation expense within our consolidated statements of operations were $5 million as of September 30, 2010. That cost is expected to be recognized over a weighted average of 2.6 years as of September 30, 2010. Cash paid to settle rights that had been withdrawn for the nine months ended September 30, 2010 was $10 million. Cash paid to settle rights that had been withdrawn for the nine months ended September 30, 2009 was $7 million.

Automotive

Stock-Based Compensation

On March 23, 2010, Federal-Mogul entered into the Second Amended and Restated Employment Agreement, which extended Mr. Alapont’s employment with Federal-Mogul for three years. Also on March 23, 2010, Federal-Mogul amended and restated the Stock Option Agreement by and between Federal-Mogul and Mr. Alapont dated as of February 15, 2008 (the “Restated Stock Option Agreement”). The Restated Stock Option Agreement removed Mr. Alapont’s put option to sell stock received from a stock option exercise to Federal-Mogul for cash. The Restated Stock Option Agreement provides for payout of any exercise of Mr. Alapont’s stock options in stock or, at the election of Federal-Mogul, in cash. The awards were previously accounted for as liability awards based on the optional cash exercise feature; however, the accounting impact associated with this modification is that the stock options are now considered an equity award as of March 23, 2010.

Federal-Mogul revalued the stock options granted to Mr. Alapont at March 23, 2010, resulting in a revised fair value of $27 million. This amount was reclassified from accounts payable, accrued expenses and other liabilities to partners’ equity due to their equity award status. As these stock options are fully vested, no further expense related to these stock options will be recognized.

Federal-Mogul revalued the deferred compensation agreement, which was also amended and restated on March 23, 2010, at September 30, 2010, resulting in a revised fair value of $7 million. Since this agreement provides for net cash settlement at the option of Mr. Alapont, it continues to be treated as a liability award as of September 30, 2010 and through its eventual payout. During the three months ended September 30, 2010, approximately $0.5 million in accrual was reversed associated with Mr. Alapont’s deferred compensation agreement. During the three months ended September 30, 2009, Federal-Mogul recognized $6 million in expense associated with Mr. Alapont’s deferred compensation agreement. During the nine months ended September 30, 2010 and 2009, Federal-Mogul recognized $7 million and $13 million, respectively, in expense associated with Mr. Alapont’s stock options and deferred compensation agreement.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

12. Compensation Arrangements  – (continued)

Key assumptions and related option-pricing models used by Federal-Mogul are summarized in the following table:

	March 23, 2010	September 30, 2010
	Stock Options	Deferred Compensation
Valuation Model	Black-Scholes	Monte Carlo
Expected volatility	58%	62%
Expected dividend yield	0%	0%
Risk-free rate over the estimated expected life	1.18%	0.46%
Expected life (in years)	2.38	2.13

Expected volatility is based on the average of five-year historical volatility and implied volatility for a group of comparable auto industry companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected lives. Expected dividend yield is zero as Federal-Mogul has not paid dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected lives are equal to one-half of the time to the end of the term.

13. Pensions, Other Post-employment Benefits and Employee Benefit Plans

Federal-Mogul, ARI and Viskase each sponsors several defined benefit pension plans (“Pension Benefits”) (and, in the case of Viskase, such pension plans include defined contribution plans). Additionally, Federal-Mogul, ARI and Viskase each sponsors postemployment health care and life insurance benefits (“Other Postemployment Benefits”) for certain employees and retirees around the world.

On March 23, 2010, the Patient Protection and Affordable Care Act was enacted and, on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also enacted. We will continue to assess the accounting implications of these acts. See Note 15, “Income Taxes,” for further discussion on the impact of these acts.

On May 6, 2010, Federal-Mogul approved an amendment to its U.S. Welfare Benefit Plan which eliminated Other Postemployment Benefits for certain salaried and non-union hourly employees and retirees effective July 1, 2010. This amendment reduced Federal-Mogul’s accumulated postemployment benefit obligation (“APBO”) by $135 million, of which $131 million is being amortized over the average remaining service lives of active participants of approximately nine years. The remaining $4 million resulted in a curtailment gain, which was recognized in our consolidated statements of operations during the second quarter of fiscal 2010.

On July 23, 2010, as a result of the union negotiations with one of the Federal-Mogul’s U.S. manufacturing locations, Other Postemployment Benefits were eliminated for that location’s hourly union employees effective August 2, 2010. The reduction to the remaining active future service life of the active service participants of the U.S. Welfare Benefit Plan caused by this benefit elimination was significant enough to trigger a curtailment gain. The curtailment gain was calculated by applying the percentage reduction of the remaining active future service life to the prior service credits contained within accumulated other comprehensive loss at the time of this benefit elimination. Federal-Mogul recognized a $24 million curtailment gain in the consolidated statements of operations during the third quarter of fiscal 2010.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

13. Pensions, Other Post-employment Benefits and Employee Benefit Plans  – (continued)

On June 25, 2010, the U.S. Government passed a pension funding relief bill in which Federal-Mogul elected to participate. This election will reduce Federal-Mogul’s fiscal 2010 pension contribution by $25 million, $15 million of which was realized in the third quarter of fiscal 2010, with the remaining $10 million to be realized in the fourth quarter of fiscal 2010.

The following table presents the consolidated components of net periodic benefit (credit) cost for the three and nine months ended September 30, 2010 and 2009 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Expected return on plan assets	$(15)	$(14)	$(45)	$(39)
Service costs for benefits earned	7	9	22	26
Interest cost on benefit obligation	26	31	80	90
Net actuarial loss/prior service credit amortization	3	7	13	23
Curtailment gain	(24)	—	(28)	—
Net periodic benefit (credit) cost	$(3)	$33	$42	$100

14. Segment Reporting

As of September 30, 2010, our seven reportable segments are: (1) Investment Management; (2) Automotive; (3) Railcar; (4) Food Packaging; (5) Metals; (6) Real Estate and (7) Home Fashion. Our Investment Management segment provides investment advisory and certain administrative and back office services to the Private Funds, but does not provide such services to any other entities, individuals or accounts. Our Automotive segment consists of Federal-Mogul. Our Railcar segment consists of ARI. Our Food Packaging segment consists of Viskase. Our Metals segment consists of PSC Metals. Our Real Estate segment consists of rental real estate, property development and the operation of resort properties. Our Home Fashion segment consists of WPI. In addition to our seven reportable segments, we present the results of Icahn Enterprises Holdings, and investment activity and expenses associated herewith.

We assess and measure segment operating results based on net income from continuing operations as disclosed below. Certain terms of financings for our Automotive, Railcar, Food Packaging, Home Fashion and Real Estate segments impose restrictions on the segments’ ability to transfer funds to us, including restrictions on dividends, distributions, loans and other transactions.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

	Three Months Ended September 30, 2010
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$1,544	$64	$79	$169	$11	$116	$—	$1,983
Net gain (loss) from investment activities	799	—	—	—	—	—	—	(6)	793
Interest and dividend income	29	1	1	—	—	1	—	1	33
Other income (expense), net	—	7	(2)	1	—	11	(1)	—	16
	828	1,552	63	80	169	23	115	(5)	2,825
Expenses:
Cost of goods sold	—	1,306	62	59	166	2	110	—	1,705
Selling, general and administrative	30	152	6	12	5	17	19	5	246
Restructuring and impairment	—	—	—	—	—	—	6	—	6
Interest expense	1	36	5	5	—	2	—	47	96
	31	1,494	73	76	171	21	135	52	2,053
Income (loss) from continuing operations before income tax (expense) benefit	797	58	(10)	4	(2)	2	(20)	(57)	772
Income tax (expense) benefit	(2)	(7)	4	(2)	1	—	—	(1)	(7)
Net (loss) income from continuing operations	795	51	(6)	2	(1)	2	(20)	(58)	765
Less: net (income) loss attributable to non-controlling interests from continuing operations	(463)	(13)	3	—	—	—	6	—	(467)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$332	$38	$(3)	$2	$(1)	$2	$(14)	$(58)	$298

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

	Three Months Ended September 30, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$1,380	$78	$77	$132	$13	$94	$—	$1,774
Net gain from investment activities	448	—	—	—	—	—	—	4	452
Interest and dividend income	74	2	2	—	—	2	—	3	83
Other income, net	—	15	1	3	—	11	4	—	34
	522	1,397	81	80	132	26	98	7	2,343
Expenses:
Cost of goods sold	—	1,168	69	56	126	4	86	—	1,509
Selling, general and administrative	32	184	6	10	5	15	18	3	273
Restructuring and impairment	—	—	—	—	—	1	9	—	10
Interest expense	2	34	6	4	—	2	—	33	81
	34	1,386	81	70	131	22	113	36	1,873
Income (loss) from continuing operations before income tax benefit (expense)	488	11	—	10	1	4	(15)	(29)	470
Income tax benefit (expense)	—	5	1	(2)	1	—	(1)	—	4
Net income (loss) from continuing operations	488	16	1	8	2	4	(16)	(29)	474
Less: net (income) loss attributable to non-controlling interests from continuing operations	(350)	(8)	—	(3)	—	—	6	—	(355)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$138	$8	$1	$5	$2	$4	$(10)	$(29)	$119

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

	Nine Months Ended September 30, 2010
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$4,631	$178	$240	$550	$30	$306	$—	$5,935
Net gain (loss) from investment activities	546	—	—	—	—	—	—	(6)	540
Interest and dividend income	142	4	3	—	—	3	—	3	155
Loss on extinguishment of debt	—	—	—	—	—	—	—	(39)	(39)
Other income (expense), net	—	9	(6)	—	—	36	2	—	41
	688	4,644	175	240	550	69	308	(42)	6,632
Expenses:
Cost of goods sold	—	3,865	172	177	529	6	282	—	5,031
Selling, general and administrative	64	525	18	34	15	50	55	15	776
Restructuring and impairment	—	14	—	—	—	—	12	—	26
Interest expense	2	107	16	15	—	6	1	137	284
	66	4,511	206	226	544	62	350	152	6,117
Income (loss) from continuing operations before income tax (expense) benefit	622	133	(31)	14	6	7	(42)	(194)	515
Income tax (expense) benefit	(2)	(18)	12	(3)	(2)	—	—	(6)	(19)
Net income (loss) from continuing operations	620	115	(19)	11	4	7	(42)	(200)	496
Less: net (income) loss attributable to non-controlling interests from continuing operations	(363)	(32)	9	(3)	—	—	13	—	(376)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$257	$83	$(10)	$8	$4	$7	$(29)	$(200)	$120

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

	Nine Months Ended September 30, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated Results
Revenues:
Net sales	$—	$3,922	$345	$222	$272	$33	$264	$—	$5,058
Net gain from investment activities	1,391	—	—	—	—	—	—	—	1,391
Interest and dividend income	184	5	5	—	—	5	—	6	205
Other income (expense), net	—	49	(2)	1	1	33	6	—	88
	1,575	3,976	348	223	273	71	270	6	6,742
Expenses:
Cost of goods sold	—	3,355	307	163	289	12	242	—	4,368
Selling, general and administrative	101	566	19	30	13	45	54	10	838
Restructuring and impairment	—	40	—	—	13	2	21	—	76
Interest expense	3	100	16	11	—	6	1	97	234
	104	4,061	342	204	315	65	318	107	5,516
Income (loss) from continuing operations before income tax (expense) benefit	1,471	(85)	6	19	(42)	6	(48)	(101)	1,226
Income tax (expense) benefit	(2)	11	(1)	(4)	17	—	(1)	—	20
Net income (loss) from continuing operations	1,469	(74)	5	15	(25)	6	(49)	(101)	1,246
Less: net (income) loss attributable to non-controlling interests from continuing operations	(1,010)	12	(2)	(5)	—	—	17	—	(988)
Net income (loss) attributable to Icahn Enterprises Holdings from continuing operations	$459	$(62)	$3	$10	$(25)	$6	$(32)	$(101)	$258

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

Condensed balance sheets by reportable segment as of September 30, 2010 and December 31, 2009 are presented below (in millions of dollars).

	September 30, 2010
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated
ASSETS
Cash and cash equivalents	$7	$1,054	$311	$85	$22	$75	$23	$684	$2,261
Cash held at consolidated affiliated partnerships and restricted cash	1,801	—	—	2	4	5	—	131	1,943
Investments	6,578	223	49	—	3	—	13	16	6,882
Accounts receivable, net	—	1,140	25	53	71	9	86	—	1,384
Inventories, net	—	857	58	50	70	—	140	—	1,175
Property, plant and equipment, net	—	1,782	186	102	104	708	130	3	3,015
Goodwill and intangible assets, net	—	1,937	7	17	6	99	8	—	2,074
Other assets	79	334	14	27	35	14	30	65	598
Total assets	$8,465	$7,327	$650	$336	$315	$910	$430	$899	$19,332
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$303	$1,938	$54	$60	$57	$33	$60	$181	$2,686
Securities sold, not yet purchased, at fair value	887	—	—	—	—	—	—	—	887
Due to brokers	803	—	—	—	—	—	—	—	803
Post-employment benefit liability	—	1,177	6	43	2	—	—	—	1,228
Debt	—	2,817	275	217	2	112	—	2,532	5,955
Total liabilities	1,993	5,932	335	320	61	145	60	2,713	11,559
Equity attributable to Icahn Enterprises Holdings	2,481	1,001	171	9	254	765	326	(1,838)	3,169
Equity attributable to non-controlling interests	3,991	394	144	7	—	—	44	24	4,604
Total equity	6,472	1,395	315	16	254	765	370	(1,814)	7,773
Total liabilities and equity	$8,465	$7,327	$650	$336	$315	$910	$430	$899	$19,332

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

14. Segment Reporting  – (continued)

	December 31, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Icahn Enterprises Holdings	Consolidated
ASSETS
Cash and cash equivalents	$12	$1,034	$347	$39	$13	$137	$81	$593	$2,256
Cash held at consolidated affiliated partnerships and restricted cash	3,306	—	—	2	7	4	—	17	3,336
Investments	5,091	238	45	—	3	—	12	16	5,405
Accounts receivable, net	—	950	13	47	49	6	74	—	1,139
Inventories, net	—	823	40	52	62	—	114	—	1,091
Property, plant and equipment, net	—	1,834	199	105	107	570	140	3	2,958
Goodwill and intangible assets, net	—	1,942	7	19	7	107	8	—	2,090
Other assets	95	306	12	29	51	13	36	83	625
Total assets	$8,504	$7,127	$663	$293	$299	$837	$465	$712	$18,900
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$420	$1,812	$47	$62	$49	$30	$53	$148	$2,621
Securities sold, not yet purchased, at fair value	2,035	—	—	—	—	—	—	—	2,035
Due to brokers	376	—	—	—	—	—	—	—	376
Post-employment benefit liability	—	1,359	6	46	2	—	—	—	1,413
Debt	—	2,747	275	176	2	115	—	1,866	5,181
Total liabilities	2,831	5,918	328	284	53	145	53	2,014	11,626
Equity attributable to Icahn Enterprises Holdings	1,954	885	181	5	246	692	352	(1,326)	2,989
Equity attributable to non-controlling interests	3,719	324	154	4	—	—	60	24	4,285
Total equity	5,673	1,209	335	9	246	692	412	(1,302)	7,274
Total liabilities and equity	$8,504	$7,127	$663	$293	$299	$837	$465	$712	$18,900

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

15. Income Taxes

We recorded an income tax expense of $7 million and income tax benefit of $4 million on pre-tax income of $772 million and $470 million, respectively, for the three months ended September 30, 2010 and 2009. We recorded an income tax expense of $19 million and income tax benefit of $20 million on pre-tax income of $515 million and $1,226 million, respectively, for the nine months ended September 30, 2010 and 2009. Our effective income tax rate was 0.9% and (0.9)% for the three months ended September 30, 2010 and 2009, respectively, and 3.7% and (1.6)% for the nine months ended September 30, 2010 and 2009, respectively. The difference between the effective tax rate and the statutory federal rate of 35% is due principally to income or losses from partnership entities in which taxes are the responsibility of the partners, as well as changes in valuation allowances.

It is reasonably possible that unrecognized tax benefits for our Automotive segment in multiple jurisdictions, which primarily relate to transfer pricing, corporate reorganization and various other matters, may decrease by approximately $300 million in the next 12 months due to audit settlements or statute expirations, of which approximately $30 million, if recognized, could impact the effective tax rate.

On March 23, 2010, the Patient Protection and Affordable Care Act was enacted and, on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also enacted. The acts will reduce the tax deduction available to Federal-Mogul to the extent of receipt of Medicare Part D subsidy. Although this legislation does not take effect until 2012, Federal-Mogul is required to recognize the impact in its financial statements in the period in which it is signed. Due to the full valuation allowance recorded against deferred tax assets in the United States, this legislation will not impact Federal-Mogul’s 2010 effective tax rate. We do not believe that the provisions of these laws will have a material effect on our other segments.

16. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in millions):

	September 30, 2010	December 31, 2009
Post-employment benefits, net of tax	$(231)	$(347)
Hedge instruments, net of tax	(97)	(68)
Translation adjustments and other, net of tax	(229)	(242)
	$(557)	$(657)

For the three and nine months ended September 30, 2010, total comprehensive income was $882 million and $596 million, respectively, and for the three and nine months ended September 30, 2009, $530 million and $1,388 million, respectively.

17. Commitments and Contingencies

Federal-Mogul

Environmental Matters

Federal-Mogul is a defendant in lawsuits filed, or the recipient of administrative orders issued or demand letters received, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental remedial laws. These laws provide that responsible parties may be liable to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of property they currently own or operate, or by others to whom they sent such substances for treatment or other disposition at third party locations. Federal-Mogul has been notified by the United States Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

17. Commitments and Contingencies  – (continued)

remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation often results in the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the potential joint and several liability which might be imposed on Federal-Mogul under CERCLA and some of the other laws pertaining to these sites, its share of the total waste sent to these sites has generally been small. Federal-Mogul believes its exposure for liability at these sites is limited.

Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments and/or federal or state environmental laws. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Total environmental liabilities, determined on an undiscounted basis, were $20 million and $22 million at September 30, 2010 and December 31, 2009, respectively, and are included in accrued expenses and other liabilities in our consolidated balance sheets.

Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by Federal-Mogul, our Automotive segment’s results of operations could be materially affected. At September 30, 2010, Federal-Mogul estimates reasonably possible material additional losses, above and beyond its best estimate of required remediation costs as recorded, approximate $44 million.

Asset Retirement Obligations

Federal-Mogul records ARO in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations. Federal-Mogul’s primary ARO activities relate to the removal of hazardous building materials at its facilities. Federal-Mogul records an ARO at fair value upon initial recognition when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. ARO fair values are determined based on Federal-Mogul’s determination of what a third party would charge to perform the remediation activities, generally using a present value technique. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $27 million and $30 million as of September 30, 2010 and December 31, 2009, respectively, for ARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of these ARO amounts.

For those sites that Federal-Mogul identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, it will review these sites for both ARO and impairment issues.

Federal-Mogul has conditional asset retirement obligations (“CARO”), primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because it does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

17. Commitments and Contingencies  – (continued)

WPI Litigation

On March 26, 2010, the United States Court of Appeals for the Second Circuit (the “Second Circuit”) issued an Opinion in our favor, holding that we (through Aretex LLC) are entitled to own a majority of the common stock in, and thus have control of WPI.

We had acquired ownership of a majority of the common stock in WPI through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, WPI acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced our ownership of WPI stock below 50%. In its March 26, 2010 decision, the Second Circuit held that we are entitled to own a majority of the common stock of WPI, and thus have control of WPI. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that our percentage ownership of the common stock of WPI will be at least 50.5%. The Second Circuit modified the distribution of certain Subscription Rights in WPI. The manner in which those Subscription Rights are distributed, and whether or not they are exercised, could modify our percentage ownership of WPI’s common stock, so that our percentage could range from 50.5% to 79%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling, and the District Court has done so. On further proceedings, the Bankruptcy Court is required to enter an Order implementing the Second Circuit’s decision.

A related proceeding in Delaware Chancery Court was brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. After the Second Circuit’s decision, plaintiffs amended their complaint. On November 3, 2010, the Chancery Court dismissed the complaint in its entirety. Plaintiffs have a right to appeal the decision.

National Energy Group, Inc.

National Energy Group, Inc. (“NEGI”) was a defendant, together with Icahn Enterprises and various individuals, including one of the current directors of Icahn Enterprises GP, as additional defendants, in a purported stockholder derivative and class action lawsuit alleging that among other things, certain of NEGI’s current and former officers and directors breached their fiduciary duties to NEGI and its stockholders in connection with NEGI’s sale of its 50% interest in an oil and gas holding company. Following such disposition, NEGI had no business and its principal assets consisted of cash and short-term investments which currently aggregate approximately $48 million. In March, 2008, NEGI dissolved and filed a Form 15 with the SEC deregistering its securities with the SEC under the Exchange Act. As a result, NEGI’s status as a public company has been suspended.

The lawsuit was settled and the settlement received court approval. No appeal was filed and defendant Icahn Enterprises paid $9.15 million on August 25, 2010 into an escrow account designated by plaintiff and such funds, after the withdrawal of plaintiff’s counsel’s awarded attorneys’ fee and plaintiff’s awarded fee, were distributed to the class of NEGI stockholders represented by plaintiff. In addition, all claims against all defendants were dismissed.

PSC Metals

Environmental Matters

PSC Metals has been designated as a PRP under U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question. Most recently, PSC Metals has been named as a defendant in an environmental

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

17. Commitments and Contingencies  – (continued)

civil action brought by the USEPA, alleging that PSC Metals and one of its subsidiaries, along with several other unrelated defendants, are liable for the recovery of response costs incurred by the USEPA at a superfund site in New York. Management believes that PSC Metals and its subsidiary have valid defenses to all claims.

PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy in all pending cases. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at each of September 30, 2010 and December 31, 2009. If it is determined that PSC Metals has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.

Certain of PSC Metals’ facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals’ operations. PSC Metals has established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management’s judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $27 million as of each of September 30, 2010 and December 31, 2009. Management believes, based on past experience, that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.

Estimates of PSC Metals’ liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a PRP at additional sites. The impact of such future events cannot be estimated at the current time.

ARI

Environmental Matters

ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment. These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI’s actions that were in compliance with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations. ARI’s operations that involve hazardous materials also raise potential risks of liability under common law. ARI management believes that there are no current environmental issues identified that would have a material adverse affect on ARI. ARI is involved in investigation and remediation activities at a property that it now owns to address historical contamination and potential contamination by third parties. ARI is also involved with a state agency in the cleanup of this site under these laws. These investigations are in process but it is too early to be able to make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation. Substantially all of the issues identified relate to the use of this property prior to its transfer to ARI in 1994 by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI. ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues. However, if ACF fails to honor its obligations to ARI, ARI would be responsible for the cost

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

17. Commitments and Contingencies  – (continued)

of such remediation. ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.

Other

ARI was named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc. The lawsuit was filed on August 17, 2007, in the Circuit Court of Greene County, Arkansas Civil Division. The court reached a verdict in favor of ARI on May 24, 2010. The plaintiff did not appeal the decision.

One of ARI’s joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lender parties thereto, with each party acquiring a 50.0% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50.0% of the loan commitments. The balance outstanding on these loans, due to ARI, was $35 million of principal and accrued interest as of September 30, 2010. ARI’s share of the remaining commitment on these loans was $3 million as of September 30, 2010.

Investment Management

In connection with Blockbuster Inc. (“Blockbuster”) filing for Chapter 11 bankruptcy protection in September 2010, a U.S. bankruptcy court authorized the release of $125 million in debtor-in-possession (“DIP”) financing to Blockbuster. The Private Funds, along with an affiliate, are lenders under the DIP financing and, in the aggregate, held approximately 36.3% of the loan facility as of September 30, 2010. At September 30, 2010, the Private Funds, along with their affiliate, had funded $7 million of the DIP Loan Facility and $38 million was unfunded.

In connection with Tropicana’s completion of the Restructuring Transactions (see Note 5, “Investments and Related Matters”), Tropicana entered into the Exit Facility which consists of a (i) $130 million Term Loan Facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date, and (ii) $20 million Revolving Facility. Each of the Investment Funds is a lender under the Exit Facility and, in the aggregate, hold over 50% of the loans under the Term Loan Facility and are obligated to provide 100% of any amounts borrowed by Tropicana under the Revolving Facility. As of September 30, 2010, Tropicana has not borrowed any amounts under the Revolving Facility.

During the third quarter of fiscal 2010, based on values at September 30, 2010, the Private Funds have received redemption notices of approximately 4.7% of AUM payable as of December 31, 2010.

18. Subsequent Events

Investment Management

Lions Gate

On October 28, 2010, Lions Gate filed a lawsuit in the United States District Court for the Southern District of New York against Carl Icahn, Brett Icahn, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., Icahn Enterprises G.P, certain of our Investment Management entities (collectively, the “Icahn Group”) and others alleging violations of the Securities Exchange Act of 1934 and state tort law in connection with certain disclosures made during tender offers by the Icahn Group to acquire Lions Gates stock relating to the Icahn Group’s acquisition of the debt of Metro-Goldwyn-Meyer, Inc. Lions Gate is seeking preliminary and permanent injunctive relief and unspecified money damages. Management believes that Lions Gate’s lawsuit is without merit and will vigorously defend against all claims.

ICAHN ENTERPRISES HOLDINGS L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2010

18. Subsequent Events  – (continued)

Tropicana

On November 15, 2010, the Private Funds purchased an additional 668,000 Tropicana Shares. As a result of this purchase, the Private Funds hold, in the aggregate, 13,538,446 Tropicana Shares, representing approximately 51.5% of the outstanding Tropicana Shares. Prior to this acquisition, the Private Funds held a 98.9% equity interest in Tropicana. We will consolidate Tropicana’s financial results effective November 15, 2010.

Senior Notes Offering

On November 12, 2010, the Issuers issued an additional $200,000,000 aggregate principal amount of the 2016 Notes (the “Additional 2016 Notes”) and $300,000,000 aggregate principal amount of the 2018 Notes (the “Additional 2018 Notes” and, together with the Additional 2016 Notes, referred to as the “Additional Notes”), pursuant to the purchase agreement, dated November 8, 2010 (the “Additional Notes Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. The Additional Notes will constitute the same series of securities as the existing New Notes and will vote together on all matters with such series. The Additional Notes will have substantially identical terms as the existing New Notes, except that the Additional Notes will be subject to transfer restrictions until they are registered with the SEC as discussed below.

The gross proceeds from the sale of the Additional Notes were approximately $512 million and will be used for general corporate purposes.

The Additional Notes Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The Additional Notes were issued under and are governed by the Indenture governing the existing New Notes.

In connection with the issuance of the Additional Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated November 12, 2010 (the “Additional Notes Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Additional Notes Registration Rights Agreement, the Issuers, as co-registrants, and Icahn Enterprises Holdings, as guarantee registrant, agreed to file a registration statement (or the exchange offer registration statement on Form S-4) with the SEC no later than 120 calendar days after the closing of the offering of the Additional Notes with respect to the exchange of the Additional Notes for exchange notes (the “Additional Exchange Notes”), to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 210 calendar days after the closing of the offering and to thereafter commence the exchange offer to exchange the Additional Notes for Additional Exchange Notes that have been registered under the Securities Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises Holdings L.P.

We have reviewed the accompanying consolidated balance sheet of Icahn Enterprises Holdings L.P. and Subsidiaries (the “Partnership”) (a Delaware limited partnership) as of September 30, 2010, the related consolidated statements of operations for the three-month and nine-month periods ended September 30, 2010 and 2009, the consolidated cash flows for the nine-month periods ended September 30, 2010 and 2009, and the consolidated statement of changes in equity and comprehensive income for the nine-month period ended September 30, 2010. These consolidated interim financial statements are the responsibility of the Partnership’s management.

We were furnished with the report of other accountants on their reviews of the consolidated interim financial statements of Federal-Mogul Corporation, a subsidiary, whose total assets as of September 30, 2010 was $7.3 billion, and whose revenues for the three-month and nine-month periods ended September 30, 2010, constituted $1.6 billion and $4.6 billion, respectively, and revenues for the three-month and nine-month periods ended September 30, 2009, constituted $1.4 billion and $4.0 billion, respectively, of the related consolidated totals.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews and the report of other accountants, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Partnership as of December 31, 2009, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for the year then ended (not presented herein); and in our report dated June 9, 2010 included in the Partnership’s Form S-4/A filed on June 9, 2010, we expressed an unqualified opinion on those consolidated financial statements. Our report made reference to the report of other auditors as it relates to amounts included for Federal-Mogul Corporation. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Grant Thornton, LLP

New York, New York
November 15, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Federal-Mogul Corporation

We have reviewed the consolidated balance sheet of Federal-Mogul Corporation as of September 30, 2010, the consolidated statements of operations for the three and nine month periods ended September 30, 2010 and 2009 and the consolidated statements of cash flows for the nine month periods ended September 30, 2010 and 2009, included in its Form 10-Q for the quarter ended September 30, 2010 (not presented herein). These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Federal-Mogul Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2009 (not presented herein) and in our report dated February 23, 2010, we expressed an unqualified opinion on those consolidated financial statements and included explanatory paragraphs for the application of Accounting Standards Codification Topic 852, Reorganizations, and changes in method of accounting for non-controlling interests in 2009 and tax uncertainties in 2007.

/s/ Ernst & Young LLP

Detroit, Michigan
October 28, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Icahn Enterprises G.P. Inc.

We have audited the accompanying consolidated balance sheet of Icahn Enterprises G.P. Inc. and Subsidiaries (the “Company”) as of December 31, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We did not audit the balance sheet of Federal-Mogul Corporation, a subsidiary, whose total assets as of December 31, 2009, constituted $7.1 billion of the related consolidated assets. This balance sheet was audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Icahn Enterprises G.P. Inc. and Subsidiaries as of December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the balance sheet has been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests.

/s/ Grant Thornton LLP

New York, New York
June 9, 2010 (except for Note 17, as to which the date is December 3, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Federal-Mogul Corporation

We have audited the consolidated balance sheets of Federal-Mogul Corporation (the Company) as of December 31, 2009 and 2008 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008 (Successor), and 2007 (Predecessor) (not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on November 8, 2007, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on December 27, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (formally AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code), for the Successor as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3.

As discussed in Note 1 to the consolidated financial statements, in 2009 the Successor changed its method of accounting for and presentation of consolidated net income (loss) attributable to the parent and non-controlling interest.

As discussed in Note 16 to the consolidated financial statements, in 2007 the Predecessor changed its method of accounting for tax uncertainties.

/s/ Ernst & Young LLP

Detroit, Michigan
February 23, 2010

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
December 31, 2009

(In Millions, Except Share Amounts)
ASSETS
Cash and cash equivalents	$2,258
Cash held at consolidated affiliated partnerships and restricted cash	3,336
Investments	5,405
Accounts receivable, net	1,139
Due from brokers	56
Inventories, net	1,091
Property, plant and equipment, net	2,958
Goodwill	1,083
Intangible assets, net	1,007
Other assets	555
Total Assets	$18,888
LIABILITIES AND EQUITY
Accounts payable	$628
Accrued expenses and other liabilities	1,993
Securities sold, not yet purchased, at fair value	2,035
Due to brokers	376
Postemployment benefit liability	1,413
Debt	5,186
Preferred limited partner units	136
Total liabilities	11,767
Commitments and contingencies (Note 16)
Stockholder’s Equity (Deficit):
Common Stock – $1 par value, 1,216 shares authorized, 216 shares outstanding	—
Additional paid-in-capital	52
Note receivable from affiliate	(10)
Accumulated deficit	64
Accumulated other comprehensive loss	(86)
Total Stockholder’s Deficit	20
Equity attributable to non-controlling interests	7,101
Total equity	7,121
Total Liabilities and Equity	$18,888

See accompanying notes to the consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

1. Description of Business and Basis of Presentation

General

Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP” or “the Company”) is the sole general partner of Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises owns a 99% limited partner interest in Icahn Enterprises Holdings. Icahn Enterprises GP owns a 1% general partner interest in each of Icahn Enterprises and Icahn Enterprises Holdings, representing an aggregate 1.99% general partner interest. Icahn Enterprises GP is a wholly owned subsidiary of Becton Corporation (“Becton”) which is 100% owned by Carl C. Icahn. Affiliates of Mr. Icahn also own, indirectly, approximately 92.0% of the limited partner interests of Icahn Enterprises, a New York Stock Exchange listed master limited partnership.

As of December 31, 2009, Icahn Enterprises is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Automotive, Metals, Real Estate and Home Fashion. As discussed below, as a result of our acquisition of controlling interests in American Railcar Industries, Inc. (“ARI”) and Viskase Companies, Inc. (“Viskase”), our consolidated financial statements now include the results of ARI and Viskase for all periods presented in these financial statements and related notes. ARI and Viskase represent our Railcar and Food Packaging segments, respectively. Icahn Enterprises also reports the results of the Holding Company, which includes the unconsolidated results of Icahn Enterprises and Icahn Enterprises Holdings, and investment activity and expenses associated with the Holding Company. Further information regarding the continuing reportable segments is contained in Note 3, “Operating Units.”

Icahn Enterprises conducts and plans to continue to conduct its activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940 (the “’40 Act”). Therefore, no more than 40% of its total assets will be invested in investment securities, as such term is defined in the ’40 Act. In addition, Icahn Enterprises does not invest or intend to invest in securities as its primary business. Icahn Enterprises intends to structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code, as amended (the “Code”).

Basis of Presentation

We have prepared the accompanying consolidated balance sheet in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated balance sheet includes the accounts of (i) Icahn Enterprises GP, (ii) Icahn Enterprises and the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised, in addition to those entities in which Icahn Enterprises has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity, as described below. Icahn Enterprises is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. All material intercompany accounts and transactions have been eliminated in consolidation.

As further described in Note 2, “Summary of Significant Accounting Policies,” the Investment Funds and the Offshore Fund (as each term is defined herein) are consolidated into our balance sheet even though we only have a minority interest in the equity and income of these funds. The majority ownership interests in these funds, which represent the portion of the consolidated net assets and net income attributable to the limited partners and shareholders in the consolidated Private Funds (as defined below) for the periods presented, are reflected as non-controlling interests in the accompanying consolidated balance sheet.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for all periods under common control prior to the acquisition are restated on a consolidated basis.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

1. Description of Business and Basis of Presentation  – (continued)

Icahn Enterprises GP has the power to direct or cause the direction of the management and policies of Icahn Enterprises. As a result of this substantive control, the consolidated balance sheet of Icahn Enterprises GP includes all assets and liabilities of Icahn Enterprises and its subsidiaries. Icahn Enterprises GP does not have any other business other than holding the 1% general partner interest in Icahn Enterprises and Icahn Enterprises Holdings.

Acquisitions

Acquisition of Controlling Interest in American Railcar Industries, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “ARI Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton Corp., a Delaware corporation (“Beckton”), Barberry, Modal LLC, a Delaware limited liability company (“Modal”), and Caboose Holding LLC, a Delaware limited liability company (“Caboose” and, together with Barberry and Modal, collectively, the “ARI Contributing Parties”), the ARI Contributing Parties contributed to Icahn Enterprises 11,564,145 shares of common stock of ARI, representing approximately 54.3% of ARI’s total outstanding common stock as of January 15, 2010, collectively owned by the ARI Contributing Parties for aggregate consideration consisting of 3,116,537 (or approximately $141 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010) of Icahn Enterprises’ depositary units subject to certain post-closing adjustments. ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. The transactions contemplated by the ARI Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Acquisition of Controlling Interest in Viskase Companies, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “Viskase Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton, Barberry, Koala Holding Limited Partnership, a Delaware limited partnership (“Koala”), High River Limited Partnership, a Delaware limited partnership (“High River”), and Meadow Walk Limited Partnership, a Delaware limited partnership (“Meadow Walk” and, together with Beckton, Barberry, Koala and High River, collectively, the “Viskase Contributing Parties”), the Viskase Contributing Parties contributed to Icahn Enterprises 25,560,929 shares of common stock of Viskase, representing approximately 71.4% of Viskase’s total outstanding common stock as of January 15, 2010, collectively owned by the Viskase Contributing Parties for aggregate consideration consisting of 2,915,695 (or approximately $132 million based on the closing price of Icahn Enterprises’ depositary units on January 15, 2010) of Icahn Enterprises’ depositary units. Viskase is a leading worldwide producer of nonedible cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. The transactions contemplated by the Viskase Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Change in Reporting Entity

As discussed above, on January 15, 2010, in two separate transactions, we acquired controlling interests in ARI and Viskase. ARI and Viskase are each considered entities under common control. For accounting purposes, ARI’s and Viskase’s earnings for the period of common control up until our acquisition of the controlling interests in each of these companies on January 15, 2010 have been allocated to Icahn Enterprises GP. As a result of the acquisitions of ARI and Viskase that occurred on January 15, 2010, our consolidated financial statements now include the results of ARI and Viskase effective when common control (over 50% ownership) has been achieved which for ARI was in May 1988 and for Viskase was in November 2006.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

2. Summary of Significant Accounting Policies

As discussed in Note 1, “Description of Business and Basis of Presentation,” we operate in several diversified segments. The accounting policies related to the specific segments or industries are differentiated, as required, in the list of significant accounting policies set out below.

Principles of Consolidation

General

The consolidated balance sheet includes the accounts of (i) Icahn Enterprises GP (ii) Icahn Enterprises and the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised and (iii) entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity (a “VIE”). In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate those entities in which we own a majority of the voting interests; (2) for VIE’s, we consolidate those entities in which we are considered the primary beneficiary because we absorb the majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both; and (3) for limited partnership entities that are not considered VIE’s, we consolidate those entities if we are the general partner of such entities and for which no substantive kick-out rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.

For investments in affiliates of 50% or less but greater than 20%, our Automotive and Home Fashion segments account for such investments using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method.

Investment Management

Although the Private Funds, as defined herein, are not investment companies within the meaning of the ’40 Act, each of the consolidated Private Funds is, for purposes of U.S. GAAP, an investment company pursuant to Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 946.10, Financial Services — Investment Companies. The General Partners (as defined herein) adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation —  Other Presentation Matters (“FASB ASC Section 946.810.45”), as of January 1, 2007. FASB ASC Section 946.810.45 addresses whether the accounting principles of FASB ASC Section 946.810.45 may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Upon the adoption of FASB ASC Section 946.810.45, (i) the Offshore GP lost its ability to retain specialized accounting pursuant to FASB ASC Section 946.810.45 for either its equity method investment in Offshore Master Fund I or for its consolidation of the Offshore Fund, Offshore Master Fund II and Offshore Master Fund III, and (ii) the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund, in each case, because both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under FASB ASC Section 946.810.45, as the Offshore GP and Onshore GP and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

However, upon losing their ability to retain specialized accounting, the General Partners account for their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values pursuant to the Investment — Debt and Equity Securities Topic of the FASB ASC and classified such investments as available-for-sale securities and then elected the fair value option and reclassified such securities as trading securities. For those equity securities that did not have readily determinable fair values, the General Partners elected the fair value option. For those investments in which the General Partners would otherwise account for such investments under the equity method, the General Partners, in accordance with their accounting policy, elected the fair value option. The election of the fair value option was deemed to most accurately reflect the nature of our business relating to investments.

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NOTES TO CONSOLIDATED BALANCE SHEET

2. Summary of Significant Accounting Policies  – (continued)

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the balance sheet. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of goodwill, indefinite-lived intangible assets and long-lived assets; (3) deferred tax assets; (4) environmental liabilities; (5) fair value of derivatives; and (6) pension liabilities. Actual results may differ from the estimates and assumptions used in preparing the consolidated balance sheet.

Cash and Cash Equivalents

We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.

Cash Held at Consolidated Affiliated Partnerships and Restricted Cash

Cash held at consolidated affiliated partnerships primarily consists of cash and cash equivalents held by the Onshore Fund and Offshore Master Funds (as defined herein) that, although not legally restricted, is not available to fund the general liquidity needs of the Investment Management segment or Icahn Enterprises. Restricted cash primarily relates to cash pledged and held for margin requirements on derivative transactions as well as cash related to securities sold short, not yet purchased. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Private Funds’ investments in securities.

The restricted cash balance was approximately $2.8 billion as of December 31, 2009.

Investments and Related Transactions — Investment Management

Investment Transactions. Investment transactions of the Private Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification methods. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.

Valuation of Investments.  Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable General Partner.

Foreign Currency Transactions.  The books and records of the Private Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction.

Fair Values of Financial Instruments.  The fair values of the Private Funds’ assets and liabilities that qualify as financial instruments under applicable U.S. GAAP approximate the carrying amounts presented in the consolidated balance sheet.

Securities Sold, Not Yet Purchased.  The Private Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Private Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Private Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

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2. Summary of Significant Accounting Policies  – (continued)

Due from Brokers.   Due from brokers represents cash balances with the Private Funds’ clearing brokers as well as unrestricted balances with derivative counterparties

Due to Brokers.  Due to brokers represents margin debit balances collateralized by certain of the Private Funds’ investments in securities.

Investments — Other Operations

Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether we intend to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date. Available-for-sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners’ equity. For purposes of determining gains and losses, the cost of securities is based on specific identification.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.

Fair Value of Financial Instruments — Other Operations

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities are deemed to be reasonable estimates of their fair values because of their short-term nature.

The fair values of investments and securities sold, not yet purchased are based on quoted market prices for those or similar investments. See Note 5, “Investments and Related Matters,” and Note 6, “Fair Value Measurements,” for further discussion.

The fair value of our long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The carrying value and estimated fair value of our long-term debt as of December 31, 2009 are approximately $4.7 billion and $4.3 billion, respectively.

Fair Value Option for Financial Assets and Financial Liabilities

The fair value option gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value pursuant to the provisions of the FASB ASC. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. In estimating the fair value for financial instruments for which the fair value option has been elected, we use the valuation methodologies in accordance to where the financial instruments are classified within the fair value hierarchy as discussed in Note 6, “Fair Value Measurements.” Except for our Automotive and Home Fashion segments as discussed above, we apply the fair value option to our investments that would otherwise be accounted under the equity method.

Derivatives

From time to time, our subsidiaries enter into derivative contracts, including purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by our Investment Management and Automotive segments. U.S. GAAP requires recognition of all derivatives as either assets or liabilities in the consolidated balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. For further information regarding our Investment Management and Automotive segments’ derivative contracts, see Note 7, “Financial Instruments.”

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2. Summary of Significant Accounting Policies  – (continued)

Accounts Receivable, Net

An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the balance sheet, assessments of collectability based on an evaluation of historic and anticipated trends, the financial condition of our customers, and an evaluation of the impact of economic conditions. Our allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.

Federal-Mogul Corporation (“Federal Mogul”), which comprises our Automotive segment, has subsidiaries in Brazil, France, Germany, Italy and Spain that are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $217 million as of December 31, 2009. Of this gross amount, $190 million was factored without recourse and treated as a sale. Under terms of these factoring arrangements, Federal-Mogul is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of December 31, 2009, Federal-Mogul had outstanding factored amounts of $4 million, for which cash had not yet been drawn.

Inventories, Net

Automotive Inventories.  Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. Federal-Mogul maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Railcar and Food Packaging Inventories.  Inventories at our Railcar and Food Packaging segments are stated at lower of cost or market. Cost is determined using the first-in-first out method and includes cost of materials, direct labor and manufacturing overhead. Our Railcar and Food Packaging segments reserve for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Metals Inventories.  Inventories at our Metals segment are stated at the lower of cost or market. Cost is determined using the average cost method. The production and accounting process utilized by the Metals segment to record recycled metals inventory quantities relies on significant estimates. Our Metals segment relies upon perpetual inventory records that utilize estimated recoveries and yields that are based upon historical trends and periodic tests for certain unprocessed metal commodities. Over time, these estimates are reasonably good indicators of what is ultimately produced; however, actual recoveries and yields can vary depending on product quality, moisture content and source of the unprocessed metal. To assist in validating the reasonableness of the estimates, our Metals segment performs periodic physical inventories which involve the use of estimation techniques. Physical inventories may detect significant variations in volume, but because of variations in product density and production processes utilized to manufacture the product, physical inventories will not generally detect smaller variations. To help mitigate this risk, our Metals segment adjusts its physical inventories when the volume of a commodity is low and a physical inventory can more accurately estimate the remaining volume.

Home Fashion Inventories.  Inventories at our Home Fashion segment are stated at the lower of cost or market. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. WestPoint International, Inc. (“WPI”) maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. A portion of WPI’s inventories serves as collateral under West Point Home Inc.’s unused senior secured revolving credit facility.

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2. Summary of Significant Accounting Policies  – (continued)

Our consolidated inventories, net consisted of the following (in millions of dollars):

December 31, 2009
Raw materials:
Automotive	$136
Railcar	21
Food Packaging	8
Home Fashion	11
176
Work in process:
Automotive	107
Railcar	9
Food Packaging	21
Home Fashion	26
163
Finished Goods:
Automotive	580
Railcar	10
Food Packaging	23
Home Fashion	77
690
Metals:
Ferrous	30
Non-ferrous	10
Secondary	22
62
Total inventories, net	$1,091

Property, Plant and Equipment, Net

Land and construction-in-progress costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.

Buildings, furniture and equipment are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 25 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from our consolidated balance sheet, and any gain or loss is recognized in the year of disposal.

Real estate properties held for use or investment purposes, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are determined to be other than temporary, the cost basis of the property is written down to net

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2. Summary of Significant Accounting Policies  – (continued)

realizable value. A property is classified as held for sale at the time management determines that certain criteria have been met. Properties held for sale are carried at the lower of cost or net realizable value and such properties are no longer depreciated. If management determines that a property classified as held for sale no longer meets certain criteria, the property is reclassified as held for use.

Goodwill and Intangible Assets, Net

Goodwill and indefinite lived intangible assets include trademarks and trade names acquired in acquisitions. For a complete discussion of the impairment of goodwill and indefinite intangible assets related to our various segments, see Note 3, “Operating Units,” and Note 8, “Goodwill and Intangible Assets, Net.”

Accounting for the Impairment of Goodwill

We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Accounting for the Impairment of Intangible Assets

We evaluate the recoverability of identifiable indefinite lived intangible assets annually or more frequently if impairment indicators exist. The impairment analysis compares the estimated fair value of these assets to the related carrying value, and impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based on consideration of various valuation methodologies, including guideline transaction multiples, multiples of earnings, and projected future cash flows discounted at rates commensurate with risk involved.

Accounting for the Impairment of Long-Lived Assets

We evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods to write the asset down to fair value. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.

Accounting for Conditional Asset Retirement Obligations

We record conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. As defined in applicable U.S. GAAP, CARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. An entity is required to

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2. Summary of Significant Accounting Policies  – (continued)

recognize a liability for the estimated fair value of a CARO when incurred if the fair value can be reasonably estimated. Our Automotive segment’s primary asset retirement activities relate to the removal of hazardous building materials at its facilities. Our Automotive segment records the CARO liability when the amount can be reasonably estimated, typically upon the expectation that a facility may be closed or sold.

Pension and Other Postemployment Obligations

Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.

Allocation of Net Profits and Losses in Consolidated Affiliated Partnerships — Investment Management

Net investment income and net realized and unrealized gains and losses on investments of the Private Funds are allocated to the respective partners or shareholders of the Private Funds based on their percentage ownership in such Private Funds at the beginning of each allocation period. The beginning of an allocation period is defined as the beginning of each fiscal year, the date of admission of any new partner or shareholder of the Private Funds, the date of any additional subscription or date that immediately follows redemption by a partner or shareholder of the Private Funds. Upon such allocation to limited partners based on their respective capital balances, generally 2.5% (prior to July 1, 2009) of the capital appreciation (both realized and unrealized) allocated to the Investment Funds’ limited partners or lesser amounts for certain limited partners are then reallocated to the Investment Funds’ General Partners. Such reallocation is referred to as the General Partners’ special profits interest allocation. In addition, the General Partners may also generally be allocated, 25% (prior to July 1, 2009) of the net capital appreciation (both realized and unrealized), such amounts being referred to as incentive allocations, provided, however, that an incentive allocation with respect to a Private Fund shall not be made in any year to the extent that the special profits interest allocation relating to such Private Fund equal or exceeds the net capital appreciation for such Private Fund for such year. Additionally, incentive allocations are subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). The total profits and losses allocated to the respective General Partners of the Investment Funds are included in the consolidated net income of Icahn Capital Management LP (“New Icahn Management”) and the General Partners (as either the Onshore GP or Offshore GP act as general partner to the Investment Funds) and are allocated in a manner consistent with the manner in which capital is allocated to the partners of the New Icahn Management and the General Partners as further discussed below. As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital LP (“Icahn Capital”). Icahn Capital is the general partner of Icahn Onshore GP and Icahn Offshore GP.

Partners’ Capital — Investment Management

Icahn Capital, New Icahn Management, and the General Partners are each organized as a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. As discussed above, effective January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Limited partner interests have been granted in the General Partners to allow certain employees and individuals to participate in a share of the special profits interest allocations and incentive allocations earned by the General Partners.

Icahn Capital, New Icahn Management and the General Partners, individually, intend to be treated as partnerships for federal income tax purposes, and as such shall maintain a capital account for each of their partners. Each partner of the General Partners will be allocated an amount of special profits interest allocations and incentive allocations subject to, and as determined by, the provisions of such limited partner’s agreements with each of the General Partners. Special profits interest allocations and incentive allocations not

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NOTES TO CONSOLIDATED BALANCE SHEET

2. Summary of Significant Accounting Policies  – (continued)

allocated to the limited partners per their respective agreements are generally allocated to the general partners. Other partnership profits and losses of Icahn Capital and each of the General Partners are generally allocated among the respective partners in Icahn Capital and each of the General Partners pro rata in accordance with their capital accounts.

Income allocations to all partners in each of the General Partners, except the general partner entity, are accounted for as compensation expense as more fully described in Note 11, “Compensation Arrangements.” All amounts allocated to these partners’ capital accounts and their respective capital contributions are included in accounts payable and accrued expenses and other liabilities on the consolidated balance sheet until those amounts are paid out in accordance with the terms of each respective partner’s agreement. Payments made to the respective general partner and any limited partner interests held by Mr. Icahn are treated as equity distributions.

Accounting for the Acquisition and Disposition of Entities Under Common Control

Acquisitions of entities under common control are reflected in a manner similar to pooling of interests. The Company’s capital account is charged or credited for the difference between the consideration Icahn Enterprises pays for the entity and the related entity’s basis prior to acquisition. Net gains or losses of an acquired entity prior to its acquisition date are allocated to the Company’s capital account. In allocating gains and losses upon the sale of a previously acquired common control entity, Icahn Enterprises allocates a gain or loss for financial reporting purposes by first restoring the Company’s capital account for the cumulative charges or credits relating to prior periods recorded at the time of acquisition and then allocating the remaining gain or loss among the Company, as general partner, and limited partners in accordance with their respective percentages under Icahn Enterprises’ Amended and Restated Agreement of Limited Partnership dated as of May 12, 1987, as amended from time to time (together with the partnership agreement of Icahn Enterprises Holdings, the “Partnership Agreement”) (i.e., 98.01% to the limited partners and 1.99% to the Company).

General Partnership Interest of Icahn Enterprises

The Company’s capital account generally consists of its cumulative share of Icahn Enterprises’ net income less cash distributions plus capital contributions. Additionally, in acquisitions of common control companies accounted for at historical cost similar to a pooling of interests, the Company’s capital account would be charged (or credited) in a manner similar to a distribution (or contribution) for the excess (or deficit) of the fair value of consideration paid over historical basis in the business acquired.

Capital Accounts, as defined under the Partnership Agreement, are maintained for the Company, as general partner, and the limited partners of Icahn Enterprises. The capital account provisions of the Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP in our consolidated balance sheet. Under the Partnership Agreement, the Company, as general partner, is required to make additional capital contributions to Icahn Enterprises upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.99% of the total capital accounts of all partners.

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2. Summary of Significant Accounting Policies  – (continued)

Generally, net earnings for U.S. federal income tax purposes are allocated 1.99% and 98.01% between the Company, as general partner, and the limited partners of Icahn Enterprises, respectively, in the same proportion as aggregate cash distributions made to the general partner and the limited partners during the period. This is generally consistent with the manner of allocating net income under our Partnership Agreement; however, it is not comparable to the allocation of net income reflected in our consolidated balance sheet.

Pursuant to the Partnership Agreement, in the event of Icahn Enterprises’ dissolution, after satisfying its liabilities, its remaining assets would be divided among its limited partners and the Company, as general partner, in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner). If a deficit balance still remains in the Company’s capital account after all allocations are made between the partners, the Company, as general partner, would not be required to make whole any such deficit.

Income Taxes

Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for federal, state, local or foreign income taxes on the results of operations generated by our corporate subsidiaries and these are reflected within continuing and discontinued operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard to allow recognition of such an asset.

U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. See Note 13, “Income Taxes,” for additional information.

Icahn Enterprises GP has elected, under applicable provision of the Code, to report its income for federal income tax purposes as a Subchapter S corporation. A stockholder will report its respective share of the net taxable income or loss on its personal tax returns. Accordingly, no liability has been accrued for current or deferred federal income taxes related to the operation of the company in the accompanying balance sheet at the general partner level.

Compensation Arrangements

U.S. GAAP requires that public entities to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period and value such equity awards based on fair-value methods. See Note 11, “Compensation Arrangements,” for further discussion regarding compensation arrangements of our Investment Management and Automotive segments.

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2. Summary of Significant Accounting Policies  – (continued)

Environmental Liabilities

We recognize environmental liabilities when a loss is probable and reasonably estimable. Such accruals are estimated based on currently available information, existing technology and enacted laws and regulations. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where we may be jointly and severally liable with such parties. We regularly evaluate and revise estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.

Foreign Currency Translation

Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheet as a component of accumulated other comprehensive income. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.

Adoption of New Accounting Standards Updates

In July 2009, the FASB released the authoritative version of the FASB ASC as the single source of authoritative generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The FASB ASC supersedes all existing accounting standard documents recognized by the FASB. Rules and interpretative releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other non-SEC accounting literature not included in the FASB ASC will be considered non-authoritative. The FASB ASC is effective for interim and annual periods ending after September 15, 2009. The adoption of the FASB ASC had no impact on our consolidated balance sheet. We have prepared our balance sheet and related footnotes in accordance with U.S. GAAP as required by the FASB ASC.

In December 2007, the FASB issued new guidance which requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated balance sheet within the equity section but separate from the company’s equity; changes in ownership interest be accounted for similarly as equity transactions; and, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The provisions of this new guidance were applied prospectively as of January 1, 2009. We adopted the provisions of this new guidance as of January 1, 2009 with the presentation and disclosure requirements as discussed above reflected in our consolidated balance sheet.

Recently Issued Accounting Standards

In December 2009, the FASB issued amended standards for determining whether to consolidate a VIE. This new standard affects all entities currently within the scope of the Consolidation Topic of the FASB ASC, as well as qualifying special-purpose entities that are currently excluded from the scope of the Consolidation Topic of the FASB ASC. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing reassessment of whether an enterprise is the primary beneficiary of such VIEs. This new standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard will not have a material impact on our consolidated balance sheet.

In January 2010, the FASB issued new guidance on supplemental fair value disclosures. The new disclosures require (1) a gross presentation of activities within the Level 3 roll forward reconciliation, which will replace the net presentation format and (2) detailed disclosures about the transfers between Level 1 and Level 2 measurements. Additionally, the new guidance also provides several clarifications regarding the level of disaggregation and disclosures about inputs and valuation techniques. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation

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2. Summary of Significant Accounting Policies  – (continued)

of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. Early application is permitted and comparative disclosures are not required in the period of initial adoption. The adoption of this new standard will not have any impact on our financial condition, results of operations and cash flows.

In February 2010, the FASB issued new guidance which amends the consolidation requirement discussed above. This amendment defers consolidation requirements for a reporting entity’s interest in an entity if the reporting entity (1) has all the attributes of an investment company or (2) represents an entity for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral does not apply in situations in which a reporting entity has the explicit or implicit obligation to fund losses of an entity that could be potentially significant to the entity. The deferral also does not apply to interests in securitization entities, asset-backed financing entities or entities formerly considered special-purpose entities. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs or other applicable consolidation guidance, such as the consolidation of partnerships. Entities are required, however, to provide disclosures for all VIEs in which they hold a variable interest. This includes variable interests in entities that qualify for the deferral but are considered VIEs under the prior accounting provisions. This new guidance is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. We determined that certain entities within our Investment Management segment met the deferral provisions of this new guidance. Accordingly, these entities within our Investment Management segment will continue to be subject to the overall guidance on the consolidation of VIEs prior to the new standard described above or other applicable consolidation guidance, such as the consolidation of partnerships.

In March 2010, the FASB issued new guidance on the accounting for credit derivatives that are embedded in beneficial interests in securitized financial assets. The new guidance eliminates the scope exception of certain credit derivative features embedded in beneficial interests in securitized financial assets that are currently not accounted for as derivatives within the Derivatives and Hedging Topic of the FASB ASC. As a result, bifurcation and separate recognition may be required for certain beneficial interests that are not currently accounted for at fair value through earnings. This new guidance is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at each entity’s first fiscal quarter beginning after issuance. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

3. Operating Units

a. Investment Management

On August 8, 2007, Icahn Enterprises entered into a Contribution and Exchange Agreement (the “Contribution Agreement”) with CCI Offshore Corp., CCI Onshore Corp., Icahn Management, a Delaware limited partnership, and Mr. Icahn. Pursuant to the Contribution Agreement, Icahn Enterprises acquired the general partnership interests in Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”), acting as general partners of Onshore Fund and the Offshore Master Funds, respectively. Icahn Enterprises also acquired the general partnership interest in New Icahn Management, a Delaware limited partnership.

In addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds. The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

The “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP, (ii) Icahn Partners Master Fund II L.P. and (iii) Icahn Partners Master Fund III L.P. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere within the notes to the consolidated balance sheet, the “Offshore Funds” consist of (i) Icahn Fund Ltd. (referred to herein as the Offshore Fund), (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd. The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.”

As of December 31, 2009, the full Target Special Profits Interest Amount was $154 million, which includes a carry-forward Target Special Profits Interest Amount of $70 million from December 31, 2008, a Target Special Profits Interest Amount for the fiscal year ended December 31, 2009 (“fiscal 2009”) of $54 million and a hypothetical return on the full Target Special Profits Interest Amount from the Investment Funds of $30 million. The full Target Special Profits Interest Amount of $154 million at December 31, 2009 was allocated to the General Partners at December 31, 2009.

b. Automotive

Icahn Enterprises conducts its Automotive segment through its majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers (“OEM”) of automotive, light commercial, heavy-duty, industrial, agricultural, aerospace, marine, rail and off-road vehicles, as well as the worldwide aftermarket. As of December 31, 2009, Federal-Mogul is organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket.

Federal-Mogul believes that its sales are well-balanced between OEM and aftermarket, as well as domestic and international markets. Federal-Mogul’s customers include the world’s largest light and commercial vehicle OEMs and major distributors and retailers in the independent aftermarket. Federal-Mogul has operations in established markets, such as Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States, and emerging markets, including Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, Thailand and Turkey. The attendant risks of Federal-Mogul’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions and changes in laws and regulations.

Federal-Mogul is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

Acquisition History

On July 3, 2008, pursuant to a stock purchase agreement with Thornwood Associates Limited Partnership (“Thornwood”) and Thornwood’s general partner, Barberry Corp. (“Barberry”), Icahn Enterprises acquired a majority interest in Federal-Mogul for an aggregate price of $862,750,000 (or $17.00 per share, which represented a discount to Thornwood’s purchase price of such shares). Thornwood and Barberry are wholly owned by Mr. Icahn. Prior to Icahn Enterprises’ majority interest acquisition of Federal-Mogul, Thornwood owned an aggregate of 75,241,924 shares of stock of Federal-Mogul (“Federal-Mogul Shares.”) Thornwood had acquired such shares as follows: (i) 50,100,000 Federal-Mogul Shares pursuant to the exercise of two options on February 25, 2008 acquired in December 2007 from the Federal-Mogul Asbestos Personal Injury Trust; and (ii) 25,141,924 Federal-Mogul Shares pursuant to and in connection with Federal-Mogul’s Plan of Reorganization under Chapter 11 of the United States Code, which became effective on December 27, 2007.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

On December 2, 2008, Icahn Enterprises acquired an additional 24,491,924 Federal-Mogul Shares from Thornwood, which represented the remaining Federal-Mogul Shares owned by Thornwood. As a result of this transaction, Icahn Enterprises beneficially owns 75,241,924 Federal-Mogul Shares, or 75.7% of the total issued and outstanding capital stock of Federal-Mogul. In consideration of the acquisition of the additional Federal-Mogul Shares, Icahn Enterprises issued to Thornwood 4,286,087 of its depositary units (or $153 million based on the opening price of $35.60 on its depositary units on December 2, 2008).

Each of the acquisitions was approved by the audit committee of the independent directors of Icahn Enterprises GP. The audit committee was advised by its own legal counsel and independent financial advisor with respect to the transaction. The audit committee received an opinion from its financial advisor as to the fairness to us, from a financial point of view, of the consideration paid.

Investment in Federal-Mogul

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of February 25, 2008 (the effective date of control by Thornwood Associates Limited Partnership, or Thornwood and, indirectly, by Mr. Icahn) and thereafter, as a result of the acquisition of a majority interest in Federal-Mogul on July 3, 2008, Icahn Enterprises consolidated the financial position, results of operations and cash flows of Federal-Mogul. Icahn Enterprises evaluated the activity between February 25, 2008 and February 29, 2008 and, based on the immateriality of such activity, concluded that the use of an accounting convenience date of February 29, 2008 was appropriate.

The initial fair values of the assets acquired are based on estimated fair values of Federal-Mogul upon emergence from bankruptcy on December 27, 2007, as modified by Federal-Mogul’s operating results for the period January 1, 2008 through February 29, 2008. Goodwill was increased by $20 million as a result of the required utilization of Thornwood’s underlying basis in such assets. Federal-Mogul recorded impairment charges related to its goodwill in the fourth quarter of fiscal 2008. Accordingly, as of December 31, 2008, Icahn Enterprises had written off $20 million of its goodwill related to the acquisition of the controlling interest in Federal-Mogul in conjunction with Federal-Mogul’s goodwill impairment charges.

History of Federal-Mogul Prior to Acquisition

Federal-Mogul, during December 2007, completed its financial restructuring under Chapter 11 of Title 11 of the United States Code. On December 27, 2007, the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) became effective (the “Effective Date”) and, in accordance with the Plan, the predecessor to Federal-Mogul (the “Predecessor Company”) merged with and into New Federal-Mogul Corporation. Pursuant to the merger: (i) the separate corporate existence of the Predecessor Company ceased; (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware; and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation.”

In accordance with U.S. GAAP, Federal-Mogul was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values.

The Bankruptcy Court confirmed the Plan based upon a reorganization value of Federal-Mogul between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of Federal-Mogul and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to Federal-Mogul; and (iii) a calculation of the present value of the future cash flows of Federal-Mogul under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, Federal-Mogul concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

In accordance with fresh-start reporting, Federal-Mogul’s reorganization value has been allocated to existing assets using the measurement applicable U.S. GAAP guidance. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill.

Other

Restructuring

Federal-Mogul’s restructuring charges are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.

Estimates of restructuring expenses are based on information available at the time such charges are recorded. In certain countries where Federal-Mogul operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Federal-Mogul expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded reserves of $47 million for fiscal 2009 were reversed. Such reversal results from: changes in estimated amounts to accomplish previously planned activities; changes in expected outcome (based on historical practice) of negotiations with labor unions, which reduced the level of originally committed actions; newly implemented government employment programs, which lowered the expected cost; and changes in approach to accomplish restructuring activities.

Federal-Mogul expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position. Federal-Mogul’s restructuring activities are undertaken as necessary to execute its strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses and to relocate manufacturing operations to best cost markets. These activities generally fall into one of the following categories:

•	Closure of Facilities and Relocation of Production — in connection with Federal-Mogul’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.
•	Consolidation of Administrative Functions and Standardization of Manufacturing Processes — as part of its productivity strategy, Federal-Mogul has acted to consolidate its administrative functions to reduce selling, general and administrative costs and change its manufacturing processes to improve operating efficiencies through standardization of processes.

An unprecedented downturn in the global automotive industry and global financial markets led Federal-Mogul to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

conditions in the global automotive market. It was anticipated that this plan would reduce Federal-Mogul’s global workforce by approximately 8,600 positions when compared with the workforce as of September 30, 2008. For fiscal 2009, Federal-Mogul recorded $32 million in net restructuring expenses associated with Restructuring 2009 and other restructuring programs, of which $30 million were employee costs, and $2 million were facility closure costs. The facility closure costs were paid within the year of incurrence and there were no reversals. Federal-Mogul expects to incur additional restructuring expense, primarily related to facility closure costs, up to $6 million through fiscal 2010, of which $4 million are expected to be facility closure costs and $2 million are expected to be employee-related costs. Because the majority of the Restructuring 2009 costs are related to severance expenses, such activities are expected to yield future annual savings at least equal to the incurred costs.

Federal-Mogul expects to finance its restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its debt agreements, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

As of December 31, 2008, the accrued liability balance relating to restructuring programs was $113 million. During fiscal 2009, Federal-Mogul incurred $79 million, reversed $47 million and paid $94 million of restructuring charges. As of December 31, 2009, the accrued liability balance was $55 million, which includes $4 million of foreign currency adjustments and is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges related to Restructuring 2009 through December 31, 2009 were $158 million.

Impairment

Our Automotive segment recorded total impairment charges of $17 million for the fiscal year ended December 31, 2009, as follows:

Year Ended December 31, 2009
Property, plant and equipment	$20
Goodwill	(3)
$17

Federal-Mogul recorded impairment charges of $20 million for fiscal 2009 to adjust property, plant and equipment to its estimated fair values. In recording the impairment charges, Federal-Mogul compared estimated net realizable values of property, plant and equipment based on future undiscounted cash flows to its current carrying values. Federal-Mogul determined the fair value of the assets by applying a probability weighted, expected present value technique to the estimated future cash flows.

c. Railcar

We conduct our Railcar segment through our majority ownership in ARI. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing LLC (“ARL”). In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars.

ARI is a reporting company under the Exchange Act and files annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

d. Food Packaging

We conduct our Food Packaging segment through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. Viskase also manufactures heat-shrinkable plastic bags for the meat, poultry and cheese industry. As of December 31, 2009, $120 million of Viskase’s assets were located outside of the United States, primarily in France.

e. Metals

On November 5, 2007, Icahn Enterprises acquired all of the issued and outstanding capital stock of PSC Metals, Inc. (“PSC Metals”) for a total consideration of $335 million in cash. Icahn Enterprises conducts its Metals segment through its indirect wholly owned subsidiary, PSC Metals. PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.

f. Real Estate

Our Real Estate segment consists of rental real estate, property development and resort activities.

As of December 31, 2009, we owned 30 rental real estate properties. Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 327 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

Our Real Estate operations compares the carrying value of its real estate portfolio, which includes commercial property for rent and residential property for current and future development, to its estimated realizable value to determine if its carrying costs will be recovered. In cases where our Real Estate operations do not expect to recover its carrying cost, an impairment charge is recorded as an expense and a reduction in the carrying cost of the asset. In developing assumptions as to estimated realizable value, our Real Estate operations consider current and future house prices, construction and carrying costs and sales absorptions for its residential inventory and current and future rental rates for its commercial properties.

Our Real Estate operations recorded an impairment charge of $2 million for fiscal 2009. The impairment charge was primarily attributable to inventory units at the Grand Harbor and Oak Harbor, Florida division.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

During the second quarter of fiscal 2009, our Real Estate operations became aware that certain subcontractors had installed defective drywall manufactured in China (referred to herein as “Chinese drywall”) in a few of our Florida homes. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing problems related to defective Chinese drywall. Based on our assessment, we believe that only a limited number of previously constructed homes contain defective Chinese drywall. We believe the costs to repair homes containing defective Chinese drywall will be immaterial.

As of December 31, 2009, $110 million of the net investment in financing leases, net real estate leased to others and resort properties, which is included in property, plant and equipment, net, were pledged to collateralize the payment of nonrecourse mortgages payable.

The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method at December 31, 2009 (in millions of dollars):

Year	Amount
2010	$50
2011	50
2012	50
2013	50
2014	47
Thereafter	295
$542

g. Home Fashion

We conduct our Home Fashion segment through our majority ownership in WPI, a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks.

Acquisition History

On August 8, 2005, Icahn Enterprises acquired 13.2 million, or 67.7%, of the 19.5 million outstanding common shares of WPI. Pursuant to the asset purchase agreement between WPI and WestPoint Stevens Inc. (“WPS”), rights to subscribe for an additional 10.5 million shares of common stock at a price of $8.772 per share, or the rights offering, were allocated among former creditors of WPS. Depending upon the extent to which the other holders exercise certain subscription rights, Icahn Enterprises may acquire additional shares and may beneficially own between 15.7 million and 23.7 million shares of WPI common stock representing between 52.3% and 79.0% of the 30.0 million common shares that would then be outstanding.

On December 20, 2006, Icahn Enterprises acquired: (a) 1,000,000 shares of Series A-1 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million, and (b) 1,000,000 shares of Series A-2 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 and Series A-2 Preferred Stock has a 4.50% annual dividend, which is paid quarterly. For the first two years after issuance, the dividends are to be paid in the form of additional preferred stock. Thereafter, the dividends are to be paid in cash or in additional preferred stock at the option of WPI. Each of the Series A-1 and Series A-2 Preferred Stock is convertible into common shares of WPI at a rate of $10.50 per share, subject to certain anti-dilution provisions; provided, however, that under certain circumstances, $92.1 million of the Series A-2 Preferred Stock may be converted at a rate of $8.772 per share.

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NOTES TO CONSOLIDATED BALANCE SHEET

3. Operating Units  – (continued)

As discussed in Note 16, “Commitments and Contingencies,” legal proceedings with respect to the acquisition are ongoing.

Restructuring and Impairment

To improve WPI’s competitive position, WPI management intends to continue to reduce its cost of goods sold by restructuring its operations in the plants located in the United States, increasing production within its non-U.S. facilities and joint venture operations and sourcing goods from lower cost overseas facilities. In the second quarter of fiscal 2008, WPI entered into an agreement with a third party to manage the majority of its U.S. warehousing and distribution operations, which WPI consolidated into its Wagram, North Carolina facility. In April 2009, as part of its ongoing restructuring activities, WPI announced the closure of three of its then remaining four manufacturing facilities located in the United States. In the future, the vast majority of the products currently manufactured or fabricated in these facilities will be sourced from plants located outside of the United States. As of December 31, 2009, $157 million of WPI’s assets were located outside of the United States, primarily in Bahrain.

The amount of accrued restructuring costs at December 31, 2008 was $1 million. WPI incurred $19 million of restructuring charges during fiscal 2009 and paid $19 million of restructuring charges for fiscal 2009. As of December 31, 2009, the accrued liability balance was $1 million, which is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through December 31, 2009 were $77 million.

WPI incurred a non-cash impairment charge of $8 million for fiscal 2009. Included in this impairment charge was an impairment charge related to WPI’s trademarks of $5 million for fiscal 2009. In recording the impairment charge related to its plants, WPI compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charge related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. WPI’s trademark valuations are evaluated further during its annual testing in the fourth quarter of each fiscal year.

WPI anticipates that restructuring charges will continue to be incurred throughout fiscal 2010. WPI anticipates incurring restructuring costs in fiscal 2010 relating to the current restructuring plan of approximately $11 million, primarily related to the continuing costs of its closed facilities, employee severance, benefits and related costs and transition expenses. Restructuring costs could be affected by, among other things, WPI’s decision to accelerate or delay its restructuring efforts. As a result, actual costs incurred could vary materially from these anticipated amounts.

4. Related Party Transactions

The amended and restated partnership agreement of Icahn Enterprises expressly permits Icahn Enterprises to enter into transactions with the Company or any of its affiliates or affiliates of Icahn Enterprises, including, without limitation, buying or selling properties from or to the Company and any of its affiliates or affiliates of Icahn Enterprises and borrowing and lending money from or to Icahn Enterprises or the Company and any of their affiliates, subject to limitations contained in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act. The indentures governing Icahn Enterprises’ indebtedness contain certain covenants applicable to transactions with affiliates.

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NOTES TO CONSOLIDATED BALANCE SHEET

4. Related Party Transactions  – (continued)

a. Investment Management

Until August 8, 2007, Icahn Management LP (“Icahn Management”) elected to defer most of the management fees from the Offshore Funds and such amounts remain invested in the Offshore Funds. At December 31, 2009, the balance of the deferred management fees payable (included in accrued expenses and other liabilities) by the Offshore Funds to Icahn Management was $125 million.

Effective January 1, 2008, Icahn Capital paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Mr. Icahn (collectively, “Icahn Affiliates”), including administrative and investment services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services. Under a separate expense-sharing agreement, Icahn Capital charged Icahn Affiliates $4 million for such services for fiscal 2009. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to Icahn Capital’s charges to Icahn Affiliates for services to be provided to them.

In addition, effective January 1, 2008, certain expenses borne by Icahn Capital have been reimbursed by Icahn Affiliates, as appropriate, when such expenses were incurred. The expenses included investment-specific expenses for investments acquired by both the Private Funds and Icahn Affiliates that were allocated based on the amounts invested by each party, as well as investment management-related expenses that were allocated based on estimated usage agreed upon by Icahn Capital and Icahn Affiliates.

Mr. Icahn, along with his affiliates, makes investments in the Private Funds (other than the amounts invested by Icahn Enterprises and its affiliates). These investments are not subject to special profits interest allocations or incentive allocations. As of December 31, 2009, the total fair value of these investments was approximately $1.5 billion.

b. Railcar

As described in Note 1, “Description of Business and Basis of Presentation,” in January 2010, we acquired a controlling interest in ARI from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions:

Agreements with ACF Industries LLC and American Railcar Leasing LLC

ARI has or had various agreements with ACF Industries LLC (“ACF”) and ARL, companies controlled by Mr. Icahn. The most significant agreements include the following:

Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at ARI’s instruction, various railcar components. In consideration for these services, ARI agreed to pay ACF based on certain agreed-upon rates.

In May 2007, ARI entered into a manufacturing agreement with ACF, pursuant to which ARI agreed to purchase approximately 1,400 tank railcars from ACF. The profit realized by ARI upon sale of the tank railcars to ARI customers was first paid to ACF in reimbursement for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement and, thereafter, the profit was split evenly between ARI and ACF. The commitment under this agreement was satisfied in March 2009 and the agreement was terminated at that time.

Effective as of January 1, 2008, ARI entered into a fleet services agreement with ARL, which replaced a 2005 railcar servicing agreement between the parties. The 2008 agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the agreement, ARI continues to provide railcar repair and maintenance services to ARL for a charge of labor, components and materials. ARI currently provides such repair and maintenance services for approximately 26,000 railcars for ARL. The agreement extends through December 31, 2010, and is automatically renewable for additional one-year periods unless either party gives at least

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NOTES TO CONSOLIDATED BALANCE SHEET

4. Related Party Transactions  – (continued)

60 days’ prior notice of termination. There is no termination fee if ARI elects to terminate the agreement. For fiscal 2009 and fiscal 2008, revenues of $14 million and $15 million, respectively, were recorded under this agreement. Profit margins on sales to related parties approximate the margins on sales to other large customers.

ARI from time to time manufactures and sells railcars to ARL under long-term agreements as well as on a purchase order basis. Revenue from railcars sold to ARL was $105 million, $183 million and $140 million, respectively, for fiscal 2009, fiscal 2008 and fiscal 2007.

As of December 31, 2009, ARI had accounts payable of $1 million due to ACF and ARL.

As of December 31, 2009, ARI had accounts receivable of $1 million due from ACF and ARL.

c. Food Packaging

As described in Note 1, “Description of Business and Basis of Presentation,” in January 2010 we acquired a controlling interest in Viskase from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions: Arnos Corporation, an affiliate of Mr. Icahn, was the lender on Viskase’s Revolving Credit Facility as of December 31, 2009. Viskase paid Arnos Corporation interest and unused commitment fees of approximately $1 million for each of fiscal 2009 and fiscal 2008. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. See Note 10, “Debt — Viskase,” for further discussion regarding Viskase’s Revolving Credit Facility.

In November 2008, Barberry, an affiliate of Carl C. Icahn, entered into a master lease agreement with Viskase. During July 2009, Viskase completed the construction of the cellulosic casing extrusion equipment in France. The total amount financed under the lease agreement, including accrued interest, was $6 million. Viskase has repaid the capital lease with Barberry in conjunction with the Viskase 9.875% Senior Secured bond offering during December 2009. The total payments, including fees and interest, amounted to $6 million during fiscal 2009.

d. Administrative Services — Holding Company

For fiscal 2009, Icahn Enterprises paid an affiliate approximately $2 million for the non-exclusive use of office space.

For fiscal 2009, Icahn Enterprises paid $1 million to XO Holdings, Inc., an affiliate, for telecommunications services.

The Holding Company provided certain professional services to an Icahn Affiliate for which it charged approximately $3 million for fiscal 2009. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to the Holding Company’s charges to the affiliate for services to be provided to it.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

5. Investments and Related Matters

a. Investment Management

Investments and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheet. The following table summarizes the Private Funds’ investments, securities sold, not yet purchased and unrealized gains and losses on derivatives (in millions of dollars):

	December 31, 2009
	Amortized Cost	Fair Value
Investments:
Equity securities	$3,671	$2,908
Corporate debt	1,797	2,015
Mortgage backed securities	140	168
Total investments	$5,608	$5,091
Securities sold, not yet purchased, at fair value:
Equity securities	$1,811	$2,035
Total securities sold, not yet purchased, at fair value	$1,811	$2,035
Unrealized gains on derivative contracts, at fair value(1)	$2	$6
Unrealized losses on derivative contracts, at fair value(2)	$24	$111

(1)	Amounts are included in other assets in our consolidated balance sheet.
(2)	Amounts are included in accrued expenses and other liabilities in our consolidated balance sheet.

The General Partners adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation — Other Presentation Matters, as of January 1, 2007. FASB ASC Section 946.810.45 provides guidance on whether investment company accounting should be retained in the financial statements of a parent entity. Upon the adoption of FASB ASC Section 946.810.45, the General Partners lost their ability to retain specialized accounting. For those investments that (i) were deemed to be available-for-sale securities, (ii) fall outside the scope of Investments — Debt and Equity Securities Topic of the FASB ASC, or (iii) the Private Funds would otherwise account for under the equity method, the Private Funds apply the fair value option. The application of the fair value option is irrevocable.

The Private Funds assess the applicability of equity method accounting with respect to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Private Funds combined with those of affiliates of Icahn Enterprises.

The Private Funds applied the fair value option to certain of its investments that would have otherwise been subject to the equity method of accounting. During the second quarter of fiscal 2009, the Private Funds determined that they no longer had significant influence over these investments based on a combination of qualitative and quantitative factors. As of December 31, 2009, the fair value of these investments was $11 million. For fiscal 2009, the Private Funds recorded a loss of $6 million with respect to these investments.

Investments in Variable Interest Entities

The General Partners consolidate certain VIEs when they are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within cash and cash equivalents and investments in the consolidated balance sheet. The liabilities of the consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, and accrued expenses and other liabilities in the consolidated balance sheet and are non-recourse to the General Partners’ general credit. Any creditors of VIEs do not have recourse against the general credit of the General Partners solely as a result of our including these VIEs in our consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

5. Investments and Related Matters  – (continued)

The consolidated VIEs consist of the Offshore Fund and each of the Offshore Master Funds. The Offshore GP sponsored the formation of and manages each of these VIEs and, in some cases, has an investment therein. In evaluating whether the Offshore GP is the primary beneficiary of such VIEs, the Offshore GP has considered the nature and extent of its involvement with such VIEs and whether it absorbs the majority of losses among other variable interest holders, including those variable interest holders who are deemed related parties or de facto agents. In most cases, the Offshore GP was deemed to be the primary beneficiary of such VIEs because it would absorb the majority of expected losses among other variable interest holders and its close association with such VIEs, including the ability to direct the business activities of such VIEs.

The following table presents information regarding interests in VIEs for which the Offshore GP holds a variable interest as of December 31, 2009 (in millions of dollars):

	Offshore GP Is the Primary Beneficiary			Offshore GP Is Not the Primary Beneficiary
	Net Assets	Offshore GP’s Interests(1)	Pledged Collateral(2)	Net Assets	Offshore GP’s Interests(1)
Offshore Funds and Offshore Master Funds	$2,222	$35	$967	$3,008	$125

(1)	Amount principally represents the Offshore GP’s reinvested incentive allocations and therefore its maximum exposure to loss. Such amounts are subject to the financial performance of the Offshore Funds and Offshore Master Funds and are included in the Offshore GP’s net assets.
(2)	Includes collateral pledged in connection with securities sold, not yet purchased, derivative contracts and collateral held for securities loaned. Pledged amounts may be in excess of margin requirements.

b. Automotive, Railcar, Holding Company and Other

Investments for Automotive, Railcar, Holding Company and other segments consist of the following (in millions of dollars):

	December 31, 2009
	Amortized Cost	Carrying Value
Marketable equity and debt securities – available for sale	$23	$23
Equity method investments and other	291	291
Total investments	$314	$314

c. Automotive

Investments in Non-Consolidated Affiliates

Federal-Mogul maintains investments in 14 non-consolidated affiliates, that are located in China, Germany, India, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investments in these affiliates were $238 million at December 31, 2009. Upon our purchase of the controlling interest in Federal-Mogul, Federal-Mogul’s investments in non-consolidated affiliates were adjusted to estimated fair value during fiscal 2008. These estimated fair values were determined based upon internal and external valuations considering various relevant market rates and transactions, and discounted cash flow valuations methods, among other factors, as further described in Note 3, “Operating Units.”

Federal-Mogul does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, Federal-Mogul’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

5. Investments and Related Matters  – (continued)

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to OE and aftermarket customers. Pursuant to the joint venture agreement, Federal-Mogul’s partner holds an option to put its shares to a subsidiary of Federal-Mogul’s at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of December 31, 2009, the total amount of the contingent guarantee, were all triggering events to occur, approximated $60 million. Federal-Mogul believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with business combination accounting.

Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between Federal-Mogul and its joint venture partner.

Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of Federal-Mogul.

d. Railcar

As of December 31, 2009, ARI was party to three joint ventures which are all accounted for using the equity method. ARI determined that, although these joint ventures are considered VIEs, it is not the primary beneficiary of such VIEs. The significant factors in this determination were that no partners, including ARI, has rights to the majority of returns, losses or votes.

The risk of loss to ARI is limited to its investment in these joint ventures, certain loans due from these joint ventures to ARI and ARI’s guarantee of certain loans. As of December 31, 2009, the carrying amount of these investments was $41 million and the maximum exposure to loss was $42 million. Maximum exposure to loss was determined based on ARI’s carrying amounts in such investments, loans and accrued interest thereon due from applicable joint ventures and loan guarantees made to the applicable joint ventures.

6. Fair Value Measurements

U.S. GAAP requires enhanced disclosures about investments that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

6. Fair Value Measurements  – (continued)

Level 1 — Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.

Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including: reported trades, broker/dealer quotes and other pertinent data.

Level 3 — Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table summarizes the valuation of the Private Funds’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 (in millions of dollars):

Investment Management

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Investments:
Equity securities	$2,875	$33	$—	$2,908
Corporate debt	—	1,787	228	2,015
Mortgage backed securities	—	168	—	168
	2,875	1,988	228	5,091
Unrealized gains on derivative contracts(1)	—	6	—	6
	$2,875	$1,994	$228	$5,097
Liabilities
Securities sold, not yet purchased:
Equity securities	$2,035	$—	$—	$2,035
Unrealized losses on derivative contracts(2)	—	111	—	111
	$2,035	$111	$—	$2,146

(1)	Amounts are classified within other assets in our consolidated balance sheet.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

6. Fair Value Measurements  – (continued)

The changes in investments measured at fair value for which the Investment Management operations has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

2009
Balance at January 1	$56
Realized and unrealized losses, net	(56)
Purchases, net	228
Balance at December 31	$228

Automotive, Railcar, Holding Company and Other

The following table summarizes the valuation of our Automotive, Railcar, Holding Company and other operations’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 (in millions of dollars):

	December 31, 2009
	Level 1	Level 2	Total
Assets
Marketable equity and debt securities	$23	$—	$23
Derivative financial instruments(1)	—	13	13
	$23	$13	$36
Liabilities(2)
Derivative financial instruments	$—	$51	$51
Unrealized losses on derivative contracts	—	—	—
	$—	$51	$51

(1)	Amounts are classified within other assets in our consolidated balance sheet.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheet.

The following table presents Federal-Mogul’s defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2
	(Millions of Dollars)
U.S. Plans:
Investments with Registered Investment Companies:
Equity securities	$448	$448	$—
Fixed income securities	142	142	—
	$590	$590	$—
Non-U.S. Plans:
Insurance contracts	$32	$—	$32
Investments with Registered Investment Companies:
Fixed income securities	8	8	—
Equity securities	1	1	—
Government bonds	2	—	2
Equity securities	1	1	—
Cash	1	1	—
	$45	$11	$34

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

6. Fair Value Measurements  – (continued)

The following table presents ARI’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2
Asset Category:
Equity securities	$2	$2	$—
Funds	10	1	9
	$12	$3	$9

The following table presents Viskase’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$3	$3	$—	$—
Equity securities	34	17	17
Debt securities	30	11	19
Hedge funds	25	—	—	25
	$92	$31	$36	$25

The changes in Viskase’s pension plan assets for which Viskase has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

Level 3
Beginning balance at December 31, 2008	$15
Actual return on plan assets:
Relating to assets still held at the reporting date	5
Purchases, sales and settlements	5
Ending balance at December 31, 2009	$25

In addition to items that are measured at fair value on a recurring basis, there are also assets and liabilities that are measured at fair value on a nonrecurring basis. As these assets and liabilities are not measured at fair value on a recurring basis, they are not included in the tables above. Assets and liabilities that are measured at fair value on a nonrecurring basis include certain long-lived assets (see Notes 3, “Operating Units,” and Note 8, “Goodwill and Intangible Assets, Net”), investments in non-consolidated affiliates (see Note 5, “Investment and Related Matters — Automotive”) and CARO (see Note 16, “Commitments and Contingencies”). We determined that the fair value measurements included in each of these assets and liabilities rely primarily on our assumptions as unobservable inputs that are not publicly available. As such, we have determined that each of these fair value measurements reside within Level 3 of the fair value hierarchy.

7. Financial Instruments

Certain derivative contracts executed by the Private Funds with a single counterparty or by our Automotive operations with a single counterparty are reported on a net-by counterparty basis where a legal right of offset exists under an enforceable netting agreement. Values for the derivative financial instruments, principally swaps, forwards, over-the-counter options and other conditional and exchange contracts are reported on a net-by-counterparty basis. As a result, the net exposure to counterparties is reported in either other assets or accrued expenses and other liabilities in our consolidated balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

7. Financial Instruments  – (continued)

a. Investment Management and Holding Company

The Private Funds currently maintain cash deposits and cash equivalents with major financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts may exceed federally insured limits. The Onshore Fund and the Offshore Master Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. These financial institutions are members of major securities exchanges. The Onshore Fund and Offshore Master Funds also have relationships with several financial institutions with which they trade derivative and other financial instruments.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds’ investments include futures, options, credit default swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased, at fair value represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheet. The Private Funds’ investments in securities and amounts due from brokers are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds enter into derivative contracts, including swap contracts, futures contracts and option contracts with the objective of capital appreciation or as economic hedges against other securities or the market as a whole. The Private Funds also enter into foreign currency derivative contracts to economically hedge against foreign currency exchange rate risks on all or a portion of their non-U.S. dollar denominated investments.

The Private Funds and the Holding Company have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Private Funds utilize forward contracts to seek to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains or

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

7. Financial Instruments  – (continued)

losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in the consolidated balance sheet.

The Private Funds may also purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheet. At December 31, 2009, the maximum payout amounts relating to written put options were $268 million.

Certain terms of the Private Funds’ contracts with derivative counterparties, which are standard and customary to such contracts, contain certain triggering events that would give the counterparties the right to terminate the derivative instruments. In such events, the counterparties to the derivative instruments could request immediate payment on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2009 is $111 million.

At December 31, 2009, the Private Funds had approximately $436 million posted as collateral for derivative positions, including those derivative instruments with credit-risk-related contingent features; these amounts are included in cash held at consolidated affiliated partnerships and restricted cash within our consolidated balance sheet.

U.S. GAAP requires the disclosure of information about obligations under certain guarantee arrangements. Such guarantee arrangements requiring disclosure include contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The Private Funds have entered into certain derivative contracts, in the form of credit default swaps, which meet the accounting definition of a guarantee, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Private Funds to make a payment to the swap counterparties. As of December 31, 2009, the Private Funds have entered into such credit default swaps with a maximum notional amount of approximately $164 million, with terms of approximately three years as of December 31, 2009. We estimate that our maximum exposure related to these credit default swaps approximates 33.8% of such notional amounts as of December 31, 2009.

The following table presents the notional amount, fair value, underlying referenced credit obligation type and credit ratings for derivative contracts in which the Private Funds are assuming risk (in millions of dollars):

	December 31, 2009		Underlying Reference Obligation
Credit Derivative Type Derivative Risk Exposure	Notional Amount	Fair Value
Single name credit default swaps:
Investment grade risk exposure	$—	$—	Corporate Credit
Below investment grade risk exposure	164	(16)	Corporate Credit
	$164	$(16)

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

7. Financial Instruments  – (continued)

The following table presents the fair values of the Private Funds’ derivatives (in millions of dollars):

	Asset Derivatives(1)	Liability Derivatives(2)
Derivatives Not Designated as Hedging Instruments	December 31, 2009	December 31, 2009
Interest rate contracts	$—	$—
Foreign exchange contracts	—	—
Equity contracts	9	—
Credit contracts	26	140
Sub-total	35	140
Netting across contract types(3)	(29)	(29)
Total(4)	$6	$111

(1)	Net asset derivatives are located within other assets in our consolidated balance sheet.
(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheet.
(3)	Represents the netting of receivables balances with payable balances for the same counterparty across contract types pursuant to netting agreements.
(4)	Excludes netting of cash collateral received and posted. The total collateral posted at December 31, 2009 was approximately $436 million across all counterparties.

Each Private Fund’s assets may be held in one or more accounts maintained for the Private Fund by its prime broker or at other brokers or custodian banks, which may be located in various jurisdictions. The prime broker and custodian banks are subject to various laws and regulations in the relevant jurisdictions in the event of their insolvency. Accordingly, the practical effect of these laws and their application to the Fund’s assets may be subject to substantial variations, limitations and uncertainties. The insolvency of any of the prime brokers, custodian banks or clearing corporations may result in the loss of all or a substantial portion of the Private Fund’s assets or in a significant delay in the Private Fund having access to those assets.

Credit concentrations may arise from investment activities and may be impacted by changes in economic, industry or political factors. The Private Funds routinely execute transactions with counterparties in the financial services industry, resulting in credit concentration with respect to this industry. In the ordinary course of business, the Private Funds may also be subject to a concentration of credit risk to a particular counterparty.

The Private Funds seek to mitigate these risks by actively monitoring exposures, collateral requirements and the creditworthiness of our counterparties.

b. Automotive

Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies. Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. Federal-Mogul had notional values of approximately $10 million of foreign currency hedge contracts outstanding at December 31, 2009 that were designated as hedging instruments for accounting

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

7. Financial Instruments  – (continued)

purposes. Immaterial unrealized net losses were recorded in accumulated other comprehensive loss as of December 31, 2009. No hedge ineffectiveness was recognized during fiscal 2009.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. As of December 31, 2009, unrealized net losses of $50 million were recorded in accumulated other comprehensive loss as a result of these hedges. No hedge ineffectiveness was recognized for fiscal 2009.

These interest rate swaps reduce Federal-Mogul’s overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul’s debt agreements that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates.

Federal-Mogul’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, platinum, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to 15 months in the future.

Federal-Mogul had 140 price hedge contracts outstanding with a combined notional value of $28 million at December 31, 2009, substantially all of which mature within one year. Of these outstanding contracts, 112 commodity price hedge contracts with a combined notional value of $26 million at December 31, 2009 were designated as hedging instruments for accounting purposes. Unrealized net gains of $5 million were recorded in accumulated other comprehensive loss as of December 31, 2009.

For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, determined using the hypothetical derivative method, are recognized in other income, net. Derivative gains and losses included in accumulated other comprehensive loss for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in other income, net for outstanding hedges and cost of goods sold upon hedge maturity. Federal-Mogul’s undesignated hedges are primarily commodity hedges and such hedges have become undesignated mainly due to forecasted volume declines.

Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of retailers, distributors, retailers and installers of automotive aftermarket parts. Federal-Mogul’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 5% of Federal-Mogul’s sales during fiscal 2009. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

7. Financial Instruments  – (continued)

The following table presents the fair values of Federal-Mogul’s derivative instruments (in millions of dollars):

	Asset Derivatives(1)	Liability Derivatives(1)
Derivatives Designated as Cash Flow – Hedging Instruments	December 31, 2009	December 31, 2009
Interest rate swap contracts	$—	$(50)
Commodity contract	6	(1)
Foreign currency contracts	—	—
	$6	$(51)
Derivatives not Designated as Hedging Instruments
Commodity contracts	$1	$—
	$1	$—

(1)	Federal-Mogul’s asset derivatives and liability derivatives are classified within accrued expenses and other liabilities on the consolidated balance sheet.

8. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consist of the following (in millions of dollars):

		December 31, 2009
Description	Amortization Periods	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Automotive	1 – 22 years	$640	$(125)	$515
Food Packaging	6 – 13.5 years	23	(9)	14
Metals	5 – 15 years	11	(4)	7
Real Estate	12 – 12.5 years	121	(14)	107
		$795	$(152)	643
Indefinite-lived intangible assets:
Automotive				354
Food Packaging				2
Metals				—
Home Fashion				8
				364
Total intangible assets, net				$1,007

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

8. Goodwill and Intangible Assets, Net  – (continued)

	December 31, 2009
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Value
Goodwill:
Automotive:
Balance at January 1	$1,298	$(222)	$1,076
Acquisitions	—	—	—
Fresh-start adjustments	(6)	—	(6)
Impairment	—	3	3
Balance at December 31	$1,292	$(219)	$1,073
Railcar	7	—	7
Food Packaging	3	—	3
Metals:
Balance at January 1	$10	$—	$10
Impairment	—	(10)	(10)
Finalize purchase allocation	—	—	—
Balance at December 31	$10	$(10)	$—
Total goodwill	$1,312	$(229)	$1,083

Automotive

During fiscal 2009, Federal-Mogul identified $6 million of adjustments, principally related to foreign currency translation, associated with the pushdown of final fresh-start values to the individual operating entities that were necessary to properly state goodwill. Accordingly, Federal-Mogul recorded these adjustments during fiscal 2009, which reduced its goodwill balance by $6 million.

Federal-Mogul has assigned $115 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The amortization periods between 10 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, Federal-Mogul generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either Federal-Mogul or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, distinguishing revenue between that attributable to customer relationships as opposed to revenue attributable to recognized customer brands is difficult.

Federal-Mogul has assigned $519 million to its customer relationships, of which $62 million relates to original equipment (“OE”) customer relationships and $457 million relates to aftermarket customer relationships. The values assigned to customer relationships are based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

8. Goodwill and Intangible Assets, Net  – (continued)

contributory assets. The amortization periods of between 1 and 16 years are based on the expected cash flows and historical attrition rates, as determined within each of the separate product groups.

Federal-Mogul evaluates recorded goodwill and other indefinite-lived assets for impairment annually in October of each year. Federal-Mogul concluded that there was no impairment as a result of its annual assessment for fiscal 2009. Federal-Mogul’s goodwill balance of $1,073 million as of December 31, 2009 passed “Step 1” of its annual goodwill impairment analysis, with fair values in excess of carrying values of at least 15%.

Railcar

On March 31, 2006, ARI acquired all of the common stock of Custom Steel, Inc. (“Custom Steel”), a subsidiary of Steel Technologies, Inc. Custom Steel operates a facility located adjacent to ARI’s component manufacturing facility in Kennett, Missouri, which produces value-added fabricated parts that primarily support ARI’s railcar manufacturing operations. Prior to this acquisition, ARI was Custom Steel’s primary customer. The acquisition resulted in goodwill of $7 million.

ARI performs its annual goodwill impairment test as of March 1 of each fiscal year. The valuation uses a combination of methods to determine the fair value of the reporting unit including prices of comparable businesses, a present value technique and recent transactions involving businesses similar to ARI.

During the fourth quarter of fiscal 2008, there were severe disruptions in the credit markets and reductions in global economic activity, which had significant adverse impacts on stock markets, which contributed to a significant decline in ARI’s stock price and corresponding market capitalization. For most of the fourth quarter of fiscal 2008, ARI’s market capitalization value was significantly below the recorded net book value of ARI’s consolidated balance sheet, including goodwill. Based on these overriding factors, indicators existed that ARI had experienced a significant adverse change in the business climate, which was determined to be a triggering event requiring ARI to review its goodwill for impairment. ARI performed a goodwill impairment test as of December 31, 2008 and determined no impairment existed. ARI also performed the annual impairment test as of March 1, 2009, noting no adjustment was required.

Food Packaging

As discussed in Note 1, “Description of Business and Basis of Presentation,” we acquired a majority interest in Viskase on January 15, 2010. As a result of our acquisition of a controlling interest in Viskase, certain long-term assets have been adjusted by a total of $13 million as a result of our required utilization of common control parties’ underlying basis in such assets as of the effective date of common control (May 1988) as follows: increase of $3 million for goodwill, increase of $14 million for intangible assets and decrease of $4 million for building and equipment.

Metals

Our Metals segment tests indefinite-lived intangible assets for impairment annually as of September 30 or more frequently if it believes indicators of impairment exist. Our Metals segment determines the fair value of its indefinite-lived intangible assets utilizing discounted cash flows. The resultant fair value is compared to its carrying value and an impairment loss is recorded if the carrying value exceeds its fair value.

Our Metals segment’s sales for the first quarter of fiscal 2009 declined significantly as the demand and prices for scrap fell to extremely low levels due to historically low steel mill capacity utilization rates and declines in other sectors of the economy served by our Metals segment. Given the indication of a potential impairment, our Metals segment completed a valuation utilizing discounted cash flows based on current market conditions. This valuation resulted in an impairment loss for goodwill and other indefinite-lived intangible assets of $13 million which was recorded in the first quarter of fiscal 2009, eliminating all goodwill and indefinite-lived intangibles from our Metals segment’s balance sheet.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

8. Goodwill and Intangible Assets, Net  – (continued)

Real Estate

Acquisitions of real estate properties are accounted for utilizing the purchase method. Our Real Estate operations allocate the purchase price of each acquired property between land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, and tenant relationships. The allocation of the purchase price requires judgment and significant estimates. Our Real Estate operations use information contained in independent appraisals as the primary basis for its purchase price allocations. Our Real Estate operations determine whether any rental rates are above or below market based upon comparison to similar financing terms for similar investment properties.

Values of properties are determined on an as-if vacant basis at acquisition date. The estimated fair value of acquired in-place leases are the costs our Real Estate operations would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, operating costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, our Real Estate operations evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net lost market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would have been incurred during the lease-up period. Our Real Estate operations allocate a portion of the purchase price to tenant relationships considering various factors including tenant profile and the credit risk of the tenant. Acquired in-place leases and tenant relationships as of the date of acquisition are amortized over the remaining terms of the respective leases.

In August 2008, our Real Estate operations acquired two net leased properties for $465 million pursuant to a Code Section 1031 exchange. The aggregate purchase price of $465 million was allocated to the following assets acquired, based on their fair values: land $90 million, buildings and improvements $254 million and $121 million attributable to definite-lived intangible assets relating to values determined for in-place leases and tenant relationships. The allocation of the purchase price was completed in the second quarter of fiscal 2009, resulting in a reclassification of $121 million to definite-lived intangible assets which were initially classified as property, plant and equipment, net. The definite-lived intangible assets are being amortized over the 12 – 12.5 year initial term of the respective leases.

Home Fashion

For fiscal 2009, WPI recorded an impairment charge of $5 million related to its trademarks. In recording the impairment charge related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

9. Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

	Useful Life	December 31, 2009
	(Years)	(In Millions)
Land		$304
Buildings and improvements	4 – 40	700
Machinery, equipment and furniture	1 – 25	2,121
Assets leased to others		484
Construction in progress		229
		3,838
Less accumulated depreciation and amortization		(880)
Property, plant and equipment, net		$2,958

10. Debt

Debt consists of the following (in millions of dollars):

December 31, 2009
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises	963
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises	352
Exit Facilities – Federal-Mogul	2,672
Senior unsecured notes – Railcar	275
Senior unsecured notes and revolving credit facility – Food Packaging	174
Mortgages payable	114
Other	80
Total debt	$5,186

Senior Unsecured Variable Rate Convertible Notes Due 2013 — Icahn Enterprises

In April 2007, Icahn Enterprises issued an aggregate of $600 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and issued pursuant to an indenture dated as of April 5, 2007, by and among Icahn Enterprises, as issuer, Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”), as co-issuer, and Wilmington Trust Company, as trustee. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of the debt securities. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into Icahn Enterprises’ depositary units at a conversion price of $132.595 per depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per depositary unit per $1,000 principal amount. As of December 31, 2009, the interest rate was 4.0%. The interest on the variable rate notes is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to depositary units before their maturity date.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

In the event that Icahn Enterprises declares a cash dividend or similar cash distribution in any calendar quarter with respect to its depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends), the indenture governing the variable rate notes requires that Icahn Enterprises simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. Icahn Enterprises paid an aggregate cash distribution of $3 million for fiscal 2009 to holders of its variable rate notes in respect to distribution payments to depositary unitholders.

Senior Unsecured Notes — Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, Icahn Enterprises issued $480 million aggregate principal amount of 7.125% senior unsecured notes due 2013 (the “2013 Notes”), priced at 100% of principal amount. The 2013 Notes were issued pursuant to an indenture dated February 7, 2005 among Icahn Enterprises, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2013 Notes Indenture”). Other than Icahn Enterprises Holdings, no other subsidiaries guaranteed payment on the notes.

On January 16, 2007, Icahn Enterprises issued an additional $500 million aggregate principal amount of 2013 Notes (the “additional 2013 Notes” and, together with the 2013 Notes, the “notes”), priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2013 Notes Indenture. The notes had a fixed annual interest rate of 7.125%, which was paid every six months on February 15 and August 15, and was due to mature on February 15, 2013.

The 2013 Notes Indenture restricted the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens; and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2013 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 17, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2013 Notes Indenture.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and Icahn Enterprises Finance co-issued senior unsecured 8.125% notes due 2012 (“2012 Notes”) in the aggregate principal amount of $353 million. The 2012 Notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, Icahn Enterprises Finance, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “2012 Notes Indenture”). The 2012 Notes were priced at 99.266% of principal amount and had a fixed annual interest rate of 8.125%, which was paid every six months on June 1 and December 1. The 2012 Notes was due to mature on June 1, 2012. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the notes.

The 2012 Notes Indenture restricted the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other, things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2012 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 17, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2012 Notes Indenture.

Senior Unsecured Notes Restrictions and Covenants

The indenture governing the variable rates notes restricts the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indenture also restricts the incurrence of debt or the issuance of disqualified stock, as

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

defined in the indenture, with certain exceptions. In addition, the indenture governing the variable rate notes requires that on each quarterly determination date that Icahn Enterprises and the guarantor of the notes (currently only Icahn Enterprises Holdings) maintain certain minimum financial ratios, as defined in the applicable indenture. The indenture also restricts the creation of liens, mergers, consolidations and sales of substantially all of Icahn Enterprises’ assets, and transactions with affiliates. Each of the 2013 Notes Indenture and the 2012 Notes Indenture contained similar restrictions and covenants prior to their termination on January 15, 2010.

As of December 31, 2009, Icahn Enterprises was in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of December 31, 2009, based on certain minimum financial ratios, Icahn Enterprises and Icahn Enterprises Holdings could not incur additional indebtedness.

On January 15, 2010, Icahn Enterprises sold $2.0 billion in principal amount of new senior debt securities (the “New Notes”) for issuance in a private placement not registered under the Securities Act. The indenture governing the New Notes in general contains restrictions and covenants similar to those contained in the 2012 Notes Indenture and the 2013 Notes Indenture as described above. See Note 17, “Subsequent Events — Senior Notes Offering” for further discussion.

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, Icahn Enterprises and Icahn Enterprises Finance as the borrowers, and certain of Icahn Enterprises’ subsidiaries, as guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. On July 20, 2009, Icahn Enterprises terminated the credit agreement as it determined that it was no longer necessary. There were no borrowings under the facility as of the termination date. Icahn Enterprises did not incur any early termination penalties.

Under the credit agreement, Icahn Enterprises was permitted to borrow up to $150 million, including a $50 million sub-limit that could be used for letters of credit. Borrowings under the agreement, which were based on Icahn Enterprises’ credit rating, bore interest at LIBOR plus 1.0% to 2.0%. Icahn Enterprises paid an unused line fee of 0.25% to 0.5%.

Exit Facilities — Federal-Mogul

On the Effective Date, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. Federal-Mogul borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to 60 days after the Effective Date, have been fully drawn.

The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the six months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. The tranche C term loans are subject to a pre-payment premium, should Federal-Mogul choose to prepay the loans prior to December 27, 2011. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul’s election.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Exit Facilities. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

Federal-Mogul had $50 million of letters of credit outstanding at December 31, 2009, all of which pertain to the term loan credit facility. As of December 31, 2009, the borrowing availability under the revolving credit facility was $470 million.

The obligations of Federal-Mogul under the Exit Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The weighted average cash interest rate for debt was approximately 3.5% as of December 31, 2009.

The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates; and (v) dividends and other payments in respect of capital stock. At December 31, 2009, Federal-Mogul was in compliance with all debt covenants under the Exit Facilities.

Senior Unsecured Notes — Railcar

In February 2007, ARI issued $275 million unsecured senior fixed rate notes that were subsequently exchanged for registered notes in March 2007 (“the ARI Notes”).

The ARI Notes bear a fixed interest rate of 7.5% and are due in 2014. Interest on the ARI Notes is payable semi-annually in arrears on March 1 and September 1. The indenture governing the ARI Notes (the “ARI Notes Indenture”) contains restrictive covenants that limit ARI’s ability to, among other things, incur additional debt, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. ARI was in compliance with all of its covenants under the ARI Notes Indenture as of December 31, 2009.

Prior to March 1, 2011, ARI may redeem the ARI Notes in whole or in part at a redemption price equal to 100.0% of the principal amount, plus an applicable premium based upon a present value calculation using an applicable treasury rate plus 0.5%, plus accrued and unpaid interest. Commencing on March 1, 2011, the redemption price is set at 103.75% of the principal amount of the ARI Notes plus accrued and unpaid interest, and declines annually until it is reduced to 100.0% of the principal amount of the ARI Notes plus accrued and unpaid interest from and after March 1, 2013. The ARI Notes are due in full plus accrued unpaid interest on March 1, 2014.

Secured Notes and Revolving Credit Facility — Food Packaging

9.875% Senior Secured Notes due 2018

In December 2009, Viskase issued $175 million of 9.875% Senior Secured Notes due 2018 (the “Viskase 9.875% Notes”). The Viskase 9.875% Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash on January 15 and July 15, commencing on July 15, 2010. The Viskase 9.875% Notes have a maturity date of January 15, 2018.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

The notes and related guarantees by any of Viskase’s future domestic restricted subsidiaries are secured by substantially all of Viskase’s and such domestic restricted subsidiaries’ current and future tangible and intangible assets. The indenture governing the Viskase 9.875% Notes (the “Viskase 9.875% Notes Indenture”) permits Viskase to incur other senior secured indebtedness and to grant liens on its assets under certain circumstances.

Prior to January 15, 2014, Viskase may redeem, at its option, up to 35% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture with the net proceeds of any equity offering at 109.875% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture dated December 21, 2009 remains outstanding immediately following the redemption.

11.5% Senior Secured Notes due 2011

In June 2004, Viskase issued $90 million of 11.5% Senior Secured Notes due 2011 (the “Viskase 11.5% Senior Secured Notes”) and 90 million warrants (the “New Warrants”) to purchase an aggregate of approximately 805 million shares of common stock of Viskase. The proceeds of the Viskase 11.5% Senior Secured Notes and the 90 million New Warrants totaled $90 million. In December 2009, Viskase filed a notice of redemption effectively discharging the entire aggregate principal amount outstanding of its Viskase 11.5% Senior Secured Notes plus accrued interest.

Each of the 90 million New Warrants entitles the holder to purchase 8.947 shares of Viskase’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using a fair value method. Using a fair value method, each of the 90 million New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The New Warrants expire on June 15, 2011. The remaining $89 million of aggregate proceeds was allocated to the carrying value of the Viskase 11.5% Senior Secured Notes as of June 29, 2004.

In June 2008, Viskase exchanged $8.0 million aggregate principal amount of its 8% Senior Notes plus accrued interest for $7.8 million principal amount of its 11.5% Senior Secured Notes. The holders of the exchanged 8% Senior Notes agreed that any accrued but unpaid interest on the exchanged 8% Senior Notes was reflected in the principal amount of the new 11.5% Senior Secured Notes that were issued, and accordingly the holders were not entitled to any separate payment with respect to such accrued but unpaid interest. The issuance of the Viskase 11.5% Senior Secured Notes in exchange for the exchanged 8% Senior Notes was in full satisfaction and discharge of the Viskase’s obligations to such holders with respect to the exchanged 8% Senior Notes.

On October 1, 2008, in connection with a tender and exchange offer of the 8% Senior Notes, Viskase issued $2.6 million of 11.5% Senior Secured Notes.

In December 2008, in connection with the redemption of the 8% Senior Notes, Viskase issued $10.2 of Viskase 11.5% Senior Secured Notes to an affiliate of Carl C. Icahn at a purchase price of $8.1 million. The discount of $2 million was amortized using the effective interest method.

Revolving Credit Facility

In November 2007, Viskase entered into a $25 million secured revolving credit facility (the “Viskase Revolving Credit Facility”) with Arnos Corporation, an affiliate of Mr. Icahn. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012. Borrowings under the loan and security agreement governing the Viskase Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Viskase Revolving Credit Facility, the interest rate is LIBOR plus a margin of 2.00% currently (which margin

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

will be subject to performance based increases up to 2.50%); provided that the minimum interest rate shall beat least equal to 3.00%. The weighted average interest rate as of December 31, 2009 was 3.00%. The Viskase Revolving Credit facility also provides for an unused line fee of 0.375% per annum. There were no borrowings under the Viskase Revolving Credit Facility at December 31, 2009 and $20 million of borrowings at December 31, 2008.

Indebtedness under the Viskase Revolving Credit Facility is secured by liens on substantially all of Viskase’s domestic and Mexican assets, with liens on certain assets that are contractually senior to the Viskase 9.875% Notes and the related guarantees pursuant to an intercreditor agreement and the Viskase 9.875% Notes.

The Viskase Revolving Credit Facility contains various covenants which restrict Viskase’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Viskase Revolving Credit Facility also requires that Viskase complies with various financial covenants. Viskase was in compliance with these requirements as of December 31, 2009.

In its foreign operations, Viskase has unsecured lines of credit with various banks providing approximately $6 million of availability. Borrowings under the lines of credit at December 31, 2009 were immaterial.

Letters of credit in the amount of $2 million were outstanding under facilities with a commercial bank, and were cash collateralized at December 31, 2009.

Mortgages Payable

Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between June 30, 2011 and October 1, 2028.

Secured Revolving Credit Agreement — WestPoint Home, Inc.

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2009, there were no borrowings under the agreement, but there were outstanding letters of credit of $11 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $46 million at December 31, 2009.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

10. Debt  – (continued)

Sale of Previously Purchased Subsidiary Debt

During fiscal 2009, we received proceeds of $166 million from the sale of previously purchased debt of entities included in our balance sheet in the principal amount of $215 million.

Maturities

The following is a summary of the maturities of our debt obligations (in millions of dollars):

Year	Amount
2010	$99
2011	65
2012	942
2013	1,018
2014	2,100
Thereafter	1,119
$5,343

As described in Note 17, “Subsequent Events,” on January 15, 2010, Icahn Enterprises sold $850,000,000 of the 2016 Notes and $1,150,000,000 of the 2018 Notes. A portion of the gross proceeds from the sale of the New Notes were used to purchase all of the $353 million principal amount of Icahn Enterprises’ 2012 Notes and $967 million principal amount of Icahn Enterprises’ 2013 Notes. The table above includes Icahn Enterprises’ obligations as of December 31, 2009 and thus reflects the 2012 Notes and 2013 Notes as due in the years in which they were originally due.

11. Compensation Arrangements

Investment Management

The General Partners, Icahn Management and New Icahn Management had agreements with certain of their employees whereby these employees had been granted rights to participate in a portion of the management fees and incentive allocations earned by the General Partners, Icahn Management and New Icahn Management. Effective January 1, 2008, these employee rights to receive a portion of the management fees were terminated. In addition, (i) the management agreements and the management fees payable thereunder were terminated and (ii) the partnership agreements of the Offshore Master Funds and the Onshore Fund were amended to provide that the General Partners will provide, or direct their affiliates to provide, the Services to the Private Funds and in consideration thereof the General Partners will receive special profits interest allocations from the Onshore Fund and the Offshore Master Funds. Icahn Enterprises also amended the Contribution Agreement and the employment agreements of certain employees to accommodate the termination of the management agreements.

Effective January 1, 2008, the General Partners amended employment agreements with certain of their employees whereby such employees have been granted rights to participate in a portion of the special profits interest allocations (in certain cases, whether or not such special profits interest is earned by the General Partners) and incentive allocations earned by the General Partners, typically net of certain expenses and generally subject to various vesting provisions. The vesting period of these rights is generally between two and seven years, and such rights expire at the end of the contractual term of each respective employment agreement. The unvested amounts and vested amounts that have not been withdrawn by the employee generally remain invested in the Investment Funds and earn the rate of return of these funds, before the effects of any special profits interest allocations or incentive allocations, which are waived on such amounts. Accordingly, these rights are accounted for as liabilities and are remeasured at fair value each reporting period until settlement.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

11. Compensation Arrangements  – (continued)

The fair value of unvested and vested amounts that have not been withdrawn by the employee in respect of special profits interest allocations is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying net assets of the Private Funds, upon which the respective special profits interest allocations are based and (ii) performance of the funds in which such amounts are reinvested. The carrying value of such amounts represents the allocable special profits interest allocation and the appreciation or depreciation thereon. These amounts approximate fair value because the appreciation or depreciation on such amounts is based on the fair value of the Private Funds’ investments, which are marked-to-market through earnings on a quarterly basis.

The liabilities incurred by Icahn Management related to the rights granted to certain employees to participate in a portion of the management fees earned by Icahn Management remained with Icahn Management upon the execution of the Contribution Agreement on August 8, 2007. However, because the employees to whom these rights were granted became employees of New Icahn Management on August 8, 2007, New Icahn Management recognized the future compensation expense associated with the unvested portion of rights granted by Icahn Management through December 31, 2007, even though such liability will be settled by Icahn Management, with a corresponding increase to partners’ equity.

As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Accordingly, effective January 1, 2008, employees of New Icahn Management became employees of Icahn Capital and such future compensation expense associated with the unvested portion of rights granted by Icahn Management were recognized by Icahn Capital.

Automotive

Stock Based Compensation

On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the reorganized Federal-Mogul would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one-fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

On the Effective Date and in accordance with the Plan, Federal-Mogul granted to Mr. Alapont stock options to purchase four million shares of Successor Company Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Common Stock, subject to

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

11. Compensation Arrangements  – (continued)

certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with Federal-Mogul terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with Federal-Mogul expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Code).

On February 15, 2008, Federal-Mogul entered into a Stock Option Agreement with Mr. Alapont (the “CEO Stock Option Agreement”), which was subsequently approved by Federal-Mogul’s stockholders effective July 28, 2008. The CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of Federal-Mogul’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of Federal-Mogul’s common stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The CEO Stock Option Agreement provides for vesting as follows: 80% of the shares of common stock subject to the CEO Option vested as of December 31, 2009 and the final 20% of the shares of common stock subject to the CEO Option shall vest on March 23, 2010.

Federal-Mogul revalued the options granted to Mr. Alapont at December 31, 2009, resulting in a revised fair value of $29 million. Since the deferred compensation agreement provides for net cash settlement at the option of Mr. Alapont, the CEO Option is treated as a liability award and the vested portion of the CEO Option, aggregating $28 million, has been recorded as a liability as of December 31, 2009. The remaining $1 million of total unrecognized compensation cost as of December 31, 2009 related to non-vested stock options is expected to be recognized ratably over the remaining term of Mr. Alapont’s employment agreement.

Key assumptions and related option-pricing models used by Federal-Mogul are summarized in the following table:

	December 31, 2009 Valuation
Valuation Model	Plain Vanilla Options Black-Scholes	Options Connected to Deferred Compensation Monte Carlo	Deferred Compensation Monte Carlo
Expected volatility	61%	61%	61%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	1.41%	1.47%	1.47%
Expected option life (in years)	2.52	2.61	2.61

Expected volatility is based on the average of five-year historical volatility (71%) and implied volatility (50%) for a group of auto industry comparator companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as Federal-Mogul has not pay dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected option lives are primarily equal to one-half of the time to the end of the option term.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans

Federal-Mogul, ARI and Viskase each sponsors several defined benefit pension plans (“Pension Benefits”) (and, in the case of Viskase, such pension plans include defined contribution plans). Additionally, Federal-Mogul, ARI and Viskase each sponsors health care and life insurance benefits (“Other Benefits”) for certain employees and retirees around the world. The Pension Benefits are funded based on the funding requirements of federal and international laws and regulations, as applicable, in advance of benefit payments and the Other Benefits as benefits are provided to participating employees. As prescribed by applicable U.S. GAAP, Federal-Mogul, ARI and Viskase each uses, as applicable, appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans, non-pension post-employment benefits, and disability, early retirement and other post-employment benefits. The measurement date for all defined benefit plans is December 31.

Effective December 31, 2009, Federal-Mogul, ARI and Viskase each adopted the new disclosure requirements relating to postretirement benefit plan assets. As discussed below, among other disclosure requirements, this standard requires disclosures about the inputs and valuation techniques used to develop fair value measurements of plan assets as of the reporting date. For further discussion regarding fair value measurements, including inputs and valuation techniques, of our financial instruments, see Note 6, “Fair Value Measurements.”

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and, on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed into law. The newly enacted acts contain provisions which could impact our accounting for retiree medical benefits in future periods, however, the extent of that impact, if any, cannot be determined until regulations are promulgated under these acts and additional interpretations of these acts become available. We will continue to assess the accounting implications of these acts. See Note 17, “Subsequent Events,” below for further discussion on the impact of these acts.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

The following provides disclosures for each of our Automotive, Railcar and Food Packaging segments’ benefit obligations, plan assets, funded status, recognition in the consolidated balance sheets and inputs and valuation assumptions:

a. Automotive

	Pension Benefits
	United States Plans	Non-U.S. Plans	Other Benefits
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$986	$334	$494
Service cost	26	8	2
Interest cost	63	18	31
Employee contributions	—	—	2
Benefits paid	(79)	(24)	(50)
Medicare subsidies received	—	—	3
Curtailment	—	(2)	—
Plan amendments	—	—	(7)
Actuarial losses (gains) and changes in actuarial assumptions	75	5	28
Net transfer in	—	6	—
Currency translation	—	7	3
Benefit obligation, end of year	$1,071	$352	$506
Change in plan assets:
Fair value of plan assets, beginning of year	$541	$40	$—
Actual return on plan assets	126	2	—
Company contributions	2	23	45
Benefits paid	(79)	(24)	(50)
Medicare subsidies received	—	—	3
Employee contributions	—	—	2
Net transfer in	—	3	—
Currency translation	—	1	—
Fair value of plan assets at end of year	$590	$45	$—
Funded status of the plan	$(481)	$(307)	$(506)
Amounts recognized in the consolidated Balance Sheets:
Net liability recognized	$(481)	$(307)	$(506)
Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial loss (gain)	$319	$6	$13
Prior service cost (credit)	1	—	(14)
Total	$320	$6	$(1)

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Weighted-average assumptions used to determine the benefit obligation as of December 31, 2009:

	Pension Benefits
	United States Plans	International Plans	Other Benefits
Discount rate	5.75%	5.13%	5.65%
Rate of compensation increase	3.50%	3.14%	—

Federal-Mogul evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.

Federal-Mogul’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Information for defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2009:

	Pension Benefits
	United States Plans	Non-U.S. Plans	Other Benefits
	(Millions of Dollars)
Projected benefit obligation	$1,071	$351	$506
Fair value of plan assets	590	41	—

Information for pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2009:

	Pension Benefits
	United States Plans	Non-U.S. Plans
	(Millions of Dollars)
Projected benefit obligation	$1,071	$327
Accumulated benefit obligation	1,058	313
Fair value of plan assets	590	22

The accumulated benefit obligation for all pension plans is $1,391 million as of December 31, 2009.

Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost over the next fiscal year:

	Pension Benefits
	United States	Other Benefits
	(Millions of Dollars)
Amortization of actuarial losses	$25	$—
Amortization of prior service credit	—	(2)
Total	$25	$(2)

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

The assumed health care and drug cost trend rates used to measure next year’s postemployment healthcare benefits are as follows:

Other Benefits
Health care cost trend rate	7.1%
Ultimate health care cost trend rate	5.0%
Year ultimate health care cost trend rate reached	2014
Drug cost trend rate	8.5%
Ultimate drug cost trend rate	5.0%
Year ultimate drug cost trend rate reached	2014

The assumed health care cost trend rate has a significant impact on the amounts reported for Other Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)
100 basis point (“bp”) increase in health care cost trend rate	$2	$24
100 bp decrease in health care cost trend rate	(2)	(22)

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on Federal-Mogul’s 2009 funding requirements.

	Pension Benefits
	United States Plans			International Plans			Other Benefits
	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Expense	Change in PBO
	(Millions of Dollars)
25 bp decrease in discount rate	$2	$26	$(26)	$—	$9	$(9)	$—	$11
25 bp increase in discount rate	(2)	(26)	26	—	(9)	9	—	(10)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Federal-Mogul’s pension plan weighted-average asset allocations at the measurement dates as of December 31, 2009, by asset category are as follows:

	United States Plan Assets December 31,		Non-U.S. Plan Assets December 31,
	Actual 2009	Target 2010	Actual 2009	Target 2010
Asset Category
Equity securities	76%	75%	4%	4%
Debt securities	24%	25%	25%	25%
Insurance contracts	—	—	71%	71%
	100%	100%	100%	100%

The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan’s objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the total diversification of plan assets. Approximately 73% of plan assets are invested in actively managed investment funds.

The majority of the assets of the non-U.S. plans are invested through insurance contracts. The insurance contracts guarantee a minimum rate of return. Federal-Mogul has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.

Projected benefit payments from the plans are estimated as follows:

	Pension Benefits
	United States	Non-U.S. Plans	Other Benefits
	(Millions of Dollars)
2010	$71	$22	$44
2011	74	21	45
2012	75	22	44
2013	79	24	44
2014	76	25	43
Years 2015 – 2019	406	127	202

Federal-Mogul expects to contribute approximately $105 million to its pension plans in fiscal 2010.

Federal-Mogul also maintains certain defined contribution pension plans for eligible employees.

Other Postemployment Benefits

Federal-Mogul accounts for benefits to former or inactive employees paid after employment but before retirement under applicable U.S. GAAP. The liabilities for such U.S. and European postemployment benefits for the fiscal year ended December 31, 2009 was $42 million.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

b. Railcar

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation – beginning of year	$17	$17	$2,750	$4
Service cost	—	—	—	—
Interest cost	1	1	—	—
Plan amendment/curtailment	—	—	—	(1)
Adjustment to benefits	—	—	(3)	—
Actuarial loss (gain)	1	—	—	—
Benefits paid	(1)	(1)	—	—
Benefit obligation – end of year	$18	$17	$83	$3
Change in plan assets:
Plan assets – beginning of year	$11	$14	$—	$—
Actual return (loss) on plan assets	2	(3)	—	—
Employer contributions	1	2	—	—
Benefits paid	(1)	(1)	—	—
Plan assets at fair value – end of year	$12	$11	$—	$—
Funded status
Benefit obligation in excess of plan assets at year end	$(6)	$(6)	$—	$(3)

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)
Amounts recognized in the consolidated balance sheet are as follows:
Net liability recognized	$6	$6	$—	$3
Amounts recognized in accumulated other comprehensive (loss) income pre-tax:
Net actuarial (loss) gain	$(5)	$(6)	$1	$1
Net prior service (cost) credit	—	—	3	1
Total	$(5)	$(6)	$4	$2

The components of net periodic benefit cost for fiscal 2009, fiscal 2008 and fiscal 2007 are immaterial.

Pension and other postretirement benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, expected return on plan assets, mortality rates and retirement rates, as discussed below:

ARI reviews these rates annually and adjusts them to reflect current conditions. ARI deemed these rates appropriate based on the Citigroup Pension Discount curve analysis along with expected payments to retirees.

ARI’s expected return on plan assets is derived from detailed periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Mortality and retirement rates are based on actual and anticipated plan experience.

The assumptions used to determine end of year benefit obligations are shown in the following table:

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Discount rate	5.75%	6.25%	5.83%	5.60%

The assumptions used in the measurement of net periodic cost are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2009	2008	2007	2009	2008	2007
Discount rate	6.25%	6.25%	5.75%	5.83%	6.30%	5.75%
Expected return on plan assets	7.25%	8.00%	8.00%	N/A	N/A	N/A

ARI invests in a balanced portfolio of individual equity securities and various funds to maintain a diversified portfolio structure with distinguishable investment objectives. The objective of the total portfolio is long-term growth and appreciation along with capital preservation, to maintain the value of plan assets over time in real terms net of fees, distributions and liquidity obligations.

The overall objective of the pension plans’ investments is to grow plan assets in relation to liabilities, while prudently managing the risk of a decrease in the pension plans’ assets. The pension plans’ management committee has established a target investment mix with upper and lower limits for investments in equities, fixed-income and other appropriate investments. Assets will be re-allocated among asset classes from time-to-time to maintain an investment mix as established for each plan. The committee has established an average target investment mix of approximately 65% equities and approximately 35% fixed-income for the plans.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Pension Benefits
(Millions of Dollars)
2010	$1
2011	1
2012	1
2013	1
2014	1
2015 and thereafter	6
Total	$11

ARI expects to contribute $1 million to its pension plans in fiscal 2010.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

c. Food Packaging

	Pension Benefits
	2009	2008	2007
	(Millions of Dollars)
Change in benefit obligation
Projected benefit obligation at beginning of year	$119	$122	$130
Service cost	—	—	—
Interest cost	8	8	7
Actuarial loss (gain)	13	(3)	(9)
Benefits paid	(8)	(8)	(7)
Benefit obligation at end of year	$132	$119	$121
Change in plan assets:
Fair value of plan assets at beginning of year	$80	$103	$96
Actual return (loss) on plan assets	15	(21)	6
Employer contribution	4	5	8
Benefits paid	(8)	(7)	(7)
Fair value of plan assets at end of year	$91	$80	$103
Unfunded status of the plan	$(41)	$(39)	$(18)
Net liability recognized in consolidated balance sheets	$(41)	$(39)	$(18)

	Pension Benefits
	2009	2008	2007
	(Millions of Dollars)
Projected benefit obligation	$132	$119	$122
Accumulated benefit obligation	$132	$118	$121
Fair value of plan assets	$92	$79	$103

Included in accumulated other comprehensive income, net of tax, as of December 31, 2009 are the following amounts not yet recognized in net periodic benefit cost (in millions of dollars):

Net actuarial loss	$28
Prior service (credit)	(1)

Amounts included in other comprehensive income expected to be recognized as a component of net periodic benefit cost for the fiscal year ending December 31, 2010 are net actuarial loss of $2 million.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

12. Pensions, Other Postemployment Benefits and Employee Benefit Plans  – (continued)

Components of net periodic benefit cost for the fiscal years ended December 31:

	Pension Benefits
	2009	2008	2007
	(Millions of Dollars)
Component of net periodic benefit cost
Interest cost	$8	$8	$7
Expected return on plan assets	(7)	(9)	(8)
Benefits paid	2	—	—
Benefit obligation at end of year	$3	$(1)	$(1)

Weighted average assumptions used to determine the benefit obligation and net periodic benefit cost as of December 31:

	Pension Benefits
	2009	2008	2007
Discount rate	5.90%	6.90%	6.55%
Expected return on plan assets	8.25%	8.50%	8.50%
Rate of compensation increase	3.00%	3.50%	3.50%

Viskase evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon a Hewitt yield curve.

Viskase’s expected return on plan assets is evaluated annually based upon a study which includes a review of anticipated future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide for the timing and amount of benefits included in the projected benefit obligation. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Viskase’s overall investment strategy is to achieve growth through a mix of approximately 67% of investments for long-term growth and 33% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The target allocations for plan assets are 37% equity securities, 30% hedge funds and 33% to debt securities.

The following table provides a summary of the estimated benefit payments for the postretirement plans for the next five fiscal years individually and for the following five fiscal years in the aggregate:

Year	Total Estimated Benefit Payments
2010	$8
2011	8
2012	8
2013	8
2014	9

Viskase expects to contribute $4 million to its pension plans in fiscal 2010.

Holding Company and Other

Icahn Enterprises and certain of its subsidiaries have retirement savings plans under Section 401(k) of the Code covering its non-union employees. Under the plans, employees are entitled to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. Icahn Enterprises currently matches the deferrals based upon certain criteria, including levels of participation by its employees. Icahn Enterprises recorded charges for matching contributions of $1 million for fiscal 2009.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

13. Income Taxes

The difference between the book basis and the tax basis of our net assets, not directly subject to income taxes, is as follows (in millions of dollars):

Year Ended December 31, 2009
Book basis of net assets	$2,834
Book/tax basis difference	(467)
Tax basis of net assets	$2,367

The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows (in millions of dollars):

Year Ended December 31, 2009
Deferred tax assets:
Property, plant and equipment	$10
Net operating loss	907
Tax credits	103
Postemployment benefits, including pensions	406
Reorganization costs	100
Other	62
Total deferred tax assets	1,588
Less: Valuation allowance	(1,125)
Net deferred tax assets	$463
Deferred tax liabilities:
Property, plant and equipment	$(217)
Intangible assets	(320)
Investment in U.S. subsidiaries	(367)
Other	(50)
Total deferred tax liabilities	(954)
$(491)

We recorded deferred tax assets and deferred tax liabilities of $121 million and $612 million, respectively, as of December 31, 2009. Deferred tax assets and deferred tax liabilities are included in other assets and accrued expenses and other liabilities, respectively, in our consolidated balance sheet.

For fiscal 2009, the valuation allowance on deferred tax assets increased $94 million. The increase is attributable to a $78 million increase in the valuation allowance recorded by Federal-Mogul and a $23 million increase in valuation allowance recorded by WPI, offset by a $7 million decrease in the valuation allowance recorded by Viskase.

Automotive

Federal-Mogul did not record taxes on its undistributed earnings from foreign subsidiaries of $617 million at December 31, 2009 since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

13. Income Taxes  – (continued)

At December 31, 2009, Federal-Mogul had a deferred tax asset of $726 million for tax loss carryforwards and tax credits, including $316 million in the United States with expiration dates from fiscal 2010 through fiscal 2029; $201 million in the United Kingdom with no expiration date; and $209 million in other jurisdictions with various expiration dates. Prior to January 1, 2009, any reduction in the valuation allowance as a result of the recognition of deferred tax assets were adjusted through goodwill. Effective January 1, 2009, pursuant to revised business combination standards, any reduction to the valuation allowance will be reflected through continuing operations.

Home Fashion, Food Packaging and Other

At December 31, 2009, WPI had a deferred tax asset of $197 million for federal and state net operating loss carryforwards with expiration dates from years 2025 through 2029. WPI evaluated all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance on all its deferred tax assets should be established.

At December 31, 2009, Viskase had federal and state net operating loss carryforwards totaling approximately $106 million, which will begin expiring in the year 2023 and forward.

At December 31, 2009, Atlantic Coast had federal net operating loss carryforwards totaling approximately $17 million, which will begin expiring in the year 2024 and forward.

Accounting for Uncertainty in Income Taxes

A summary of the changes in the gross amounts of unrecognized tax benefits for the fiscal year ended December 31, 2009 is as follows (in millions of dollars):

Balance at January 1	$467
Addition from acquisition of Federal-Mogul	—
Addition based on tax positions related to the current year	20
Increase for tax positions of prior years	13
Decrease for tax positions of prior years	(45)
Decrease for statute of limitation expiration	(26)
Impact of currency translation and other	1
Balance at December 31	$430

At December 31, 2009, we had unrecognized tax benefits of $430 million. Of this total, $94 million represents the amount of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate in the period. The total unrecognized tax benefit differs from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.

During the next 12 months, we do not anticipate any significant changes to the amount of our unrecognized tax benefits. However, due to ongoing tax examinations, it is not possible to estimate additional net increases or decreases to our unrecognized tax benefits.

We recognize interest accrued related to unrecognized tax benefits in interest expense and record penalties as a component of income tax expense. We recorded $15 million as of December 31, 2009, in liabilities for tax-related net interest and penalties in our consolidated balance sheet.

We or certain of our subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. We and our subsidiaries are no longer subject to U.S. federal tax examinations for years before 2005 or state and local examinations for years before 2001, with limited exceptions. We, or our subsidiaries, are currently under various income tax examinations in several states and foreign jurisdictions, but are no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 1998.

ICAHN ENTERPRISES G.P. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

14. Preferred Units

Icahn Enterprises has issued preferred units pursuant to certain rights offerings consummated in 1995 and 1997. Each preferred unit has a liquidation preference of $10.00 and entitles the holder to receive distributions, payable solely in additional preferred units, at the rate of $0.50 per preferred unit per annum (equal to a rate of 5% of the liquidation preference thereof), payable annually at the end of March (each referred to herein as a Payment Date). On any Payment Date, Icahn Enterprises, subject to the approval of the Audit Committee, may opt to redeem all of the preferred units for an amount, payable either in all cash or by issuance of Icahn Enterprises’ depositary units, equal to the liquidation preference of the preferred units, plus any accrued but unpaid distributions thereon. These preferred units are classified as a liability in the accompanying consolidated balance sheet.

As of December 31, 2009, 14,100,000 preferred units were authorized with 13,127,179 preferred units outstanding.

On December 30, 2009, Icahn Enterprises announced that the Audit Committee approved the redemption of all of its outstanding preferred units on March 31, 2010 in accordance with the terms of its partnership agreement. See Note 17, “Subsequent Events,” for further discussion.

15. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in millions of dollars):

December 31, 2009
Postemployment benefits, net of tax	$(347)
Hedge instruments, net of tax	(68)
Translation adjustments and other	(242)
$(657)

16. Commitments and Contingencies

Federal-Mogul

Environmental Matters

Mogul has been designated as a potentially responsible party (“PRP”) by the United States Environmental Protection Agency, other national environmental agencies and various provincial and state agencies with respect to certain sites with which Federal-Mogul may have had a direct or indirect involvement. PRP designation typically requires the funding of site investigations and subsequent remedial activities. Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability that might be imposed on Federal-Mogul pertaining to these sites, Federal-Mogul’s share of the total waste sent to these sites has generally been small. Federal-Mogul believes its exposure for liability at these sites is limited.

Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Total environmental liabilities were $22 million at December 31, 2009, and are included in accrued expenses and other liabilities in our consolidated balance sheet.

Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly

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NOTES TO CONSOLIDATED BALANCE SHEET

16. Commitments and Contingencies  – (continued)

exceed the amounts recorded by Federal-Mogul, our Automotive segment’s results of operations could be materially affected. At December 31, 2009, Federal-Mogul estimates reasonably possible material additional losses above and beyond its best estimate of required remediation costs as recorded approximately $45 million.

Conditional Asset Retirement Obligations

Federal-Mogul records conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. Federal-Mogul’s primary CARO activities related to the removal of hazardous building materials at its facilities. Federal-Mogul records a CARO when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $30 million as of December 31, 2009 for CARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of CARO.

Federal-Mogul has additional CARO, also primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because Federal-Mogul does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.

For those sites that Federal-Mogul identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, Federal-Mogul will review these sites for both CARO and impairment issues.

A roll forward of the CARO liability for fiscal 2009 is as follows (in millions of dollars):

Balance at January 1	$27
Liabilities incurred	5
Liabilities settled/adjustments	(2)
Balance at December 31	$30

Other Matters

Federal-Mogul is involved in other legal actions and claims, directly and through its subsidiaries. We do not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the operating results or cash flows of our Automotive segment. However, we cannot predict the outcome of these proceedings or the ultimate impact on our investment in Federal-Mogul and its subsidiaries.

WPI Litigation

As of December 31, 2009 we are defendants in two lawsuits, one in federal court in New York and one in the Delaware state court, challenging, among other matters, the status of our ownership interests in the common and preferred stock of WPI.

On March 26, 2010, the United States Court of Appeals for the Second Circuit (the “Second Circuit”) issued an Opinion in our favor, holding that we (through Aretex LLC) are entitled to own a majority of the common stock in, and thus have control of WPI.

We had acquired ownership of a majority of the common stock in WPI through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, WPI acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that

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NOTES TO CONSOLIDATED BALANCE SHEET

16. Commitments and Contingencies  – (continued)

could have reduced our ownership of WPI stock below 50%. In its March 26, 2010 decision, the Second Circuit held that we are entitled to own a majority of the common stock of WPI, and thus have control of WPI. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that our percentage ownership of the common stock of WPI will be at least 50.5%. The Second Circuit modified the distribution of certain Subscription Rights in WPI. The manner in which those Subscription Rights are distributed, and whether or not they are exercised, could modify our percentage ownership of WPI’s common stock, so that our percentage could range from 50.5% to 79%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling.

There is a related proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit. The Delaware case had been stayed pending a decision from the Second Circuit. In prior proceedings in the Delaware Court, the Court dismissed breach of fiduciary duty claims, held that WPI had a contractual obligation to proceed with a Registration Statement for its stock, and also declined to dismiss a Delaware statutory claim and other claims. In their claim relating to the Registration Statement, plaintiffs had maintained that they held liens on a majority of WPI common stock, and were entitled to have all of that common stock registered to facilitate its sale. On April 19, 2010, the plaintiffs in the Delaware case requested leave to amend their complaint in light of the Second Circuit's decision. The plaintiffs asked that they be permitted to plead new claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against WPI, Icahn Enterprises L.P., Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on WPI’s not having proceeded with a Registration Statement. Plaintiffs asked for leave to amend their contractual claim against WPI relating to the Registration Statement, so that the claim would relate to the stock which the Second Circuit held that plaintiffs own, rather than the stock upon which plaintiffs had claimed a lien. Plaintiffs seek to allege that because WPI did not proceed with the Registration Statement, plaintiffs were unable to sell their stock in WPI, and seek to recover the diminution in the value of that stock. Plaintiffs also seek to maintain, with amendment, their claim for unjust enrichment against all defendants, including WPI, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others. Plaintiffs have stated that they will withdraw certain other claims, including the Delaware statutory claim. The Delaware Court held a conference on April 21, 2010, and requested that WPI and other defendants advise the Court by April 30, 2010 as to how they will respond to plaintiffs’ motion to amend the complaint. On April 29, 2010, WPI and other defendants advised the Court that they will not oppose filing of the proposed amended complaint, but will bring a motion to dismiss or for summary judgment after the amended complaint is filed. In light of the Second Circuit’s decision holding that we own a majority of common stock in WPI, and are entitled to control, the Delaware Court vacated a prior “Limited Status Quo Order” which had required WPI to give notice to plaintiffs of certain corporate actions. On May 20, 2010, WPI and other defendants filed their motion to dismiss the amended complaint. Briefs on the motion have not yet been filed.

National Energy Group, Inc.

National Energy Group, Inc. (“NEGI”) is a defendant, together with Icahn Enterprises and various individuals, including one of our current directors, as additional defendants, in a purported stockholder derivative and class action lawsuit alleging that among other things, certain of NEGI’s current and former officers and directors breached their fiduciary duties to NEGI and its stockholders in connection with NEGI’s sale of its 50% interest in an oil and gas holding company. Following such disposition, NEGI has had no business and its principal assets consist of cash and short-term investments which currently aggregate approximately $48 million. In March 2008, NEGI dissolved and filed a Form 15 with the SEC deregistering its securities with the SEC under the Exchange Act. As a result, NEGI’s status as a public company has been suspended. No cash distributions will be made to NEGI’s shareholders until the NEGI board determines that NEGI has paid, or made adequate provision for the payment of, its liabilities and obligations, including any liabilities relating to the lawsuit.

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NOTES TO CONSOLIDATED BALANCE SHEET

16. Commitments and Contingencies  – (continued)

The parties to the lawsuit have reached an agreement in principle to settle the lawsuit which is subject to court approval, pursuant to which we will pay approximately $9 million and all claims against all defendants will be dismissed. Icahn Enterprises expects the settlement to be approved and finalized in the second quarter of fiscal 2010.

PSC Metals

Environmental Matters

PSC Metals has been designated as a PRP under U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question. PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at December 31, 2009. If it is determined that PSC has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.

Certain of PSC Metals’ facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals’ operations. PSC Metals has established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management’s judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $27 million as of December 31, 2009. Management believes, based on past experience, that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.

Estimates of PSC Metals’ liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a PRP at additional sites. The impact of such future events cannot be estimated at the current time.

ARI

Environmental Matters

ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment. These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI’s actions that were in compliance with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations. ARI’s operations that involve hazardous materials also raise potential risks of liability under common law. ARI management believes that there are no current environmental issues identified that would have a material adverse affect on ARI.

ARI is involved in investigation and remediation activities at a property that it now owns to address historical contamination and potential contamination by third parties. ARI is also involved with a state agency in the cleanup of this site under these laws. These investigations are in process but it is too early to be able to

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NOTES TO CONSOLIDATED BALANCE SHEET

16. Commitments and Contingencies  – (continued)

make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation. Substantially all of the issues identified relate to the use of this property prior to its transfer to ARI in 1994 by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI. ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues. However, if ACF fails to honor its obligations to ARI, ARI would be responsible for the cost of such remediation. ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.

Other

ARI has been named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc. The lawsuit was filed on August 17, 2007, in the Circuit Court of Greene County, Arkansas Civil Division. Mediation on January 6, 2009 was not successful and the trial has been scheduled for May 14, 2010. ARI believes that it is not responsible and has meritorious defenses against such liability. While it is reasonably possible that this case could result in a loss, there is not sufficient information to estimate the amount of such loss, if any, resulting from the lawsuit.

One of ARI’s joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lender parties thereto, with each party acquiring a 50.0% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50.0% of the loan commitments. The balance outstanding on these loans, due to ARI, was $33 million of principal and accrued interest as of December 31, 2010. ARI’s share of the remaining commitment on these loans was $4 million as of December 31, 2009.

Investment Management

In connection with Tropicana Entertainment Inc.’s (“Tropicana”) completion of the Restructuring Transactions (see Note 17, “Subsequent Events,”) Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”) which consists of (i) a $130 million Term Loan Facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date, and (ii) a $20 million Revolving Facility. Each of Investment Funds is a lender under the Exit Facility and, in the aggregate, hold over 50% of the loans under the Term Loan Facility and is obligated to provide 100% of any amounts borrowed by Tropicana under the Revolving Facility. As of December 31, 2009, Tropicana has not borrowed any amounts from the Revolving Facility.

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NOTES TO CONSOLIDATED BALANCE SHEET

16. Commitments and Contingencies  – (continued)

Leases

Future minimum lease payments under operating leases with initial terms of one or more years consist of the following at December 31, 2009 (in millions of dollars):

Year	Operating Leases
2010	$52
2011	41
2012	32
2013	26
2014	25
Thereafter	43
$219

Other

In the ordinary course of business, we, our subsidiaries and other companies in which we invest are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on our consolidated balance sheet taken as a whole.

17. Subsequent Events

We have evaluated subsequent events through December 3, 2010, which is the date on which the financial statements were issued.

Senior Notes Offering

On January 15, 2010, Icahn Enterprises and Icahn Enterprises Finance Corp. (collectively, the “Issuers”), sold $850,000,000 aggregate principal amount of 7.75% Senior Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate offerings of debt securities. The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value. The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014

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NOTES TO CONSOLIDATED BALANCE SHEET

17. Subsequent Events – (continued)

and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the New Notes under certain circumstances.

On April 16, 2010, Icahn Enterprises filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the New Notes (the “S-4 Registration Statement”). On June 9, 2010, Icahn Enterprises filed Amendment No. 1 to the S-4 Registration Statement. The SEC declared the exchange offer Registration Statement on Form S-4 effective on June 21, 2010. Pursuant to the registration rights agreement, Icahn Enterprises subsequently commenced the exchange offer to exchange the unregistered New Notes for registered Exchange Notes and the exchange offer expired on July 21, 2010. The 2016 Notes in the aggregate principal amount of $848,555,000 and 2018 Notes in the aggregate principal amount of $1,150,000,000 were properly tendered in the exchange offer and accepted by Icahn Enterprises in exchange for registered Exchange Notes. The 2016 Notes in the principal amount of $1,445,000 were not tendered in the exchange offer and remain unregistered.

Subsequent Senior Notes Offering

On November 12, 2010, the Issuers issued an additional $200,000,000 aggregate principal amount of the 2016 Notes (the “Additional 2016 Notes”) and $300,000,000 aggregate principal amount of the 2018 Notes (the “Additional 2018 Notes” and, together with the Additional 2016 Notes, referred to as the “Additional Notes”), pursuant to the purchase agreement, dated November 8, 2010 (the “Additional Notes Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor and Jefferies & Company, Inc., as initial purchaser. Icahn Enterprises Finance, Icahn Enterprises’ wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of Icahn Enterprises’ debt securities in order to facilitate

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NOTES TO CONSOLIDATED BALANCE SHEET

17. Subsequent Events – (continued)

offerings of the debt securities. The Additional Notes will constitute the same series of securities as the existing New Notes and will vote together on all matters with such series. The Additional Notes will have substantially identical terms as the existing New Notes, except that the Additional Notes will be subject to transfer restrictions until they are registered with the SEC as discussed below.

The gross proceeds from the sale of the Additional Notes were approximately $512 million and will be used for general corporate purposes.

The Additional Notes Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The Additional Notes were issued under and are governed by the Indenture governing the existing New Notes.

In connection with the issuance of the Additional Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated November 12, 2010 (the “Additional Notes Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Additional Notes Registration Rights Agreement, the Issuers, as co-registrants, and Icahn Enterprises Holdings, as guarantee registrant, agreed to file a registration statement (or the exchange offer registration statement on Form S-4) with the SEC no later than 120 calendar days after the closing of the offering of the Additional Notes with respect to the exchange of the Additional Notes for exchange notes (the “Additional Exchange Notes”), to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 210 calendar days after the closing of the offering and to thereafter commence the exchange offer to exchange the Additional Notes for Additional Exchange Notes that have been registered under the Securities Act.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective January 15, 2010, the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depositary to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective January 15, 2010, the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013

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NOTES TO CONSOLIDATED BALANCE SHEET

17. Subsequent Events – (continued)

Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

Debt Extinguishment — 2012 Notes and 2013 Notes

In connection with the debt extinguishment related to the 2012 Notes and 2013 Notes as discussed above, we are anticipating recording a $40 million loss on debt extinguishment in the first quarter of fiscal 2010.

Acquisition of Tropicana Entertainment Inc.

On March 8, 2010, (the “Effective Date”), Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, and certain subsidiaries and affiliates thereof (together, the “Predecessors”) and Tropicana Resort and Casino-Atlantic City (“Tropicana AC”). Such transactions, referred to as the “Restructuring Transactions,” were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC (“Tropicana LLC”) and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the “Plan”). Prior to the Restructuring Transactions, Icahn Partners LP (“Icahn Partners”), Icahn Partners Master Fund LP (“Icahn Master Fund”), Icahn Partners Master Fund II LP (“Icahn Master Fund II”), Icahn Partners Master Fund III LP (“Icahn Master Fund III”), each an indirectly held subsidiary of Icahn Enterprises L.P., held positions in certain debt securities and instruments in the Predecessors. As a result of the Restructuring Transactions pursuant to the Plan, Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III received a combined amount of 11,880,021 shares of Tropicana (“Tropicana Shares”).

In addition, in connection with Tropicana’s completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the “Exit Facility”). Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III each is a lender under the Exit Facility, and in the aggregate, hold over 50% of the loans under the Exit Facility. Furthermore, Icahn Agency Services LLC, an indirect subsidiary of the Company, is the administrative agent under the Exit Facility. Pursuant to the terms of the Exit Facility, the lenders, including Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III, were issued warrants to purchase Tropicana Shares (the “Warrants”). On March 9, 2010, Icahn Partners, Icahn Master, Icahn Master Fund II and Icahn Master Fund III exercised their Warrants in their entirety and received an additional combined amount of 784,158 Tropicana Shares.

On November 15, 2010, the Private Funds purchased an additional 668,000 Tropicana Shares. As a result of this purchase, the Private Funds hold, in the aggregate, 13,538,446 Tropicana Shares, representing approximately 51.5% of the outstanding Tropicana Shares. Prior to this acquisition, the Private Funds held a 98.9% equity interest in Tropicana. We will consolidate Tropicana’s financial results effective November 15, 2010.

Declaration of Distribution on Depositary Units

On February 26, 2010, the Board of Directors of Icahn Enterprises GP approved a payment of a quarterly cash distribution of $0.25 per unit on Icahn Enterprises’ depositary units payable in the first quarter of fiscal 2010. The distribution was paid on March 30, 2010, to depositary unitholders of record at the close of business on March 15, 2010. Under the terms of the indenture dated April 5, 2007 governing Icahn Enterprises’ variable rate notes due 2013, Icahn Enterprises also made a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On July 30, 2010, the Board of Directors of Icahn Enterprises GP approved a payment of a quarterly cash distribution of $0.25 per unit on Icahn Enterprises’ depositary units payable in the third quarter of fiscal 2010. The distribution was paid on September 2, 2010, to depositary unitholders of record at the close of business on August 20, 2010. Under the terms of the indenture dated April 5, 2007 governing Icahn Enterprises’ variable rate notes due 2013, Icahn Enterprises also made a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

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17. Subsequent Events – (continued)

On November 1, 2010, the Board of Directors of Icahn Enterprises GP approved a payment of a quarterly cash distribution of $0.25 per unit on Icahn Enterprises’ depositary units payable in the fourth quarter of fiscal 2010. The distribution was paid on December 2, 2010, to depositary unitholders of record at the close of business on November 19, 2010. Under the terms of the indenture dated April 5, 2007 governing Icahn Enterprises’ variable rate notes due 2013, Icahn Enterprises will also be making a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

Redemption of Preferred Units

On March 31, 2010, Icahn Enterprises redeemed all of its outstanding preferred units for an amount equal to the liquidation preference of $10.00 per unit, plus any accrued but unpaid distributions thereon. The total liability of Icahn Enterprises’ preferred units of $138 million was settled by issuing 2,947,092 of its depositary units, based on an average price of $46.77 per depositary unit, which amount was calculated based on what Icahn Enterprises’ depositary units were trading over the 20-day period immediately preceding March 31, 2010.

Investment Management

Acquisition of Non-Controlling Interest in Lions Gate Entertainment Corp

Subsequent to December 31, 2009 and through September 30, 2010, the Private Funds together with their affiliates purchased, in the aggregate, an additional 23,901,818 shares of Lions Gate. As of September 30, 2010, the Private Funds with their affiliates held, in the aggregate, 44,642,069 shares of Lions Gate, representing approximately 37.2% of the outstanding shares of Lions Gate. During the third quarter of fiscal 2010, Lions Gate issued 16,236,305 of its shares to one of its directors. These shares were excluded from the calculation of the percentage of shares of Lions Gate held by the Private Funds and their affiliates as of September 30, 2010 because the validity of such issuance is in dispute. The Private Funds have applied the fair value option to their investment in Lions Gate.

Lions Gate Litigation

On October 28, 2010, Lions Gate filed a lawsuit in the United States District Court for the Southern District of New York against Carl Icahn, Brett Icahn, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., Icahn Enterprises G.P., certain of our Investment Management entities (collectively, the “Icahn Group”) and others alleging violations of the Securities Exchange Act of 1934 and state tort law in connection with certain disclosures made during tender offers by the Icahn Group to acquire Lions Gate’s stock relating to the Icahn Group’s acquisition of the debt of Metro-Goldwyn-Mayer, Inc. Lions Gate is seeking preliminary and permanent injunctive relief and unspecified money damages. Management believes that Lions Gate’s lawsuit is without merit and will vigorously defend against all claims.

Other

Subsequent to December 31, 2009, our Private Funds received $676 million in subscriptions from investors, of which $7 million was received prior to January 1, 2010 and is reflected as a liability in the consolidated balance sheets. Of the total subscriptions received, $607 million relates to non-fee paying investors, including our direct investment in the Private Funds of $250 million.

Subsequent to December 31, 2009 and through June 30, 2010, the Private Funds recorded investor redemptions of approximately $477 million. During the third quarter of fiscal 2010, based on values at September 30, 2010, the Private Funds have received redemption notices of approximately 4.7% of AUM payable as of December 31, 2010.

Subsequent to December 31, 2009, we evaluated the VIE and primary beneficiary status of Icahn Partners Master Fund LP and determined that it no longer is a VIE. Previously, Icahn Partners Master Fund LP was considered to be a VIE because (i) the managing general partner, Icahn Offshore GP, had substantially all of the decision-making rights that impacted Icahn Partners Master Fund LP’s operations and investment activities

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17. Subsequent Events – (continued)

but did not absorb the majority of the residuals or losses of Icahn Partners Master Fund LP and (ii) substantially all of the activities of Icahn Partners Master Fund LP were conducted on behalf of Icahn Fund Ltd. Icahn Fund Ltd. provided substantially all of the capital at the commencement of Icahn Partners Master Fund LP’s operations but had no substantive kick-out or participating rights. However, the composition of the limited partners in Icahn Partners Master Fund LP has changed. Based on our evaluation, we determined that Icahn Partners Master Fund LP is no longer a VIE because substantially all of the activities of Icahn Partners Master Fund LP are no longer deemed to be performed for the primary benefit of Icahn Fund Ltd, but rather for the benefit of all limited partners, including those of their related party groups and de facto agents. However, because Icahn Offshore LP is the managing general partner of Icahn Partners Master Fund LP, it would consolidate it. These changes had no effect on our consolidated financial statements.

Federal-Mogul

Federal-Mogul has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which has been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, Federal-Mogul is required to assess which of these rates is the most appropriate for converting the results of its Venezuelan operations into U.S. dollars at December 31, 2009. Federal-Mogul has no positive intent to repatriate cash at the parallel rate and has demonstrated the ability to repatriate cash at the official rate in early January 2010; thus, the official rate was deemed appropriate for the purposes of conversion into U.S. dollars.

Near the end of 2009, the three-year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with applicable U.S. GAAP, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings.

At December 31, 2009, the summarized balance sheet of the Federal-Mogul’s Venezuelan operations is as follows (all balances are in millions of U.S. dollars, converted at the official exchange rate of 2.15 bolivar per U.S. dollar):

Cash and cash equivalents	$76
Other monetary assets, net	5
Net monetary assets	81
Non-monetary assets, net	5
Total	$86

In early January 2010, prior to the bolivar devaluation, Federal-Mogul repatriated $14 million at the official rate of 2.15 bolivars to U.S. dollar. On January 8, 2010, subsequent to this cash repatriation, the official exchange rate was set by the Venezuelan government at 4.3 bolivars per U.S. dollar, except for certain “strategic industries” that are permitted to buy U.S. dollars at the rate of 2.6 bolivars per U.S. dollar. Subsequent to this devaluation, Federal-Mogul has repatriated $11 million at this “strategic” rate.

Federal-Mogul estimates that the immediate impact of inflationary accounting for its Venezuelan operations in fiscal 2010 is a loss ranging between $13 million and $30 million, largely dependent on its expected ability to continue to repatriate cash at the “strategic” rate of 2.6 bolivars per U.S. dollar versus the official rate of 4.3.

WPI Litigation

On March 26, 2010, the United States Court of Appeals for the Second Circuit issued an Opinion in our favor. After the Second Circuit’s decision, plaintiffs amended their complaint. On November 3, 2010, the

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17. Subsequent Events – (continued)

Chancery Court dismissed the complaint in its entirety. Plaintiffs have a right to appeal the decision. Refer to Note 16, “Commitments and Contingencies,” for further discussion.

ARI

In connection with our Acquisition of ARI, on August 10, 2010, Icahn Enterprises issued 973,498 additional depositary units to the ARI Contributing Parties based on a post-closing adjustment formula that measures the amount that the six-month volume-weighted average price for ARI’s common stock has exceeded or is less than certain price targets (subject to a ceiling) following the closing date. The approximate value of the additional depositary units was $37 million based on the closing price of Icahn Enterprises’ depositary units on August 10, 2010) and, when combined with the depositary units issued on January 15, 2010, as discussed in Note 1, “Description of Business and Basis of Presentation,” the total value of the ARI acquisition approximated $178 million.

Viskase

Debt Offering

On May 3, 2010, Viskase issued an additional $40 million aggregate principal amount of Viskase 9.875% Notes under the Viskase 9.875% Notes Indenture. The additional notes constitute the same series of securities as the initial Viskase 9.875% Notes. Holders of the initial and additional Viskase 9.875% Notes will vote together on all matters and the initial and additional Viskase 9.875% Notes will be equally and ratably secured by all collateral. The net proceeds from the issuance of additional notes will be used for general corporate purposes, including working capital, further plant expansion and possible acquisitions.

Other

On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012.

Other

As discussed in Note 17, “Commitments and Contingencies,” ARI was named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc., filed on August 17, 2007 in the Circuit Court of Greene County, Arkansas Civil Division. The court reached a verdict in favor of ARI on May 24, 2010. The plaintiff did not appeal the decision.

On February 18, 2010, our Real Estate operations acquired from Fontainebleau Las Vegas, LLC (“Fontainebleau”), and certain affiliated entities, certain assets associated with property and improvements (the “Former Fontainebleau Property”), located in Las Vegas, Nevada for an aggregate purchase price of approximately $148 million. The Former Fontainebleau Property includes (i) an unfinished building of approximately nine million square feet situated on approximately 25 acres of land and (ii) inventory.

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed into law. The newly enacted acts will reduce the tax deduction available to Federal-Mogul to the extent of receipt of Medicare Part D subsidy. Although this legislation does not take effect until 2012, Federal-Mogul is required to recognize the impact in its financial statements in the period in which it is signed. Due to the full valuation allowance recorded against deferred tax assets in the United States, this legislation will not impact Federal-Mogul’s 2010 effective tax rate. We do not believe that the provisions of these laws will have a material effect on our other segments.

Until March 29, 2011, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

PROSPECTUS

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

ICAHN ENTERPRISES HOLDINGS L.P.
(Registrant of Guarantee)

Offer to exchange our 7¾% Senior Notes due 2016, which have been registered under the Securities Act of 1933, for any and all of our outstanding
7¾% Senior Notes due 2016.

and

Offer to exchange our 8% Senior Notes due 2018, which have been registered under the Securities Act of 1933, for any and all of our outstanding
8% Senior Notes due 2018.